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As filed with the Securities and Exchange Commission on November 4, 2005

Registration No. 333-129222

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Williams Scotsman International, Inc.	Williams Scotsman, Inc.
(Exact name of Registrant as specified in its charter)	(Exact name of Registrant as specified in its charter)
Delaware	Maryland
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)
7359	7359
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)
52-1862719	52-0665775
(IRS Employer Identification No.)	(IRS Employer Identification No.)

8211 Town Center Drive
Baltimore, Maryland 21236
(410) 931-6000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

John B. Ross, Esq.
Williams Scotsman International, Inc.
Vice President and General Counsel
8211 Town Center Drive
Baltimore, Maryland 21236
(410) 931-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
 John C. Kennedy, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

        Approximate date of commencement of proposed sale to public:    As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Evergreen Mobile Company	Washington	7359	91-0904549
Space Master International, Inc.	Georgia	7359	94-1654805
Truck & Trailer Sales, Inc.	Missouri	7359	43-1249308
Williams Scotsman of Canada, Inc.	Ontario, Canada	7359	N.A.
Willscot Equipment, LLC	Delaware	7359	52-2037040

        The address of each of the additional registrants is 8211 Town Center Drive, Baltimore, Maryland 21236, (410) 931-6000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 4, 2005

PROSPECTUS

Williams Scotsman, Inc.

Exchange Offer for $350,000,000
8 1/2% Senior Notes due 2015

The Notes and the Guarantees

  •
  We are offering to exchange $350,000,000 of our outstanding 8 1/2% Senior Notes due 2015, which were issued on September 29, 2005 and which we refer to as the initial notes, for a like aggregate amount of our registered 8 1/2% Senior Notes due 2015, which we refer to as the exchange notes. The exchange notes will be issued under an indenture dated as of September 29, 2005.

  •
  The exchange notes will mature on October 1, 2015. We will pay interest on the exchange notes on April 1 and October 1, beginning on April 1, 2006.

  •
  The exchange notes will be issued by and will be senior unsecured obligations of Williams Scotsman, Inc. and will rank equally with all of its existing and future senior unsecured obligations and rank senior to all its existing and future subordinated indebtedness. Williams Scotsman International, Inc., the parent of Williams Scotsman, Inc., and all of the subsidiaries of Williams Scotsman, Inc., other than Willscot Equipment, LLC, that guarantee our credit facility will jointly and severally guarantee the exchange notes with unconditional guarantees that will rank equally with all senior unsecured obligations of the guarantors and rank senior to all of the guarantors' existing and future subordinated indebtedness. In addition, Willscot Equipment, LLC will guarantee the exchange notes with an unconditional guarantee that will be subordinated to all of its senior obligations, including its guarantee of our credit facility.

Terms of the exchange offer

  •
  It will expire at 5:00 p.m., New York City time, on                        , 2005, unless we extend it.

  •
  If all the conditions to this exchange offer are satisfied, we will exchange all the initial notes, that are validly tendered and not withdrawn for the exchange notes.

  •
  You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

  •
  The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

  •
  The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

        Before participating in this exchange offer, please refer to the section in this prospectus entitled "Risk Factors" commencing on page 16.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The issuer has agreed that, for a period of 120 days after the expiration date (as defined herein), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

The date of this prospectus is                        , 2005.

i

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this prospectus. Except as the context otherwise requires,(i) Williams Scotsman International, Inc. and its subsidiaries, including Williams Scotsman, Inc., are referred to collectively as "we," "our," "us" and the "company," (ii) Williams Scotsman International, Inc., our parent company and a guarantor of the notes, is referred to as "Williams Scotsman International," (iii) Williams Scotsman, Inc., our principal operating subsidiary and the issuer of the notes, is referred to as "Williams Scotsman" and (iv) "Willscot" refers to our subsidiary, Willscot Equipment, LLC. Some of the statements in this Prospectus Summary constitute forward-looking statements. For more information, please see "Disclosure Regarding Forward-Looking Statements." The term "initial notes" refers to the 8 1/2% Senior Notes due 2015 that were issued on September 29, 2005 in a private offering. The term "exchange notes" refers to the 8 1/2% Senior Notes due 2015 offered with this prospectus. The term "notes" refers to the initial notes and the exchange notes, collectively. Unless otherwise indicated, all financial information in this prospectus is for Williams Scotsman International and its consolidated subsidiaries.

Our Company

        Founded more than 50 years ago, we believe we are the largest provider of modular space solutions in North America. Operating through our network of 85 branch offices, we provide high quality, cost effective modular space solutions to a diversified client base of 25,000 customers in 450 industries including construction, education, commercial and industrial, and government. Our products, which include mobile offices, modular classrooms and other multi-unit modular structures, offer our customers flexible, low-cost, and timely solutions to meet their temporary space needs on an outsourced basis. We also provide portable storage solutions and we believe we are the third largest portable storage company in the United States. Our current modular space and portable storage lease fleet consists of approximately 97,000 units. In addition to leasing, we offer both new and used units for sale and provide delivery, installation and other ancillary products and services. As of June 30, 2005, we had invested a total of $1.2 billion in our lease fleet.

        Our business model is primarily focused on leasing rather than selling our units. We believe our leasing model is highly attractive because our lease fleet:

  •
  generates recurring revenues from our units leased to customers with an average lease duration of 27 months;

  •
  has average monthly leasing rates which recoup our average unit investment in approximately 47 months;

  •
  maintains a high utilization level that has averaged 83% over the last 10 years and has recently increased from 77% in 2003 to 81% for the second quarter of 2005;

  •
  consists of units with useful lives approximating 20 years which retain substantial residual values throughout these periods; and

  •
  produces incremental leasing operating margins of more than 60% (i.e. the contribution of an existing unit put on lease after reductions for cost of leasing, associated commissions and depreciation).

        Since 1997, the current management team has doubled the size of our fleet and increased the size of our branch network, both organically and through selective strategic acquisitions. As a result of these and other factors, from 1997 to 2004, we were able to increase our revenues at a compound annual growth rate, or "CAGR," of 11.2%. Today we estimate that we have at least 20% market share based upon the number of modular space units in our industry.

        Our modular space fleet consists of approximately 77,000 modular space units, which are generally comprised of standardized, versatile products that can be configured to meet a wide variety of customer needs. All of our modular space units are intended to provide convenient, comfortable space for occupants at a location of their choosing. The units are fitted with axles and hitches and are towed to various locations. Our units are wood or aluminum framed, mounted on a steel chassis, contain materials used in conventional buildings and are equipped with air conditioning and heating, electrical outlets and, where necessary, plumbing facilities. For many applications, our units can be combined into multi-unit configurations to meet the space needs of our customers. We believe that our units are durable, flexible and generally rent based upon condition rather than age. As a result, our units retain most of their initial value over their useful lives.

        Our portable storage fleet of approximately 20,000 units is primarily comprised of steel containers which address the need for secure, temporary, on-site storage of customer goods on a flexible, low-cost basis. We believe that our portable storage fleet provides a complementary product to cross-sell to our modular space customers, as well as to serve new customers.

        The Modular Building Institute estimates that the U.S. modular space industry generated $3.0 billion of leasing and sales revenues (excluding manufacturing operations) in 2003. The modular space industry has expanded rapidly over the last thirty years as the number of applications for modular space has increased and recognition of the product's positive attributes has grown. By outsourcing their space needs, customers are able to achieve flexibility, preserve capital for core operations, and convert fixed costs into variable costs. The industry remains highly fragmented, and we and GE Capital Modular Space are the two largest providers in the industry.

        We are also a major participant in the U.S. portable storage industry, and although there are no published estimates of the size of the industry, we believe the size of the portable storage industry is expanding due to increasing awareness of the advantages of portable storage. The portable storage industry provides customers with a flexible and low-cost storage alternative to permanent warehouse space and fixed-site self storage by addressing the need for security, convenience and immediate accessibility. The portable storage industry is also highly fragmented and Mobile Mini, Inc. is the largest provider in the industry.

        We believe that our business benefits from several strengths that enable us to serve our customers more effectively:

  •
  Market Leadership with Significant Scale. We are one of the only industry participants with an extensive, nationwide branch network, with breadth and depth of fleet at the local level, and with the technical expertise and operational capabilities that can provide a full range of solutions including mobile offices, modular classrooms, and larger commercial applications.

  •
  Customer Service Focus. Our branches are staffed by sales personnel who work with our customers to define and solve their space needs. We have over 1,000 sales and service personnel at our branches and managed over 110,000 deliveries and returns of our modular space and portable storage units in 2004.

  •
  Effective Fleet Management. Our proprietary management information systems and fleet management initiatives allow us to actively manage our lease fleet to maximize customer satisfaction, optimize fleet utilization and rental rates, and to control new unit capital spending.

  •
  High Degree of Diversity. We serve a highly diversified customer base of more than 25,000 customers, across a variety of industries and geographies. Our top ten largest customers accounted for less than 8.0% of our 2004 revenues.

  •
  Experienced Management with Significant Equity Ownership. We have an experienced and proven management team that is led by our President and Chief Executive Officer, Gerard Holthaus,

    who has been with us since 1994. Members of our management team held equity investments equivalent to an approximately 8.0% share of our company on a fully diluted basis immediately following the initial public offering of the common stock of Williams Scotsman International.

        Our goal is to remain the leading provider of modular space solutions in North America and to increase revenues while maximizing our profitability and income growth. Our strategy for growth includes the following: (1) increase the utilization and rental rate of our existing lease fleet; (2) expand our lease fleet through purchases of new units and selective acquisitions of units from third parties; (3) further penetrate the education sector where we have expanded our revenue from 20% to 28% of our total revenue from 2000 to 2004; (4) expand our sales business to meet the increased demand from our customers; (5) grow our portable storage business which is highly complementary to our modular space business; and (6) grow our European business to capitalize on what we believe is an attractive geographic expansion opportunity.

        Our business is subject to numerous risks, which are highlighted in the section entitled "Risk Factors" included in this prospectus. For example, demand from our customers, particularly those in the nonresidential construction industry and the education sector, could be hurt by weak economic conditions. We also face significant competition in the modular and portable space industry from a variety of companies, some of whom have greater financial resources than we do. Moreover, our growth strategy is dependent in part on identifying and completing transactions with attractive acquisition candidates and on expanding into Europe where we will face business, regulatory and other risks that are different than those in North America.

  Refinancing Transactions

        In connection with the offering of the initial notes, Williams Scotsman International completed an initial public offering of its common stock with aggregate gross proceeds of approximately $235 million and also received approximately $6 million in connection with the exercise of over-allotment options by the underwriters to purchase 400,000 shares and Williams Scotsman:

  •
  conducted a tender offer and consent solicitation, repurchased all of the 9.875% Senior Notes due 2007 of Williams Scotsman (the "9.875% Notes") that were validly tendered in such tender offer, called the remaining outstanding 9.875% Notes in the principal amount of approximately $29.0 million at a redemption price of 100% of the principal amount plus accrued and unpaid interest to October 31, 2005, the redemption date (the "Optional Redemption") and legally defeased all such outstanding 9.875% Notes; and

  •
  conducted a tender offer and consent solicitation and repurchased the 10.0% Senior Secured Notes due 2008 of Williams Scotsman (the "10.0% Notes") that were validly tendered in such tender offer. Approximately $1.8 million aggregate principal amount of the 10.0% Notes are outstanding after the consummation of such tender offer.

        In addition, on June 28, 2005, Williams Scotsman entered into a $650 million amended and restated credit facility (the "Amended and Restated Credit Facility") that refinanced or extended the maturity of the indebtedness under its prior credit facility (the "Prior Credit Facility"), lowered our interest costs and amended the restrictive covenants to provide us greater financial and operating flexibility.

        We used the proceeds from the offering of the initial notes, together with the proceeds from the initial public offering and the borrowings under the Amended and Restated Credit Facility, to repurchase or redeem the 9.875% Notes, repurchase the 10.0% Notes and pay premium costs, accrued interest and transaction fees and expenses. We refer collectively to the transactions described above, including the offering of the initial notes, as the "Refinancing Transactions."

        The following table illustrates the estimated sources and uses of the funds for the Refinancing Transactions assuming these Refinancing Transactions all occurred on June 30, 2005.

Total Sources and Uses of Funds
(dollars in thousands)

Amount
Sources of Funds
Amended and Restated Credit Facility (1)	$520,550
Gross proceeds from this offering	350,000
Net proceeds to us from the Initial Public Offering	223,250

Total sources	$1,093,800

Uses of Funds
Repurchase or redemption of the 9.875% Notes	$550,000
Repurchase of the 10.0% Notes	148,200
Premium costs and payment of accrued interest	28,100
Prior Credit Facility (1)	349,400
Transaction fees and expenses	18,100

Total uses	$1,093,800

(1)
Includes balance of indebtedness on June 28, 2005 that was refinanced or whose maturity was extended under the Amended and Restated Credit Facility.

Summary of The Exchange Offer

        We are offering to exchange $350,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer	We will exchange our exchange notes for a like aggregate principal amount at maturity of our initial notes.
Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we decide to extend it.
Conditions to the Exchange Offer	We will complete this exchange offer only if:
• there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer,
• there is no change in the current interpretation of the staff of the Securities and Exchange Commission (the "Commission") which permits resales of the exchange notes,
•
there is no stop order issued by the Commission which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939,
• there is no litigation or threatened litigation which would impair our ability to proceed with this exchange offer, and
• we obtain all the governmental approvals we deem necessary to complete this exchange offer.
Please refer to the section in this prospectus entitled "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Initial Notes
To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to The Bank of New York, as exchange agent, at its address indicated under "The Exchange Offer—Exchange Agent." In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled "The Exchange Offer—Procedures for Tendering Initial Notes."
Special Procedures for Beneficial Owners
If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures
If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled "The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure."
Withdrawal Rights
You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under "The Exchange Offer—Exchange Agent" before 5:00 p.m., New York City time, on the expiration date of the exchange offer.
Acceptance of Initial Notes and Delivery of Exchange Notes
If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled "The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes."
Federal Income Tax Considerations Relating to the Exchange Offer
Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled "United States Federal Income Tax Considerations."
Exchange Agent	The Bank of New York is serving as exchange agent in the exchange offer.
Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled "The Exchange Offer—Fees and Expenses."
Use of Proceeds
We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.
Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:
• except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act of 1933 (the "Securities Act"),

•
you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act, and
	•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.
You will not be able to require us to register your initial notes under the Securities Act unless:
	•	there is a violation of applicable law or interpretations of the staff of the Commission and, as a result, we are not permitted to effect an exchange offer;
	•	the exchange offer is not consummated within 190 days of the date of the issuance of the initial notes;
	•	the initial purchasers so request with respect to notes that are not eligible to be exchanged for exchange notes in the exchange offer; or
•
you (other than an exchanging dealer) are not eligible to participate in the exchange offer or do not receive freely tradable exchange notes in the exchange offer (and you notify us within 30 days of the consummation of the exchange offer).

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.
Please refer to the section of this prospectus entitled "The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences."
Resales
It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under "—Obligations of Broker-Dealers" below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:
	•	you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto,
	•	the exchange notes acquired by you are being acquired in the ordinary course of business,

•
you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes,
•
you are not an "affiliate," as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,
	•	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and
•
if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities, you will receive the exchange notes for your own account and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled "The Exchange Offer—Procedure for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal," "Risk Factors—Risks Relating to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes" and "Plan of Distribution."
Obligations of Broker-Dealers
If you are a broker-dealer (1) that receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the issuers in the initial offering and not as a result of market-making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes

Issuer	Williams Scotsman, Inc.
Exchange Notes
$350,000,000 aggregate principal amount of 8 1/2% Senior Notes due 2015. The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity	October 1, 2015.
Interest Rate	8.50% per annum.
Interest Payment Dates	April 1 and October 1, beginning on April 1, 2006. Interest will accrue from the issue date of the initial notes.
Guarantees
On the issue date of the exchange notes, Williams Scotsman International and all of the subsidiaries of Williams Scotsman, other than Willscot, that guarantee the Amended and Restated Credit Facility will jointly, severally and unconditionally guarantee the exchange notes on a senior unsecured basis. Willscot will guarantee the exchange notes on a subordinated basis. None of the other subsidiaries of Williams Scotsman International or the foreign subsidiaries of Williams Scotsman (other than its Canadian subsidiary) will guarantee the exchange notes. If Williams Scotsman creates or acquires a new subsidiary that guarantees indebtedness under any Credit Facility (as described in the "Description of Notes"), or if one of the existing subsidiaries of Williams Scotsman becomes a guarantor of indebtedness under any Credit Facility, then that subsidiary (other than any foreign subsidiary that only guarantees indebtedness of another foreign subsidiary) will guarantee the exchange notes, on a senior unsecured basis, unless Williams Scotsman designates the subsidiary as an "unrestricted subsidiary" under the indenture governing the exchange notes.
Ranking
The exchange notes will be the senior unsecured obligations of Williams Scotsman, and will rank equally with the existing and future senior unsecured obligations of Williams Scotsman and senior to all of the existing and future subordinated indebtedness of Williams Scotsman. The guarantees of the exchange notes by Williams Scotsman International and certain subsidiaries of Williams Scotsman other than Willscot will rank equally with existing and future senior unsecured obligations and senior to all existing and future subordinated indebtedness of such guarantors. The subordinated guarantee of the exchange notes by Willscot will be subordinated to all of its senior obligations (including its guarantee of the Amended and Restated Credit Facility).

The exchange notes, the guarantees and the subordinated guarantee rank effectively junior to any secured indebtedness of Williams Scotsman, the guarantors and Willscot and any indebtedness and other liabilities of any non-guarantor subsidiaries of Williams Scotsman.

As of June 30, 2005, on a pro forma basis after giving effect to the Refinancing Transactions, the exchange notes and the guarantees would have ranked effectively junior to approximately $519 million of secured indebtedness under the Amended and Restated Credit Facility and $1.8 million of secured indebtedness under the 10.0% Notes to the extent of the security and $0.2 million of liabilities of the non-guarantor subsidiaries.

Optional Redemption
Except as described below, we cannot redeem the notes until October 1, 2010. Thereafter we may redeem some or all of the notes at the redemption prices listed in the "Description of Notes" section under the heading "Optional Redemption," plus accrued and unpaid interest to the date of redemption. In addition, we may redeem up to 35% of the outstanding notes on or prior to October 1, 2008 with the net proceeds of certain equity offerings at a redemption price of 108.50% plus accrued and unpaid interest to the date of redemption.
If a change of control occurs, we may redeem the notes at the redemption prices described in the "Description of Notes" section under the heading "Optional Redemption."
Change of Control Offer	If a change of control occurs, we must give the holders the opportunity to sell their notes to us at 101% of their face amount plus accrued and unpaid interest.
We might not be able to pay you the required price for notes you present to us at the time of a change of control, because:
	•	we might not have enough funds at that time; or
	•	the terms of our other senior debt may prevent us from making such payment.
Asset Sale Proceeds
If Williams Scotsman and certain of its subsidiaries engage in asset sales, Williams Scotsman and certain of its subsidiaries generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay other senior debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.
Certain Indenture Provisions	The indenture contains covenants that, among other things, limit Williams Scotsman's (and certain of its subsidiaries') ability to:
	•	incur additional debt;
	•	make restricted payments (including paying dividends on, redeeming or repurchasing our or our subsidiaries' capital stock);
	•	make certain investments or acquisitions;
	•	grant liens on our assets;
	•	engage in transactions with affiliates;
	•	merge, consolidate or transfer substantially all of our assets; and
	•	sell assets.

These covenants are subject to a number of important limitations and exceptions. In addition, except for certain limited exceptions, the covenants will not apply to Williams Scotsman International and its other subsidiaries.

Use of Proceeds
We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.
Absence of a Public Market for the Exchange Notes
The exchange notes are new securities with no established market for them. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled "Risk Factors—Risks Relating to the Exchange Notes—There is no established trading market for the exchange notes."
Form of the Exchange Notes
The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with The Bank of New York, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled "Description of Notes—Book Entry; Delivery and Form—Exchange of Book Entry Notes for Certificated Notes" occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.
Risk Factors	Investing in the notes involves substantial risks. See "Risk Factors" for a description of certain of the risks you should consider before investing in the notes.

Information About the Company

        Williams Scotsman is a Maryland corporation and the issuer of the notes. Williams Scotsman International is a holding company incorporated in Delaware and conducts substantially all of its business through its wholly-owned subsidiary, Williams Scotsman. Our principal executive office is located at 8211 Town Center Drive, Baltimore, Maryland 21236. The telephone number of our executive office is (410) 931-6000.

Summary Historical and Unaudited Pro Forma
Consolidated Financial Data

        The following table sets forth the historical consolidated financial and other data for Williams Scotsman International for each of the periods indicated. The summary historical consolidated financial and other data set forth below for each of the years in the three-year period ended December 31, 2004 and as of the end of each such year have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The historical financial data for the six months ended June 30, 2004 and June 30, 2005 and as of June 30, 2005 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The audited consolidated financial statements for each of the years in the three-year period ended December 31, 2004 and as of the end of each such year have been audited by Ernst & Young LLP, an independent registered public accounting firm. The summary consolidated pro forma income statement and balance sheet data have been derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus and have been prepared to give effect to the Refinancing Transactions.

        The information presented below should be read in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2002 (1)	2003	2004	2004	2005
				(unaudited)
	(dollars in thousands, except per share amounts and average rental rate)
Statement of Operations Data:
Revenues:
Leasing	$227,106	$213,976	$222,867	$107,665	$119,080
Sales:
New Units	98,927	71,635	86,344	43,806	46,537
Rental equipment	23,951	20,734	29,355	11,010	15,565
Delivery and installation	101,034	91,318	116,106	49,246	59,599
Other	41,429	37,980	43,253	19,418	20,335

Total	$492,447	$435,643	$497,925	$231,145	$261,116

Gross profit:
Leasing	$137,588	$119,148	$122,202	$59,882	$66,745
Sales:
New units	16,363	12,224	13,459	6,930	7,993
Rental equipment	5,787	4,373	6,459	2,212	3,394
Delivery and installation	16,494	12,462	15,045	6,360	8,053
Other	31,528	29,706	33,648	14,581	15,772

Total	207,760	177,913	190,813	89,965	101,957

Selling, general and administrative expenses	85,779	76,297	83,407	40,924	45,733
Other depreciation and amortization	13,438	13,869	14,787	7,094	7,942
Interest	85,208	87,174	92,444	45,445	49,259
Loss on early extinguishment of debt	—	—	—	—	5,182
Held for sale impairment charge	—	19,386	—	—	—

Income (loss) before income taxes	23,335	(18,813)	175	(3,498)	(6,159)
Income tax expense (benefit)	8,137	(7,131)	3,586	(1,328)	(2,655)

Net income (loss)	$15,198	$(11,682)	$(3,411)	$(2,170)	$(3,504)

Net income (loss) per common share—basic	$0.65	$(0.50)	$(0.14)	$(0.09)	$(0.15)

Net income (loss) per common share—diluted	$0.61	$(0.50)	$(0.14)	$(0.09)	$(0.15)

Pro forma net income (2)			$11,777		$8,751

Pro forma basic net income per share (3)			$0.30		$0.23

Pro forma diluted net income per share (3)			$0.29		$0.22

	Year Ended December 31,					Six Months Ended June 30,
	2002 (1)		2003	2004		2004	2005
						(unaudited)
	(dollars in thousands, except per share amounts and average rental rate)
Other Data:
EBITDA (4)(5)	$167,815		$131,327	$156,294		$72,809	$81,591
Cash flow from operating activities	$95,279		$74,216	$56,863		$27,890	$19,529
Cash flow used in investing activities	$(36,119)		$(43,639)	$(102,937)		$(66,122)	$(59,698)
Cash flow provided by (used in) financing activities	$(59,295)		$(30,566)	$46,193		$38,420	$40,029
Lease fleet units (end of period)	93,804		90,951	95,048		94,859	97,157
Average utilization rate (6)	77.9%		76.6%	79.9%		79.2%	80.5%
Average rental rate (7)	$261		$250	$250		$249	$258
Capital Expenditures:
Lease fleet (8)	$16,863		$32,573	$50,512		$19,227	$49,800
Non-lease fleet	11,948		7,632	8,062		3,425	5,282
Acquisitions	7,308		3,434	49,363		43,470	4,616
Ratio of earnings to fixed charges (9)	1.3	x	—	1.0	x	—	—
Pro forma ratio of earnings to fixed charges				1.3	x		1.4	x
	Six Months Ended June 30, 2005
	Historical	Pro Forma
	(in thousands)
Balance Sheet Data:
Rental equipment, net	$910,638	$910,638
Total assets	1,329,903	1,330,807
Revolving credit facility and long-term debt	1,058,707	873,354
Stockholders' equity	16,189	223,145

(1)
Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation. We selected the modified prospective method of adoption described in SFAS No. 148, Accounting for Stock Compensation-Transition and Disclosure. If SFAS No. 123 had been effective for the year ended December 31, 2002, the reported net income would have increased (decreased) by $2.5 million.

(2)
The only difference between historical net income and pro forma net income is tax adjusted interest expense.

(3)
Unaudited pro forma as adjusted basic and diluted net income per share is computed by dividing unaudited pro forma as adjusted net income by the weighted average number of common shares.

(4)
We define EBITDA as earnings before deducting interest, income taxes, depreciation and amortization. We believe that EBITDA provides useful information with respect to our ability to meet our future debt service, capital expenditures, working capital requirements and overall operating performances. In addition, we utilize EBITDA when interpreting operating trends and results of operations of our core business operations. However, EBITDA should not be considered in isolation or as a substitute for cash flow from operating activities, or other measures prepared in accordance with generally accepted accounting principles or as a measure of our liquidity. When evaluating EBITDA, investors should consider, among other factors, (1) increasing or decreasing trends in EBITDA, (2) whether EBITDA has remained at positive levels historically and (3) how EBITDA compares to levels of debt and interest expense. Because EBITDA excludes some, but not all, items that affect cash flow from operating activities and may vary among companies, EBITDA mentioned above may not be comparable to similarly titled measures of other companies.

To maintain the value of our lease fleet, which generates significant rental value, we perform periodic refurbishments to our fleet. The capital expenditures for such refurbishments are reflected in the cash flow used in the investing activities but not in cash flow from operations or EBITDA. As a result, cash flow from operating activities or EBITDA should not be evaluated without also considering cash flow used in the investing activities, together with cash flow from financing activities and net income (loss).

The table below reconciles EBITDA to cash flow from operating activities, the most directly comparable GAAP measure.

	Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
	(dollars in thousands)
EBITDA	$167,815	$131,327	$156,294	$72,809	$81,591
Decrease (increase) in net accounts receivables	10,387	9,167	(20,127)	(13,220)	(10,305)
Increase in accounts payable and accrued expenses	1,308	2,742	22,036	14,653	4,806
Interest paid	(76,744)	(74,608)	(84,903)	(42,098)	(47,747)
Decrease (increase) in other assets	433	(7,805)	(10,258)	(2,915)	(7,163)
(Decrease) increase in other liabilities	(7,496)	(1,576)	2,924	424	1,202
Non-cash stock compensation expense	5,313	766	736	454	538
Gain on sale of rental equipment (including net recovery from hurricanes)	(5,737)	(5,183)	(9,839)	(2,217)	(3,393)
Non-cash casualty charge	—	—	—	—	—
Non-cash held for sale impairment charge	—	19,386	—	—	—

Cash flow from operating activities	$95,279	$74,216	$56,863	$27,890	$19,529

Other data:
Cash flow used in investing activities	$(36,119)	$(43,639)	$(102,937)	$(66,122)	$(59,698)

Cash flow provided by (used in) financing activities	$(59,295)	$(30,566)	$46,193	$38,420	$40,029

  (a)
  EBITDA has not been adjusted to include certain items which are not considered by management to be indicative of our underlying results. Those adjustments include the $5.31 million, $0.77 million, $0.74 million, $0.45 million and $0.54 million of non-cash stock compensation expense for the year ended December 31, 2002, the year ended December 31, 2003, the year ended December 31, 2004, the six months ended June 30, 2004 and the six months ended June 30, 2005, respectively. See also footnote (5) below.

(5)
In December 2003, we adopted a strategic disposal initiative. In accordance with SFAS No. 144, we recorded a non-cash $19.4 million impairment charge in the fourth quarter of 2003 to reflect the write-down of these assets to their estimated fair value (less costs to sell). The effect on net loss for the year ended December 31, 2004 of disposing of these units was not material.

(6)
Average utilization rate is defined as the average units on rent divided by the average total units in our rental equipment fleet during the applicable period.

(7)
Average rental rate for the indicated period represents the average of the monthly average rental rates in effect for all units on lease outstanding at the end of each month during the period.

(8)
Net capital expenditures for lease fleet represents purchases of units for the lease fleet and other capitalized costs of units, reduced by the proceeds of sales of rental equipment.

(9)
The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, including amortization of deferred financing costs and debt discount and the estimated interest component of rent expense. Earnings were insufficient to cover fixed charges by $18.8 million in the year ended December 31, 2003 and $3.5 million and $6.2 million in the six months ended June 30, 2004 and 2005.

RISK FACTORS

        An investment in the notes involves substantial risks. In addition to the other information in this prospectus, you should carefully consider the following factors before investing in the notes. Some statements in "Risk Factors" are forward-looking statements. See "Disclosure Regarding Forward-Looking Statements."

Risks Related to our Substantial Indebtedness

Our substantial debt could harm our financial health and may otherwise restrict our activities.

        We have a substantial amount of debt. As of June 30, 2005, on a pro forma basis after giving effect to the offering of the initial notes and other Refinancing Transactions, we would have had approximately $873.4 million of indebtedness. See "Description of Other Indebtedness."

        Our substantial debt could have important consequences to you. For example, it:

  •
  makes our company more vulnerable to general adverse economic and industry conditions;

  •
  limits our ability to obtain additional financing for future working capital, capital expenditures, strategic acquisitions and other general corporate requirements;

  •
  requires us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

  •
  limits our flexibility in planning for, or reacting to, changes in our business; and

  •
  places us at a competitive disadvantage compared to any competitors that have less debt.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes and the terms of our Amended and Restated Credit Facility permit us to incur a substantial amount of additional debt. As of June 30, 2005, on a pro forma basis after giving effect to the Refinancing Transactions, we would be permitted to borrow an additional $115 million of indebtedness under our Amended and Restated Credit Facility. Accordingly, this additional indebtedness could further exacerbate all the risks described above.

A substantial portion of our indebtedness is subject to variable interest rates, which makes us vulnerable to increases in interest rates.

        Our substantial indebtedness exposes us to interest rate increases because a substantial portion of our indebtedness is at variable rates. The interest rates under the Amended and Restated Credit Facility will be reset at varying periods. These periodic adjustments could expose our operating results and cash flows to periodic fluctuations. Our annual debt service obligations will increase by $5.2 million per year for each 1% increase in the average interest rate we pay, based on the balance of variable rate debt outstanding at June 30, 2005, on a pro forma basis after giving effect to the Refinancing Transactions.

        We may use interest rate hedging arrangements and swap agreements to limit our exposure to interest rate volatility based upon management's judgment. If we enter into these arrangements, we will incur certain risks, including that our hedging or swap transactions might not achieve the desired effect in eliminating the impact of interest rate fluctuations, or that counterparties may fail to honor their obligations under these arrangements. As a result, these arrangements may not be effective in reducing our exposure to interest rate fluctuations. This could reduce our net income and require us to modify our hedging strategy.

The indenture governing the notes contains, and the terms of our Amended and Restated Credit Facility contain, various covenants which limit the discretion of our management in operating our business and could prevent us from engaging in some beneficial activities.

        The indenture governing the notes contains, and the terms of the Amended and Restated Credit Facility contain, various restrictive covenants that limit our management's discretion in operating our business. In particular, these agreements include covenants relating to limitations on:

  •
  dividends on, and redemptions and repurchases of, capital stock,

  •
  liens and sale-leaseback transactions,

  •
  loans and investments,

  •
  debt and hedging arrangements,

  •
  mergers, acquisitions and asset sales,

  •
  transactions with affiliates, and

  •
  changes in business activities conducted by us and our subsidiaries.

        In addition, our Amended and Restated Credit Facility requires us, under certain circumstances, to maintain certain financial ratios. It also limits our ability to make capital expenditures. See "Description of Other Indebtedness."

        If we fail to comply with the restrictions of the indenture governing the notes or the terms of our Amended and Restated Credit Facility or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds. Accordingly, we may not be able to fully repay our debt obligations, if some or all of our debt obligations are accelerated upon an event of default.

Our debt service requires a significant amount of cash. We may not be able to generate sufficient cash flow to meet both our debt obligations and other requirements or obligations. This could lead us to take actions, such as reducing capital expenditures or other investments or asset sales. These actions may limit our flexibility to grow our business and to take advantage of business opportunities.

        To service our debt, we require a significant amount of cash. After giving effect to the Refinancing Transactions assuming that they had occurred on June 30, 2005 and that the interest rate on our variable rate indebtedness remains unchanged, our debt service requirements for the twelve months ending June 30, 2006 would be approximately $64.5 million. Our ability to generate cash, make scheduled payments or to refinance our obligations depends on our successful financial and operating performance. Our operating performance, cash flow and capital resources may not be sufficient for payment of our debt in the future. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions, and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

  •
  economic and competitive conditions affecting the modular and portable space industry;

  •
  operating difficulties, increased operating costs or pricing pressures we may experience; and

  •
  a decline in the resale value of our units.

        At June 30, 2005, on a pro forma basis after giving effect to the Refinancing Transactions, the aggregate amount of indebtedness of our company would have been $873.4 million. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital investments, sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, the terms of such transaction may not be satisfactory and such transaction may not be completed in a timely manner. In addition, these actions may limit our flexibility to grow our business and to take advantage of business opportunities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

Risks Related to the Exchange Notes

The exchange notes are unsecured and effectively subordinated to our secured indebtedness.

        The exchange notes are unsecured. The Amended and Restated Credit Facility (and any refinancing of it) and the 10.0% Notes that are outstanding are secured by substantially all of our assets and the assets of certain of the subsidiaries of Williams Scotsman. If we become insolvent or are liquidated, or if payment under the Amended and Restated Credit Facility or any of our other secured debt obligations is accelerated, our lenders will be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the notes. As a result, the exchange notes are effectively subordinated to our secured indebtedness to the extent of the value of the assets securing that indebtedness and the holders of the exchange notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation. As of June 30, 2005, on a pro forma basis, after giving effect to the Refinancing Transactions, we would have had approximately $519 million of senior secured indebtedness outstanding under the Amended and Restated Credit Facility, approximately $115 million of additional borrowing availability under the Amended and Restated Credit Facility and $1.8 million of secured indebtedness under the 10.0% Notes. Accordingly, there can be no assurance that there will be sufficient assets remaining after satisfying our obligations under our senior secured debt to pay amounts due on the exchange notes.

Releases of the guarantees of the exchange notes or additional guarantees may be controlled under some circumstances by the collateral agent acting at the direction of the lenders under the Amended and Restated Credit Facility of Williams Scotsman.

        The exchange notes are fully and unconditionally guaranteed on a senior basis by each of the subsidiaries of Williams Scotsman, other than Willscot, that guarantee the Amended and Restated Credit Facility and are guaranteed on a subordinated basis by Willscot. Under the terms of the indenture governing the exchange notes, a guarantee of the exchange notes made by a guarantor will be released without any action on the part of the trustee or any holder of exchange notes if the collateral agent releases the guarantee of the obligations under any Credit Facility made by that guarantor. Additional releases of the guarantees of the exchange notes are permitted under some circumstances. See "Description of Notes—Guarantees of the Notes." If a guarantee is released, you will not have a claim against that guarantor and will only be a creditor of Williams Scotsman or any guarantor whose obligation was not released.

The subsidiaries of Williams Scotsman International and certain foreign subsidiaries of Williams Scotsman will not guarantee the exchange notes, and your right to receive payments on the exchange notes could be adversely affected if any of these non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

        The subsidiaries of Williams Scotsman International and the Mexican and European subsidiaries of Williams Scotsman will not guarantee the exchange notes. The non-guarantor subsidiaries of Williams Scotsman generated 0.2% of our revenue for the six months ended June 30, 2005. In addition, although all of the domestic subsidiaries and the Canadian subsidiary of Williams Scotsman on the issue date will guarantee the exchange notes, certain subsidiaries that Williams Scotsman creates or acquires in the future may not be required to guarantee the exchange notes. In the event that any of these non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from the assets of those subsidiaries before any of those assets are made available to us. Consequently, your claims in respect of the exchange notes will be structurally subordinated to all of the liabilities of our non-guarantor subsidiaries. As of June 30, 2005, the exchange notes would have been effectively subordinated to approximately $0.2 million of liabilities (including trade payables) of the non-guarantor subsidiaries of Williams Scotsman.

Willscot's guarantee of the exchange notes is subordinated to its existing and future senior obligations.

        Willscot's guarantee of the exchange notes is subordinated in right of payment to its existing and future senior obligations, including Willscot's senior secured guarantee of our obligations under the Amended and Restated Credit Facility and any refinancing of it. Under some circumstances, Willscot may not make payments on its subordinated guarantee of the exchange notes if a payment default or non-payment default exists relating to Willscot's senior obligations, including its obligations under the Amended and Restated Credit Facility. If holders of the exchange notes are required to turn over amounts received by them to the holders of Willscot's senior obligations, the rights of the holders of the exchange notes will be secondary to the rights of the holders of Willscot's senior obligations, and therefore subject to any available defenses or avoidance powers with respect to those obligations.

The guarantees may not be enforceable because of fraudulent conveyance laws.

        The incurrence of the guarantees by the subsidiary guarantors (including any future guarantees) may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of the subsidiary guarantors' unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time such subsidiary guarantor incurred a guarantee of the notes, such subsidiary guarantor:

  •
  incurred the guarantee of the exchange notes with the intent of hindering, delaying or defrauding current or future creditors;

  •
  received less than reasonably equivalent value or fair consideration for incurring the guarantee of the exchange notes and such subsidiary guarantor;

  •
  was insolvent or was rendered insolvent;

  •
  was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could avoid the guarantee of such subsidiary guarantor or subordinate the amounts owing under such guarantee to such subsidiary guarantor's presently existing or future debt or take other actions detrimental to you.

        It may be asserted that the subsidiary guarantors incurred their guarantees for our benefit and they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

        The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

  •
  the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation;

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities including contingent liabilities) as they become absolute and matured; or

  •
  it could not pay its debts as they became due.

        If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any reason, you will not have a claim against that obligor and will only be a creditor of Williams Scotsman or any subsidiary guarantor whose obligation was not set aside or found to be unenforceable.

        We believe that each subsidiary guarantor will receive, directly and indirectly, reasonably equivalent value for the incurrence of its respective guarantee. In addition, on the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its respective guarantee will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

We may be unable to purchase your exchange notes upon a change of control.

        Upon the occurrence of specified "change of control" events, we will be required to offer to purchase each holder's exchange notes at a price of 101% of their principal amount plus accrued and unpaid interest, unless all exchange notes have been previously called for redemption. The occurrence of a change of control also could constitute an event of default under the Amended and Restated Credit Facility and/or any of our future credit agreements, in which case our lenders may terminate their commitments under our credit agreements and accelerate all amounts outstanding under the credit agreements. Our bank lenders may also have the right to prohibit any such purchase or redemption, in which event we would be in default on the notes. See "Description of Notes—Defaults."

There is no established trading market for the exchange notes.

        The exchange notes are new securities for which there is currently no established market, and we cannot be sure if an active trading market will develop for the exchange notes, if any. We do not intend to apply for listing of the exchange notes on any securities exchange or on any automated dealer quotation system. The initial purchasers of the notes were Deutsche Bank Securities Inc., Banc of America Securities LLC, Citigroup Capital Markets Inc., Lehman Brothers Inc. and CIBC World Markets Corp. Although we have been informed by the initial purchasers that they currently intend to make a market for the exchange notes, they are not obligated to do so and any market-making may be discontinued at any time without notice. In addition, market-making activity may be limited during the pendency of the exchange offer or the effectiveness of the exchange offer registration statement.

        The liquidity of, and trading market for, the notes, and, if issued, the exchange notes, may also be adversely affected by, among other things:

  •
  changes in the overall market for high yield securities;

  •
  changes in our financial performance or prospects;

  •
  the prospects for companies in our industry generally;

  •
  the number of holders of the notes;

  •
  the interest of securities dealers in making a market for the notes; and

  •
  prevailing interest rates.

Risks Related to the Exchange Offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

        To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled "The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences."

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

        Based on interpretations of the staff of the Commission contained in Exxon Capital Holdings Corp., Commission no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., Commission no-action letter (June 5, 1991) and Shearman & Sterling, Commission no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to Our Business

General or localized economic downturns or weakness may adversely affect our customers, in particular those in the nonresidential construction industry and the education sector, which may cause the demand for our products and services to decline and therefore harm our revenues and profitability.

        Our revenues are derived from customers who are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, such as the nonresidential construction industry. In addition, because we conduct our operations in a variety of markets, we are subject to economic conditions in each of these markets. While we are beginning to see improvement in the market place, our business was adversely impacted by overall soft economic conditions over the past several years, which affected our construction customers primarily, and state budget issues in certain parts of the country that have affected our education customers. As a result of the recent economic downturn, we incurred a net loss of approximately $3.4 million and $11.7 million in 2004 and 2003, respectively.

        Although our product, customer, industry and geographic diversity limits our exposure to economic downturns, general economic downturns or localized downturns in markets where we have operations, including any downturns in the construction industry, which constituted approximately 28% of our revenues in 2004, could reduce demand for our products and negatively impact our revenues and profitability. In addition, at the present time we are unable to predict what long-term effect, if any, recent political events, including those relating to, or arising out of the growing threat of terrorism, and their attendant consequences will have on our business. Any of the foregoing economic or political events could negatively affect our industry or industries in which our customers operate, which may cause the demand for our products and services to decline and therefore harm our revenues and profitability as well as our ability to service our debt, including the notes offered hereby.

We face significant competition in the modular and portable space industry, especially from our primary national competitor, which has greater financial resources and pricing flexibility than we do. If we are unable to compete successfully, we could lose customers and our revenues and profitability could decline.

        Although our competition varies significantly by market, the modular space industry, in general, is highly competitive. We compete primarily in terms of product availability, customer service and price. We believe that our reputation for customer service and our ability to offer a wide selection of units suitable for various uses at competitive prices allows us to compete effectively. However, our primary national competitor, GE Capital Modular Space, is less leveraged, has greater market share or product availability in some markets, and has greater financial resources and pricing flexibility than we do. If we are unable to compete successfully, we could lose customers which could reduce our revenues and profitability.

We may not be able to remarket our units effectively should a significant number of our lease units be returned during any short period of time, which could adversely affect our financial performance and our ability to continue expanding our fleet.

        Our typical lease terms, which include contractual provisions requiring customers to retain units on lease for, on average, 15 months, actually have an average lease duration of 27 months. Because our customers generally rent our units for periods longer than the contractual lease terms, 60% of our leases are on a month-to-month basis as of December 31, 2004. In addition, 22% of our leases have contractual lease terms expiring within six months as of December 31, 2004. Should a significant number of our leased units be returned during any short period of time, a large supply of units would need to be remarketed. Our failure to effectively remarket a large influx of units returning from leases could have a material adverse effect on our financial performance and our ability to continue expanding our fleet.

A significant reduction of funding to public schools or contraction of class size reduction programs could cause the demand for our modular classroom units to decline, which, as a result, may reduce our revenues and profitability.

        We generated 28% of our revenues in 2004 from our education customers, which include public school facilities. Funding for public school facilities is derived from a variety of sources including, among other things, various taxes levied to support school operating budgets. Any material interruption of these sources or a lack of fiscal funding could result in a significant reduction of funding to public schools, which may negatively impact the budget of public schools and cause the demand for our modular classroom units to decline. In addition, any contraction or elimination of class size reduction programs could cause the demand for our modular classrooms to decline. Any decline in demand for our modular classrooms may reduce our revenue and profitability.

Williams Scotsman International's large stockholders, which include certain related parties of The Cypress Group L.L.C., Keystone Group, L.P. and Odyssey Investment Partners, LLC, exercise significant influence over us. The interests of these stockholders may conflict with your interests.

        Williams Scotsman International's large shareholders, which include related parties of The Cypress Group L.L.C., Keystone Group, L.P. and Odyssey Investment Partners, LLC, beneficially own in the aggregate approximately 56.68% of the outstanding shares of its common stock. Accordingly, these parties exercise significant influence over all matters requiring a stockholders' vote, including the composition of our board of directors, the adoption of amendments to our amended and restated certificate of incorporation and the approval of mergers or sales of substantially all of our assets. This concentration of ownership also may delay, defer or even prevent a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders. The interests of these stockholders may conflict with your interests.

Any failure of our management information systems could disrupt our business and result in decreased rental or sale revenues and increased overhead costs, which could negatively impact our profitability.

        We depend on our management information systems to actively manage our lease fleet, control new unit capital spending and provide fleet information, including leasing history, condition, and availability of our units. These functions enhance our ability to optimize fleet utilization, rentability and redeployment. The failure of our management information systems to perform as we anticipate could disrupt our business and could result in, among other things, decreased rental or sales and increased overhead costs, which could negatively impact our profitability.

Federal and state regulations could impose substantial costs and/or restrictions on our operations that could harm our results of operations. If we are unable to pass these increased costs to our customers, our profitability and operating cash flows could be negatively impacted.

        We are subject to various federal, state and local environmental, transportation, health and safety laws and regulations in connection with our operations. Any failure to comply with these laws or regulations could result in capital or operating expenditures or the imposition of severe penalties or restrictions on our operations. In addition, these laws and regulations could change in a manner that materially and adversely affects our ability to conduct our business. More burdensome regulatory requirements in these or other areas may increase our general and administrative costs. If we are unable to pass these increased costs on to our customers, our profitability and operating cash flows could be negatively impacted. See "Business—Regulatory Matters."

Our sale transactions constitute a significant portion of our revenues. The completion of these sale transactions are subject to a number of factors beyond our control. Failure to close our sale transactions as projected could cause our actual revenues or cash flow for a particular quarter or longer period to differ from forecasted estimates.

        Sales of new modular space and portable storage units and rental equipment to customers in 2004, excluding delivery, site work and other ancillary sales revenue, approximated 23% of our total revenue. The completion of sale transactions is subject to certain factors that are beyond our control, including permit requirements and weather conditions. Accordingly, the actual timing of the completion of these transactions may be different from their forecasted schedules. As a result, our actual revenues and cash flow in a particular quarter or over a longer period of time may not consistently correlate to our forecasted estimates. In addition, if we do not accurately forecast our activity, we may improperly plan or budget, which could cause us to violate our debt covenants and harm our liquidity. As a result, we may not be able to take advantage of business and growth opportunities otherwise available to us.

We may not be able to facilitate our growth strategy by identifying or completing transactions with attractive acquisition candidates, which could impair our growth and profitability of our business.

        An important element of our growth strategy is to continue to seek additional businesses to acquire in order to add new customers within our existing markets and expand into new markets. Any future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices, upon advantageous terms and conditions and upon successful integration of the acquired businesses. However, future acquisitions may not be available at advantageous prices or upon favorable terms and conditions. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations, that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect, that the acquired businesses may not be integrated successfully and that international acquisitions may strain our management resources. Future acquisitions and any necessary related financings also may involve significant transaction-related expenses. If we are unable to complete attractive acquisitions or integrate acquired businesses, the growth and profitability of our business would be adversely impacted.

European expansion may divert our resources from other aspects of our business, cause us to incur additional debt and require us to comply with different regulations. Failure to manage these economic and regulatory risks may adversely affect our growth in Europe and lead to increased costs.

        Expansion into the European market may require us to make substantial investments, which would divert resources from other aspects of our business. We may also be required to raise additional debt or equity capital to fund our expansion in Europe. In addition, we may incur difficulties in staffing and managing our European operations, and face fluctuations in currency exchange rates, exposure to additional regulatory requirements, including certain trade barriers, changes in political and economic conditions, and exposure to additional and potentially adverse tax regimes. Our success in Europe will depend, in part, on our ability to anticipate and effectively manage these and other risks. Our failure to manage these risks may adversely affect our growth in Europe and lead to increased administrative costs.

Failure to retain key personnel could impede our ability to execute our business plan and growth strategy and lead to a loss of customers.

        Our continued success will depend largely on the efforts and abilities of our executive officers and certain other key employees. Many of our key executives, including our President and Chief Executive Officer, Mr. Gerard Holthaus, and the executive vice president and eight vice presidents who lead our branch operations, have over 10 years of experience with our company. These officers have knowledge and an understanding of our company and industry that cannot be readily duplicated. The loss of any member of our senior management team could impair our ability to execute our business plan and growth strategy, cause us to lose customers and reduce our revenues, or lead to employee morale problems.

We may be unable to realize the benefits of our net operating loss carryforwards and, as a result, lose our future tax savings, which could have a negative impact on our liquidity.

        Net operating losses ("NOL's") may be carried forward to offset federal and state taxable income in future years and eliminate income taxes otherwise payable on such taxable income, subject to certain adjustments. As of December 31, 2004, we had NOL's of approximately $275 million. Based on current federal corporate income tax rates, our NOL's could provide a benefit to us, if fully utilized, of significant future tax savings. However, if we do not have sufficient taxable income in future years to use the tax benefits before they expire, we will lose the benefit of these NOL carryforwards permanently. In addition, the U.S. Internal Revenue Service could challenge our calculation of the amount of our NOL's or any deductions or losses included in such calculation, which could reduce our tax benefit. Provisions of the Internal Revenue Code may also limit our ability to carry forward our NOL's to offset taxable income in future years.

A write-off of all or a part of our goodwill would hurt our operating results and reduce our net worth.

        We have significant intangible assets related to goodwill, which represents the excess of the total purchase price of our acquisitions over the fair value of the net assets acquired. As of June 30, 2005, we had $170.7 million of unamortized goodwill on our balance sheet, which represented 12.8% of our total assets. We are not permitted to amortize goodwill under the U.S. accounting standards and instead are required to review goodwill at least annually for impairment. In the event impairment is identified, a charge to earnings would be recorded. We determined that goodwill was not impaired for the fiscal year ended December 31, 2004. Although it does not affect our cash flow, a write-off in future periods of all or a part of our goodwill would hurt our operating results and net worth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Goodwill Impairment."

We will incur increased costs as a result of recent regulatory initiatives, which may adversely affect our profitability and liquidity.

        As a result of recent regulatory initiatives, we will incur significant additional legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Commission and the Nasdaq National Market, have imposed additional reporting and corporate governance practices on public companies. We expect that our legal and financial compliance costs will increase and that a significant portion of management's time will be diverted to comply with these rules. For example, we are evaluating our internal controls systems in accordance with Section 404 of the Sarbanes-Oxley Act. If we do not adequately comply with or implement the requirements of Section 404 in a timely manner, we may not be able to accurately report our financial results or prevent fraud and might be subject to sanctions or investigation by regulatory authorities, such as the Commission. Any such action could harm our business or investors' confidence in our company. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified candidates to serve on our board of directors or as executive officers.

Significant increases in raw material costs could increase our operating costs significantly and harm our profitability.

        We purchase raw materials, including lumber, siding and roofing and other products to perform periodic refurbishments to maintain physical conditions of our units. We also maintain a truck fleet to deliver units to and return units from our customers. During periods of rising prices for raw materials or oil, and in particular, when the prices increase rapidly or to levels significantly higher than normal, we may incur significant increases in our operating costs and may not be able to pass price increases through to our customers in a timely manner, which could reduce our profitability.

Failure by third parties to manufacture our products timely or properly may harm our reputation and financial condition.

        We are dependent on third parties to manufacture our products even though we are able to purchase products from a variety of third-party suppliers. Currently, we do not have any long term purchase contracts with any third-party supplier. If these third parties do not timely complete our orders, or do not properly manufacture our products, our reputation and financial condition could be harmed. In addition, we may not be able to negotiate arrangements with these third parties on acceptable terms, if at all.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Such forward-looking statements include the discussions of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources. In addition, in this prospectus, the words "anticipates," "believes," "estimates," "seeks," "expects," "plans," "intends" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Although we believe that such forward-looking statements are reasonable, we cannot assure you that any forward-looking statements will prove to be correct. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risks discussed in "Risk Factors" as well as risks associated with:

  •
  substantial leverage and our ability to service debt;

  •
  changing market trends in the modular space industry;

  •
  general economic and business conditions including a prolonged or substantial recession;

  •
  our ability to finance fleet and branch expansion and to locate and finance acquisitions;

  •
  our ability to implement our business and growth strategy and maintain and enhance our competitive strengths;

  •
  our ability to obtain financing for general corporate purposes;

  •
  intense industry competition;

  •
  availability of key personnel;

  •
  industry over-capacity; and

  •
  changes in, or the failure to comply with, government regulations.

        As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this prospectus as a result of new information, future events or developments, except as required by federal securities laws.

REFINANCING TRANSACTIONS

        In connection with the offering of the initial notes:

  •
  Williams Scotsman International concluded an initial public offering of shares of its common stock. The aggregate gross proceeds to the company for offering 15,105,882 shares of its common stock was approximately $242 million, including approximately $6 million in connection with the exercise of over-allotment options by the underwriters to purchase 400,000 shares. The net proceeds were contributed to Williams Scotsman;

  •
  Williams Scotsman conducted a tender offer and consent solicitation, whereby it offered to purchase all outstanding 9.875% Notes at a cash purchase price of 100.5% of their principal amount plus accrued and unpaid interest, and the holders of the 9.875% Notes were asked to consent to a supplemental indenture that removed substantially all restrictive covenants relating to the 9.875% Notes. Williams Scotsman executed and delivered the supplemental indenture setting forth the amendments to the indenture governing the 9.875% Notes, which eliminated substantially all of the restrictive covenants of such indenture. On September 29, 2005, in connection with the tender offer for the 9.875% Notes, Williams Scotsman (i) accepted for payment and purchased $521.0 million principal amount of the 9.875% Notes (representing approximately 94.73% of the $550.0 million of aggregate outstanding principal amount of the 9.875% Notes); (ii) initiated the Optional Redemption; and (iii) legally defeased all remaining outstanding 9.875% Notes.

  •
  Williams Scotsman conducted a tender offer and consent solicitation, whereby it offered to purchase all outstanding 10.0% Notes at a cash purchase price of 109.522% of their principal amount plus accrued and unpaid interest and the holders of the 10.0% Notes were asked to consent to a supplemental indenture that removed substantially all restrictive covenants relating to the 10.0% Notes. Williams Scotsman executed and delivered a supplemental indenture setting forth the amendments to the indenture governing the 10.0% Notes. On September 29, 2005, in connection with the tender offer for the 10.0% Notes, Williams Scotsman accepted for payment and purchased $148.2 million principal amount of the 10.0% Notes (representing approximately 98.80% of the $150.0 million of aggregate outstanding principal amount of 10% Notes).

        In addition, on June 28, 2005, Williams Scotsman entered into the Amended and Restated Credit Facility that refinanced or extended the maturity of the indebtedness under the Prior Credit Facility, lowered our interest costs and amended the restrictive covenants to provide us greater financial and operating flexibility. The Amended and Restated Credit Facility consists of a revolving credit facility of $500 million and a term loan of $150 million, each of which matures five years after the closing of the Amended and Restated Credit Facility. Loans under the Amended and Restated Credit Facility bear interest at the borrower's option at the Eurodollar rate plus 2.5% or a base rate plus 1.00%. The interest rate margin is subject to pricing adjustments based on excess availability and a financial ratio. See "Description of Other Indebtedness—Amended and Restated Credit Facility" for a description of the terms of the Amended and Restated Credit Facility.

        We used the proceeds from the offering of the initial notes, together with the proceeds to us from the initial public offering and the borrowings under the Amended and Restated Credit Facility to repurchase or redeem the 9.875% Notes, repurchase the 10.0% Notes and pay premium costs, accrued interest and transaction fees and expenses.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

        The offering of the initial notes was part of a refinancing involving Williams Scotsman and Williams Scotsman International. The net proceeds from our sale of of the initial notes were approximately $340.9 million.

        We used the net proceeds from the sale of the initial notes, together with the proceeds to us from the initial public offering of Williams Scotsman International and the borrowings under the Amended and Restated Credit Facility to repurchase or redeem the 9.875% Notes, repurchase the 10.0% Notes, and pay premium costs, accrued interest and transaction fees and expenses. See "Refinancing Transactions."

        The following table sets forth estimated sources and uses of funds in connection with the offering of the initial notes and the other Refinancing Transactions:

Amount
(in thousands)
Sources of Funds
Amended and Restated Credit Facility (1)	$520,550
Gross proceeds from this offering	350,000
Net proceeds to us from the Initial Public Offering (2)	223,250

Total sources	$1,093,800

Uses of Funds
Repurchase or redemption of the 9.875% Notes (3)	$550,000
Repurchase of the 10.0% Notes (4)	148,200
Premium costs and payment of accrued interest	28,100
Prior Credit Facility (1)	349,400
Transaction fees and expenses (5)	18,100

Total uses	$1,093,800

(1)
Includes balance of indebtedness on June 28, 2005 that was refinanced or whose maturity was extended under the Amended and Restated Credit Facility. See "Description of Other Indebtedness—Amended and Restated Credit Facility" for further description of the Amended and Restated Credit Facility.

(2)
Based upon a price per share of $16 in the initial public offering, an offering of 15,105,882 shares of common stock by Williams Scotsman International.

(3)
94.73% of the 9.875% Notes were tendered and purchased in the tender offer at a purchase price of 100.5% of their principal amount plus accrued and unpaid interest. The rest was legally defeased.

(4)
98.80% of the 10.0% Notes were tendered and purchased in the tender offer at a purchase price of 109.522% of their principal amount plus accrued and unpaid interest. The 10.0% Notes mature on August 15, 2008.

(5)
Includes estimated commitment, placement and other transaction fees and legal, accounting and other costs payable in connection with the Refinancing Transactions.

CAPITALIZATION

        The following table sets forth the cash and cash equivalents and the consolidated capitalization of Williams Scotsman International as of June 30, 2005:

  •
  on an actual basis; and

  •
  on a pro forma basis to reflect the offering of the initial notes and other Refinancing Transactions and the application of the related net proceeds to us therefrom.

        You should read this table in conjunction with "Prospectus Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Data," "Use of Proceeds," "Selected Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of June 30, 2005
	Actual	Proforma
	(dollars in thousands, except share amounts)
Cash	$702	$702

Indebtedness:
Amended and Restated Credit Facility (1)	$356,523	$518,716
9.875% Notes (net of unamortized discount of $743)	549,346	—
10.0% Notes	150,000	1,800
Capital leases	2,838	2,838
Notes offered hereby	—	350,000

Total Indebtedness	1,058,707	873,354

Total stockholders' equity	16,189	223,145

Total capitalization	$1,074,896	$1,096,499

(1)
The Amended and Restated Credit Facility consists of a revolving credit facility of $500 million and a term loan of $150 million, each of which matures five years after the closing of the Amended and Restated Credit Facility. Advances under the Amended and Restated Credit Facility are subject to a borrowing base test. See "Description of Other Indebtedness—Amended and Restated Credit Facility" for further description of the Amended and Restated Credit Facility.

SELECTED FINANCIAL DATA

        The following table sets forth selected consolidated historical financial and other data for Williams Scotsman International for each of the periods indicated. The selected consolidated historical financial and other data for each of the years in the three-year period ended December 31, 2004 and as of the end of each such year have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated historical financial and other data for the years ended December 31, 2000 and 2001 and as of the end of each such year have been derived from our audited consolidated financial statements not included elsewhere in this prospectus. The historical financial data and other data for the six months ended June 30, 2004 and June 30, 2005 and as of June 30, 2004 and June 30, 2005 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The audited consolidated financial statements for each of the years in the five-year period ended December 31, 2004 have been audited by Ernst & Young LLP, an independent registered public accounting firm.

        The information presented below should be read in conjunction with "Prospectus Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Data," "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2000 (1)	2001 (1)	2002 (1)	2003	2004	2004	2005
						(unaudited)
	(dollars in thousands, except per share amounts and average rental rate)
Statement of Operations Data:
Revenues:
Leasing	$220,547	$238,151	$227,106	$213,976	$222,867	$107,665	$119,080
Sales:
New units	73,291	91,114	98,927	71,635	86,344	43,806	46,537
Rental equipment	21,571	22,212	23,951	20,734	29,355	11,010	15,565
Delivery and installation	79,097	97,342	101,034	91,318	116,106	49,246	59,599
Other	35,000	40,214	41,429	37,980	43,253	19,418	20,335

Total	$429,506	$489,033	$492,447	$435,643	$497,925	$231,145	$261,116

Gross profit:
Leasing	$151,094	$156,504	$137,588	$119,148	$122,202	$59,882	$66,745
Sales:
New units	13,023	15,945	16,363	12,224	13,459	6,930	7,993
Rental equipment	5,266	5,326	5,787	4,373	6,459	2,212	3,394
Delivery and installation	19,427	19,003	16,494	12,462	15,045	6,360	8,053
Other	28,417	31,840	31,528	29,706	33,648	14,581	15,772

Total	217,227	228,618	207,760	177,913	190,813	89,965	101,957

Selling, general and administrative expenses	76,872	82,573	85,779	76,297	83,407	40,924	45,733
Other depreciation and amortization	17,474	18,845	13,438	13,869	14,787	7,094	7,942
Interest	91,860	85,486	85,208	87,174	92,444	45,445	49,259
Loss on early extinguishment of debt	—	—	—	—	—	—	5,182
Held for sale impairment charge	—	—	—	19,386	—	—	—
Casualty loss	—	1,500	—	—	—	—	—

Income (loss) before income taxes	31,021	40,214	23,335	(18,813)	175	(3,498)	(6,159)
Income tax expense (benefit)	14,938	17,585	8,137	(7,131)	3,586	(1,328)	(2,655)

Net income (loss)	$16,083	$22,629	$15,198	$(11,682)	$(3,411)	$(2,170)	$(3,504)

Net income (loss) per common share—basic	$0.68	$0.96	$0.65	$(0.50)	$(0.14)	$(0.09)	$(0.15)

Net income (loss) per common share—diluted	$0.65	$0.91	$0.61	$(0.50)	$(0.14)	$(0.09)	$(0.15)

Other Data:
EBITDA (2),(3)	$177,075	$186,306	$167,815	$131,327	$156,294	$72,809	$81,591
Cash flow from operating activities	$86,922	$60,194	$95,279	$74,216	$56,863	$27,890	$19,529
Cash flow from investing activities	$(128,304)	$(125,458)	$(36,119)	$(43,639)	$(102,937)	$(66,122)	$(59,698)
Cash flow from financing activities	$43,287	$63,301	$(59,295)	$(30,566)	$46,193	$38,420	$40,029
Lease fleet units (end of period)	88,249	93,942	93,804	90,951	95,048	94,859	97,157
Average utilization rate (4)	84.2%	81.8%	77.9%	76.6%	79.9%	79.2%	80.5%
Average rental rate (5)	$260	$263	$261	$250	$250	$249	$258
Capital Expenditures:
Lease fleet (6)	$101,046	$83,965	$16,863	$32,573	$50,512	$19,227	$49,800
Non-lease fleet	18,571	15,379	11,948	7,632	8,062	3,425	5,282
Acquisitions	8,687	$26,114	7,308	3,434	49,363	43,470	4,616
Ratio of earnings to fixed charges (7)	1.3x	1.5x	1.3x	—	1.0x	—	—
Balance Sheet Data (at period end):
Rental equipment, net (8)	$799,994	$866,867	$828,927	$828,078	$880,723	$866,412	$910,638
Total assets	$1,145,901	$1,244,986	$1,229,767	$1,205,685	$1,284,611	$1,254,449	$1,329,903
Revolving credit facility and long-term debt	959,110	1,022,972	984,345	962,178	1,009,486	1,000,833	1,058,707
Stockholders' equity (deficit)	(22,578)	(1,279)	19,273	18,364	21,147	14,082	16,189

(1)
On January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, which requires that goodwill no longer be amortized. If Statement No. 142 had been effective for the years ended December 31, 2001 and 2000, the reported net income would have increased by $4.7 million and $4.5 million, respectively. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation. We selected the modified prospective method of adoption described in SFAS No. 148, Accounting for Stock-Compensation-Transition and Disclosure. If SFAS No. 123 had been effective for the year ended December 31, 2002, 2001 and 2000, the reported net income would have increased (decreased) by $2.5 million, ($0.8) million and ($0.3) million, respectively.

(2)
We define EBITDA as earnings before deducting interest, income taxes, depreciation and amortization. We believe that EBITDA provides useful information with respect to our ability to meet our future debt service, capital expenditures, working capital requirements and overall operating performances. In addition, we utilize EBITDA when interpreting operating trends and results of operations of our core business operations. However, EBITDA should not be considered in isolation or as a substitute for cash flow from operating activities, or other measures prepared in accordance with generally accepted accounting principles or as a measure of our liquidity. When evaluating EBITDA, investors should consider, among other factors, (1) increasing or decreasing trends in EBITDA, (2) whether EBITDA has remained at positive levels historically and (3) how EBITDA compares to levels of debt and interest expense. Because EBITDA excludes some, but not all, items that affect cash flow from operating activities and may vary among companies, EBITDA mentioned above may not be comparable to similarly titled measures of other companies.

To maintain the value of our lease fleet which generates significant rental value, we perform periodic refurbishments to our fleet. The capital expenditures for such refurbishments are reflected in the cash flow used in the investing activities but not in cash flow from operations or EBITDA. As a result, cash flow from operating activities or EBITDA should not be evaluated without also considering cash flow used in the investing activities, together with cash flow from financing activities and net income (loss).

The table below reconciles EBITDA to cash flow from operating activities, the most directly comparable GAAP measure.

	Year Ended December 31,					Six Months Ended June 30,
	2000 (1)	2001 (1)	2002 (1)	2003	2004	2004	2005
						(unaudited)
EBITDA	$177,075	$186,306	$167,815	$131,327	$156,294	$72,809	$81,591
Decrease (increase) in net accounts receivables	3,360	(20,420)	10,387	9,167	(20,127)	(13,220)	(10,305)
(Decrease) increase in accounts payable and accrued expenses	(3,698)	2,182	1,308	2,742	22,036	14,653	4,806
Interest paid	(81,653)	(89,351)	(76,744)	(74,608)	(84,903)	(42,098)	(47,747)
Decrease (increase) in other assets	(4,285)	(14,158)	433	(7,805)	(10,258)	(2,915)	(7,163)
(Decrease) increase in other liabilities	910	(261)	(7,496)	(1,576)	2,924	424	1,202
Non-cash stock compensation expense	479	(278)	5,313	766	736	454	538
Gain on sale of rental equipment (including net recovery from hurricanes)	(5,266)	(5,326)	(5,737)	(5,183)	(9,839)	(2,217)	(3,393)
Non-cash casualty charge	—	1,500	—	—	—	—	—
Non-cash held for sale impairment charge	—	—	—	19,386	—	—	—

Cash flow from operating activities	$86,922	$60,194	$95,279	$74,216	$56,863	$27,890	$19,529

Other data:
Cash flow used in investing activities	$(128,304)	$(125,458)	$(36,119)	$(43,639)	$(102,937)	$(66,122)	$(59,698)

Cash flow provided by (used in) financing activities	$43,287	$63,301	$(59,295)	$(30,566)	$46,193	$38,420	$40,029

  (a)
  EBITDA has not been adjusted to include certain items which are not considered by management to be indicative of our underlying results. Those adjustments include the $0.48 million, ($0.28) million, $5.31 million, $0.77 million, $0.74 million, $0.45 million and $0.54 million of non-cash stock compensation expense for the year ended December 31, 2000, the year ended December 31, 2001, the year ended December 31, 2002, the year ended December 31, 2003, the year ended December 31, 2004, the six months ended June 30, 2004 and the six months ended June 30, 2005, respectively. See also footnote (3) below.

(3)
In December 2003, we adopted a strategic disposal initiative. In accordance with SFAS No. 144, we recorded a non-cash $19.4 million impairment charge in the fourth quarter of 2003 to reflect the write-down of these assets to their estimated fair value (less costs to sell). The effect on net loss for the year ended December 31, 2004 of disposing of these units was not material.

(4)
Average utilization rate is defined as the average units on rent divided by the average total units in our rental equipment fleet during the applicable period.

(5)
Average rental rate for the indicated period represents the average of the monthly average rental rates in effect for all units on lease outstanding at the end of each month during the period.

(6)
Net capital expenditures for lease fleet represents purchases of units for the lease fleet and other capitalized costs of units, reduced by the proceeds of sales of rental equipment.

(7)
The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, including amortization of deferred financing costs and debt discount and the estimated interest component of rent expense. Earnings were insufficient to cover fixed charges by $18.8 million in the year ended December 31, 2003 and $3.5 million and $6.2 million in the six months ended June 30, 2004 and 2005,

(8)
As of December 31, 2002, 2003, 2004 and June 30, 2004 and 2005 the net balance of rental equipment excludes certain rental units, which no longer merit further investment pursuant to a strategic disposal initiative adopted in December 2003. See footnote (3) above. The balance of these excluded held for sale units as of December 31, 2002 and 2003 was $21.2 million and $0.4 million, respectively. The balance of these excluded held for sale units as of December 31, 2004, June 30, 2004 and June 30, 2005 was not material. The 2003 and 2002 rental equipment balances presented in the balance sheet and herein were adjusted in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. See Note 11 of the Notes to Audited Consolidated Financial Statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following tables present the unaudited pro forma condensed consolidated financial information of Williams Scotsman International as of June 30, 2005 and for the six months then ended and the year ended December 31, 2004.

        The unaudited pro forma financial information gives effect to the following transactions:

  •
  the offering of the initial notes;

  •
  entering into the Amended and Restated Credit Facility;

  •
  the initial public offering; and

  •
  the application of the proceeds from the offering of the initial notes, the proceeds from the initial public offering and the borrowings under the Amended and Restated Credit Facility to refinance a portion of the indebtedness under the Prior Credit Facility, repurchase or redeem all of the 9.875% Notes, repurchase the 10.0% Notes, pay early redemption or premium costs and payment of interest and transaction fees and expenses.

        The unaudited pro forma balance sheet as of June 30, 2005 gives effect to the above transactions as if they had occurred on June 30, 2005. The unaudited pro forma condensed consolidated statements of operations for year ended December 31, 2004 and six months ended June 30, 2005 give effect to the above transactions as if they had occurred as of January 1, 2004. On June 28, 2005, we entered into our Amended and Restated Credit Facility. As a result of this transaction, we recorded deferred financing costs of approximately $9.0 million of which approximately $8.3 million has been paid as of June 30, 2005. The remaining $0.7 million is included in accrued expenses and other current liabilities in the unaudited pro forma condensed balance sheet. Also, as a result of this transaction, we recorded a charge of $3.2 million net of taxes of $2.0 million related to the write-off of deferred debt financing costs for the six months ended June 30, 2005. In addition, we expect to record an additional charge of $16.3 million, net of income taxes, related to the write-off of deferred debt financing costs of $8.2 million and prepayment costs, premiums, and unamortized discounts of $18.6 million associated with the remaining debt to be extinguished in the Refinancing Transactions. Because these charges are directly related to the Refinancing Transactions rather than our continuing operations, we have not given effect to them in the unaudited pro forma condensed consolidated statements of operations. However, the unaudited pro forma condensed balance sheet gives effect to these charges as if they occurred on June 30, 2005.

        Preparation of the pro forma financial information was based on assumptions deemed appropriate by our management. The pro forma information is unaudited and is not necessarily indicative of the results which actually would have occurred if the above transactions had been consummated as described above, nor does it purport to represent the future financial position and results of operations for future periods. The unaudited pro forma financial information should be read in conjunction with "Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the related notes included elsewhere in this prospectus.

WILLIAMS SCOTSMAN INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
As of June 30, 2005

	Actual	Pro Forma Adjustments		Pro Forma As Adjusted
	(in thousands)
Assets
Cash	$702	$—		$702
Trade accounts receivable, net	86,972	—		86,972
Prepaid expenses and other current assets	41,339	—		41,339
Rental equipment, net	910,638	—		910,638
Property and equipment, net	80,027	—		80,027
Deferred financing costs, net	17,192	904	(1)	18,096
Goodwill, net	170,705	—		170,705
Other intangible assets, net	3,105	—		3,105
Other assets	19,223	—		19,223

Total assets	$1,329,903	$904		$1,330,807

Liabilities and stockholders' equity
Accounts payable	$45,437	$—		$45,437
Accrued expenses and other current liabilities	39,430	(10,193	)(2)	29,237
Rents billed in advance	22,536	—		22,536
9.875% senior notes	549,346	(549,346	)(2)	—
10.0% senior secured notes	150,000	(148,200	)(2)	1,800
Amended and Restated Credit Facility	356,523	162,193	(3)	518,716
Notes Offered Hereby	—	350,000	(3)	350,000
Other long-term debt, net	2,838	—		2,838
Deferred income taxes	147,604	(10,506	)(4)	137,098

Total liabilities	1,313,714	(206,052)		1,107,662

Stockholders' equity:
Common stock	362	155	(5)	517
Additional paid in capital	241,941	223,095	(5)	465,036
Retained earnings	58,666	(16,294	)(6)	42,372
Cumulative foreign currency translation adjustment	11,158	—		11,158

	312,127	206,956		519,083
Treasury stock	(295,938)	—		(295,938)

Total stockholders' equity	16,189	206,956		223,145

Total liabilities and stockholders' equity	$1,329,903	$904		$1,330,807

WILLIAMS SCOTSMAN INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Year ended December 31, 2004				Six Months Ended June 30, 2005
	Actual	Pro Forma Adjustments		Pro Forma As Adjusted	Actual	Pro Forma Adjustments		Pro Forma As Adjusted
Revenues
Leasing	$222,867	—		$222,867	$119,080	—		$119,080
Sales:
New units	86,344	—		86,344	46,537	—		46,537
Rental equipment	29,355	—		29,355	15,565	—		15,565
Delivery and installation	116,106	—		116,106	59,599	—		59,599
Other	43,253	—		43,253	20,335	—		20,335

Total revenues	$497,925	—		$497,925	$261,116	—		$261,116

Gross profit:
Leasing	$122,202	—		$122,202	$66,745	—		$66,745
Sales:
New units	13,459	—		13,459	7,993	—		7,993
Rental equipment	6,459	—		6,459	3,394	—		3,394
Delivery and installation	15,045	—		15,045	8,053	—		8,053
Other	33,648	—		33,648	15,772	—		15,772

Total	190,813	—		190,813	101,957	—		101,957

Selling, general and administrative expenses	83,407	—		83,407	45,733	—		45,733
Other depreciation and amortization	14,787	—		14,787	7,942	—		7,942
Interest	92,444	(24,913	)(7)	67,531	49,259	(15,133	)(7)	34,126
Loss on early extinguishment of debt	—	—		—	5,182	(5,182)	(1)	—

Total operating expenses	190,638	(24,913)		165,725	108,116	(20,315)		87,801

Income (loss) before income taxes	175	24,913		25,088	(6,159)	20,315		14,156
Income tax expense (benefit)	3,586	9,467	(8)	13,053	(2,655)	7,963	(8)	5,308

Net (loss) income	$(3,411)	$15,446	(9)	$12,035	$(3,504)	$12,352	(9)	$8,848

Notes to Unaudited Pro Forma
Condensed Consolidated Financial Statements

(1)
Represents the write-off of unamortized deferred financing costs related to the 9.875% Notes and the 10.0% Notes (the "Existing Debt") of approximately $8.2 million and the recording of debt issuance costs of approximately $9.1 million related to the notes. As of June 30, 2005, we wrote off $5.2 million of unamortized deferred financing costs related to the Prior Credit Facility and recorded debt issuance costs of approximately $9.0 million related to the Amended and Restated Credit Facility.

(2)
Represents the retirement or extinguishment of the Existing Debt including accrued interest using proceeds from this offering and the initial public offering.

(3)
Represents the indebtedness under the Amended and Restated Credit Facility and issuance of the notes.

(4)
Represents the effect on deferred income taxes as a result of the write-off of $8.2 million of deferred financing costs and prepayment costs, premiums and unamortized discount of $18.6 million related to the retirement or extinguishment of the Existing Debt.

(5)
Represents the issuance of 15,105,882 shares of common stock for total gross proceeds of $242 million, the payment of estimated fees and expenses assumed to be $18.5 million related to the initial public offering, and the application of the net proceeds. In addition, includes proceeds from the exercise of options immediately prior to the consummation of the initial public offering of Williams Scotsman International's common stock of approximately $943,000.

(6)
Represents the estimated loss related to the debt extinguishment net of income taxes.

(7)
Reflects the effect on interest expense from the following debt transactions:

	Year Ended December 31, 2004	Six Months Ended June 30, 2005
	(in thousands)
Deductions to historical interest expense:
Interest expense related to indebtedness repaid or extinguished with proceeds from the offering, the initial public offering and indebtedness under the Amended and Restated Credit Facility	$(83,507)	$(44,660)
Interest expense related to amortization of deferred financing costs, at actual historical amounts	(6,959)	(3,299)
Additions to historical interest expense:
Pro forma interest expense on $350.0 million of notes, the proceeds of which were used to repay or extinguish Existing Debt and to pay $9.1 million of deferred financing costs	29,750	14,875
Pro forma interest expense on the Amended and Restated Credit Facility including $150.0 million term loan and $368.2 million revolving credit facility which was used to repay or extinguish Existing Debt and to pay $9.0 million of deferred financing costs	33,090	16,594
Pro forma amortization of debt issuance costs	2,713	1,357

Net pro forma decrease to historical interest expense	$(24,913)	$(15,133)

  Had interest rates been 0.125% higher during the year ended December 31, 2004 and the six months ended June 30, 2005, pro forma interest expense for each period would increase by $658,000 and $329,000, respectively.

(8)
The effective tax rate applied to the pro forma adjustments is 38.0% and 39.2%, the combined U.S. statutory Federal and effective state income tax rate at December 31, 2004 and June 30, 2005, respectively.

(9)
The above pro forma results do not give effect to the anticipated loss related to the debt extinguishment costs including the write-off of deferred financing costs and the payment of a premium on the retirement of the 10.0% Notes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion regarding the financial condition and results of operations of Williams Scotsman International should be read in conjunction with the consolidated financial statements and notes thereto and other financial information included in this prospectus. Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward-looking statements. See "Disclosure Regarding Forward-Looking Statements."

Business Overview

        We derive our revenues and earnings from the leasing and sale of modular space and storage units, delivery and installation of those units and the provision of other ancillary products and services. Leasing operations, which primarily comprise the leasing of modular space units and the sale of used units from our lease fleet, account for a majority of our revenues and gross profits. To maintain the value of our units, we perform periodic refurbishments to our fleet. Additionally, used modular space units are sold from our lease fleet in the ordinary course of business at either fair market value or, to a lesser extent, pursuant to pre-established lease purchase options. The sale of rental units results in the availability of the total cash proceeds received and is reported as a cash flow from investing activities and generally results in the reporting of gross profit on such sales. New unit sales revenues are derived from the sale of new modular space and portable storage units, similar to those units leased by us. Revenues from delivery and installation result from activities related to the transportation and installation of and site preparation for both leased and sold products. Other revenues are derived from other products and services including: rental of steps, furniture, ramps and security systems, sales of parts and supplies, and charges for granting insurance waivers.

        While we are beginning to see improvement in the market place, our business was adversely impacted by overall soft economic conditions over the past several years, which affected our construction customers primarily, and state budget issues in certain parts of the country that have affected our education customers. Although a portion of our business is with customers in industries that are cyclical in nature and/or subject to changes in general economic conditions, we believe that certain characteristics of the modular space and portable storage industries and our operating strategies helped us to limit our exposure to the recent economic downturn. These characteristics include our typical lease terms, which include contractual provisions requiring customers to retain units on lease for, on average, 15 months, and the fact that units on rent have an average lease duration of 27 months; the flexibility and low cost offered to our customers by leasing which may be an attractive alternative to capital purchases; our ability to redeploy units during regional recessions; the diversity of our industry exposure; and the geographic balance of our operations.

        In the ordinary course of business, we acquire leasing and related businesses. On February 24, 2005, we acquired Mobile Space, Inc., a Chicago-based company that leased and sold modular space units for a purchase price of $4.8 million. This purchase resulted in the acquisition of approximately 640 units and the related customer base. On November 17, 2004 we purchased the modular space leasing business of J. Leo Chartrand Inc., a Montreal-based Canadian company. The purchase price was approximately $1.9 million and the transaction added approximately 160 units. On July 28, 2004, we, through Williams Scotsman's 100% owned subsidiary, Williams Scotsman Europe, S.L., acquired an 8.5% minority interest in Wiron Construcciones Modulares, S.A., headquartered in Parla, Spain for approximately $4.7 million, which includes acquisition-related costs. Wiron Construcciones Modulares, S.A. is one of the largest modular space providers in Spain with branches located in all major cities throughout the country.

        On March 26, 2004, we acquired nearly 3,800 modular Division of State Architect ("DSA") classroom units located in the State of California from Transport International Pool, Inc. (d/b/a GE

Modular Space) for approximately $43.5 million. The assets were acquired using available funds under our revolving credit facility. The acquisition included the purchase of units, equipment associated with these classroom units as well as rights under all outstanding leases related to these classroom units and certain other assets. We did not acquire employees, physical facilities, sales force, or other business related items. In addition, the customer base, which is primarily public and private educational institutions in the State of California, is similar to, and in many cases duplicative of, our existing customer base. As a result, we consider the purchase of these assets an asset purchase rather than an acquisition of a business. The average age of the units acquired is approximately 6 years while the remaining depreciable lives range from 2 to 19 years with an average remaining life of approximately 14 years. Operating leases assumed in the transaction have an average contractual life of less than two years. However, we expect a significant number of these units to either continue on a month-to-month basis or be re-leased.

        On May 29, 2003, we acquired AFA Locations Inc., a leasing company. On July 31, 2002, we acquired the leasing business of Northgate Industries Ltd. See Note 3 of the Notes to Audited Consolidated Financial Statements for further information.

        In the fourth quarter of 2003, we implemented a strategic initiative to dispose of selected rental units in our lease fleet which we determined no longer merited further investment. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, we planned to sell to one or more buyers approximately 2,900 units. As of December 31, 2004, we have sold greater than 90% of the selected rental units and the remaining net book value of such units amounts to less than $0.1 million. See Note 11 of the Notes to Audited Consolidated Financial Statements for further discussion.

        On June 28, 2005, as part of our Refinancing Transactions, we entered into our Amended and Restated Credit Facility. As a result of this transaction, we recorded a charge of $3.2 million net of taxes of $2.0 million related to the write-off of deferred debt financing costs for the six months ended June 30, 2005. In addition, we expect to record an additional charge of $16.3 million, net of income taxes, related to the write-off of deferred debt financing costs of $8.2 million and prepayment costs, premiums, and unamortized discounts of $18.6 million associated with the remaining debt to be extinguished in the Refinancing Transactions.

        The following table shows the percentage of total revenues represented by the key items included in our statements of income. Certain amounts may not add due to rounding.

	Fiscal Year Ended December 31,			Six Months Ended June 30,
	2002	2003	2004	2004	2005
Revenues:
Leasing	46.1%	49.1%	44.8%	46.6%	45.6%
Sales:
New units	20.1	16.4	17.3	19.0	17.8
Rental equipment	4.9	4.8	5.9	4.8	6.0
Delivery and installation	20.5	21.0	23.3	21.3	22.8
Other	8.4	8.7	8.7	8.3	7.8

Total revenues	100.0	100.0	100.0	100.0	100.0

Cost of sales and services:
Leasing:
Depreciation and amortization	9.3	11.3	9.8	10.3	9.7
Other direct leasing costs	8.9	10.5	10.4	10.4	10.3
Sales:
New units	16.8	13.6	14.6	15.9	14.8
Rental equipment	3.7	3.8	4.6	3.8	4.7
Delivery and installation	17.2	18.1	20.3	18.6	19.6
Other	1.9	1.9	1.9	2.1	1.8

Total costs of sales and services	57.8	59.2	61.6	61.1	60.9

Gross profit	42.2	40.8	38.4	38.9	39.1

Selling, general and administrative expenses	17.4	17.5	16.8	17.7	17.5
Other depreciation and amortization	2.7	3.2	3.0	3.1	3.0
Interest	17.3	20.0	18.6	19.6	18.9
Loss on early extinguishment of debt	—	—	—	—	2.0
Held for sale impairment charge	—	4.4	—	—	—

Total operating expenses	37.4	45.1	38.4	40.4	41.4

Income (loss) before income taxes	4.8	(4.3)	0.0	(1.5)	(2.3)
Income tax expense (benefit)	1.7	(1.6)	0.7	(0.6)	(1.0)

Net income (loss)	3.1%	(2.7)%	(0.7)%	(0.9)%	(1.3)%

Results of Operations

Six Months Ended June 30, 2005 Compared with Six Months Ended June 30, 2004

        Revenues in the six months ended June 30, 2005 were $261.1 million, a $30.0 million or 13.0% increase from revenues of $231.1 million in the same period of 2004. The increase resulted from a $11.4 million or 10.6% increase in leasing revenues, $10.4 million or 21.0% increase in delivery and installation revenues, a $4.6 million or 41.4% increase in sales of rental equipment, a $2.7 million or 6.2% increase in sales of new units and a $0.9 million or 4.7% increase in other revenues, from the same period in 2004. The 10.6% increase in leasing revenues for the six months ended June 30, 2005, as compared to the same period of 2004, resulted from an average increase of approximately 4,200 units on rent and a $9 increase in the average rental rate for the six months ended June 30, 2005 from $249 to $258. The increase in units on rent was positively impacted by the aftermath of 2004 hurricane related activity in the southeast region of the country and the purchase of the California classroom units in March, 2004, while the $9 increase in the average rental rate was primarily a result of rental rate increases implemented during 2004 and the first half of 2005 as well as positive changes in the mix of units on rent for the comparable periods. Average fleet utilization of approximately 81% for the six months ended June 30, 2005 was up approximately 1.3% from the same period of the prior year. The increase in delivery and installation revenues was largely due to increased units on rent for the six months ended June 30, 2005 as compared to the same period of 2004, as well as an increase in sales activity during the period primarily in the southwest region of the country. The increase in sales of rental units of 41.4% was primarily due to the sale of rental units in the mid-Atlantic and the Pacific northwest regions of the country. The increase in sales of new units for the six months ended June 30, 2005 was primarily attributable to sales of new units in the northeast and southwest regions of the country offset by a large sale of classroom units to a customer during the first half of 2004 in the southeast region of the country.

        Gross profit for the six months ended June 30, 2005 was $102.0 million, a $12.0 million or 13.3% increase from the six months ended June 30, 2004. Leasing gross profit margin increased $6.9 million from the same period in 2004 while leasing gross profit margin percentage increased by approximately 0.5%. These increases were a result of the increased leasing revenues described above primarily offset by a 12.3% increase in direct leasing costs related to refurbishment and maintenance costs incurred to place units on rent. Delivery and installation gross margin increased $1.7 million for the six months ended June 30, 2005 primarily as a result of increased delivery and installation revenue discussed above. The gross profit margin percentage increased approximately 0.6%, which was primarily attributable to the increased margins on related sales of new and rental units during the six month period ended June 30, 2005, as well as higher margins on certain modular construction projects in 2005 as compared to 2004. Gross profit margin and gross profit margin percentage from sales of rental units increased by $1.2 million and 1.7%, respectively, primarily as a result of the increased revenues discussed above and the change in mix of rental units sold as compared to the same period of 2004. Gross profit margin from other revenues increased $1.2 million while gross profit margin percentage from other revenues increased 2.5% from the prior period, primarily as a result of a positive change in mix of other ancillary leasing and sales activities. Gross profit margin and gross profit margin percentage related to new unit sales increased $1.1 million and 1.4%, respectively, primarily due to higher margins on certain modular construction projects during the six months ended June 30, 2005 as compared to the same period in the prior year.

        Selling, general and administrative expenses for the six month period ended June 30, 2005 increased by approximately $4.8 million or 11.8% to $45.7 million from $40.9 million in the same period in 2004. This increase is primarily associated with increased employee and facility related costs, professional fees and marketing related costs primarily to support growth of our revenues discussed above.

        Interest expense increased by 8.4% to $49.3 million in the first half of 2005 from $45.4 million in the same period in 2004. This increase was primarily related to our average credit facility debt increasing $40.9 million or 14.4% while our effective interest rate on our total debt increased approximately 40 basis points over the same period of 2004. During the six months ended June 30, 2005, we recorded a loss on the early extinguishment of debt of $5.2 million resulting from the write-off of deferred financing costs related to our Prior Credit Facility as a result of entering into the Amended and Restated Credit Facility in June 2005.

        For the six months ended June 30, 2005 and 2004, income tax benefit was $2.7 million and $1.3 million respectively. Our estimated effective tax rate for the six months ended June 30, 2005 and 2004 was 43.1% and 38.0%, respectively. The increase in the effective tax rate is primarily attributable to changes in the relative contribution of income in various tax jurisdictions and may vary in future quarters if income results vary from forecasts.

2004 Compared With 2003

        Revenues for the year ended December 31, 2004 were $497.9 million, a $62.3 million or 14.3% increase from revenues of $435.6 million in the same period of 2003. The increase resulted from a $24.8 million or 27.1% increase in delivery and installation revenues, a $14.7 million or 20.5% increase in sales of new units, an $8.9 million or 4.2% increase in leasing revenue, an $8.6 million or 41.6% increase in sales of rental equipment and a $5.3 million or 13.9% increase in other revenue from the same period of 2003. The increases in sales of new units and corresponding increase in delivery and installation revenues are largely due to continued growth in the education industry we serve, particularly in the southeast and west regions of the country. In addition, as a percentage of total revenue, delivery and installation revenues increased 2.3% from 2003. This is primarily attributable to increased modular construction site work activities, which are more time and labor intensive, in the northeast and south central regions of the country. The 4.2% increase in leasing revenue for the year ended December 31, 2004 resulted from an increase of approximately 3,000 units on rent, which includes our purchase of California classroom units in the first quarter 2004. Average fleet utilization of approximately 80% for the year ended December 31, 2004 was up approximately 3% from the same period of the prior year. Of this increase, 2.5% is attributed to the strategic initiative previously discussed. The average monthly rental rate for the year ended December 31, 2004 remained flat at $250 in comparison with the prior year. The average monthly rate for the fourth quarter of 2004 was $253 as compared to $247 in the fourth quarter of 2003. Increased used sales activity, particularly in the west and southeast regions of the country, resulted in increased sales of rental equipment for the year ended December 31, 2004 as compared to the same period of 2003. Other revenue, which includes income from various ancillary items, including steps, furniture, insurance waivers, ramps and other miscellaneous items, increased 13.9% in 2004 due primarily to the $3.3 million, net of damages relating to settlement of insurance claims, resulting from a series of hurricanes in the southeast region of the United States occurring during the third quarter of 2004 (see discussion below) and an increase in steps and ramp revenues. During the year ended December 31, 2003, other revenue included $1.0 million of profit related to the sale of a branch facility.

        Gross profit for the year ended December 31, 2004 was $190.8 million, a $12.9 million or 7.3% increase from the same period of 2003. Gross profit margin percentage from the sales of new units, and delivery and installation decreased by 1.5% and 0.6%, respectively, due primarily to overall competitive pricing pressures and lower margins on certain modular construction projects in the northeast region of the country. Gross profit margin from the sales of rental equipment increased by $2.1 million, primarily due to an increase in sales of rental equipment described above. Gross profit margin from other revenues increased by $3.9 million from 2003. Gross profit margin percentage related to other revenues decreased by 0.4%, primarily as a result of competitive pricing pressures related to the sale and leasing of ancillary products and offset by the insurance settlement discussed above. Leasing gross profit for the year increased by $3.1 million while leasing gross profit margin percentage was relatively flat as compared to the same period of 2003, primarily due to leasing revenue improvements described above, partially offset by increased maintenance and refurbishment costs.

        SG&A for the year ended December 31, 2004 increased approximately $7.1 million or 9.3% to $83.4 million from $76.3 million for the year ended December 31, 2003. This increase is primarily associated with increased employee-related costs, business insurance, marketing related and professional fees. Also, during the fourth quarter, we recorded a charge of approximately $0.9 million resulting from the write-off of deferred costs in connection with the suspension of negotiations related to a European acquisition target.

        As previously described, in the fourth quarter of 2003, we implemented a strategic initiative to dispose of selected rental units in our lease fleet which were determined to no longer merit further investment. A $19.4 million impairment charge was recorded in 2003 to reflect the write-down of these assets to their estimated fair value (less costs to sell). As of December 31, 2004, we have disposed of substantially all of these units. The effects on the financial statements for the year ended December 31, 2004 of disposing of these units was not material.

        During the third quarter of 2004, approximately 500 modular space and portable storage units, with a book value of approximately $3.4 million, were destroyed as a result of several hurricanes experienced in the southeast region of the United States. The majority of these units were not on rent. In addition, approximately 200 units as well as certain other company assets were damaged during the storms. The total costs related to these storms approximate $4.6 million. As of December 31, 2004, we have agreed to a preliminary settlement with our insurance companies of approximately $7.9 million to cover losses from these storms, of which, $5.0 million was received as of December 31, 2004. During the fourth quarter, we recorded in other revenue approximately $3.3 million representing the realized gain from the involuntary conversion of these assets.

        Interest expense for the year ended December 31, 2004 increased by $5.3 million or 6.0% to $92.4 million from $87.2 million in the same period of 2003 due primarily to the incremental interest expense incurred on the $150.0 million 10.0% Notes. The net proceeds of the 10.0% Notes were used to repay portions of the term loan and revolving credit facility debt under the Prior Credit Facility in August 2003. This incremental interest expense was partially offset by a $61.6 million or 17.2% decrease in the average credit facility debt over the same period of 2003. Also included in the 2003 interest expense was a write-off of deferred financing costs in the amount of $2.5 million.

        For the year ended December 31, 2004 and 2003, income tax expense (benefit) was $3.6 million and ($7.1) million, respectively. The increase in our effective tax rate for the year ended December 31, 2004 was impacted primarily by a change in the estimate of the future effects of state income taxes on deferred income tax balances resulting from a change in the estimated income apportionment among states in which we do business. The effective income tax rate also differs from the U.S. Federal statutory income tax rate because we have not recognized a benefit for NOL carryforwards generated from our operations in Mexico and Europe due to uncertainties surrounding their ultimate realization.

2003 Compared With 2002

        Revenues in 2003 were $435.6 million, an approximately $56.8 million or 11.5% decrease from revenues of $492.4 million in 2002. The decrease resulted from a $27.3 million or 27.6% decrease in sales of new units, a $13.1 million or 5.8% decrease in leasing revenue, a $9.7 million or 9.6% decrease in delivery and installation revenues, a $3.4 million or 8.3% decrease in other revenues and a $3.2 million or 13.4% decrease in sales of rental equipment. Sales of new units and delivery and installation revenues decreases are largely due to market sluggishness associated with the 2003 economy and competitive pricing pressures. In addition, state budget issues in certain parts of the country have affected operating results for the year ended December 31, 2003 by producing delays in several significant modular classroom projects. The decrease in leasing revenues is due to a decrease of approximately 1,200 units on rent and continued soft economic conditions, which resulted in competitive pricing pressures. The average monthly rental rate decreased approximately 4.2% to $250 for the year ended December 31, 2003 versus $261 for the year ended December 31, 2002. Average fleet utilization was 77% for the year ended December 31, 2003, which was relatively flat as compared to the same period in the prior year. The decrease in sales of rental equipment for the year ended December 31, 2003 is the result of the non-recurrence in 2003 of several large classroom sales which occurred in the prior year. The decrease in other revenue is the result of declines in sales and leasing revenue mentioned above.

        Gross profit in 2003 was $177.9 million, a $29.8 million or 14.4% decrease from 2002 gross profit of $207.8 million. The decrease resulted from a $18.4 million or 13.4% decrease in leasing gross profit, a $4.0 million or 24.4% decrease in delivery and installation gross profit, a $4.1 million or 25.3% decrease in sales of new units, and a $1.4 million or 24.4% decrease in sales of rental equipment. The decrease in leasing gross profit is a result of the decrease in leasing revenue described above and a decline in leasing margins from 60.6% in 2002 to 55.7% in 2003. The decrease in margin percentage was attributable to the decrease in leasing revenue coupled with increased refurbishment and maintenance expenses as compared to 2002. The decrease in gross profit related to sales of new units, delivery and installation, and sales of rental equipment in 2003 resulted from the decrease in revenues described above.

        SG&A was $76.3 million and $85.8 million for the years ended December 31, 2003 and 2002, respectively. The overall decrease in SG&A of $9.5 million or 11.1% was achieved by continuing our cost control initiatives, primarily reductions in personnel related costs as well as a $4.5 million decrease in non-cash stock compensation expense. In 2003, we adopted the provisions of SFAS No. 148, Accounting for Stock-based Compensation-Transition and Disclosure. In accordance with the provisions of SFAS No. 148, we adopted the modified prospective provisions of the standard, effective January 1, 2003. Prior to adoption of SFAS No. 148, we accounted for stock compensation expense in accordance with APB No. 25, Accounting for Stock Issued to Employees. For the year ended December 31, 2003, and 2002, we recorded stock compensation expense of $0.8 million and $5.3 million, respectively.

        Interest expense increased by 2.3% to $87.2 million in 2003 from $85.2 million in 2002. This increase is the result of the accelerated amortization by $2.5 million of deferred financing costs related to the partial extinguishment of commitments under the Prior Credit Facility and the incremental interest expense incurred on the $150.0 million 10.0% Notes, the net proceeds of which were used to pay off portions of the term loan and revolving credit facility debt under the Prior Credit Facility. These increases were partially offset by (a) a decrease of approximately 10 basis points in effective interest rates on our variable rate debt for the year and (b) a $119.9 million or 25.0% decrease in the average credit facility debt over 2002, primarily due to the financing described above.

        As described earlier, in the fourth quarter of 2003 we implemented a strategic initiative to dispose of selected rental units in our lease fleet which we determined no longer merit further investment. A $19.4 million impairment charge was recorded to reflect the write-down of these assets to their estimated fair value (less costs to sell).

        The income tax expense (benefit) decreased from an expense of $8.1 million in 2002 to a benefit of $7.1 million in 2003, primarily due to the impairment charge of $19.4 million associated with the strategic initiative to dispose of certain rental units which reduced income before taxes during the current year. The effective tax rate for 2003 was 37.9%, up from 34.9% in 2002. The higher rate is primarily attributable to increases in the local tax rates in 2003 in the Canadian provinces in which we operate as well as the reversal of certain valuation allowances in 2002.

Seasonality

        Although demand from certain of our customers is somewhat seasonal, our operations as a whole are not seasonal to any significant extent.

Selected Quarterly Financial Data

        The selected quarterly financial data for the period ended on December 31, 2004 and as of the end of each such period have been derived from the unaudited condensed consolidated financial statements of Williams Scotsman International and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of the interim periods.

	Year Ended December 31, 2004
Quarter
	First	Second	Third	Fourth	Year
	(dollars in thousands, except per share data and average rental rate)
Revenues	$106,911	$124,234	$138,106	$128,674	$497,925
Gross profit	43,816	46,149	49,342	51,506	190,813
Income (loss) before incomes taxes	(3,007)	(491)	1,550	2,123	175
Net income (loss)	(1,865)	(305)	958	(2,199)	(3,411)
Average utilization rate	79%	80%	80%	81%	80%
Average rental rate	$249	$247	$250	$253	$250
Lease fleet units (at the end of the quarter)	94,211	94,859	94,727	95,048	95,048
	Year Ended December 31, 2003
Quarter
	First	Second	Third	Fourth	Year
	(dollars in thousands, except per share data and average rental rate)
Revenues	$100,248	$107,327	$116,659	$111,409	$435,643
Gross profit	43,958	44,356	45,402	44,197	177,913
Held for sale charge	—	—	—	19,386	19,386
Income (loss) before incomes taxes	110	2,554	(584)	(20,893)	(18,813)
Net income (loss)	65	1,532	(352)	(12,927)	(11,682)
Average utilization rate	76%	76%	77%	78%	77%
Average rental rate	$255	$251	$248	$247	$250
Lease fleet units (at the end of the quarter)	93,571	93,782	93,884	90,951	90,951

Liquidity and Capital Resources

Historical

        We conduct virtually all of our business operations through Williams Scotsman. Accordingly, our only material sources of cash are dividends that are derived from earnings and cash flow generated by Williams Scotsman. Indebtedness of Williams Scotsman may limit or prohibit the payment of dividends to us. In particular, the Amended and Restated Credit Facility contains, and the indenture for the notes will contain, restrictions on the amount of dividends that Williams Scotsman can pay Williams Scotsman International. To maintain the value of our lease fleet, which generates significant rental value, we perform periodic refurbishments to our fleet. The capital expenditures for such refurbishments are reflected in cash flow used in the investing activities but not in cash flow from operations. As a result, cash flow from operating activities should not be evaluated without also considering cash flow used in the investing activities, together with cash flow from financing activities and net income (loss).

Cash Flow for Six Months ended June 30, 2005 and June 30, 2004

        Cash provided by operating activities was $19.5 million and $27.9 million for the six months ended June 30, 2005 and 2004, respectively. The $8.4 million decrease in cash flow from operating activities for the six months ended June 30, 2005 was primarily the result of increased interest paid as a result of additional borrowings and decreases in accounts payable balances primarily related to timing of payments. Sales of new units and rental equipment, as well as increased leasing gross profit, positively impacted cash flow from operating activities during the six months ended June 30, 2005. See Results of Operations above for further discussion of sales and leasing gross profit.

        Cash used in investing activities was $59.7 million and $66.1 million for the six months ended June 30, 2005 and 2004, respectively. In February 2005, we acquired Mobile Space, Inc., a Chicago-based company, for $4.8 million while in March 2004, we acquired nearly 3,800 modular classrooms located in the state of California for approximately $43.5 million. In addition to acquisitions, our primary capital expenditures are for the discretionary purchase of new units for our lease fleet and betterments to the fleet. Capital expenditures related to our lease fleet increased $30.6 million, net of proceeds from sales of rental equipment, from the prior period. We seek to maintain our lease fleet in good condition at all times and generally increase the size of our lease fleet only in those local or regional markets experiencing economic growth and established unit demand.

        Net cash provided by financing activities of $40.0 million for the six month period ended June 30, 2005 consisted of additional net borrowings under our revolving credit facility which were used to fund the Mobile Space, Inc. acquisition and supplement cash flow from operating activities and fund capital expenditures. In addition, we incurred approximately $9.0 million in financing costs related to the Amended and Restated Credit Agreement. Net cash provided by financing activities of $38.4 million for the six month period ended June 30, 2004 consisted of additional borrowings under our revolving credit facility, which were used to supplement cash flow from operating activities and fund capital expenditures for the six month period, as well as the $43.5 million acquisition of California classroom units in March of 2004.

Cash Flow for Fiscal 2004, 2003 and 2002

        During 2002, 2003 and 2004, our principal sources of funds consisted of cash flow from operating sources. Cash flow from operating activities of $95.3 million in 2002, $74.2 million in 2003 and $56.9 million in 2004 were largely generated by the rental of units from our lease fleet, the associated delivery and installation services from rental and sales activities and other products. The $17.4 million decrease in cash flow from operating activities for the year ended December 31, 2004 was substantially the result of increased receivables related to increased classroom related revenue, particularly in the west and southeast regions of the country, partially offset by an increase in payables and other accrued expenses. Revenues from education customers increased from 23% of total revenue in 2003 to 28% of total revenue in 2004. These customers are typically slower paying, resulting in the increased receivables. The increase in accounts payable and other accrued expenses resulted primarily from the timing of related payments. Other factors that contributed to the decrease in net cash provided by operating activities from 2003 to 2004 included increases in SG&A, and an increase in paid interest resulting from the incremental interest expense discussed above.

        The $21.1 million decrease in cash flow from operating activities for the year ended December 31, 2003 as compared to the same period for 2002 is primarily related to the decrease in revenues, partially offset by an increase in accounts payable. The increase in accounts payable resulted primarily from the timing of related payments. The decrease in revenues was largely due to market sluggishness and competitive pricing pressures. In addition, state budget issues in certain parts of the country affected operating results for the year ended December 31, 2003 by producing delays in several significant modular classroom projects.

        Cash flow used in investing activities was $36.1 million in 2002, $43.6 million in 2003 and $102.9 million in 2004. Our primary capital expenditures are for the discretionary purchase of new units for the lease fleet and units purchased through acquisitions. In May 2003, we acquired for $3.2 million a Canadian company while in March 2004, we acquired nearly 3,800 modular classrooms located in the state of California for approximately $43.5 million. In August 2004, we made an investment in a modular space company, headquartered in Spain, for approximately $4.7 million. See Note 3 of the Notes to Audited Consolidated Financial Statements for further discussion of the California purchase and the Spain acquisition.

        The following table sets forth our investment in our lease fleet for the periods indicated.

	Year Ended December 31,
	2002	2003	2004
	(dollars in millions)
Capital expenditures for rental equipment:
Capital expenditures for lease fleet:
New units	$28.2	$36.5	$63.4
Betterments	12.6	16.8	16.5
Less: Proceeds from sale of used rental equipment	(24.0)	(20.7)	(29.4)

Net capital expenditure for lease fleet	16.8	32.6	50.5
Purchase of California classroom fleet	—	—	43.5
Purchase price allocated to fleet of acquired businesses	6.3	2.6	1.2

Net capital expenditures for rental equipment	$23.1	$35.2	$95.2

Other direct leasing costs included in the statement of operations	$43.7	$45.7	$51.8

        We believe we can manage the capital requirements of our lease fleet, and thus our cash flow, through the careful monitoring of our lease fleet additions.

        Our maintenance and refurbishment program is designed to maintain the value of lease fleet units and realize rental rates and operating cash flows from older units comparable to those from newer units. The sale of rental equipment helps preserve the overall quality of our lease fleet and enhances cash flow. Generally, costs of improvements and betterments aggregating less than $1,000 per unit are expensed as incurred. Expenditures that significantly extend the economic useful life of a unit or that materially alter a unit's configuration are capitalized.

        Other capital expenditures of $11.9 million, $7.6 million and $8.1 million in 2002, 2003 and 2004, respectively, consist of items not directly related to the lease fleet, such as branch buildings, land, equipment, leasehold improvements and management information systems.

        Net cash (used in) provided by financing activities was ($59.3) million in 2002, ($30.6) million in 2003, and $46.2 million in 2004. Net cash used in financing activities for 2003 and 2002 consisted largely of net repayments of our revolving credit facility debt and term loan under our Prior Credit Facility and in 2002, included $20.3 million for deferred financing costs relating to the issuance of additional 9.875% Notes and the Prior Credit Facility. Net cash provided by financing activities for 2004 consisted of additional net borrowings under our prior revolving credit facility, which were used to supplement cash flow from operating activities in the funding of capital expenditures, as well as the $43.5 million California fleet purchase as described above.

        At June 30, 2005, we had outstanding $150.0 million of 10.0% Notes due in 2008, $549.3 million of 9.875% Notes due in 2007 and $356.5 million in term loan and revolving credit facility debt under our Amended and Restated Credit Facility due in 2010. For a description of the 10.0% Notes and 9.875% Notes, see "Description of Other Indebtedness."

        Borrowings under the Amended and Restated Credit Facility of $356.5 million include $150.0 million in term loans and $206.5 million outstanding under the revolving credit facility at June 30, 2005. Excess borrowing base (collateral) availability calculated in accordance with the credit agreement was $146.5 million at June 30, 2005.

After the Refinancing Transactions

        On June 28, 2005, Williams Scotsman entered into the Amended and Restated Credit Facility. The Amended and Restated Credit Facility consists of a revolving credit facility of $500 million and a term loan of $150 million, each of which matures five years after its closing. Advances under the Amended and Restated Credit Facility are subject to a borrowing base test. If Williams Scotsman's excess availability under the Amended and Restated Credit Facility is less than certain thresholds, it will be required to comply with certain financial covenants. As of June 30, 2005, Williams Scotsman met the excess availability requirement and did not have to comply with financial covenants. See "Description of Other Indebtedness—Amended and Restated Credit Facility" for further description of the Amended and Restated Credit Facility.

        Williams Scotsman International sold 14,705,882 shares of common stock in its initial public offering. The aggregate gross proceeds to the company from the initial public offering was approximately $235 million. The Company also received approximately $6 million in connection with the exercise of over-allotment options by the underwriters to purchase 400,000 shares. We used net proceeds received from the offering of the initial notes, together with the proceeds from the initial public offering and the borrowings under the Amended and Restated Credit Facility to repay all outstanding indebtedness under the Prior Credit Facility, repurchase or redeem the 9.875% Notes, repurchase the 10.0% Notes, pay premium costs, accrued interest and transaction fees and expenses. As of September 30, 2005, all outstanding 9.875% Notes were repurchased or legally defeased by us and approximately $1.8 million of the 10.0% Notes were outstanding after consummation of the tender offer.

        Following the completion of the Refinancing Transactions, our short-term and long-term liquidity needs will arise primarily from principal and interest payments on our indebtedness, capital expenditures and working capital requirements. As of June 30, 2005, on a pro forma basis after giving effect to the Refinancing Transactions, we would be permitted to borrow an additional $115 million of indebtedness under the Amended and Restated Credit Facility. After giving effect to the Refinancing Transactions assuming that they had occurred on June 30, 2005 and that the interest rate on our variable rate indebtedness remains unchanged, our debt service requirements for the twelve months ending June 30, 2006 would be approximately $64.5 million. Our annual debt service obligations will increase by $5.2 million per year for each 1.0% increase in the average interest rate we pay, based upon the balance of variable rate debt outstanding at June 30, 2005, on a pro forma basis after giving effect to the Refinancing Transactions.

        For the next twelve months, we expect that cash flow from operations, cash on hand and available borrowing capacity under the Amended and Restated Credit Facility will be adequate to finance our development plans, ongoing operations and debt service obligations under the Amended and Restated Credit Facility and the notes. Over the longer term, we believe that cash flow from operations and available borrowing capacity under the Amended and Restated Credit Facility will generally be sufficient to fund our operations and debt service obligations. However, in order to repay the Amended and Restated Credit Facility and the notes at maturity, we will need to either refinance these facilities with indebtedness and/or raise equity capital. Also, in order to complete a major acquisition in North America or expand significantly in Europe, we may need to incur additional indebtedness or issue additional equity capital.

Off-Balance Sheet Arrangements

        We have no material off-balance sheet arrangements.

Contractual Obligations

        A summary of our significant contractual obligations as of December 31, 2004 is as follows (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Long term debt obligations (1)(2)	$905,474	$2,121	$753,353	$150,000	$—
Capital lease obligations	2,864	374	748	652	1,090
Revolving credit facility (1)	102,130	—	102,130	—	—
Interest on variable rate debt obligations (3)	32,580	16,345	16,235	—	—
Interest on fixed rate debt obligations	150,047	69,313	70,734	10,000	—
Operating leases (4)	28,043	9,640	11,465	4,492	2,446
Rental equipment purchase obligations (5)	21,258	21,258	—	—	—

Total contractual obligations	$1,242,396	$119,051	$954,665	$165,144	$3,536

(1)
As more fully described in Note 6 of the Notes to Audited Consolidated Financial Statements, we had borrowed $102.1 million under a revolving credit facility, which constituted part of the Prior Credit Facility, as of December 31, 2004. We also had a $206.3 million term loan, which constituted part of the Prior Credit Facility, and $549.2 million and $150.0 million of the 9.875% Notes and the 10.0% Notes, respectively, outstanding as of December 31, 2004.

(2)
As part of the Refinancing Transactions, we entered into the Amended and Restated Credit Facility and refinanced or extended the maturity of indebtedness under the Prior Credit Facility. We conducted the initial public offering and used the proceeds from the initial public offering and this offering, together with the borrowings under the Amended and Restated Credit Facility, to repurchase and/or redeem the 9.875% Notes and the 10.0% Notes. (See "Refinancing Transactions" and "Description of Other Indebtedness.")

(3)
Represents interest on variable rate revolving credit facility and term loan debt assuming a 5.3% interest rate, the rate in effect on December 31, 2004.

(4)
In accordance with SFAS No. 13, Accounting for Leases, operating lease obligations are not reflected in the balance sheet. See Note 8 of Notes to Audited Consolidated Financial Statements for additional information. Amounts included reflect both interest and principal payments.

(5)
Represents open purchase order commitments related to purchases of new rental units.

        The amount of unused revolving credit line, which would have matured in accordance with the terms of the Prior Credit Facility on December 31, 2006, was $197.9 million at December 31, 2004 and the amount of standby letters of credit, which would have expired in 2005, was $10.7 million at December 31, 2004.

Inflation

        We believe that inflation has not had a material effect on our results of operations. However, an inflationary environment could materially increase interest rates on our floating rate debt. The price of rental equipment sold by us and the replacement cost of such units could also increase in such an environment. Our standard lease generally provides for annual rental rate escalation at the inflation rate as determined by the Consumer Price Index after the end of the initial lease term. In addition, we may seek to limit our exposure to interest rate fluctuations by utilizing certain hedging mechanisms, although we are under no obligation to do so.

Critical Accounting Policies and Estimates

General

        This discussion and analysis of our financial condition and results of operations is based upon the consolidated financial statements of Williams Scotsman International, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. See Note 2 of the Notes to Audited Consolidated Financial Statements for further information. On an on-going basis, we evaluate estimates, including those related to depreciation of rental equipment, allowance for doubtful accounts, contingencies, goodwill impairment, and income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the consolidated financial statements.

Depreciation of rental equipment

        We depreciate rental equipment over its estimated useful life, after giving effect to an estimated salvage value. The useful life of our rental equipment is determined based on our estimate of the period over which the asset will generate revenue (generally 20 years), and the residual value (typically 50% of original cost) is determined based on our estimate of the expected value we could realize from the asset after this period. The lives and residual values are subject to periodic evaluation and may be affected by, among other factors, changes in building codes, legislation, regulations, local permitting and internal factors which may include, but are not limited to, changes in equipment specifications or maintenance policies. If these estimates change in the future, we may be required to recognize increased or decreased depreciation expense for these assets. For example, a change in our estimated useful life to 15 years from 20 years would decrease net income by approximately $12.3 million for the year ended December 31, 2004, while a change in the residual value to 40.0% from 50.0% would reduce net income by approximately $3.3 million for the year ended December 31, 2004.

Allowance for doubtful accounts

        We are required to estimate the collectibility of our trade receivables. Accordingly, allowances for doubtful accounts are maintained for estimated losses resulting from the inability of our customers to make required payments. We evaluate a variety of factors in assessing the ultimate realization of these receivables including the current credit-worthiness of customers. The allowance for doubtful accounts is determined based on historical collection results, days sales outstanding trends, and a review of specific past due receivables. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required, resulting in decreased net income.

Contingencies

        We maintain insurance coverage for our operations and employees with appropriate aggregate, per occurrence and deductible limits as we reasonably determine is necessary or prudent based on current operations and historical experience. The majority of these coverages have large deductible programs which allow for potential improved cash flow benefits based on our loss control efforts. Our current per incident deductibles are $125,000 for employee group health insurance and $500,000 for worker's compensation, auto, and general liability each. We expense the deductible portion of the individual claims. However, we generally do not know the full amount of our exposure to a deductible in connection with any particular claim during the fiscal period in which the claim is incurred and for which we must make an accrual for the deductible expense. We make these accruals based on a combination of the claims review by our staff and our insurance companies, and, periodically, the accrual is reviewed and adjusted based on our loss experience. Our loss experience is based largely on our estimates of known and anticipated claims based on historical claims experience from our operations. These estimates incorporate the information we obtain from insurers and data analysis of trends in our pending and settled claims. A high degree of judgment is required in developing these estimates of amounts to be accrued, as well as in connection with the underlying assumptions. In addition, our assumptions will change as our loss experience is developed. All of these factors have the potential for significantly impacting the amounts we have previously reserved in respect of anticipated deductible expenses, and we may be required in the future to increase or decrease amounts previously accrued. As of June 30, 2005 and December 31, 2004, we had approximately $7.9 million and $7.3 million, respectively, of liabilities recorded related to insurance. Amounts accrued have not varied significantly from period to period or from actual experience.

        We are subject to proceedings, lawsuits, and other claims related to environmental, product and other matters, and are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. As noted above, we have insurance policies to cover general liability and workers compensation related claims. A determination of the amount of net reserves required, if any, for these contingencies is made after analysis of each individual matter. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

Goodwill Impairment

        At June 30, 2005, we had approximately $170.7 million of goodwill, which principally relates to businesses we acquired prior to 1999. Goodwill is initially measured as the excess of the cost of an acquired business over the fair value of the identifiable net assets acquired. We do not amortize goodwill, but rather review our carrying value for impairment annually on October 1, and whenever an impairment indicator is identified. The goodwill impairment test involves a two-step approach. Under the first step, we determine the fair value of each reporting unit to which goodwill has been assigned. Our geographically-based operating segments are the reporting units for purposes of our impairment test. We compare the fair value of each reporting unit to its carrying value, including goodwill. We estimate the fair value of each reporting unit by utilizing published market EBITDA multiples of similar publicly traded companies. If the estimated fair value exceeds the carrying value, no impairment loss is recognized. If the carrying value exceeds the fair value, goodwill is considered potentially impaired and the second step is completed in order to measure the impairment loss. Under the second step, we calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets, including any unrecognized intangible assets, of the reporting unit from the fair value of the reporting unit as determined in the first step. We then compare the implied fair value of goodwill to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, we recognize an impairment loss equal to the difference.

        Because we are highly leveraged, the carrying value of our reporting units is low relative to the fair value of those reporting units which we estimate based on multiples of EBITDA. For example, in 2004 we generated $498 million of revenues and our consolidated book value at December 31, 2004 was only $21.1 million. Accordingly, our recent annual impairment tests have indicated that the fair values of our reporting units are well in excess of their carrying values, and the results of these tests are not particularly sensitive to the subjective assumptions that we have made to estimate the fair value of our reporting units. Further, we expect upon completion of this offering and the Refinancing Transactions that our net book value will increase, which could impact future impairment assessments. If our EBITDA was to decline substantially in the future, we may determine that our goodwill is impaired and make appropriate adjustments in accordance with our stated accounting policy for goodwill.

        Historically, we have acquired businesses without significant identifiable intangible assets, and accordingly, the most significant intangible asset recorded in our business combinations has been goodwill. As of June 30, 2005, the carrying value of our other intangible assets was $3.1 million, or less than 0.3% of total assets.

Income Taxes

        We are required to estimate income taxes in each of the jurisdictions in which we operate. The process involves estimating actual current tax expense along with assessing temporary differences resulting from differing treatment of items for book and tax purposes. These timing differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We have considered future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance. As of December 31, 2004, our deferred tax assets were $121.1 million, net of a valuation allowance of $5.2 million, and our deferred tax liabilities were $271.5 million. Our deferred tax assets consist primarily of future tax benefits associated with our NOL carryovers. We have recorded a valuation allowance of $5.2 million based on the pending expiration in the next few years of NOL carryovers that we estimate we will not be able to fully use. These NOL carryovers for income tax purposes have been largely created by originating deductible temporary differences in depreciation expense of our lease fleet. We expect that our taxable income in future periods will increase significantly as these differences reverse, allowing us to utilize substantially all of our NOL carryovers. If our operating results were to deteriorate and our future taxable income was insufficient to utilize these NOL carryovers before they expire, we would be required to increase the valuation allowance that we have recorded for our deferred tax assets.

Share Based Payments and Stock Compensation Expense

        From time to time, we issue options to key employees under stock option plans approved by our board of directors. As described more fully in Note 2(k) to our annual financial statements, since 2003 we have accounted for these option grants using the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation. In applying the fair value accounting provisions of SFAS No. 123, we use a generally accepted option valuation model, the Cox Rubenstein binomial valuation model. This model requires specified inputs to determine the fair value of Williams Scotsman International's stock options, including (i) the fair value of Williams Scotsman International's common stock on the grant date, (ii) the expected volatility of Williams Scotsman International's common stock over the expected option life, (iii) the risk-free interest rate, (iv) the expected dividend yield, and (v) the expected option life. We use historical data and objectively verifiable information to determine the risk-free interest rate, the expected dividend yield, and the expected option life. The most sensitive estimates that we make in determining the fair value of Williams Scotsman International's stock option grants is the estimated fair value of Williams Scotsman International's common stock on the grant date and its expected volatility. Because Williams Scotsman International's common stock has historically not traded in a public market, a valuation is performed by a stockholder of Williams Scotsman International with holdings approximating 41% of Williams Scotsman International's common stock. We used this stockholder to assist us with the valuation of Williams Scotsman International's common stock rather than an independent third party appraiser because we determined that this stockholder had extensive relevant valuation experience and was uniquely informed about our business and industry characteristics. We have used published historical stock indices of comparable companies to estimate Williams Scotsman International's common stock's volatility and have annually estimated Williams Scotsman International's common stock's fair value using contemporaneous generally accepted valuation methodologies approved by our board of directors, who are also experienced in business valuation methodologies.

        These annual valuations are determined using the average of three different valuation approaches, (i) the market approach—guideline public company method, (ii) market approach—guideline transactions method, and (iii) income approach—discounted cash flow method. These approaches utilize a variety of assumptions, including among other things published market EBITDA multiples of comparable publicly traded companies, published data from similar private transactions and our forecasts of future cash flows. The most significant assumptions that were used in our two most recent annual valuations are assumptions for comparable EBITDA market multiples, which have consistently ranged from 7.8 to 10.0, depending on the method used, and the EBITDA that we forecast in the next year. At each option grant date, we review current market conditions and any significant changes in operating results to determine that assumptions used in the latest annual valuation would not have significantly changed.

        In 2004 and during the first eight months of 2005, we have granted limited amounts of options to our employees. On May 5, 2004, Williams Scotsman International issued 269,442 options with an exercise price of $13.32 per share, and on March 25, 2005 Williams Scotsman International issued 173,987 options with an exercise price of $14.86 per share. The exercise price per share for these options was established by our Board of Directors based on the estimated fair value of Williams Scotsman International's underlying common stock. The increase in the per share value of Williams Scotsman International's common stock was primarily attributable to improvements in the operating performance of Williams Scotsman International that occurred between these two periods, including the favorable impact of the acquisition of the California DSA classroom units in March 2004, and improvements in our fleet utilization and average rental rate. The estimated fair value of these options of $1.4 million or $5.11 per share for the May 2004 option grant and $1.1 million or $6.38 per share for the March 2005 option grant is being recognized over the respective vesting period of five years. For the year ended December 31, 2004 and six months ended June 30, 2005, compensation expense related to all outstanding unvested options amounted to approximately $736,000 and $538,000, respectively.

        We believe that our estimates of the fair value of the stock options granted in recent periods are reasonable and supportable. However, had we assumed the offering price in the prospectus for the initial public offering of $16.00 per share was the fair value of Williams Scotsman International's common stock on the date of grant of Williams Scotsman International's 2004 and 2005 stock options, Williams Scotsman International's annual stock compensation expense would have increased by only $100,000. Net of income tax, the effect on net income would have approximated $65,000.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the risk of loss to future earnings, to future values, or to future cash flows that may result from the changes in the price of financial instruments. We are exposed to financial market risks, including changes in foreign currency exchange rates and interest rates. Exposure to market risks related to operating activities is managed through our regular operating and financing activities.

Foreign Currency Risk

        We are exposed to foreign currency translation risks. We do not enter into contracts or financial instruments to manage this risk. The exposure related to fluctuations in the exchange rates on the local currency of Williams Scotsman's 100% owned Canadian, Mexican, and European subsidiaries, Williams Scotsman of Canada, Inc., Williams Scotsman Mexico S. de R.L. de C.V., and Williams Scotsman Europe, S.L. are not significant to overall operations. The effect of changes in the exchange rate has been separately identified in the cash flow statement.

Interest Rate Risk

        The table below provides information about our financial instruments that are sensitive to interest rate changes:

	Year of Maturity at December 31, 2004
	2005	2006	2007	2008	2009+	Total	Fair Value
	(dollars in thousands)
Variable Rate Debt	$2,121	$306,316	$—	$—	$—	$308,437	$308,437
Average Interest Rate	5.18%	5.30%	—	—	—
Fixed Rate Debt	$221	$238	$549,424	$150,276	$890	$701,049	$727,382
Average Interest Rate (includes imputed interest related to capital leases)	6.74%	6.74%	9.87%	9.99%	6.74%

        After giving effect to the Refinancing Transactions, a substantial portion of our indebtedness will be variable interest rate debt. We may use interest rate hedging arrangements and swap agreements to limit our exposure to interest rate volatility based upon management's judgment.

BUSINESS

General

        Founded more than 50 years ago, we believe we are the largest provider of modular space solutions in North America. Operating through our network of 85 branch offices, we provide high quality, cost effective modular space solutions to a diversified client base of 25,000 customers in 450 industries including construction, education, commercial and industrial, and government. Our products, which include mobile offices, modular classrooms and other multi-unit modular structures, offer our customers flexible, low-cost, and timely solutions to meet their temporary space needs on an outsourced basis. We also provide portable storage solutions and we believe we are the third largest portable storage company in the United States. Our current modular space and portable storage lease fleet consists of approximately 97,000 units. In addition to leasing, we offer both new and used units for sale and provide delivery, installation and other ancillary products and services. For the year ended December 31, 2004, and the six months ended June 30, 2005, we generated revenues of approximately $498 million and $261 million, respectively, and as of June 30, 2005, we had invested a total of $1.2 billion in our lease fleet.

        Our business model is primarily focused on leasing rather than selling our units. We believe our leasing model is highly attractive because our lease fleet:

  •
  generates recurring revenues from our units leased to customers with an average lease duration of 27 months;

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  has average monthly leasing rates which recoup our average unit investment in approximately 47 months;

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  maintains a high utilization level that has averaged 83% over the last 10 years and has recently increased from 77% in 2003 to 81% for the second quarter of 2005;

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  consists of units with useful lives approximating 20 years which retain substantial residual values throughout these periods; and

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  produces incremental leasing operating margins of more than 60% (i.e. the contribution of an existing unit put on lease after reductions for cost of leasing, associated commissions and depreciation).

        Since 1997, the current management team has doubled the size of our fleet and increased the size of our branch network, both organically and through selective strategic acquisitions. As a result of these and other factors, from 1997 to 2004, we were able to increase our revenues at a CAGR of 11.2%. Today we estimate that we have at least 20% market share based upon the number of modular space units in our industry.

        The significant size of our lease fleet combined with our historical average utilization rates exceeding 80% and our minimal cash tax payments, have historically enabled us to generate substantial operating cash flows. Our operating cash flows will be further enhanced when our interest expense is significantly reduced following the Refinancing Transactions.

        Our modular space fleet consists of approximately 77,000 modular space units, which are generally comprised of standardized, versatile products that can be configured to meet a wide variety of customer needs. All of our modular space units are intended to provide convenient, comfortable space for occupants at a location of their choosing. The units are fitted with axles and hitches and are towed to various locations. Our units are wood or aluminum framed, mounted on a steel chassis, contain materials used in conventional buildings and are equipped with air conditioning and heating, electrical outlets and, where necessary, plumbing facilities. For many applications, our units can be combined into multi-unit configurations to meet the space needs of our customers. We believe that our units are durable, flexible and generally rent based upon condition rather than age. As a result, our units retain most of their initial value over their useful lives. Excluding the effects of our 2003 strategic disposal initiative, over the past ten years, we have sold modular space units from our lease fleet at an approximately 30% premium to net book value.

        Our portable storage fleet of approximately 20,000 units is primarily comprised of steel containers which address the need for secure, temporary, on-site storage of customer goods on a flexible, low-cost basis. We believe that our portable storage fleet provides a complementary product to cross-sell to our modular space customers, as well as to serve new customers.

History

        Williams Scotsman International was incorporated under the laws of Delaware in November 1993 for the purpose of acquiring Williams Scotsman. Williams Scotsman was formed by the 1990 merger of Williams Mobile Offices, Inc. and Scotsman Manufacturing, Inc. Our predecessor companies were founded over 50 years ago. Subsequent to the merger, we made the strategic decision to close our manufacturing facilities and focus on core leasing activities. In December 1993, Odyssey Partners, L.P., together with management, acquired all of Williams Scotsman International's common stock.

        Pursuant to a recapitalization agreement, on May 22, 1997, Williams Scotsman International (i) repurchased 12,210,212 shares of its outstanding common stock for an aggregate of approximately $293.8 million in cash and approximately $21.8 million in promissory notes which were repaid in January 1998 and (ii) issued 5,610,984 shares of common stock to the related parties of The Cypress Group L.L.C. and Keystone Inc. for an aggregate of approximately $135.0 million in cash.

        Since the 1997 recapitalization, we have made three significant acquisitions and a number of smaller acquisitions to compliment our internal fleet growth and branch expansion. We acquired Space Master International, Inc. on September 1, 1998 for total consideration of $272.7 million adding approximately 12,800 modular space units to our lease fleet. On February 1, 1999, we acquired Evergreen Mobile Company with a 2,000 unit modular space fleet, for $36.2 million. On March 26, 2004, we acquired nearly 3,800 modular DSA classroom units located in the state of California from Transport International Pool, Inc. (d/b/a GE Modular Space) for approximately $43.5 million.

Industry Overview

        The Modular Building Institute estimates that the U.S. modular space industry generated $3.0 billion of leasing and sales revenues (excluding manufacturing operations) in 2003. The industry has expanded rapidly over the last thirty years as the number of applications for modular space has increased and recognition of the product's positive attributes has grown. By outsourcing their space needs, customers are able to achieve flexibility, preserve capital for core operations, and convert fixed costs into variable costs. Flexibility and reusability are the hallmarks of modular buildings. Unlike structures built on-site which generally have a fixed utilization and occupancy design, a modular product is not site specific and can be reutilized. It is not unusual to have modular buildings serve a wide variety of users during their life spans. The industry remains highly fragmented, and we and GE Capital Modular Space are the largest providers in the industry.

        Companies within the modular space industry typically offer three major product types: single-wide modular space units, section modular space units and modular classrooms.

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  Single-wide and section modular space units are used in a variety of customer applications, including field offices at construction sites, rental facilities, hospital diagnostic annexes, special events headquarters, golf pro shops and larger general commercial offices. These units are typically very versatile and easy to install, enabling the provider to respond quickly and efficiently to customer needs. Customers are likely to base their leasing decision on product availability and price. As a result, we believe that providers must have a ready-to-lease fleet of standardized products located throughout a network of local branches to be successful. The section modular units are comprised of high-end modular units that are grouped in specialized configurations to meet a variety of needs for corporations, federal, state and local governments and other entities. The multi-unit complexes are used for a variety of applications such as general office space, healthcare facilities, military installations, workforce housing and detention facilities. We believe that this product category will continue to expand as the flexibility, affordability and portability of modular solutions are employed to meet a widening range of customer needs.

  •
  Modular classrooms serve the education market and are generally double-wide units that have been configured to serve as classrooms, computer and science labs and media centers, among other applications. Educational units are leased to school districts, which typically demand quality units supported by a high level of customer service and local knowledge. Demand for modular classrooms has continued to increase due to (1) an increase in state and local initiatives governing restricting class sizes, (2) pressures to find cost-effective ways to expand classroom capacity, (3) increased interstate and intrastate migrations necessitating rapid expansion of education space in particular regions or localities, (4) the continued growth of the school age population and (5) facility modernization. As the popularity and use of modular classrooms expand, we believe that customers are increasingly turning to large scale providers capable of delivering units with high aesthetic appeal, the structural strength to withstand long-term use by students, high air quality standards and timely maintenance of units on an ongoing basis.

        We are also a major participant in the U.S. portable storage industry, and although there are no published estimates of the size of the industry, management believes the size of the portable storage industry is expanding due to increasing awareness of the advantages of portable storage. The portable storage industry provides customers with a flexible and low-cost storage alternative to permanent warehouse space and fixed-site self storage by addressing the need for security, convenience and immediate accessibility. Portable storage products include both containers and over-the-road trailers. Containers, which comprise the majority of our fleet, are primarily steel and range from 20' to 40' in length and are typically used as ground entry storage containers. Portable storage units are delivered to the customer's location in order to address the need for secure, temporary, and convenient storage on a flexible, low-cost basis. The portable storage industry is also highly fragmented with the largest provider in the industry being Mobile Mini, Inc.

Competitive Strengths

Market Leadership with Significant Scale

        We believe we are the largest provider of modular space solutions in North America. We believe that we are the No. 1 or No. 2 provider of modular space solutions in most of our regional markets and that the Williams Scotsman brand has strong market awareness. We are one of the only industry participants with an extensive, nationwide branch network, with breadth and depth of fleet at the local level, and with the technical expertise and operational capabilities that can provide a full range of solutions including mobile offices, modular classrooms, and larger commercial applications. Our extensive footprint has enabled us to attract over 300 national account customers who prefer the convenience of working with a single source in multiple geographies. Additionally, our over 50 years of operating history and scale have enabled us to develop a favorable relationship with our suppliers and customers.

Customer Service Focus

        We believe that leasing of modular space is a service oriented business that requires significant local market presence and infrastructure. Customers seek to do business with modular space providers that maintain a readily available, high quality lease fleet, and provide full service capabilities. Our branches are staffed with sales personnel who work with our customers to define and solve their space needs. We also maintain a full-service support staff at the local level to prepare units for lease, to deliver and return units, and to maintain units while on lease. We have over 1,000 sales and service personnel at our branches and managed over 110,000 deliveries and returns of our modular space and portable storage units in 2004. As a result of this extensive customer focus, our top 20 customers by revenue for 2004 have done business with us for an average of 9.3 years.

Effective Fleet Management

        Our proprietary management information systems and fleet management initiatives allow us to actively manage our lease fleet to maximize customer satisfaction, optimize fleet utilization and rental rates and to control new unit capital spending. Our management information systems provide our local branches with real time, on-line access to comprehensive fleet information, including leasing history and condition and availability of our units. By providing this information at the local level, we are able to more effectively monitor, allocate and price units. In addition, we maintain a standardized lease fleet with units that meet multi-state industrial building codes which allows us to leverage our branch network and rapidly redeploy units to areas of higher customer demand in the surrounding geographic markets. At the same time, we are able to easily modify our structures to meet specific customer needs. Additionally, we have the flexibility to refurbish existing units in order to release them when we have sufficient customer demand or we can choose to sell used units to our customers.

High Degree of Diversity

        Our business is highly diversified in terms of customers, industries and geographies served. We have an estimated 25,000 customers, the largest of which accounted for less than 2% of our 2004 revenues, and our ten largest customers accounted for less than 8% of our 2004 revenues. From our roots of focusing primarily on the construction industry, we have expanded our applications over the years to several other end markets such as education, commercial and industrial, and federal, state and local government, facilitating our growth. From a geographic perspective, our fleet is deployed throughout most of the major markets in the United States and Canada and we recently entered Mexico. We believe that this diversity limits our exposure to downturns related to a given customer, industry or region while providing significant opportunities to grow our business.

Experienced Management with Significant Equity Ownership

        We believe our management's experience and long tenure with our company give us a strong competitive advantage. Our current senior management team, led by our President and Chief Executive Officer, Gerard E. Holthaus, who has been with us since 1994, has successfully entered new markets, expanded our customer base and more than doubled our fleet size. Our branch operations are led by an executive vice president and eight vice presidents, who collectively average 20 years of industry experience and 10 years with our company. Members of our management team held equity investments equivalent to an approximately 8.0% share of our company on a fully diluted basis immediately following the initial public offering of Williams Scotsman International.

Growth Strategy

Increase Utilization and Rental Rate of Existing Lease Fleet

        A significant factor in our profitability is the level of utilization of our existing lease fleet of approximately 97,000 units. Over the past ten years, our utilization rate has averaged 83% with a high of 87% in 1997 and a low of 77% in 2003. Historically, our average utilization rate has had a high correlation to non-residential construction starts. As the economy has recovered, we have begun to see utilization rate increases. For the six months ended June 30, 2005, our utilization rate has improved to 81%. Another important factor in our profitability is our average rental rate. In 2004, we implemented two price increases and have seen improvement in our average rental rate. We estimate that for every 1% of utilization rate increase in our existing fleet, we achieve an additional $2.9 million of annual leasing revenue and, for every $1 increase in average rental rate, we achieve an additional $0.9 million of annual leasing revenue. Given that our units have an average lease duration of 27 months, we have not yet realized the full benefits of these improving operating metrics.

Expand our Lease Fleet

        We intend to continue to expand our lease fleet through purchases of new units and selective acquisitions of units from third parties. We purchase new units or acquire existing units based on customer specific demand and forecast utilization levels by product, region and customer. From January 1, 2000 to June 30, 2005, we made eight acquisitions of approximately 8,400 units for a total aggregate fleet purchase price of $87.7 million. Units added through acquisitions accounted for approximately 21% of the total value of fleet purchases during this period. Among other reasons, acquisitions are attractive because they enable us to acquire units with existing leases that generate immediate revenues and leverage our existing infrastructure. Due to our extensive branch network, management information systems and experienced management team, we are generally able to integrate acquired fleets at a low cost within a relatively short period of time. For example, we identified Canada as a growth opportunity which we entered in 1999 through new unit purchases and acquisitions. Today we operate eight branches with approximately 3,800 units in Canada and look to continue to add units. We intend to continue to make selective fleet acquisitions in North America, including Mexico which we entered in 2004.

Further Penetrate Education Sector

        We intend to continue to expand our modular classroom business. We have expanded our revenues from education customers from 20% to 28% of our revenues from 2000 to 2004. We believe that the education market offers additional growth opportunities as a result of the following:

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  an increase in state and local initiatives governing maximum class sizes;

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  state and local governmental pressures to find cost-effective solutions to their classroom space needs;

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  shifting and fluctuating school populations necessitating expansion of education space, especially in the southeast and southwest regions of the United States;

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  the predicted growth of the school age population; and

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  facility modernization.

        Our modular classroom business is attractive because the classroom units have higher utilization rates and longer average lease terms than other modular space units and the modular classroom business is less cyclical. To develop this business, we have dedicated sales representatives for modular classrooms in key states such as Florida and California. We offer our education customers the flexibility to purchase or lease classroom units depending upon their needs and resources. They also benefit from our longstanding relationships with manufacturers, and our experience in meeting the numerous local building codes and specifications that apply to classroom units.

Expand our Sales Business

        We intend to continue to expand our sales business to meet the increased demand from our customers. Historically, we have sold new units to customers who prefer to own rather than lease. Although the education sector has been and will continue to be a consistent source of our sales revenue, we believe there are significant opportunities for the sale of modular space units to other sectors such as healthcare, commercial and industrial, and government. For example, the reorganization efforts by the U.S. military in recent years will create significant demand for our products. In 2005, we anticipate bidding on up to eight U.S. military modular building projects, with an aggregate revenue opportunity in excess of $100 million.

Grow Portable Storage Business

        We believe that the portable storage business is highly complementary to our modular space business and represents a significant growth opportunity. From 1997 to 2004, our storage product fleet has grown at a CAGR of 14.3% from approximately 7,700 units to approximately 19,600 units as a result of fleet purchases and acquisitions. Portable storage units are characterized by quick return of capital, long useful lives, a history of substantial value retention and the ability to generate recurring revenues and high operating margins. We expect to leverage our existing branch network, sales force, customer base and management information systems to deliver storage units to our current and potential customers. We intend to continue adding to our fleet of portable storage units and have expanded our sales force to include personnel who are dedicated exclusively to storage products.

European Expansion Opportunities

        We recently entered the European market and plan to grow our European business to capitalize on what we believe is an attractive geographic expansion opportunity. In July 2004, we acquired a minority interest in, and secured a right of first refusal to acquire one of the largest modular space providers in Spain, Wiron Construcciones Modulares, S.A. Wiron has 11 branches located in most major Spanish cities. We believe that the modular space industry is established in Europe, yet is significantly earlier in its lifecycle as compared to the U.S. market. In particular, we believe the European modular space industry has not experienced the expansion of applications and end markets to the extent experienced in the United States as modular space applications have historically been more focused on the construction industry. Given our historical experience in expanding modular space applications and customers through our sales efforts in the United States, we believe that we are well positioned to transfer our expertise to the European market. Likewise, we believe the fragmented nature of the European market presents us significant acquisition opportunities because there is only one competitor with a significant European footprint.

Products

        Our products can be used to meet a variety of customer needs. Sample applications of modular space units include classrooms, construction site offices, temporary office space, sales offices and special events headquarters. Our modular space fleet ranges from single-unit facilities to section modular structures, which combine two or more units into one structure for applications that require more space. Units typically range in size from 8 to 14 feet in width and 16 to 70 feet in length and are wood or aluminum framed mounted on a steel chassis. The units are fitted with axles and hitches and are towed to various locations. Most units contain materials used in conventional buildings and are equipped with air conditioning and heating, electrical outlets and, where necessary, plumbing facilities. Modular space units are extremely durable and generally have an estimated economic useful life of

20 years. During 2004, the average purchase price for new modular space units (excluding storage products) was $17,500 and the average modular space unit was leased for approximately $294 per month, although rates vary depending upon size, product type, features and geographic region. Products have varying lease terms, with average contractual terms of 15 months. However, most customers retain the product for a longer period as evidenced by an average existing lease duration of 27 months at June 30, 2005.

        Our specific product offerings are described below:

        Single-Wide Modular Space Units.    Single-wide modular space units which include mobile offices are the most functional and versatile units in our lease fleet. Units typically have "open interiors" which can be modified using movable partitions. Single-wide modular space units include tile floors, air conditioning/heating units, partitions and, if requested, toilet facilities.

        Section Modulars.    Section modulars are two or more units combined into one structure. Interiors are customized to match the customer needs. Examples of section modular units include hospital diagnostic annexes, special events headquarters, golf pro shops and larger general commercial offices.

        Classrooms.    Classroom units are generally standard double-wide units adapted specifically for use by school systems or universities. Classroom units usually feature chalkboards and teaching aids, air conditioning/heating units, windows along side-walls and, if requested, toilet facilities.

        Sales Offices.    Sales offices are marketed to businesses that require site located space for sales presentations. Exteriors are typically wood-sided with some models offering recessed front entries. Our "Executive Line" sales offices are larger, more expensive versions of the standard sales office with more amenities.

        Storage Products.    Storage products are windowless and are typically used for secure storage space. Our storage units are primarily ground-level entry storage containers with swing doors. These units are made of heavy exterior metals for security and water tightness.

Branch Network

        As a key element to our market leadership strategy, we maintain a network of 85 branch offices throughout the United States, Canada, and Mexico. This network enables us to increase our product availability and customer service within our regional and local markets. Customers benefit because they are provided with improved service availability, reduced time to occupancy, better access to sales representatives, the ability to inspect units prior to rental and lower freight costs which are typically paid by the customer. We benefit because we are able to spread regional overhead and marketing costs over a larger lease base, redeploy units within our branch network to optimize utilization, discourage potential competitors by providing ample local supply and offer profitable short-term leases which would not be profitable without a local market presence.

        Management believes geographic diversification of our branch network balances our economic and operating risk. In 2004, the northeast, mid-Atlantic, southeast, south central, west, north central and Canadian regions accounted for 18%, 12%, 22%, 10%, 22%, 10%, and 6% of our revenues, respectively. During 2004, we entered the Mexican market through the formation of a 100% owned subsidiary and the establishment of a branch office in Monterrey, Mexico. While we anticipate future revenue growth opportunities in this market, revenues for 2004 were not significant. For the year ended December 31, 2004, 94% of our consolidated revenues were generated from U.S. operations.

        Our branches are generally headed by a dedicated branch manager. Our branch operations are led by an executive vice president and eight vice presidents who collectively average 20 years of industry experience and 10 years with our company. Management believes it is important to encourage employees to achieve specified revenue and profit levels and to provide a high level of service to our customers. Approximately 30% of the regional managers' compensation is based upon the financial performance of their branches and approximately 36% of our regional and branch managers' compensation is tied to budgeted performance levels. Sales representatives' compensation is commission driven and based on the gross profits of business written.

Operations

Leasing

        Leasing revenue is a function of average monthly rental rate, fleet size and utilization. We monitor fleet utilization at each branch. For 2004, average fleet utilization was approximately 80%. While we adjust our pricing to respond to local competition in our markets, we believe that we generally achieve a rental rate equal to or above that of our competitors because of the quality of our products and our high level of customer service.

        As part of our leasing operations, we sell used modular space units from our lease fleet either at fair market value or, to a much lesser extent, pursuant to pre-established lease purchase options included in the terms of our lease agreements. Due in part to an active fleet maintenance program, our units maintain a substantial portion of their initial value which includes the cost of the units as well as costs of significant improvements made to the units.

New Unit Sales

        New unit sales include sales of newly-manufactured modular space units. We do not generally purchase new units for resale until we have obtained firm purchase orders (which are generally non-cancelable) for such units. New modular space units are generally purchased more heavily in the late spring and summer months due to seasonal classroom and construction market requirements.

Delivery and Installation

        We provide delivery, site-work, installation and other services to our customers as part of our leasing and sales operations. Revenues from delivery, site-work and installation result from the transportation of units to a customer's location, site-work required prior to installation and installation of the units which have been leased or sold. Typically units are placed on temporary foundations constructed by our service technicians, and service personnel will also generally install our ancillary products. We also derive revenues from tearing down and removing units once a lease expires.

Other

        We also derive revenue from other products and services, including rental of steps, furniture and ramps; sales of parts, supplies and security systems; and charges for granting insurance waivers (i.e., charging a fee to customers who do not provide their own insurance certificate).

Capital Expenditures and Acquisitions

        We closely monitor fleet capital expenditures, which include fleet purchases and capitalizable costs of improvements to existing units. Generally, fleet purchases are controlled by field and corporate executives, and must pass our fleet purchasing policy guidelines (which include ensuring that utilization rates and unrentable units levels are reviewed for acceptability, that redeployment, refurbishment and conversion options have been considered, and that specific return on investment criteria have been evaluated). We purchase our units through approximately 70 third-party suppliers (most suppliers have only one factory, which generally serves a market within 300 to 400 miles), with no significant dependence on any supplier. The top three suppliers of units for 2004 represented approximately 32%

of all fleet purchases, and the top ten suppliers represented approximately 66% of all fleet purchases. We believe that we have an excellent working relationship with our suppliers.

        We believe that our fleet purchases are flexible and can be adjusted to match business needs and prevailing economic conditions. We are not "locked in" to long-term purchase contracts with manufacturers and can modify our capital spending activities to meet customer demand. For example, our gross fleet capital expenditures prior to proceeds from sales of used units were approximately $40.8 million in 2002, $53.3 million in 2003, $79.9 million in 2004 and $65.4 million for the six month period ended June 30, 2005.

        We supplement our fleet spending with acquisitions. Although the timing and amount of acquisitions are difficult to predict, management considers its acquisition strategy to be opportunistic and will adjust its fleet spending patterns as acquisition opportunities become available. For example, on March 26, 2004, we acquired nearly 3,800 modular DSA classroom units located in the state of California from Transport International Pool, Inc. (d/b/a GE Modular Space) for approximately $43.5 million. We consider the purchase of these assets an asset purchase rather than an acquisition of a business because in many cases, the customer base of the leased units acquired was duplicative of our existing customer base, and we did not acquire employees, physical facilities, sales force, or other business related items.

Marketing

        In addition to opening new branches, we use a number of marketing tools to generate new business and customers. By maintaining a detailed and updated customer and prospect tracking system, marketing and sales personnel generally can identify when a particular customer or prospect typically utilizes our products and may contact such customer or prospect regarding their future needs.

        Through our marketing and sales efforts we have successfully expanded the uses for our products. For example, since 1993, the number of industries (as measured by Standard Industrial Classification ("SIC") code) that lease or purchase our products has increased from 360 to 450. Additionally, we expect to continue to increase our penetration of other industries that would benefit from the usage of our products. See "—Customer Base."

        Developing new customers is an integral part of the sales process and is monitored through the use of quarterly goals for each employee with sales responsibility. In addition to our prospect tracking databases, we conduct direct mail campaigns and are a heavy user of print advertising, including the yellow pages and customer trade publications. We have developed a toll-free telephone number network so that our customers can call and speak to a sales representative in the branch location nearest the site where the call was placed. In addition, we participate in numerous regional and national trade shows, and our sales personnel participate in local trade groups and associations. We also design marketing campaigns targeted at specific market niches.

        We also have a national accounts program which currently includes approximately 300 national accounts and we continue to pursue other national account relationships. The relationships are coordinated by a national account manager and serviced by the branch network. Due to our broad geographic capabilities, this program allows us to further differentiate ourselves from many of our "mom-and-pop" competitors by providing consistent service on a national basis.

Customer Base

        We continually seek to expand our customer base and the applications for our products. Our customer base is comprised of approximately 25,000 companies, which operate in approximately 450 industries. We believe that the construction, education, commercial/industrial and other, and government industries accounted for approximately 28%, 28%, 23%, and 7%, respectively, of total revenues in 2004, and that no other industry accounted for more than 3% of total revenues in 2004. During 2004, no single customer accounted for more than 2% of our total revenues and our top ten customers accounted for less than 8% of total revenues.

        Our key customer industries as categorized by SIC Code are as follows:

        Construction.    We provide office and storage space to a broad array of contractors associated with both residential and nonresidential buildings, commercial offices and warehouses; highway, street, bridge and tunnel contractors; water, sewer, communication and power line contractors; and special construction trades, including glass, glazing and demolition. We believe our construction customer base is characterized by a wide variety of contractors, who are associated with original construction as well as capital improvements in the commercial, institutional, residential and municipal arenas.

        Education.    Rapid and unpredictable shifts in populations within states often necessitate quick expansion of education facilities particularly in elementary and secondary schools. State and local governmental budgetary pressures, as well as classroom size reduction legislation, and refurbishment of existing facilities, have made modular space units, especially multi-sectional units, a convenient and cost-effective way to expand classroom, laboratory and library capacity. Our quality products are well suited for educational institutions, which demand a high level of maintenance and service support.

        Commercial/Industrial and Other.    This category includes a variety of industries and product uses which help diversify our revenue stream. Common examples include: entertainment, recreation, transportation terminals, recycling, retail and fast food establishments, metal processing and refining and disaster relief. Although there are a number of different industries in this category, we believe that no single industry included in this category was material to us in 2004.

        Government.    Governmental users consist of federal, state and local public sector organizations such as the United States Environmental Protection Agency and state highway administrations. We have enjoyed particular success in focused niches such as prisons and jails, courthouses, military installations, national security buildings and NASA facilities. Our strategy of concentrated regional focus has been particularly successful in gaining business from local governmental customers.

        Professional Services.    Customers in this category include professionals from a broad array of industry sectors including engineering, architectural, accounting, legal, insurance and sales.

        Healthcare.    Healthcare customers are frequent users of multi-sectional facilities as administrative offices, waiting rooms, MRI and other diagnostic annexes adjacent to existing hospitals.

        Utilities.    Modular space units have traditionally been leased to utilities involved in electrical service, natural gas distribution and production, and other energy-related services. Units are used as meeting rooms, reception and visitor centers, security offices and, during periods of utility plant reconstruction, as facilities to house the operations staff.

        Chemical and Pharmaceutical.    Chemical and pharmaceutical companies have been long-time users of temporary office space. Modular space units are particularly well suited for laboratory usage where space is needed for the duration of a specific project or for an off-site or isolated laboratory.

Fleet Management Information Systems

        Our propriety management information systems are instrumental to our lease fleet management and targeted marketing efforts and allow management to monitor operations at our branches on a daily, weekly, and monthly basis. Lease fleet information is updated daily at the branch level and verified through a monthly physical inventory by branch personnel. This provides management with on-line access to utilization, lease fleet unit levels and rental revenues by branch or geographic region. In addition, an electronic file for each unit showing its lease history and current location/status is maintained in the information system. Branch sales people utilize the system to obtain information regarding unit condition and availability. The database tracks individual units by serial number and provides comprehensive information including cost, condition and other financial and unit specific information.

Regulatory Matters

        We must comply with various federal, state and local environmental, transportation, health and safety laws and regulations in connection with our operations. We believe that we are in substantial compliance with these laws and regulations. In addition to compliance costs, we may incur costs related to alleged environmental damage associated with past or current properties owned or leased by us. We believe that our liability, if any, for any environmental remediation will not have a material adverse effect on our financial condition. However, we cannot be certain that the discovery of currently unknown matters or conditions, new laws and regulations, or stricter interpretations of existing environmental laws will not have a material adverse effect on our business or operations in the future.

        A portion of our units are subject to regulation in certain states under motor vehicle and similar registrations and certificate of title statutes. We believe that we have complied in all material respects with all motor vehicle registration and similar certificate of title statutes in states where such statutes clearly apply to modular space units. We have not taken actions under such statutes in states where it has been determined that such statutes do not apply to modular space units. However, in certain states, the applicability of such statutes to our modular space units is not clear beyond doubt. Due to the difficulty, expense and burden of complying with all possible motor vehicle and certificate of title requirements in such states, we do not take action to comply with every possible motor vehicle and similar registration and certificate of title requirement in such jurisdictions. If additional registration and related requirements are deemed to be necessary in such states or if the laws in such states or other states were to change to require us to comply with such requirements, we could be subject to additional costs, fees and taxes as well as administrative burdens in order to comply with such statutes and requirements. We do not believe the effect of such compliance will be material to our business, results of operations or financial condition.

Trademarks

        We own a number of trademarks important to our business, including Williams Scotsman® and Williams Scotsman [and design]®.

        Our material trademarks are registered or pending applications for registrations in the U.S. Patent and Trademark Office and various foreign jurisdictions. Registrations for such trademarks in the United States will last indefinitely as long as we continue to use and police the trademarks and renew filings with the applicable governmental offices. There are no claims pending against us challenging our right to use any of our material trademarks in the United States or any other country.

Competition

        Although our competition varies significantly by market, the modular space industry, in general, is highly competitive. We compete primarily in terms of product availability, customer service and price. We believe that our reputation for customer service and our ability to offer a wide selection of units suitable for various uses at competitive prices allows us to compete effectively. However, our primary competitor, GE Capital Modular Space, is less leveraged, has greater market share or product availability in some markets and has greater financial resources and pricing flexibility than us. The portable storage industry is also highly fragmented and Mobile Mini, Inc. and Mobile Storage Group, Inc. are the largest providers in the industry.

Employees

        As of June 30, 2005, we had approximately 1,380 employees. None of our employees are covered by a collective bargaining agreement. Management believes its relationship with our employees is good. We have never experienced any material labor disruption and are unaware of any efforts or plans to organize our employees.

Properties

        Our headquarters, which we own, is a three-story modular office structure located on approximately three acres in suburban Baltimore, Maryland. Our company is comprised of 85 branches located throughout the United States, Canada and Mexico. We lease approximately 71% of our branch properties and we own the balance. Management believes that none of our branch properties, individually, is material to our operations.

Legal Proceedings

        Currently, we are involved in various lawsuits and claims arising out of the normal course of our business. The nature of our business is such that disputes occasionally arise with vendors including suppliers and subcontractors and customers over warranties, contract specifications and contract interpretations among other things. We assess these matters on a case-by-case basis as they arise. Reserves are established, as required, based on our assessment of our exposure. We have insurance policies to cover general liability and workers compensation related claims. In the opinion of management, the ultimate amount of liability not covered by insurance, if any, under pending litigation and claims will not have a material adverse effect on our financial position or operating results.

        For further discussion of legal proceedings, see Note 8 of the Notes to the Audited Consolidated Financial Statements.

MANAGEMENT

Directors and Officers

        Our directors and executive officers are as follows:

Name	Age	Position
Gerard E. Holthaus	56	President and Chief Executive Officer; Director and Chairman of the Board *
Joseph F. Donegan	55	Executive Vice President—U.S. Field Operations *
Robert C. Singer	49	Executive Vice President and Chief Financial Officer *
William C. LeBuhn	42	Senior Vice President and Chief Administrative Officer *
John B. Ross	57	Vice President and General Counsel *
James N. Alexander	45	Director
Michael F. Finley	43	Director
Steven B. Gruber	48	Director
James A. Flick, Jr.	71	Director
James L. Singleton	49	Director

*
These officers hold the same positions in Williams Scotsman and Williams Scotsman International.

        Gerard E. Holthaus was elected Chairman of our board in April 1999 and has been our President and Chief Executive Officer since April 1997. He has been with our company since June 1994, and served as President and Chief Operating Officer from October 1995 to April 1997 and was Executive Vice President and Chief Financial Officer prior to that. He has served as a director since June 1994. Before joining our company, Mr. Holthaus served as Senior Vice President of MNC Financial, Inc. from April 1988 to June 1994. From 1971 to 1988, Mr. Holthaus was associated with the accounting firm of Ernst and Young LLP (Baltimore), where he served as a partner from 1982 to 1988. He also serves on the board of directors of The Baltimore Life Companies, a mutual life insurance company and FTI Consulting, Inc, a corporate finance/restructuring, forensic and litigation consulting and economic consulting business.

        Joseph F. Donegan became our Executive Vice President of U.S. Field Operations in March 2005. He has been the Executive Vice President of U.S. Field Operations of Williams Scotsman since May 2001. He was Senior Vice President and Northern Division Manager of our company since September 1996 and served as the Northeast Region Manager prior to that. Mr. Donegan's responsibilities include the implementation of corporate policies, attainment of branch profitability, fleet utilization management and development of personnel for the entire United States branch network. Mr. Donegan has 29 years of experience within the industry, and 20 years with Williams Scotsman.

        Robert C. Singer joined us on February 28, 2005 and is our Executive Vice President and Chief Financial Officer. Prior to joining our company, Mr. Singer had been Senior Vice President and Chief Financial Officer of TESSCO Technologies Inc. since 1999. From 1983 to 1999, Mr. Singer held progressive executive financial positions with McCormick and Company, Inc.

        William C. LeBuhn became our Senior Vice President and Chief Administrative Officer in March 2005. He has been Senior Vice President and Chief Administrative Officer of Williams Scotsman since March 2002 with responsibilities for Marketing, Human Resources, Legal and Information Systems. He formerly served as Vice President—Marketing and Human Resources from July 1999 to March 2002, and was Vice President of Human Resources from January 1994 to July 1999. Mr. LeBuhn's primary responsibilities include the strategic direction and coordination of multiple business units. Prior to joining our company, Mr. LeBuhn was HR Manager for Sherwin-Williams'

Eastern Division from 1992 to January 1994, Director of HR for Consolidated International Insurance Group, Inc. from 1988 to 1992, and HR Officer for Meridian Bancorp from 1984 to 1988.

        John B. Ross has been our Vice President and General Counsel since February 1995. Prior to joining the company, Mr. Ross was Corporate Counsel for MNC Leasing Corporation from 1983 to 1991 and Special Assets Counsel for MNC Financial, Inc. from 1991 to 1993. Prior to joining MNC Leasing Corporation and during the period from 1993 to 1995, he was engaged in the private practice of law in North Carolina and Maryland, respectively.

        James N. Alexander was elected as a director of our board in May 1997. Mr. Alexander has been a Managing Partner of Oak Hill Investment Management and its predecessors since June 2001, a Partner of Oak Hill Capital Management since February 1999, and a Vice President of Keystone Group, L.P. and its predecessors since August 1995. He previously worked at Goldman, Sachs & Co., where he was a Vice President in the fixed income division from August 1993 to July 1995.

        Michael F. Finley was elected as a director of our board in May 1997. Mr. Finley has been a Managing Director of Cypress Group L.L.C. ("Cypress") since 1998 and has been a member of Cypress since its formation in April 1994. Mr. Finley is also a director of Communications & Power Industries, Inc., Affinia Group Inc., and Cooper-Standard Automotive Inc. Prior to joining Cypress, he was a Vice President in the Merchant Banking Group at Lehman Brothers Inc.

        Steven B. Gruber was elected as a director of our board in February 2002. From February 1999 to present, Mr. Gruber has been a Managing Partner of Oak Hill Capital Management, Inc. From December 2004 to present, Mr. Gruber has been a Managing Partner of Oak Hill Capital Management II, LLC. From March 1992 to present, he has been a Managing Director of Oak Hill Partners, Inc. From February 1994 to present, Mr. Gruber has also been an officer of Insurance Partners Advisors, L.P., an investment advisor to Insurance Partners, L.P. From October 1992 to present, he has been a Vice President of Keystone Group, L.P. and its predecessors. Mr. Gruber is also a director of American Skiing Company, Blackboard, Inc., Travel Centers of America, Inc. ExlService Holdings, Inc., and several private companies, related to Keystone Group, L.P. and Oak Hill Capital Partners L.P.

        James A. Flick, Jr., was elected as a director of our board and appointed as the Chairman of our Audit Committee in September 2005. Mr. Flick had been a special executive of Willscot Equipment LLC (a position that is substantially equivalent to a director of a corporation and must be held by an independent person who is required to approve certain actions of Willscot) from 1997. Mr. Flick resigned as the special executive of Willscot prior to his election as our director. He has been the President and Chief Executive Officer of Winnow, Inc., a consulting company, since 1994 and also was the Chairman, President and Chief Executive Officer of Dome Corporation, a real estate management and services company, from 1994 to 2001. Mr. Flick was associated with the accounting firm of Ernst & Young LLP for twenty-six years, where he served as a senior partner in various operating positions, the insurance company of USF&G Corp., where he served as Chief Financial Officer and a member of the Board of Directors, and the investment firm of Legg Mason, where he served as an Executive Vice President and Managing Director of Corporate Finance. He is also a director of FTI Consulting, Inc. and serves as trustee for several nonprofit organizations.

        James L. Singleton, a former director of our company between May 1997 and April 2001, accepted a position on our board, effective February 28, 2005. Mr. Singleton is currently the Co-Chairman of Cypress and has been a founding member of that company since April 1994. He has served on several boards and is currently a director of WESCO International, ClubCorp, Danka Business Systems, and Meow Mix.

Board Structure and Compensation

Composition of our Board of Directors

        Our board of directors consists of six directors. We expect to appoint two additional directors to the board of directors, who would be deemed independent under applicable federal securities laws and the listing standards of the Nasdaq National Market. Our amended and restated by-laws provides that our board of directors consists of no less than three or more than twenty persons. The exact number of members on our board of directors will be determined from time to time by resolution of a majority of our full board of directors. Our board is divided into three classes as described below, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Messrs. Alexander and Finley are presently serving as Class I directors (with a term expiring in 2006). Messrs. Gruber and Singleton are presently serving as Class II directors (with a term expiring in 2007). Messrs. Holthaus and Flick are presently serving as Class III directors (with a term expiring in 2008).

Committees of the Board

        Our board of directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. We are required to have one independent director on each of these committees during the 90-day period beginning on the date of effectiveness of the registration statement filed with the Commission in connection with the initial public offering. After such 90-day period and until one year from the date of effectiveness of the registration statement, we are required to have a majority of independent directors on each of these committees. Thereafter, each of these committees is required to be comprised entirely of independent directors. Except for the Audit Committee as described below, each of these committees is comprised solely of independent directors. The following is a brief description of our committees.

        Audit Committee.    Our Audit Committee assists the board in monitoring the integrity of our financial statements, our independent auditors' qualifications and independence, the performance of our audit function and independent auditors, and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee will also review and approve all related-party transactions in accordance with the rules of the Nasdaq National Market.

        Messrs. Alexander, Finley and Flick are members of our Audit Committee. In September 2005 we appointed Mr. Flick as the Chairman of our Audit Committee. He qualifies as an audit committee financial expert under the rules of the Commission implementing Section 407 of the Sarbanes-Oxley Act of 2002, and meets the independence and the experience requirements of the Nasdaq National Market and the federal securities laws. In addition, our board of directors will appoint one new independent member to the Audit Committee within a 90-day period beginning on the effectiveness of the registration statement relating to the initial public offering and a second new independent member within a one year period beginning on the effectiveness of such registration statement to replace Messrs. Alexander and Finley.

        Compensation Committee.    Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors and employees and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Compensation Committee also administers the issuance of equity awards under our equity incentive plans. The Compensation Committee is also responsible for producing the annual report on executive compensation required to be included in our annual proxy materials under the federal securities laws. Messrs. Gruber and Singleton serve as members of our Compensation Committee and meet the independence requirements of the Nasdaq National Market and the federal securities laws.

        Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee nominates candidates for election to our board of directors and develops and recommends to the board of directors corporate governance guidelines that are applicable to us. Messrs. Singleton and Gruber serve as members of our Nominating and Corporate Governance Committee and meet the independence requirements of the Nasdaq National Market and the federal securities laws.

Compensation Committee Interlocks and Insider Participation

        Steven B. Gruber has been designated to serve on our board by Scotsman Partners, L.P., which owns approximately 24.86% of Williams Scotsman International's outstanding common stock. Mr. Gruber is a Managing Partner of Oak Hill Capital Management, Inc., which is the manager of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. and as a Managing Partner of Oak Hill Capital Management II, LLC, which is the manager of Oak Hill Capital Partners II, L.P. and Oak Hill Capital Management Partners II, L.P. (collectively, the "Oak Hill Partnerships"). Scotsman Partners, L.P. and the Oak Hill Partnerships are related parties. Mr. Gruber also is the Chairman of the Board of ExlService Holdings, Inc. ("EXL"), which is majority-owned by the Oak Hill Partnerships. EXL provides consulting assistance to us in connection with our Sarbanes-Oxley compliance program. In 2004 and the first six months of 2005, we paid EXL approximately $26,650 and $238,300, respectively, in fees and expense reimbursements.

        James L. Singleton has been designated to serve on our board by Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P., which own approximately 24.86% of Williams Scotsman International's outstanding common stock and are controlled by The Cypress Group L.L.C. Mr. Singleton is the Co-Chairman of The Cypress Group L.L.C. and was a founding member of The Cypress Group L.L.C. in April 1994. He is currently a director of WESCO International, Inc. ("WESCO"), 27.9% of the outstanding common stock of which is owned by Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. We use services from WESCO relating to plumbing, heating, air conditioning and electrical parts and supplies to maintain our fleet. We paid WESCO approximately $381,000, $646,000, $1,265,000, and $720,000 in 2002, 2003, 2004, and the first six months of 2005, respectively, for such services.

        Except as described above, no member of the Compensation Committee has any interlocking or insider relationship with the company which is required to be reported under the applicable rules and regulations of the Commission.

Directors' Compensation

        The following compensation is only received by directors who are not executive officers. Directors receive an annual fee of $25,000. In addition, directors receive a fee of $1,500 for each board meeting they attend ($750 if they attend telephonically). In addition, each member of a board committee receives a fee of $1,500 for each committee meeting they attend ($750 if they attend telephonically). Committee chairpersons for the audit committee, compensation committee and nominating and governance committee also receive annual fees of $15,000, $10,000 and $7,500 respectively. Directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the board of directors and its committees. Each director will also receive an award of restricted stock units valued at $45,000 with the award for 2005 made upon the consummation of the initial public offering of Williams Scotsman International. The restricted stock unit awards will fully vest in six months, and will be settled at that time in shares of our common stock. The shares received in respect of the restricted stock unit awards cannot be sold or transferred until one year after the recipient has ceased to serve as a director of the company.

Executive Compensation

        The following table sets forth certain information concerning the compensation paid or accrued for the last three completed fiscal years of our Chief Executive Officer and our four next highly compensated executive officers (the "Named Executive Officers") and two former executive officers during 2004. Officers listed below were being paid as officers of Williams Scotsman.

Long-Term Compensation
Annual Compensation (1)
				Securities Underlying Options	All Other Compensation (3)
	Year	Salary	Bonus (2)
Gerard E. Holthaus President and Chief Executive Officer	2004 2003 2002	$496,884 461,784 452,692	$162,000 — 116,250	— 205,362 —	$6,108 6,275 9,183
Joseph F. Donegan Executive Vice President—U.S. Field Operations	2004 2003 2002	331,675 331,573 321,490	58,500 — 37,500	— 76,060 —	1,865 1,651 3,885
William C. Lebuhn Senior Vice President and Chief Administrative Officer	2004 2003 2002	176,425 165,178 159,423	57,600 — 42,750	— 49,439 —	1,443 1,363 4,111
Sonney Taragin Former Vice President—Information Technology	2004 2003 2002	137,015 — —	26,250 — —	19,015 — —	1,312 — —
John B. Ross Vice President—General Counsel	2004 2003 2002	128,154 118,518 116,260	26,250 18,900 26,250	— 7,606 —	1,282 1,020 3,031
Joseph J. Vecchiolla Former Vice President of Marketing and Corporate Communications	2004 2003 2002	171,510 153,057 86,539	22,500 — —	9,507 19,015 19,015	1,640 587 760
John C. Cantlin Former Senior Vice President and Chief Financial Officer	2004 2003 2002	192,058 298,584 —	— — —	— 76,060 —	1,841 606 —

(1)
As permitted by rules established by the Securities and Exchange Commission, no amounts are shown with respect to certain perquisites where such amounts do not in the aggregate exceed the lesser of 10% of salary plus bonus or $50,000.

(2)
Effective February 2004, the Compensation Committee of our board approved the 2004 Management Incentive Plan to be paid during the first quarter of 2005. Annual bonuses are paid to key management personnel pursuant to a formula tied to annual budgeted EBITDA performance. If the targeted performance is achieved, a bonus is paid in an amount equal to a fixed dollar amount. If performance exceeds targeted levels, bonuses may be paid at an accelerated rate based on a formula not to exceed 2.5 times the fixed dollar amount. If minimum targets are not achieved, no bonuses are paid. Annual bonuses for Williams Scotsman's Chief Executive Officer, and all other Executive Officers, including the five highest paid executive officers, are reviewed and approved by the Compensation Committee.

(3)
Represents employer match under the 401(k) plan, and for Mr. Holthaus, the amount includes a disability insurance premium of $4,058 in each of 2004, 2003 and 2002.

Robert C. Singer

        Robert C. Singer's employment as Chief Financial Officer commenced on February 28, 2005. Under the terms of an employment agreement, effective March 25, 2005, Mr. Singer received a base compensation of $300,000, incentive bonus targets of $125,000, and grants of 114,090 stock options in 2005 at a grant price of $14.86. Mr. Singer was also paid a signing bonus of $100,000. The employment agreement also provides him with twelve months base pay should his employment relationship end other than for death or for cause (as defined in the agreement). In addition, Mr. Singer will be subject to various confidentiality, non-interference and non-solicitation restrictions. This employment agreement was superseded by the new employment agreement we entered into with Mr. Singer in September 2005 described under "New Employment Agreements" below.

Joseph J. Vecchiolla

        Joseph Vecchiolla served as Vice President of Marketing and Corporate Communications with the company from June 2002 to October 2004. His responsibilities included brand management, business development, advertising, marketing and public relations. Prior to joining us, Mr. Vecchiolla founded the full-service advertising agency Bradley Media Group. On October 27, 2004, Mr. Vecchiolla accepted the position of Regional Vice President, Mid-Atlantic Region.

Former Employees

        John C. Cantlin.    Mr. Cantlin was employed as the Chief Financial Officer of the company until September 16, 2004. At the time that his employment ended, his base annual salary was $257,500. No post-employment agreements were negotiated between the company and Mr. Cantlin at the time of his resignation.

        Sonney Taragin.    Effective January 21, 2005, the company has entered into a Severance Agreement and General Release (the "Severance Agreement") with Sonney Taragin, the company's former Vice President-Information Technology. Under the terms of the Severance Agreement, the company is required to pay Mr. Taragin, in addition to any amounts earned but not yet paid to him, the equivalent of six (6) months of his base salary through October 31, 2005, an automobile allowance through July 31, 2005 plus $26,250 as his management incentive for the year ended December 31, 2004. Mr. Taragin is entitled to medical coverage under the company's medical plans until October 31, 2005. The Severance Agreement also provides for outplacement services equivalent to $6,000. Further, the Severance Agreement contains a provision prohibiting Mr. Taragin from disclosing any confidential information of the company.

Option Grants in Last Fiscal year

        The following table contains information covering the number and value of Williams Scotsman International's stock options granted to the Named Executive Officers during the last fiscal year ended December 31, 2004.

Name	Number of securities underlying options (1)	Percent of total options granted to employees in fiscal year	Exercise price	Expiration date	Grant date present value of options (2)
Gerard E. Holthaus	—	0%	$—	—	$—
Joseph F. Donegan	—	0%	—	—	—
William C. LeBuhn	—	0%	—	—	—
Sonney Taragin	19,015	7%	$13.32	January 1, 2014	$97,200
John B. Ross	—	0%	—	—	—

(1)
Fifty percent of the options granted vest ratably over the next five years and fifty percent vest based on the company meeting certain financial goals over the same five periods. All options expire 10 years from the effective date of grant.

(2)
The grant date fair value of the options noted above was $4.99 and was calculated using the Cox Ross Rubinstein binomial model valuation method with the following assumptions:

•
an expected volatility of 43.3%

•
a risk free rate of return of 3.07%

•
a dividend yield of 0%, and

•
an expected life of 5 years.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

        The following table contains information covering the number and value of our unexercised stock options held by the Named Executive Officers at the end of the fiscal year.

Name	Number of Securities Underlying Unexercised Options at Fiscal year End (1) Exercisable/Unexercisable (2)	Value of Unexercised In-the-Money Options At Fiscal year End Exercisable/Unexercisable (3)
Gerard E. Holthaus	1,093,723/231,583	$10,225,865/$511,444
Joseph F. Donegan	404,639/85,377	3,734,923/194,868
William C. LeBuhn	366,609/59,326	3,556,821/145,719
Sonney Taragin	1,901/17,113	2,925/26,325
John B. Ross	252,138/17,493	2,446,796/63,216

(1)
No options were exercised by the Named Executive Officers during fiscal 2004.
(2)
For options granted under the 1997 Plan, 50% vest ratably over five years and 50% vest ratably based on the company meeting certain financial targets over the same five periods. All other options became fully vested in conjunction with the 1997 Recapitalization.
(3)
Based on the fair market stock value of $14.86 at December 31, 2004.

1994 Employee Stock Option Plan

        In March 1995, the Scotsman Holdings, Inc. 1994 Employee Stock Option Plan was adopted for certain salaried key employees (the "1994 Plan"). No options were granted after December 31, 2003. All options outstanding under the 1994 Plan became fully vested in conjunction with the 1997

Recapitalization. The exercise price of an option will not be less than the fair market value on the date of grant. Effective immediately prior to the consummation of the initial public offering, we suspended all new grants under the 1994 Plan.

Option Extension Amendment

        On March 25, 2005, our Board of Directors approved an Option Extension Amendment (the "Amendment") related to the 1994 Plan. This Amendment extends the expiration date of options to purchase 221,334 shares of common stock at an exercise price of $1.21 that are scheduled to expire on March 30, 2005 to March 1, 2007. Under the terms of the Amendment, if an eligible option remains outstanding after March 30, 2005, it can thereafter be exercised only on a single day which shall be the earlier of March 1, 2007 or the date of certain other events such as death or disability of the option holder or the occurrence of other events specified in the Amendment. Eligible options affected by the Amendment are options issued under the 1994 Plan which meet all of the following conditions: the option was issued on March 31, 1995; the original term of the option was scheduled to expire on March 30, 2005; and the option was outstanding but not yet exercised at the start of business on March 30, 2005. Named Executive Officers affected by the Amendment and options held affected by the Amendment are as follows: Gerard E. Holthaus, 88,990 options; Joseph F. Donegan, 22,247 options; William C. LeBuhn, 39,931 options and John B. Ross, 3,422 options. Our Board of Directors approved a resolution in September 2005 permitting Messrs. Holthaus, Donegan, LeBuhn and Ross to irrevocably elect to exercise all of their options described in the preceding sentence on the date Williams Scotsman International's common stock was priced for sale to the underwriters.

Amended and Restated 1997 Employee Stock Option Plan

        The Scotsman Holdings, Inc. 1997 Employee Stock Option Plan was adopted in December 1997 and amended and restated in December 1998 (the "1997 Plan"). Under the 1997 Plan, up to 1,823,538 options to purchase Williams Scotsman International' common stock may be granted to our officers and key employees or the officers and key employees of any of our affiliates. The purpose of the 1997 Plan is to promote our interests by (1) attracting and retaining outstanding individuals as officers and other key employees and (2) motivating such individuals to achieve our long-term performance goals by providing incentives in the form of stock ownership. Both non-qualified stock options and incentive stock options may be granted under the 1997 Plan. Our compensation committee has the authority to determine the participants to whom options are granted, the types of options to be granted to each participant, the number of shares covered by each option, the option exercise price, the conditions and the limitations applicable to the exercise of each option and to establish performance standards for determining the periods during which each option will be exercisable. Our compensation committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, options, in the case of certain unusual or nonrecurring events, whenever our Board of Directors determines that such adjustments are appropriate in order to prevent dilution or enlargement of benefits or potential benefits under the 1997 Plan. The individual option agreements govern manner of exercise and disposition of options following retirement, disability, death or other termination of employment. Immediately prior to the consummation of the initial public offering, we suspended all new grants under the 1997 Plan.

        Our compensation committee may amend, alter, suspend, discontinue or terminate the 1997 Plan or any portion thereof at any time, provided that any such action may not be taken without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the 1997 Plan and that any such amendment, alteration, suspension, discontinuance or termination that would adversely affect the rights of any participant will not be effective without the participant's consent.

2003 Employee Stock Option Plan

        In January 2003, the Scotsman Holdings, Inc. 2003 Employee Stock Option Plan was adopted for certain key employees (the "2003 Plan"). Under the 2003 Plan, up to 874,690 options to purchase Williams Scotsman International's common stock may be granted to our officers and key employees or the officers and key employees of any of our affiliates. The purpose of the 2003 Plan is to promote our interests by attracting and retaining outstanding individuals as officers and other key employees and motivating such individuals to achieve our long-term performance goals by providing incentives in the form of stock ownership. Both non-qualified stock options and incentive stock options may be granted under the 2003 Plan. Fifty percent of the options granted to a participant will vest ratably over five years and fifty percent will vest ratably based on our meeting certain financial targets over the same five years. Our compensation committee has the authority to determine the participants to whom options are granted, the types of options to be granted to each participant, the number of shares covered by each option, the option exercise price, the conditions and limitations applicable to the exercise of the option and to establish performance standards for determining the periods during which each option will be exercisable. Our compensation committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, options, in the case of certain unusual or nonrecurring events, whenever our Board of Directors determines that such adjustments are appropriate in order to prevent dilution or enlargement of benefits or potential benefits under the 2003 Plan. The individual option agreements govern manner of exercise and disposition of options following retirement, disability, death or other termination of employment.

        Our compensation committee may amend, alter, suspend, discontinue or terminate the 2003 Plan or any portion thereof at any time, provided that any such action may not be taken without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the 2003 Plan and provided that any such amendment, alteration, suspension, discontinuance or termination that would adversely affect the rights of any participant will not be effective without the participant's consent. Immediately prior to the consummation of the initial public offering, we suspended all new grants under the 2003 Plan.

        In May 2004, January 2003, and December 2002, 269,442, 747,099, and 23,958 options, respectively, were granted under the 1994, 1997, and 2003 Plans at an exercise price of $13.32 per share.

New Employment Agreements

        In September 2005, we entered into employment agreements with each of Messrs. Holthaus, Donegan, Singer, LeBuhn, and Ross, the terms of which are summarized below. The employment agreement with Mr. Singer superseded his previous employment agreement described above. Mr. Holthaus serves as President and Chief Executive Officer. Mr. Donegan serves as our Executive Vice President—US Field Operations. Mr. Singer serves as Chief Financial Officer. Mr. LeBuhn serves as Senior Vice President and Chief Administrative Officer. Mr. Ross serves as Vice President and General Counsel.

        The term of the employment agreements with each of Messrs. Holthaus, Donegan, Singer, LeBuhn, and Ross commenced on September 23, 2005, the date of the consummation of the initial public offering of Williams Scotsman International, Inc.'s common stock, and will terminate on the fifth anniversary of that date. Messrs. Holthaus, Donegan, Singer, LeBuhn, and Ross will receive a base salary of $486,000, $265,000, $300,000, $181,000 and $132,500, respectively, subject to upward adjustment by our board of directors in its sole discretion, and each of these executive officers is eligible to receive an annual cash bonus through participation in our management incentive plan, as in effect from time to time, and equity awards through our 2005 Omnibus Award Plan. In addition, Mr. Donegan is also eligible to participate in our targeted incentive plan for field management. Each of these executive officers is eligible to participate in our benefit plans, policies and programs.

        If the employment of any of these executive officers is terminated by us without "cause" or by the executive officer for "good reason" following a "change in control" (as each term is defined in the applicable employment agreement), as applicable, then:

  •
  the executive officer will be entitled to receive continued monthly payments of the executive officer's base salary and a management incentive bonus equal to the bonus paid to the executive officer in the year before his year of termination (plus in the case of Mr. Donegan the targeted incentive plan bonus to him for such prior year) to be paid ratably for twelve months (eighteen months for each of Messrs. Holthaus and Donegan) following the date of termination. The executive officer will also receive a pro rata portion of the management incentive bonus for the year of his termination to be paid when the management incentive bonuses for such year are paid generally. If section 409A of the Internal Revenue Code (the "Code") applies to the payments, the payments will commence on the six-month anniversary of the date of termination; and

  •
  the executive officer will be permitted to continue to participate in our health plan and our group term life insurance plan (and we will pay the premium of Mr. Holthaus's long term disability), at our cost, until the executive officer ceases to receive the continued base salary and management incentive bonus payments described above, unless the executive officer becomes eligible for comparable benefits from a subsequent employer, at which time he may continue to participate at the executive officer's cost for the remainder of the federally required period (generally eighteen months following the termination of the executive officer's employment).

        All payments and benefits to be paid or provided to any of these executive officers following a termination of the executive officer's employment by us without cause or by the executive officer for good reason following a change of control are conditioned upon the executive officer's execution of a general release.

        Following the termination of employment of any of the executive officers for any reason, the executive officer will be subject to:

  •
  a post termination non-compete covenant covering the entire United States of America for twelve months (eighteen months for each of Messrs. Holthaus and Donegan) following the date of termination,

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  a twelve month post-termination covenant to not hire or attempt to hire any of our employees, and

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  a twelve month post-termination covenant to not solicit any of our current or potential customers.

2005 Equity Award Plan

        In September 2005, we adopted the Williams Scotsman International, Inc. 2005 Omnibus Award Plan (the "2005 Plan"), for grants to be made to participants immediately prior to and following the consummation of the initial public offering. The purpose of our Plan is to give us a competitive edge in attracting, retaining and motivating employees, directors and consultants and to provide us with a stock plan providing incentives directly related to increases in Williams Scotsman International's stockholder value.

        Immediately prior to the consummation of the initial public offering, we suspended all new grants under the 1994, 1997, and 2003 Plans.

Terms of the Plan

        Administration.    Our compensation committee administers our 2005 Plan. The committee has the authority to determine the terms and conditions of any agreements evidencing any awards granted under our 2005 Plan, and to adopt, alter and repeal rules, guidelines and practices relating to our Plan. Our compensation committee has full discretion to administer and interpret the Plan, to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine among other things the time or times at which the awards may be exercised, and whether and under what circumstances an award may be exercised.

        Eligibility.    Any of our employees, directors, officers or consultants, or of our subsidiaries or their respective affiliates is eligible for awards under our 2005 Plan. Our compensation committee has the sole and complete authority to determine who will be granted an award under the plan.

        Number of Shares Authorized.    The 2005 Plan provides for an aggregate of 1,800,000 shares of Williams Scotsman International's common stock to be available for awards. No participant may be granted awards of options and stock appreciation rights with respect to more than 900,000 shares of common stock in any one year. No more than 900,000 shares of common stock may be granted under our 2005 Plan with respect to performance compensation awards in any one year. The maximum amount payable pursuant to a cash bonus under our 2005 Plan is $1,000,000. If any award is forfeited, or if any option terminates, expires or lapses without being exercised, shares of Williams Scotsman International's common stock subject to such award will again be available for future grant. If there is any change in our corporate capitalization, the compensation committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under our 2005 Plan, the number of shares covered by awards then outstanding under our 2005 Plan, the limitations on awards under our 2005 Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

        The 2005 Plan has a term of ten years and no further awards may be granted after that date.

        Awards Available for Grant.    The compensation committee may grant awards of nonqualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards or any combination of the foregoing.

        We granted 529,100 stock options to members of our senior management in connection with the initial public offering. Each of Messrs. Holthaus, Donegan, Singer, LeBuhn, and Ross received options to purchase approximately 144,000, 57,500, 57,500, 43,000 and 5,750 shares of our common stock respectively. The options have an exercise price equal to the public offering price per share of our common stock in the initial public offering. One half of each option will vest in four equal annual installments beginning on the first anniversary of the options' date of grant and the remaining half of the option will vest in four equal installments on December 31 of each of 2005, 2006, 2007 and 2008 if an EBITDA-based performance goal with respect to each such year is achieved. Any shares subject to the option which have failed to vest because a performance goal has not been achieved will become vested with respect to 50% of such shares if at least 90% of a cumulative performance goal for 2008 is achieved, with an additional 5% of the shares vesting for each additional percent of the cumulative performance goal over 90% that is achieved such that 100% of the shares will be vested if 100% of the cumulative performance goal is achieved. These EBITDA-based performance goals may be appropriately adjusted by the compensation committee under certain circumstances described in the option agreement.

        Options.    The compensation committee is authorized to grant options to purchase shares of common stock that are either "qualified," meaning they satisfy the requirements of Section 422 of the Code for incentive stock options, or "nonqualified," meaning they are not intended to satisfy the requirements of Section 422 of the Code. These options will be subject to the terms and conditions established by the compensation committee. Under the terms of our 2005 Plan, unless the compensation committee determines otherwise, the exercise price of the options will not be less than the fair market value of Williams Scotsman International's common stock at the time of grant. Options granted under the 2005 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by our compensation committee and specified in the applicable award agreement. The maximum term of an option granted under the 2005 Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) which have been held by the participant for at least six months, have been purchased on the open market, or the compensation committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism or by such other method as our compensation committee may determine to be appropriate.

        Stock Appreciation Rights.    Our compensation committee is authorized to award stock appreciation rights (referred to in this prospectus as SARs) under the 2005 Plan. SARs will be subject to the terms and conditions established by the compensation committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2005 Plan may include SARs and they may also award SARs to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. The terms of the SARs shall be subject to terms established by the compensation committee and reflected in the award agreement.

        Restricted Stock.    Our compensation committee is authorized to award restricted stock under the 2005 Plan. Awards of restricted stock will be subject to the terms and conditions established by the compensation committee. Restricted stock is common stock that generally is non-transferable and is subject to other restrictions determined by the compensation committee for a specified period. Unless the compensation committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment during the restricted period, then any unvested restricted stock is forfeited.

        Restricted Stock Unit Awards.    Our compensation committee is authorized to award restricted stock units. Restricted stock unit awards will be subject to the terms and conditions established by the compensation committee. Unless the compensation committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the compensation committee, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares, at the expiration of the period over which the units are to be earned, or at a later date selected by the compensation committee.

        Stock Bonus Awards.    Our compensation committee is authorized to grant awards of unrestricted shares, either alone or in tandem with other awards, under such terms and conditions as the compensation committee may determine.

        Performance Compensation Awards.    The compensation committee may grant any award under the 2005 Plan in the form of a cash bonus or in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals. The committee may establish these performance goals with reference to one or more of the following:

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  net earnings or net income (before or after taxes);

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  basic or diluted earnings per share (before or after taxes);

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  net revenue or net revenue growth;

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  gross profit or gross profit growth;

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  net operating profit (before or after taxes);

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  return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);

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  cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

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  earnings before or after taxes, interest, depreciation, and amortization;

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  gross or operating margins;

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  productivity ratios;

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  share price (including, but not limited to, growth measures and total stockholder return);

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  expense targets;

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  margins;

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  operating efficiency;

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  objective measures of customer satisfaction;

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  working capital targets; and

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  measures of economic value added.

        Transferability.    Each award may be exercised during the participant's lifetime only by the participant or, if permissible under applicable law, by the participant's guardian or legal representative, and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution.

        Amendment.    Our 2005 Plan has a term of ten years. Our board of directors may amend, suspend or terminate our 2005 Plan at any time; however, shareholder approval may be necessary if the law or listing standards of the Nasdaq National Market so require. No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

        Change in Control.    In the event of a change in control (as defined in the 2005 Plan) if the compensation committee in its discretion so determines, all outstanding options and equity issued under the 2005 Plan shall fully vest and performance compensation awards will vest, as determined by the compensation committee, based on the level of attainment of the specified performance goals. The compensation committee may, in its discretion, cancel outstanding awards and pay the value of the awards to the participants in connection with a change in control.

U.S. Federal Income Tax Consequences

        The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise of awards under the plan and the disposition of shares purchased pursuant to the exercise of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

        Options.    The Code requires that, for treatment of an option as a qualified option, shares of Williams Scotsman International's common stock acquired through the exercise of a qualified option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. Holders of qualified options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an "item of tax preference" which may give rise to "alternative minimum tax" liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the qualified option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of a qualified option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an otherwise qualified option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the qualified option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

        Restricted Stock.    A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act").) We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

        Restricted Stock Units.    A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) he actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

        Section 162(m).    In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and the four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. The 2005 Plan is intended to satisfy either an exception or applicable transitional rule requirements with respect to grants of options to covered employees. In addition, the 2005 Plan is designed to permit certain awards of restricted stock units and other awards to be awarded as performance compensation awards intended to qualify under either the "performance-based compensation" exception to Section 162(m) of the Code or applicable transitional rule requirements.

401(k)/Defined Contribution Plan

        The 401(k) Plan, as discussed in greater detail in Note 9 to the Notes to the Audited Consolidated Financial Statements, has a "profit sharing" feature, under which we may contribute, at our discretion, an additional amount which is allocated to the accounts of active participants who have been employed for 12 consecutive months by the company, who have completed 1,000 hours of service during the 401(k) Plan year and who are employed on the last day of the year, based on such participants' compensation for the year. The vesting schedule for these contributions is identical to that for matching contributions, as discussed in greater detail in Note 9 to the Notes to the Audited Consolidated Financial Statements.

        A participant's 401(k) Plan benefits generally are payable upon the participant's death, disability, retirement, or other termination of employment. Payments under the 401(k) Plan are made in a lump sum.

        In 2004, we made matching contributions to the 401(k) Plan participants in an aggregate amount of $314,542.

        For further discussion of our 401(k) defined contribution plan, see Note 9 to the Notes to the Audited Consolidated Financial Statements.

Deferred Compensation Plan for Executives

        During 1997, we adopted a deferred compensation plan for executives (the "Deferred Compensation Plan") which is meant to be an unfunded deferred compensation plan maintained for a select group of management within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. The Deferred Compensation Plan allows key employees to defer a specified amount of their compensation until termination or upon the occurrence of other specified events. All amounts credited to participants' accounts are deemed invested in the investment vehicles of the employee's choice. Because this plan is funded entirely by employee contributions, we have no funding liability for this plan. As of December 31, 2004, the total amount deferred under this Deferred Compensation Plan, including earnings, was $540,453.

Employee Stock Purchase Plan

        In September 2005, we adopted the Williams Scotsman International Inc. 2005 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). The purpose of the Employee Stock Purchase Plan is to provide our employees with an opportunity to purchase our common shares at a 4.75% discount to fair market value through accumulated payroll deductions. Employees may elect to participate in semi-annual offer periods, commencing at times set by our board of directors. All of our employees are eligible to participate in the Employee Stock Purchase Plan beginning with the first offer period beginning on or after their hire dates, so long as their customary employment is more than 20 hours per week and at least five months in any calendar year. Subject to certain limitations, eligible employees may elect to have up to $10,000 of payroll deductions made during each offer period. The Employee Stock Purchase Plan terminates five years after it became effective, unless it is terminated sooner by the board. The maximum number of common shares available for sale under the plan is 1,000,000 shares, subject to adjustments for certain defined events. The Employee Stock Purchase Plan is intended to be qualified under Section 423 of the Code.

PRINCIPAL STOCKHOLDERS

Beneficial Ownership of Our Common Stock

        All of the issued and outstanding shares of common stock of Williams Scotsman are owned by Williams Scotsman International. The following table sets forth information as of October 18, 2005, as to the beneficial ownership of shares of Williams Scotsman International's common stock by:

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  each person known to us to be the beneficial owner of more than 5% of Williams Scotsman International's common stock;

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  each Named Executive Officer;

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  each of our directors; and

  •
  all of our executive officers and directors as a group.

	Shares Beneficially Owned
	Common Stock
Name of Beneficial Owner
	Shares		(%)
Cypress Merchant Banking Partners L.P. (1)(2)(3) c/o The Cypress Group L.L.C. 65 East 55th Street New York, NY 10022	9,247,081		23.64
Cypress Offshore Partners L.P. (1)(2)(3) c/o The Cypress Group L.L.C. 65 East 55th Street New York, NY 10022	478,946		1.22
Scotsman Partners, L.P. (2)(3)(4) 201 Main Street Fort Worth, TX 76102	9,726,027		24.86
Odyssey Investment Partners Fund, LP (3)(5) 280 Park Avenue New York, NY 10017	2,724,986		6.96
ValueAct Capital Master Fund, L.P. (6) 435 Pacific Avenue Fourth Floor San Francisco, California 94133	2,753,110		7.04
James N. Alexander (7)	—		—
Michael F. Finley (8)	6,000	(9)	—
Steven B. Gruber (7)	—		—
James L. Singleton (8)	—		—
Brian Kwait (10)	—		—
Gerard E. Holthaus (11)(12)	1,069,385	(13)	2.67
Joseph F. Donegan (11)(12)	360,810	(13)	—
William C. LeBuhn (11)(12)	303,670	(13)	—
John B. Ross (11)(12)	206,123	(13)	—
Sonney Taragin (11)(12)	—		—
All executive officers and directors as a group (10 persons)	1,945,988		4.76

(1)
Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. (together, "Cypress Stockholders") are controlled by The Cypress Group L.L.C. or affiliates thereof. Cypress Associates L.P. is the general partner of Cypress Offshore Partners L.P. and Cypress Merchant Banking Partners L.P. The Cypress Group L.L.C. is the general partner of Cypress Associates L.P. The Cypress Group L.L.C. and Cypress Associates L.P. may be deemed to be the beneficial owners of the securities beneficially owned by Cypress Offshore Partners L.P. and Cypress Merchant Banking Partners L.P. only to the extent of their pecuniary interest therein. The Cypress Group L.L.C. and Cypress Associates L.P. disclaim any beneficial interests in excess of such amount. Certain executives of The Cypress Group L.L.C., including Messrs. James Singleton and Michael Finley, may be deemed to share beneficial ownership of the shares shown as beneficially owned by Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. Each of such individuals disclaims beneficial ownership of such shares.

(2)
Does not include shares beneficially owned by members of management, as to which Scotsman Partners, L.P., a related party to Keystone Group, L.P. ("Scotsman Partners") and Cypress Stockholders (together with Scotsman Partners, the "Investor Stockholders") have an irrevocable proxy.

(3)
Under an Investor Stockholders Agreement, the Cypress Stockholders, Scotsman Partners, and Odyssey Investment Group (as defined below) have agreed to vote their shares for certain nominees for director and other matters and the Cypress Stockholders, Scotsman Partners, and Odyssey Investment Group have agreed to restrict the transfer of their shares subject to certain exceptions. The Investor Stockholders Agreement (other than the registration rights provisions) will terminate (unless earlier terminated as specified in the Investor Stockholders Agreement) upon the earlier of (i) May 22, 2007 and (ii) completion of the initial public offering. See "Certain Relationships and Related Transactions—Investor Stockholders Agreement."

(4)
Mr. J. Taylor Crandall is the sole stockholder of Group 31, Inc. ("Group 31"), which is the general partner of Scotsman Partners. Group 31 and Mr. Crandall may be deemed to be the beneficial owner of the securities beneficially owned by Scotsman Partners, L.P. to the extent of his or its pecuniary interest therein. Group 31 and Mr. Crandall disclaim any beneficial interests in excess of such amount. The address of Mr. Crandall and Group 31 is the same as Scotsman Partners. Mr. Crandall is a Managing Partner of Oak Hill Capital Management, Inc. and Oak Hill Capital Management II, LLC.

(5)
Includes 5,556 shares that are beneficially owned by Odyssey Coinvestors, LLC, an affiliate of Odyssey Investment Partners, LLC (together, "Odyssey Investment Group"). The General Partner of Odyssey Investment Partners Fund, LP is Odyssey Capital Partners, LLC a Delaware limited liability company (the "General Partner of Odyssey") and the Managing Member of Odyssey Coinvestors, LLC is Odyssey Investment Partners, LLC, a Delaware limited liability company. Odyssey Capital Partners, LLC is the indirect beneficial owner of the securities beneficially owned by Odyssey Investment Partners Fund, LP. Odyssey Investment Partners, LLC is the indirect beneficial owner of the securities beneficially owned by Odyssey Coinvestors, LLC., Stephen Berger, William Hopkins, Brian Kwait and Muzzi Mirza are Managing Members of Odyssey Capital Partners, LLC and Odyssey Investment Partners, LLC, and, therefore, may each be deemed to share voting and investment power with respect to shares and votes deemed to be owned by the General Partner of Odyssey and Odyssey Investment Partners, LLC. Each Messrs. Berger, Hopkins, Kwait and Mirza disclaims beneficial ownership of such shares.

(6)
ValueAct Capital Master Fund, L.P. ("ValueAct Master Fund"), is a limited partnership organized under the laws of the British Virgin Islands. VA Partners, L.L.C. ("VA Partners") is a Delaware limited liability company, the principal business of which is to serve as the General Partner to ValueAct Master Fund. Mr. Jeffrey W. Ubben, Mr. George F. Hamel, Jr. and Mr. Peter H. Kamin are each managing members, principal owners and controlling persons of VA Partners, and directors and such activities constitute their principal occupations. Such information and the number of shares listed in the table are based solely upon the Schedule 13D filed with the Commission on September 30, 2005.

(7)
Such person's address is c/o Scotsman Partners.

(8)
Such person's address is c/o Cypress Merchant Banking Partners L.P.

(9)
Such person purchased 6,000 shares of common stock through a directed share program in connection with the initial public offering.

(10)
Such person's address is c/o Odyssey Investment Partners Fund, LP.

(11)
Such person's address is c/o the address of the company's principal executive offices.

(12)
Each member of management is a party to the certain Management Stockholders' and Optionholders' Agreement whereby he or she has agreed to limit the transferability of his or her shares. See "Certain Relationships and Related Transactions—Stockholders' Agreement."

(13)
Includes options to purchase 924,491, 347,120, 292,261, and 200,419 shares of Williams Scotsman International held by Messrs. Holthaus, Donegan, LeBuhn and Ross, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders' Agreement

        Williams Scotsman International, the Investor Stockholders and certain of our officers and employees identified as management stockholders are parties to a Management Stockholders' and Optionholders' Agreement dated as of September 14, 1998 (the "Stockholders' Agreement"), which contains certain rights and restrictions with respect to the transfer of each management stockholder's shares of common stock. The Stockholders' Agreement prohibits the transfer of any shares of common stock by management stockholders (other than sales required in connection with the disposition of all shares of common stock owned by the Investor Stockholders and their affiliates) until the earlier of twelve months after an initial public offering of our equity ("IPO") for designated officers (and sixty days after an initial public offering for non-designated officers) or the day after the Investor Stockholders and their affiliates have disposed of more than 33 1/3% of the shares of common stock originally acquired by the Investor Stockholders, and thereafter, the aggregate number of shares which may be transferred by each management stockholder in any calendar year (other than certain required sales) may not exceed 25% of the number of shares acquired pursuant to the Subscription Agreement between Williams Scotsman International and such management stockholder plus the number of any shares acquired pursuant to the exercise of stock purchase options. In addition, the Stockholders' Agreement restricts the transfer of shares of common stock by each management stockholder for a period of five years from the date of purchase of such shares, except certain permitted transfers and transfers pursuant to an effective registration statement or in accordance with Rule 144 under the Securities Act. Upon the expiration of such five-year period, subject to the foregoing restrictions, each management stockholder may transfer his shares after giving to the Investor Stockholders and the company, a right of first refusal to purchase such shares.

        Each management stockholder has the right (and in limited circumstances the obligation) to sell his shares in connection with certain dispositions of shares by the Investor Stockholders. In addition, upon termination of any management stockholder's employment, we may elect to require such management stockholder to sell to us all of his shares.

        The Stockholders' Agreement was amended on September 23, 2005 prior to consummation of the initial public offering of the shares of common stock of Williams Scotsman International. Except for the general transfer restrictions and the registration rights provisions which were amended as described below, all provisions of the Stockholders' Agreement were terminated.

        The general restrictions on transfer of shares of common stock of management stockholders will terminate as of the 180th day after the date on which an underwriting agreement for an IPO is entered into. A management stockholder may not transfer shares until the earlier to occur of (i) 60 days after an IPO, or (ii) the day the Investor Stockholders and their affiliates have disposed of more than 33 1/3% of the shares of common stock originally acquired by the Investor Stockholders, and thereafter, the aggregate number of shares which may be transferred by each management stockholder in any 12 month period (other than certain permitted sales) may not exceed 25% of the number of shares acquired pursuant to the Subscription Agreement between us and such management stockholder plus the number of any shares acquired pursuant to the exercise of stock purchase options. Notwithstanding this limitation, the selling stockholders (Messrs. Holthaus, Donegan, LeBuhn and Ross) may sell shares of common stock in the initial public offering so long as they enter into 180 day lock-up agreements for the benefit of the underwriters and do not transfer any other shares of common stock during this period.

        Under the amended Stockholders' Agreement, if we at any time after an IPO propose to register common stock on behalf of the Investor Stockholders, the management stockholders are entitled to piggyback registration rights with respect to such registration unless (i) the common stock held by such management stockholder has been disposed of pursuant to an effective registration statement, (ii) the entire amount of the common stock held by such management stockholder may be sold pursuant to Rule 144(k) or (iii) the common stock held by such management stockholder has ceased to be outstanding. However, the number of shares which may be sold by a management stockholder without the consent of the Investor Stockholders pursuant to any such registration statement may not exceed the product of (A) the total number of shares then beneficially owned by such management stockholder and (B) a fraction, the numerator of which shall be the total number of shares intended to be disposed of by the Investor Stockholders pursuant to such registration statement and the denominator of which shall be the total number of shares then beneficially owned by the Investor Stockholders. In addition, the selling stockholders (Messrs. Holthaus, Donegan, LeBuhn and Ross) were granted piggyback registration rights for their shares to be sold in the initial public offering.

        In connection with the registrations described above, we will indemnify any selling stockholders against certain liabilities, including liabilities under the Securities Act, and we will pay all fees, costs and expenses (except underwriting discounts and selling commissions).

Investor Stockholders Agreement

        On May 22, 1997, Williams Scotsman International, the Investor Stockholders, and the Odyssey Investment Group, Midocean Capital Partners New US, L.P. and Mr. Barry Gossett (together with their permitted transferees and the Investor Stockholders, the "Participating Stockholders") entered into an investor stockholders agreement, which was subsequently amended on September 1, 1998 (the "Investor Stockholders Agreement").

        Under the terms of the Investor Stockholders Agreement, unless otherwise agreed to by the Investor Stockholders, Williams Scotsman International's board of directors will consist of nine directors: three persons nominated by the Cypress Stockholders, three persons nominated by Scotsman Partners, one person nominated by Odyssey Investment Group, the Chairman of Williams Scotsman International's board of directors and the President of Williams Scotsman International, respectively. Each of Cypress Stockholders, Scotsman Partners and Odyssey Investment Group is entitled to remove and replace any or all of their respective designees on our board of directors and each is entitled to remove the director or directors who are the Chairman of Williams Scotsman International's board of directors and the President of Williams Scotsman International in accordance with the provisions of the Investor Stockholders Agreement. If Williams Scotsman International's common stock held by either the Cypress Stockholders or Scotsman Partners is reduced to an amount less than 20% of Williams Scotsman International's outstanding common stock, but 5% or more of Williams Scotsman International's outstanding common stock, the Cypress Stockholders or Scotsman Partners, as the case may be, will be entitled to designate only one director. Each of the Cypress Stockholders or Scotsman Partners will lose the right to designate any directors when the Cypress Stockholders or Scotsman Partners, as the case may be, no longer hold at least 5% of Williams Scotsman International's outstanding common stock. From and after the date that Odyssey Investment Group owns less than 5% of Williams Scotsman International's outstanding common stock, it will no longer be entitled to designate any director for election or removal. If any of Cypress Stockholders, Scotsman Partners and Odyssey Investment Group is entitled to designate a lesser number of directors pursuant to the Investor Stockholders Agreement, then they will vote their shares to cause the number of Williams Scotsman International's entire board of directors to be reduced by the number of directors they are no longer entitled to designate.

        Under the Investor Stockholders Agreement, until such time as either the Cypress Stockholders or the Scotsman Partners is no longer entitled to designate three directors, without the approval of a majority of the directors designated by each of the Cypress Stockholders and Scotsman Partners, respectively, we will not take certain specified actions (including mergers, consolidations, sales of all or substantially all assets, electing or removing Williams Scotsman International's Chairman or President,

issuing securities, incurring certain indebtedness, making certain acquisitions, approving operating and capital budgets and other major transactions).

        Under the Investor Stockholders Agreement, prior to the consummation of an IPO, each Participating Stockholder will have the right to acquire shares of Williams Scotsman International's common stock in connection with certain new issuances of Williams Scotsman International's common stock, on the same terms and conditions, for the amount necessary to allow the Participating Stockholder to maintain its percentage holding of Williams Scotsman International's outstanding common stock.

        The Investor Stockholders Agreement contains provisions limiting the ability of Participating Stockholders to transfer their shares in certain circumstances. Among other provisions, the Investor Stockholders Agreement includes (1) rights of first offer in favor of the Investor Stockholders with respect to proposed transfers of shares to a third party and (2) tag-along rights in favor of each Participating Stockholder pursuant to which a selling Participating Stockholder would be required to permit the other Participating Stockholders to participate on a proportional basis in a transfer of shares to a third party. Also, if one or more Participating Stockholders holding at least 60% of Williams Scotsman International's outstanding common stock determine to sell shares to a third party, in certain circumstances such Participating Stockholders have the right to require the other Participating Stockholders to sell their shares to such third party.

        The Investor Stockholders Agreement (other than the registration rights provisions) was terminated on September 23, 2005 upon consummation of the initial public offering of the shares of common stock of Williams Scotsman International.

Registration Rights

        Under the Investor Stockholders Agreement, Williams Scotsman International's principal stockholders are entitled to certain demand and piggyback registration rights. Cypress Stockholders and Scotsman Partners each may demand three registrations, if they own more than 20% of the number of shares that were owned on the effective date of the Investor Stockholders Agreement. Odyssey Investment Group and Barry P. Gossett may demand one registration. We are not required to file a registration statement within 180 days following the effective date of another registration statement in which all Participating Stockholders are entitled to include their securities.

        The non-requesting Participating Stockholders are entitled to piggyback registration rights with respect to any registration request made by the requesting Participating Stockholders. If the registration requested by a Participating Stockholder is in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities to be offered would adversely affect the success of the offering, the number of shares included in the offering shall be reduced pro rata among all Participating Stockholders in the proportion that the number of securities sought to be registered by each Participating Stockholder bears to the total number of securities sought to be registered by all Participating Stockholders; provided that, if the requesting Participating Stockholder is not able to sell at least 50% of the securities it requests to be registered, then this Participating Stockholder will have the right to request one more registration.

        The Participating Stockholders are entitled to piggyback registration rights with respect to a registration initiated by us. If we initiate a registration in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities to be offered would adversely affect the success of the offering, then the number of shares included in the offering shall be determined as follows: (i) first, shares offered by us for our own account; and (ii) second, shares requested to be included by the Participating Stockholders, pro rata among the Participating Stockholders in the proportion that the number of securities sought to be registered by each

Participating Stockholder bears to the total number of securities sought to be registered by all Participating Stockholders.

        In connection with the registrations described above, we will indemnify any selling stockholders against certain liabilities, including liabilities under the Securities Act, and we will bear all fees, costs and expenses (except underwriting discounts and selling commissions).

Oak Hill Securities Accounts

        Of the $150,000,000 aggregate principal amount of the 10.0% Notes, $30,000,000 aggregate principal amount of the initial notes was purchased at a discount from the offering price on behalf of accounts managed by Oak Hill Advisors, L.P. and its affiliates, which we collectively refer to as the Oak Hill Securities Accounts. In 2002, we sold $150,000,000 aggregate principal amount of our 9.875% Notes of which $12,000,000 aggregate principal amount of our 9.875% Notes was purchased on behalf of the Oak Hill Securities Accounts at a discount from the offering price. The Oak Hill Securities Accounts acquire and actively manage a diverse portfolio of investments. The principals of the Oak Hill Securities Accounts are associated with Oak Hill Capital Management, Inc., Oak Hill Capital Management II, LLC and Keystone Group, L.P. Keystone Group, L.P. is a limited partner of Scotsman Partners. Two of our directors are officers of Keystone Group, L.P.

        The Oak Hill Securities Accounts purchased $42,000,000 aggregate principal amount of the initial notes at a discount from the applicable offering price.

Tax Sharing Agreement

        On June 28, 2005, Williams Scotsman and Williams Scotsman International entered into a tax sharing agreement (the "Tax Sharing Agreement") whereby Williams Scotsman International elected to file consolidated federal income tax returns on behalf of Williams Scotsman and its subsidiaries. Under the Tax Sharing Agreement, Williams Scotsman and its subsidiaries will make payments to Williams Scotsman International. These payments generally equal Williams Scotsman and its subsidiaries' tax liabilities, if these tax liabilities had been computed on a stand alone basis.

Other Transactions

        Mr. John T. Moore, Jr., is employed as Manager of Field Reporting of Williams Scotsman and is the son-in-law of our President and Chief Executive Officer. For 2004, Mr. Moore received salary and bonus totaling $80,259 and other employment benefits, including 401(k) contributions by us. His salary and benefits were consistent with those provided to our other employees holding comparable positions. Mr. Moore received salary and bonus totaling $75,691 and $63,342 in 2003 and 2002, respectively.

        During 2002, Barry P. Gossett was engaged by us to assist with mergers and acquisitions, real estate project management, strategic initiatives and other general business services. As compensation for these services, Mr. Gossett received $120,000 for the year ended December 31, 2002. In accordance with the employment arrangement, Mr. Gossett served as Chairman Emeritus of our Board of Directors until October 31, 2002 when his employment arrangement ended.

        Pursuant to the directed share program in connection with Williams Scotsman International's initial public offering, Michael F. Finley, a director of our company, purchased 6,000 shares of Williams Scotsman International's common stock at the initial public offering price of $16.00 per share, for a total purchase price of $96,000.

        For a discussion of other related party transactions, see "Management—Board Structure and Compensation—Compensation Committee Interlocks and Insider Participation."

DESCRIPTION OF OTHER INDEBTEDNESS

Amended and Restated Credit Facility

        In connection with the offering of the initial notes, Williams Scotsman entered into an amended and restated credit agreement with a syndicate of lenders on June 28, 2005 as part of the Amended and Restated Credit Facility. Bank of America, N.A. is the administrative agent. Banc of America Securities LLC and Deutsche Banc Securities Inc. are the co-lead arrangers and joint book runners. Deutsche Bank Trust Company Americas is the syndication agent. Bank of America, N.A. is the collateral agent under the amended and restated credit agreement.

Structure

        The Amended and Restated Credit Facility consists of (a) a revolving credit facility of $500 million, including a sub-limit of $80 million for letters of credit (letters of credit would be 100% reserved against borrowing availability under the Amended and Restated Credit Facility) and (b) a term loan of $150 million. Advances under the Amended and Restated Credit Facility are limited by a borrowing base formula consisting of a percentage of eligible accounts receivable, plus a percentage of eligible rental equipment, less certain reserves and other amounts. On June 28, 2005, $150 million was outstanding under the term loan and approximately $208 million was outstanding under the revolving credit facility.

        The revolving credit facility may be used to issue standby or commercial letters of credit, and for general corporate and working capital needs. Subject to certain conditions, the revolving credit facility may also be used to refinance Williams Scotsman's 9.875% Senior Notes and 10.0% Notes.

Interest and Expenses

        Borrowings under the Amended and Restated Credit Facility initially bear interest at the borrower's option at the Eurodollar rate plus 2.50% or a base rate plus 1.00%. As of June 28, 2005, the interest rate in effect was 5.82% for the Eurodollar loan and 7.00% for the base rate loan. The combined weighted average rate was 6.51%. The interest rate margin is subject to pricing adjustments based on excess availability and a ratio of total funded debt to EBITDA. The unused portion of the Amended and Restated Credit Facility is subject to a per annum fee equal to 0.375% if the average revolving credit facility usage is less than 50% or 0.250% if the average revolving credit facility usage is equal to or greater than 50%.

        In connection with the Amended and Restated Credit Facility, Williams Scotsman is required to pay administrative fees, commitment fees and certain expenses and to provide certain indemnities, all of which we believe are customary for financings of this type.

Maturity

        The Amended and Restated Credit Facility matures five years after its closing.

Security and Guarantees

        We and Williams Scotsman's existing, and future domestic subsidiaries and its Canadian subsidiary have unconditionally guaranteed the repayment of the Amended and Restated Credit Facility, obligations under any hedging arrangement entered into with a lender or an affiliate of a lender and certain other obligations. The Amended and Restated Credit Facility and the guarantees are secured by substantially all of the tangible and intangible assets of the borrower and each of the guarantors under the Amended and Restated Credit Facility, with certain exceptions.

Covenants

        The amended and restated credit agreement contains affirmative and negative covenants customary for such financings. The amended and restated credit agreement includes covenants relating to limitations on, among other things:

  •
  dividends on, and redemptions and repurchases of, capital stock;

  •
  liens and sale-leaseback transactions;

  •
  loans and investments;

  •
  debt and hedging arrangements;

  •
  mergers, acquisitions and asset sales;

  •
  transactions with affiliates;

  •
  capital expenditures; and

  •
  changes in business activities conducted by us.

Financial Covenants

        If Williams Scotsman does not meet certain excess availability requirements, it will be required to comply with a senior secured leverage ratio, a consolidated interest coverage ratio and a minimum utilization test, as described below. As of June 30, 2005, Williams Scotsman met the excess availability requirement and did not have to comply with the financial covenants.

  •
  Williams Scotsman will not permit the senior secured leverage ratio for any "test period" ended on or prior to December 31, 2006 to be greater than 3.75 to 1.0, and for any test period ended after December 31, 2006 to be greater than 3.5 to 1.0.

  •
  Williams Scotsman will not permit the consolidated interest coverage ratio for any test period ended prior to December 31, 2007 to be less than 1.70 to 1.0, and for any test period ended on or after December 31, 2007 to be less than 1.90 to 1.0; provided that the contemplated initial public offering is consummated, the ratio will become 2.00 to 1.0 beginning on the first day of the fiscal quarter of Williams Scotsman that begins not earlier than twelve months after the date of the completion of the offering.

  •
  Williams Scotsman will not permit the utilization of its rental equipment for any period of thirteen consecutive months to be less than 73%.

        "Test Period" means each period of four consecutive fiscal quarters of Williams Scotsman (taken as one accounting period) ending on each of (i) the last day of the fiscal quarter of Williams Scotsman most recently ended prior to the date excess availability under the revolving credit facility is less than $75.0 million for three consecutive business days or is less than $70.0 million at any time and for which financial statements for Williams Scotsman and its consolidated subsidiaries have been delivered as required by the amended and restated credit agreement and (ii) the last day of each fiscal quarter of Williams Scotsman after the fiscal quarter referred to in clause (i) ending prior to or during the period in which Williams Scotsman is required to comply with the financial covenants.

        Williams Scotsman International and its subsidiaries (excluding Williams Scotsman and its subsidiaries) will not be subject to many of the affirmative and negative covenants in the amended and restated credit agreement so long as Williams Scotsman International is a holding company and meets certain other conditions specified in the credit agreement.

Events of Default

        The amended and restated credit agreement contains events of default, including, but not limited to:

  •
  nonpayment of principal, interest, fees or other amounts when due;

  •
  violation of covenants;

  •
  failure of any representation or warranty to be true in all material respects when made or deemed made;

  •
  cross acceleration and cross default;

  •
  change of control;

  •
  bankruptcy events;

  •
  material judgments; and

  •
  actual or asserted invalidity of the guarantees or security documents.

        Some of these events of default allow for grace periods and materiality concepts.

9.875% Notes

        The 9.875% Notes were issued by Williams Scotsman and fully and unconditionally guaranteed on a senior unsecured basis by the following 100% owned subsidiaries of Williams Scotsman: Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. Willscot Equipment LLC has fully and unconditionally guaranteed the 9.875% Notes on a subordinated basis. These 100% owned subsidiaries of Williams Scotsman act as joint and several guarantors of the 9.875% Notes. The 9.875% Notes are due June 1, 2007 with interest payable semi-annually on June 1 and December 1 of each year. In connection with the offering of the initial notes and other Refinancing Transactions, Williams Scotsman conducted a tender offer and consent solicitation, whereby it offered to purchase all outstanding 9.875% Notes at a cash purchase price of 100.5% of the principal amount thereof, together with accrued and unpaid interest, and asked the holders of the 9.875% Notes to consent to a supplemental indenture which would remove all restrictive covenants relating to the 9.875% Notes. Williams Scotsman executed and delivered a supplemental indenture setting forth the amendments to the indenture governing the 9.875% Notes, which eliminated substantially all of the restrictive covenants of such indenture. In connection with the tender offer for the 9.875% Notes, Williams Scotsman (i) accepted for payment and purchased $521.0 million principal amount of the 9.875% Notes (representing approximately 94.73% of the $550.0 million of aggregate outstanding principal amount of 9.875% Notes); (ii) initiated the Optional Redemption; and (iii) entered into a defeasance deposit agreement, under which it irrevocably deposited approximately $30.2 million of United States treasury bills to redeem the remaining 9.875% Notes on the redemption date in connection with the Optional Redemption; as a result, all remaining outstanding 9.875% Notes were legally defeased.

10.0% Notes

        The $150.0 million aggregate principal amount of the 10.0% Notes were issued by Williams Scotsman in August 2003. The 10.0% Notes are fully and unconditionally guaranteed on a senior secured second lien basis by the following 100% owned subsidiaries of Williams Scotsman: Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. Willscot Equipment LLC, also a 100% owned subsidiary of Williams Scotsman, has fully and unconditionally guaranteed the senior secured notes on a subordinated secured second lien basis. These 100% owned subsidiaries of Williams Scotsman act as joint and several guarantors of the senior secured notes. The 10.0% Notes are due August 15, 2008 with interest payable semi-annually on February 15 and August 15 of each year. On August 15, 2006, the 10.0% Notes will become redeemable at our option at a redemption price of 105.0% of the principal amount thereof plus accrued interest during the 12 month period beginning August 15, 2006 and 102.5% of the principal amount thereof plus accrued interest beginning August 15, 2007. In connection with the offering of the initial notes and other Refinancing Transactions, Williams Scotsman conducted a tender offer and consent solicitation, whereby it offered to purchase all outstanding 10.0% Notes at a cash purchase price of 109.522% of the principal amount plus accrued and unpaid interest and the holders of the 10.0% Notes were asked to consent to a supplemental indenture which removed substantially all restrictive covenants relating to the 10.0% Notes. Williams Scotsman executed and delivered a supplemental indenture setting forth the amendments to the indenture governing the 10.0% Notes, which eliminated substantially all of the restrictive covenants of such indenture. On September 29, 2005, in connection with the tender offer for the 10.0% Notes, Williams Scotsman accepted for payment and purchased $148.2 million principal amount of the 10.0% Notes (representing approximately 98.80% of the $150.0 million of aggregate outstanding principal amount of 10.0% Notes).

THE EXCHANGE OFFER

Terms of the Exchange Offer

        We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

        The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled "Description of the Notes."

        We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

        This exchange offer will expire at 5:00 p.m., New York City time, on                        , 2005, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

        We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

        We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

        To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

  (1)
  Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

  (2)
  Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under "—Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

  (3)
  Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under "—Guaranteed Delivery Procedure" below.

        The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

        Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

        If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

  (1)
  a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

  (2)
  a commercial bank or trust company having an office or correspondent in the United States, or

  (3)
  an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

  (1)
  by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant's account at The Depository Trust Company, or

  (2)
  for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

  (1)
  the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

  (2)
  a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

  (3)
  a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

  (4)
  trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

  (1)
  you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

  (2)
  any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

  (3)
  you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has an arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act,

  (4)
  you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an "affiliate," as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

  (5)
  if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

  (6)
  if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

        You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuers of its obligations under the registration rights agreement relating to the initial notes.

        To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

        Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

        A delivery of initial notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "—Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

        If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

  (1)
  you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

  (2)
  on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

  (3)
  the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

        Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

        We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at The Depository Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

        We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker-dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

        If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "—Conditions to the Exchange Offer" below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

        We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, in each case, in form satisfactory to us and the exchange agent.

        If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

        By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "—Exchange Agent" and before acceptance of your tendered notes for exchange by us.

        Any notice of withdrawal must:

  (1)
  specify the name of the person having tendered the initial notes to be withdrawn,

  (2)
  identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

  (3)
  be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

  (4)
  specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

  (5)
  if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant's account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

        The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

        You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "—Procedures for Tendering Initial Notes" above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

  (1)
  there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer,

  (2)
  there is no change in the current interpretation of the staff of the Commission which permits resales of the exchange notes,

  (3)
  there is no stop order issued by the Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

  (4)
  there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

  (5)
  we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

        These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

        If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

  (1)
  refuse to accept and return to their holders any initial notes that have been tendered,

  (2)
  extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

  (3)
  waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled "—Expiration Date; Extensions; Amendments; Termination."

Accounting Treatment

        We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

        We have appointed The Bank of New York as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

    By mail:

    The Bank of New York
    Corporate Trust Operations
    Reorganization Unit
    Attn: Diane Amoroso
    101 Barclay Street, 7E
    New York, NY 10286

    By hand/overnight delivery:

    The Bank of New York
    Reorganization Unit
    Attn: Diane Amoroso
    101 Barclay Street, 7E
    New York, NY 10286

    Facsimile Transmission: (212) 298-1915
    Confirm by Telephone: (212) 815-6331
    Attention: Diane Amororso

Fees and Expenses

        We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

        We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

        We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

  (1)
  certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

  (2)
  tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

  (3)
  a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

        If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

        The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

        In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

  (1)
  there is a violation of applicable law or interpretations of the staff of the Commission and, as a result, we are not permitted to effect an exchange offer;

  (2)
  the exchange offer is not consummated within 190 days of the date of the issuance of the initial notes;

  (3)
  the initial purchasers so request with respect to notes that are not eligible to be exchanged for exchange notes in the exchange offer; or

  (4)
  you (other than an exchanging agent) are not eligible to participate in the exchange offer or do not receive freely tradable exchange notes in the exchange offer (and you notify us within 30 days of the consummation of the exchange offer).

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

        Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution".

DESCRIPTION OF NOTES

General

        The initial notes were issued and the exchange notes will be issued under an indenture, dated as of September 29, 2005, among Williams Scotsman, Inc., as issuer, the Guarantors (as defined below), the Subordinated Guarantor (as defined below) and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. In this description, the word "Scotsman" refers only to Williams Scotsman, Inc. and not to any of its subsidiaries.

        The following description is a summary of the material provisions of the indenture. It does not restate the agreement in its entirety. We urge you to read the indenture because its, and not this description, defines your rights as Holders of the notes. Certain defined terms used in this description but not defined below under the caption "—Certain Definitions" have the meanings assigned to them in the indenture.

        Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of Scotsman in the Borough of Manhattan, The City of New York.

        The exchange notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of notes, but Scotsman may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

        The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Principal, Maturity and Interest

        The initial notes in an aggregate principal amount equal to $350 million were issued on the Issue Date and an aggregate principal amount of the exchange notes up to $350 million are being issued in this offering. The notes will mature on October 1, 2015. The notes will bear interest at the rate of 8.50% per annum, which will accrue from the Issue Date and be payable semi-annually to Holders of record at the close of business on the March 15 and September 15 immediately preceding the interest payment date on April 1 and October 1 of each year, commencing April 1, 2006. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Additional notes in unlimited amounts may be issued in one or more series from time to time, subject to the limitations set forth under the covenants described under "—Certain Covenants—Limitation on Indebtedness."

        The notes will not be entitled to the benefit of any mandatory sinking fund.

Optional Redemption

        Except as set forth in the following paragraph, the notes will not be redeemable at the option of Scotsman prior to October 1, 2010. On and after such date, the notes will be redeemable, at Scotsman's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of the principal amount thereof), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2010	104.250%
2011	102.833%
2012	101.417%
2013 and thereafter	100.000%

        In addition, at any time and from time to time on or prior to October 1, 2008, Scotsman may, at its option, redeem in the aggregate up to 35% of the aggregate principal amount of the notes issued under the indenture (including any additional notes, if applicable, but excluding Exchange Notes issued in exchange for notes) with the proceeds of one or more Qualified Equity Offerings subsequent to the Issue Date (provided that if the Qualified Equity Offering is a sale of any Capital Stock (other than Disqualified Capital Stock) of Williams Scotsman International or another issuer (other than Scotsman), a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such notes is contributed to the equity capital of Scotsman), at a redemption price (expressed as a percentage of principal amount) of 108.50% plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that (i) at least 65% of the aggregate principal amount of the notes issued under the indenture (including any additional notes, if applicable, but excluding Exchange Notes issued in exchange for the notes) must be outstanding after each such redemption and (ii) such redemption is made not more than 90 days after the consummation of such Qualified Equity Offering.

  Optional Redemption Upon Change of Control

        At any time on or prior to October 1, 2010, the notes may also be redeemed as a whole but not in part at the option of Scotsman upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days' prior notice (exercisable no later than 30 days after such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Scotsman may provide in such notice that payment of such price and performance of Scotsman's obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the occurrence of the related Change of Control, and the redemption described therein may be conditioned upon the occurrence of the related Change of Control.

        "Applicable Premium" means, with respect to a note at any redemption date, the greater of (a) 1.0% of the principal amount of such note and (b) the excess of (A) the present value at such time of (1) the redemption price of such note at October 1, 2010, plus (2) all required interest payments due on such note through October 1, 2010, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to October 1, 2010; provided, however, that if the period from the redemption date to October 1, 2010 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which, such yields are given, except that if the period from the redemption date to October 1, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in principal amount or less shall be redeemed in part; provided that in the event of a redemption made pursuant to the second paragraph of "—Optional Redemption," selection of the notes or the portion thereof to be redeemed shall be made by the trustee only on a pro rata basis or on nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. Notes that are redeemed by Scotsman or that are purchased by Scotsman pursuant to an "Exceeds Proceeds Offer" as described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and pursuant to a Change of Control Offer as described under "—Certain Covenants—Change of Control" or that are otherwise acquired by Scotsman will be surrendered to the trustee for cancellation.

Mandatory Redemption or Offer to Purchase

        Except as set forth below under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Certain Covenants—Change of Control," Scotsman will not be required to make any mandatory redemption or repurchase with respect to the notes.

Ranking

        The notes will be senior unsecured obligations of Scotsman, ranking equally in right of payment with all other senior unsecured obligations of Scotsman, including obligations under other unsubordinated unsecured Indebtedness of Scotsman.

        Each Guarantee will be a senior unsecured obligation of such Guarantor, ranking equally in right of payment with all other senior unsecured obligations of such Guarantor, including obligations under other unsubordinated unsecured Indebtedness of such Guarantor.

        The Subordinated Guarantee will be a subordinated obligation of the Subordinated Guarantor and will be subordinated in right of payment to all existing and future Subordinated Guarantor Senior Indebtedness of the Subordinated Guarantor (including the Subordinated Guarantor's guarantee on a senior secured basis of all obligations of Scotsman under or in respect of the Credit Agreement (and refinancings thereof)), equally in right of payment with all Indebtedness of the Subordinated Guarantor that does not constitute Subordinated Guarantor Senior Indebtedness and senior in right of payment to all obligations of the Subordinated Guarantor that are expressly subordinated to the Subordinated Guarantee.

        As of June 30, 2005, approximately 60.0% of the net book value of Scotsman's fleet was in the Subordinated Guarantor. Because the guarantee of the notes by the Subordinated Guarantor is subordinated, the Subordinated Guarantor's obligations with respect to its Subordinated Guarantee of the notes are subordinated in right of payment to all obligations of the Subordinated Guarantor that constitute Subordinated Guarantor Senior Indebtedness (including the Subordinated Guarantor's guarantee of the Credit Agreement and any refinancing of the Credit Agreement). See "Risk Factors—Risks Relating to the Exchange Notes—Willscot's guarantee of the exchange notes is subordinated to its existing and future senior obligations."

        As of June 30, 2005, after giving effect to the Refinancing Transactions, Scotsman, the Guarantors and the Subordinated Guarantor would have had approximately $873.4 million of Indebtedness outstanding, including approximately $519 million of Indebtedness outstanding under the Credit Agreement. All of the outstanding Indebtedness under the Credit Agreement is guaranteed by the Guarantors and the Subordinated Guarantor and secured by Liens on the assets of Scotsman and its Restricted Subsidiaries.

        Although the indenture contains limitations on the amount of additional Indebtedness that Scotsman, the Guarantors and the Subordinated Guarantor may incur, under certain circumstances the amount of such Indebtedness could be substantial. Moreover, the indenture does not impose any limitation on the incurrence by Scotsman or its subsidiaries of liabilities that are not considered Indebtedness under the indenture. The notes, the Guarantees and the Subordinated Guarantee will be effectively subordinated to all secured obligations of Scotsman, the Guarantors and the Subordinated Guarantor (including those under the Credit Agreement), to the extent of the value of the security. In addition, the notes, the Guarantees and the Subordinated Guarantee will be structurally subordinated to any obligations of Subsidiaries of Scotsman that are not Guarantors. As of the Issue Date, Scotsman's Mexican and European Subsidiaries will be Unrestricted Subsidiaries and will not be Subsidiary Guarantors. As of June 30, 2005, approximately 0.32% of the net book value of Scotsman's fleet was in Subsidiaries that are not Guarantors. See "—Certain Covenants—Limitation on Indebtedness."

Guarantees of the Notes

        The indenture provides that each Guarantor will unconditionally guarantee on a senior basis jointly and severally to each Holder, all of Scotsman's obligations under the notes, including its obligations to pay principal, premium, if any, and interest with respect to the notes. The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Subsidiary Guarantor under the applicable Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor determined in accordance with GAAP. Except as provided in "—Certain Covenants" below, Scotsman is not restricted from selling or otherwise disposing of any of the Subsidiary Guarantors. The Guarantors have jointly and severally guaranteed all obligations of Scotsman under the Credit Agreement, and each Guarantor has granted a security interest in all or substantially all of its assets to secure its respective guarantee of the obligations of Scotsman under the Credit Agreement.

        The Guarantors will include Williams Scotsman International and any Restricted Subsidiary of Scotsman, whether formed or acquired after the Issue Date, that guarantees any obligation in respect of any Credit Facility (other than any Foreign Subsidiary that only guarantees Indebtedness of another Foreign Subsidiary); provided, further, that if any Guarantor is released from its guarantee of all outstanding Indebtedness under all Credit Facilities, such Guarantor shall be automatically released from its obligations as Guarantor and, from and after such date, such Guarantor shall cease to constitute a Guarantor; provided, further, that the Subordinated Guarantor shall not be a Guarantor except to the extent permitted below. Notwithstanding the foregoing, any Subsidiary that is a Securitization Subsidiary that does not guarantee any indebtedness under any Credit Facility (other than in connection with the Permitted Units Financing) shall not be required to become a Guarantor. At the time of the offering of the notes, our Subsidiaries Space Master International, Inc., Evergreen

Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. will be Subsidiary Guarantors. As of the Issue Date, the Subsidiary Guarantors and the Subordinated Guarantor constitute all of our domestic and Canadian Subsidiaries. If consented to by the requisite holders of the then outstanding Subordinated Guarantor Senior Indebtedness, the Subordinated Guarantor may notify the Trustee and Noteholders in writing that it irrevocably elects to become a Guarantor. In such case, the subordination provisions with respect to the Subordinated Guarantee shall cease to apply and the guarantee of the Subordinated Guarantee shall be amended to have terms and conditions identical to those of a Guarantee.

        The indenture provides that if (1) the notes are defeased in accordance with the terms of the indenture or (2) the conditions set forth under "—Satisfaction and Discharge" are satisfied, then each Guarantor shall automatically be released and discharged of its Guarantee Obligations in respect of the indenture and the notes. In addition, if (1) there is a sale or other disposition of the Capital Stock of a Subsidiary Guarantor (or other disposition transaction) which is otherwise permitted by the indenture that results in such Subsidiary Guarantor ceasing to be a Restricted Subsidiary, (2) Scotsman designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture or (3) all or substantially all of the assets of any Subsidiary Guarantor or all of the Capital Stock of any Subsidiary Guarantor is sold (including by stock sale or issuance, by way of merger or consolidation or similar transaction or otherwise) by Scotsman in a transaction constituting an Asset Disposition, and if, to the extent applicable, (x) the Net Available Cash from such Asset Disposition is used in accordance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" or (y) Scotsman delivers to the Trustee an Officers Certificate to the effect that the Net Available Cash from such Asset Disposition shall be used in accordance with the covenant described under "—Certain Covenants—Limitations on Sales of Assets and Subsidiary Stock" and within the time limits specified by such covenant, then such Subsidiary Guarantor or the person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor or merger, consolidation or similar transaction involving such Subsidiary Guarantor) shall be released and discharged of its Guarantee obligations automatically in respect of the indenture and the notes issued thereunder (including, without limitation, the provisions applicable to Guarantors described in "—Certain Covenants—Merger and Consolidation").

Subordinated Guarantee of the Notes

        The indenture provides that the Subordinated Guarantor will unconditionally guarantee to each Holder, subject to the subordination provisions described below, the full and prompt performance of Scotsman's obligations under the indenture and the notes, including the payment of principal of, premium, if any, and interest on the notes. The obligations of the Subordinated Guarantor are limited to the maximum amount (after giving effect to its guarantee of the Credit Agreement) which will result in the obligations of the Subordinated Guarantor under the Subordinated Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The Subordinated Guarantor has also guaranteed on a senior basis all obligations of Scotsman under the Credit Agreement and has granted a security interest in all or substantially all of its assets to secure such guarantee of the obligations of Scotsman under the Credit Agreement. See "Description of Credit Facility."

        The indenture provides that if (1) the notes are defeased in accordance with the terms of the indenture, (2) the conditions set forth under "—Satisfaction and Discharge" are satisfied, (3) there is a sale or other disposition of the Capital Stock of the Subordinated Guarantor (or other disposition transaction) which is otherwise permitted by the indenture that results in the Subordinated Guarantor ceasing to be a Restricted Subsidiary or (4) the Subordinated Guarantor is merged or consolidated with or into, or transfers all or substantially all of its assets, to another person in accordance with "Certain Covenants—Merger and Consolidation," and if, to the extent applicable, (x) the Net Available Cash from such Asset Disposition is used in accordance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" or (y) Scotsman delivers to the Trustee an Officers Certificate to the effect that the Net Available Cash from such Asset Disposition shall be used in accordance with the covenant described under "—Certain Covenants—Limitations on Sales of Assets and Subsidiary Stock" and within the time limits specified by such covenant, then the Subordinated Guarantor or the person acquiring such assets (in the event of a transfer of all or substantially all of the assets of the Subordinated Guarantor or merger, consolidation or similar transaction involving the Subordinated Guarantor) shall be released and discharged of its Subordinated Guarantee obligations automatically in respect of the indenture and the notes issued thereunder (including, without limitation, the provisions applicable to the Subordinated Guarantor described in "—Certain Covenants—Merger and Consolidation").

        The payment by the Subordinated Guarantor of all obligations on the Subordinated Guarantee is subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all obligations on Subordinated Guarantor Senior Indebtedness. Upon any payment or distribution of assets of the Subordinated Guarantor to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Subordinated Guarantor, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Subordinated Guarantor or its property, whether voluntary or involuntary, all obligations with respect to all Subordinated Guarantor Senior Indebtedness shall first be paid in full, in cash or cash equivalents in accordance with the terms thereof, before any payment or distribution of any kind of character, whether in cash, property, or securities is made on account of any obligations on the Subordinated Guarantee or for the acquisition of all or any part of the Subordinated Guarantee for cash or property or otherwise; and until all such obligations with respect to all Subordinated Guarantor Senior Indebtedness are paid in full, in cash or cash equivalents, any distribution to which the holders of the Subordinated Guarantee would be entitled but for the subordination provisions will be made to the holders of Subordinated Guarantor Senior Indebtedness as their interests may appear. If (1) any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, or other amounts due and owing on, any Subordinated Guarantor Senior Indebtedness or (2) any default occurs and is continuing with respect to any Subordinated Guarantor Senior Indebtedness resulting in the acceleration of the maturity of all or any portion of such Subordinated Guarantor Senior Indebtedness, no payment shall be made by or on behalf of the Subordinated Guarantor or any of its Subsidiaries or any other person on its or their behalf with respect to any obligations on the Subordinated Guarantee or to acquire all or any part of the obligations covered by the Subordinated Guarantee for cash or property or otherwise; provided, however, that, except to the extent provided in the second succeeding paragraph, the forgoing provisions shall not restrict Scotsman from making payments of principal, premium or interest on or with respect to the notes (including, without limitation, by redemption, repurchase or other acquisition). In addition, if any other event of default occurs and is continuing (or if such an event of default would occur upon, any payment with respect to the Subordinated Guarantee) with respect to the Subordinated Guarantor Senior Indebtedness, as such event of default is defined in the instrument creating or evidencing or guaranteeing such Subordinated Guarantor Senior Indebtedness permitting the holders of such Subordinated Guarantor Senior Indebtedness then outstanding, or their Representative, to accelerate the maturity thereof (or the obligations guaranteed thereby) and if the respective Representative for the Subordinated Guarantor Senior Indebtedness gives written notice of the event of default to the trustee (a "Default Notice"), then, unless and until the date, if any, on which all Subordinated Guarantor Senior Indebtedness to which such event of default relates is paid in full in cash or cash equivalents in accordance with the terms thereof or the Representative for the respective Subordinated Guarantor Senior Indebtedness gives notice that all events of default have been cured or waived or have ceased to exist or the Trustee receives written notice from the Representative for the respective Subordinated Guarantor Senior Indebtedness terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), none of the Subordinated Guarantor or any of its Subsidiaries or any other person on its or their behalf shall (x) make any payment with respect to any obligations evidenced by the Subordinated Guarantee or (y) acquire all or any part of the obligations covered by the Subordinated Guarantee for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 179 days from the date of the commencement thereof. Only one such Blockage Period may be commenced within any 360 consecutive days; provided, however, that, except to the extent provided in the second succeeding paragraph, the foregoing provisions shall not restrict Scotsman from making payments of principal, premium or interest on or with respect to the notes (including, without limitation, by redemption, repurchase or other acquisition). No event of default which existed or was continuing (it being acknowledged that (x) any action of Scotsman, the Subordinated Guarantor or any of their respective Subsidiaries occurring subsequent to delivery of a Default Notice that would give rise to any event of default pursuant to any provision under which an event of default previously existed (or was continuing at the time of delivery of such Default Notice) and (y) any breach of a financial covenant for a period ended after the date of the commencement of a Blockage Period, in each case shall constitute a new event of default for this purpose) on the date of the commencement of any Blockage Period with respect to the Subordinated Guarantor Senior Indebtedness shall be, or be made, the basis for the commencement of a second Blockage Period by the Representative of the Subordinated Guarantor Senior Indebtedness whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

        By reason of such subordination, in the event of the insolvency of the Subordinated Guarantor, creditors of the Subordinated Guarantor who are not holders of Subordinated Guarantor Senior Indebtedness, including the holders of the Subordinated Guarantee, may recover less, ratably, than holders of Subordinated Guarantor Senior Indebtedness.

        The indenture provides that the Noteholders will acknowledge and agree, on behalf of themselves and all their successors and assigns as Noteholders, that the claims of the Noteholders against the Subordinated Guarantor, and against the assets from time to time held by the Subordinated Guarantor (including, without limitation, all units, leases and proceeds therefrom at any time transferred to the Subordinated Guarantor), are limited to the claims expressly provided pursuant to the Subordinated Guarantee. To induce the lenders pursuant to the Credit Agreement (and pursuant to any Hedging Obligations from time to time entered into) to make the extensions of credit to Scotsman, the Noteholders will agree, on their behalf and on behalf of all their successors and assigns, that in no event (whether pursuant to a proceeding under the Bankruptcy Code or otherwise), shall they (or any representative on their behalf including the Trustee) assert that the assets of the Subordinated Guarantor should be substantively consolidated or otherwise combined with the assets of Scotsman, Williams Scotsman International or any of their other Subsidiaries, or otherwise returned (whether under claims, of fraudulent conveyance or otherwise) to any such person. Furthermore, in the event that pursuant to any proceeding pursuant to the Bankruptcy Code or otherwise the assets (or any of the assets) of the Subordinated Guarantor are substantively consolidated or otherwise combined in a similar fashion with the assets of Scotsman, Williams Scotsman International or any other of their Subsidiaries, or otherwise returned to any such person, then, as between the Noteholders (and their successors and assigns) and the lenders pursuant to the Credit Agreement (and pursuant to any Hedging Obligations from time to time entered into); the Noteholders agree that all distributions received by them (and their successors and assigns) to the extent attributable to the assets, or representing any proceeds from any disposition of assets, which were held by the Subordinated Guarantor prior to any such consolidation, combination or return of assets shall be treated by the Noteholders as if received pursuant to the Subordinated Guarantee and shall be fully subject to the subordination provisions with respect thereto in the indenture.

Certain Definitions

        "Additional Assets" means (1) any property or assets (other than Indebtedness and Capital Stock) in a Permitted Business; (2) Indebtedness of a Person engaged in a Permitted Business if such Indebtedness is acquired in connection with the acquisition of the Permitted Business (other than Indebtedness Incurred to provide all or a portion of the funds or credit support utilized to consummate the acquisition); (3) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Scotsman or another Restricted Subsidiary or is merged or consolidated with or into Scotsman or any Restricted Subsidiary; or (4) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary, provided, however, that any such Restricted Subsidiary or other Person described in clauses (3) or (4) above is primarily engaged in a Permitted Business.

        "Adjusted Consolidated Assets" means at any time the total amount of assets of Scotsman and its consolidated Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), after deducting therefrom all current liabilities of Scotsman and its consolidated Restricted Subsidiaries (excluding intercompany items, the current portion of long-term debt and Indebtedness outstanding under the Credit Agreement), all as set forth on the consolidated balance sheet of Scotsman and its consolidated Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements are available prior to the date of determination.

        "Administrative Agent" means Bank of America, N.A. in its capacity as administrative agent (together with its successors and assigns in such capacity) pursuant to the Credit Agreement.

        "Affiliate" means, with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "—Certain Covenants—Limitation on Restricted Payments," "—Certain Covenants—Limitation on Affiliate Transactions" and "—Certain Covenants—Limitations on Sales of Assets and Subsidiary Stock" only, (x) if The Cypress Group L.L.C. and its Affiliates (as defined in the previous sentence), taken together, beneficially own, directly or indirectly, Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Scotsman or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable), they shall be deemed to be Affiliates and (y) if Scotsman Partners L.P., Oak Hill Strategic Partners, L.P. and their Affiliates (as defined in the previous sentence), taken together, beneficially own, directly or indirectly, Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Scotsman or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable), they shall be deemed to be Affiliates.

        "Applicable Indebtedness" means any Pari Passu Indebtedness, and in the case of an Asset Sale by a Subsidiary of Scotsman that is not a Guarantor, Indebtedness of such Subsidiary.

        "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or other dispositions) by Scotsman or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors qualifying shares or shares required by applicable law to be held by a Person other than Scotsman or a Restricted Subsidiary), (2) all or substantially all the assets of any division or line of business of Scotsman or any Restricted Subsidiary or (3) any other assets of Scotsman or any Restricted Subsidiary outside of the ordinary course of business of Scotsman or such Restricted Subsidiary (other than, in the case of (1), (2) and (3) above, (i) a disposition by a Restricted

Subsidiary to Scotsman or a Restricted Subsidiary or by Scotsman to a Restricted Subsidiary, (ii) a disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under "Certain Covenants—Limitation on Restricted Payments," (iii) a disposition of assets with a fair market value of less than $2,500,000, (iv) any Permitted Units Financing, (v) the sale, lease, conveyance or other disposition of all or substantially all of the assets of Scotsman and the Restricted Subsidiaries in compliance with the covenants described under "—Certain Covenants—Change of Control" and "—Certain Covenants—Merger and Consolidation," (vi) the granting and realization of Liens not prohibited by the indenture, (vii) the disposition of cash or cash equivalents, (viii) transfers of damaged, worn-out or obsolete equipment or assets that are no longer used or useful in the business of Scotsman or its Restricted Subsidiaries, (ix) the disposition of property or assets that is a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind and (x) any transfer or disposition of property or assets pursuant to Hedging Obligations permitted to be incurred under the indenture).

        "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

        "Bank Products" has the meaning assigned to such term in the Credit Agreement (as in effect on the date hereof).

        "Board of Directors" means the Board of Directors of Scotsman or any committee thereof duly authorized to act on behalf of such Board.

        "Business Day" means each day other than a Saturday, Sunday or legal holiday on which commercial banks in New York, New York are authorized to close.

        "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Change of Control" means the occurrence of any of the following events:

          (1)   any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, a Subsidiary of Scotsman or Williams Scotsman International, or Williams Scotsman International, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that, for purposes of this definition of "Change of Control," such person shall be deemed to have "beneficial ownership" of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Scotsman (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner, directly or indirectly, of at least 50% of the voting power of the Voting Stock of such parent corporation);

          (2)   during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Scotsman was approved by a vote of 66 2/3% of the directors of Scotsman then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (3)   the merger or consolidation of Scotsman with or into another Person or the merger or consolidation of another Person with or into Scotsman, or the sale of all or substantially all the assets of Scotsman to another Person (other than a Person that is controlled by the Permitted Holders in the aggregate, a Wholly Owned Subsidiary of Scotsman or William Scotsman International, William Scotsman International or a Person, the majority of whose Capital Stock is owned by the Persons who own the Capital Stock of William Scotsman International), and, in the case of any such merger or consolidation, the securities of Scotsman that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Scotsman are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if Scotsman or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness (and any Indebtedness under a revolving credit facility replaced by such Indebtedness) during such four fiscal quarters or such shorter period when such facility and any replaced facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness (and any Indebtedness under a revolving credit facility replaced by such Indebtedness) during the period from the date of creation of such facility to the date of the calculation), (2) if Scotsman or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Scotsman or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of such period Scotsman or any Restricted Subsidiary shall have made any Asset Disposition (other than sales or lease of Rental Equipment in the ordinary course of the business of

Scotsman and its Restricted Subsidiaries), the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Scotsman or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Scotsman and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Scotsman and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (4) if since the beginning of such period Scotsman or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Scotsman or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Scotsman or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Scotsman. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness).

        "Consolidated Interest Expense" means, for any period, the total interest expense of Scotsman and its consolidated Restricted Subsidiaries, net of any interest income of Scotsman and its consolidated Restricted Subsidiaries for such period, as determined in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by Scotsman or its Restricted Subsidiaries, without duplication, (1) interest expense attributable to capital leases, (2) capitalized interest, (3) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (4) net costs associated with Hedging Obligations excluding currency agreements (including amortization of fees), (5) Preferred Stock dividends in respect of all Preferred Stock (other than pay in kind dividends paid in Capital Stock or accretions to liquidation value of Preferred Stock that is not Disqualified Stock) held by Persons other than Scotsman, a Subsidiary Guarantor, the Subordinated Guarantor or a Wholly Owned Subsidiary, (6) interest incurred in connection with Investments in discontinued operations and (7) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Scotsman) in connection with Indebtedness Incurred by such plan or trust and, and less, to the extent included in such total interest expense, (i) amortization or writeoff of deferred or capitalized debt issuance costs or (ii) any financing fees, tender premiums, call premiums and other non-recurring expenses in connection with the Refinancing Transactions. However, Consolidated Interest Expense shall be calculated excluding unrealized gains or losses with respect to Hedging Obligations.

        "Consolidated Net Income" means, for any period, the net income of Scotsman and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income

          (1)   any net income (loss) of any Person (other than Scotsman) if such Person is not a Restricted Subsidiary, except that subject to the exclusion contained in clause (4) below, Scotsman's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Scotsman or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below);

          (2)   any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions such Restricted Subsidiary, directly or indirectly, to Scotsman (other than any restriction imposed by any Indebtedness of a Foreign Subsidiary incurred pursuant to the proviso of clause (b)(16) of the covenant entitled "Limitation on Indebtedness"), except that (A) subject to the exclusion contained in clause (4) below, Scotsman's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Scotsman or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) Scotsman's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (3)   any gain (or loss) realized upon the sale or other disposition of any assets of Scotsman or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (4)   extraordinary gains or losses;

          (5)   the cumulative effect of a change in accounting principles;

          (6)   unrealized gains and losses with respect to Hedging Obligations;

          (7)   gains and losses realized upon the Refinancing of any Indebtedness of Scotsman or any Restricted Subsidiary;

          (8)   non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of Capital Stock or other equity-based awards or any amendment or substitution of any such Capital Stock or other equity-based awards;

          (9)   any non-cash goodwill or non-cash asset impairment charges subsequent to the Issue Date;

          (10) so long as Scotsman and the Restricted Subsidiaries file a consolidated tax return, or are part of a consolidated group for tax purposes, with Williams Scotsman International or any other holding company, the excess of (a) the provision for taxes of Scotsman and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period over (b) all tax payments payable for such period (whether paid in such period or at any time prior to such period) by Scotsman and the Restricted Subsidiaries to Williams Scotsman International or such other holding company under a tax sharing agreement or arrangement; provided that any amounts excluded in any period pursuant to this clause (10) must be deducted from Consolidated Net Income in the period for which the cash payments in respect of such taxes are paid by Scotsman and its Restricted Subsidiaries; and

          (11) any amortization or write-offs of debt issuance or deferred financing costs, premiums and prepayment penalties, and other costs and expenses, in each case, paid during such period to the extent attributable to the Refinancing Transactions and the Exchange Offer pursuant to the Registration Rights Agreement.

        Notwithstanding the foregoing, for the purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets (including any sale of an Investment) to Scotsman or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

        "Consolidated Net Tangible Assets" means, as of any date of determination, the total assets (less goodwill and other intangibles) of Scotsman and its Restricted Subsidiaries as shown on the balance sheet of Scotsman and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

        "Credit Agreement" means, collectively, the Amended and Restated Credit Agreement dated as of June 28, 2005, among Williams Scotsman International, Scotsman, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, and certain other Persons (including any guarantee agreements and related security documents), in each case as such agreements or documents may be amended (including any amendment, restatement or restructuring thereof), supplemented, renewed, extended or otherwise modified, refunded, refinanced or replaced from time to time, including any agreement (and any related document or instrument) extending the maturity of, refunding, refinancing, increasing the amount available under or replacing such agreement or document (in whole or in part, and, without limitation, as to amount, terms, conditions, covenants and other provisions) or any successor or replacement agreement or document and whether by the same or any other agent, lender or group of lenders (including, without limitation, any agreements relating to debt securities or other forms of debt financing).

        "Credit Facilities" means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, term loans, letters of credit, receivables financing, commercial paper or any form of debt securities (including convertible securities) and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, extended, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of Scotsman as additional borrowers or guarantors thereunder) with respect to all or a portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

        "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the 91st day following the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring on or prior to the 91st day following the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Certain Covenants—Change of Control"; provided, further, however, that any class of Capital Stock of such Person, that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payments of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock or Indebtedness.

        "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense, plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of Scotsman and its consolidated Restricted Subsidiaries, (b) depreciation expense of Scotsman and its consolidated Restricted Subsidiaries, (c) amortization expense of Scotsman and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (d) all other non-cash charges of Scotsman and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), (e) income attributable to discontinued operations and (f) any cash charges or write-offs associated with the transactions contemplated by the Refinancing Transactions. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Notes" means the collective reference to the Existing Secured Notes and the Existing Unsecured Notes.

        "Existing Secured Notes" means the 10% Senior Secured Notes due 2008 issued by Scotsman.

        "Existing Tax Sharing Agreement" has the meaning assigned thereto in the definition of the term "Tax Sharing Agreement."

        "Existing Unsecured Notes" means the 9 7/8% Senior Notes due 2007 issued by Scotsman.

        "Foreign Subsidiary" means a Subsidiary of Scotsman or Williams Scotsman International that is not incorporated or organized in the United States or any state thereof.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) statements and pronouncements of the Financial Accounting Standards Board and the Public Company Accounting Oversight Board, (3) such other statements by such other entity as approved by a significant segment of the accounting profession and (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "guarantee" means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to take-or-pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

        "Guarantee" means the guarantee of the notes by the Guarantors.

        "Guarantor" means, individually and collectively, Williams Scotsman International and any Restricted Subsidiary of Scotsman (other than the Subordinated Guarantor), whether formed or acquired after the Issue Date, that guarantees any obligations in respect of any Credit Facility (other than any Foreign Subsidiary that guarantees Indebtedness and other obligations of any other Foreign Subsidiary); provided, further that if any Guarantor is released from its guarantee of the outstanding Indebtedness under all Credit Facilities at a time when no Default or Event of Default has occurred and is continuing, such Guarantor shall be automatically released from its obligations as a Guarantor and, from and after such date, such Guarantor shall cease to constitute a Guarantor. Notwithstanding the foregoing, any Subsidiary that is a Securitization Subsidiary that does not guarantee or so pledge any of its assets as security for any Indebtedness under any Credit Facility (other than in connection with a Permitted Units Financing) shall not be required to become a Guarantor. If consented to by the requisite holders of the then outstanding Subordinated Guarantor Senior Indebtedness, the Subordinated Guarantor may notify the Trustee and the Noteholders in writing that it irrevocably elects to become a Guarantor. In such case, the subordination provisions with respect to the Subordinated Guarantee shall cease to apply and the guarantee of the Subordinated Guarantee shall be amended to have terms and conditions identical to those of a Guarantee.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

        "Holder" or "Noteholder" means the Person in whose name a note is registered on the Registrar's books.

        "Incur" means issue, assume, guarantee, incur or otherwise become liable for Indebtedness or Capital Stock; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal or liquidation preference of a non-interest bearing or other discount security and the payment of interest or dividends on any Indebtedness or Preferred Stock, to the extent paid by the issuance of additional Indebtedness or Preferred Stock, as the case may be, shall not be deemed the Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication),

          (1)   the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (2)   all Capital Lease Obligations of such Person;

          (3)   all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

          (4)   all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 30th day following payment on the letter of credit);

          (5)   the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (6)   all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

          (7)   all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets or the amount of the obligation so secured; and

          (8)   to the extent not otherwise included in this definition, Hedging Obligations of such Person; provided, however, that for the purposes of calculating the Consolidated Coverage Ratio or the Senior Secured Leverage Ratio, the aggregate amount of Indebtedness outstanding pursuant to any Hedging Obligations shall be zero until such time as such person has the obligation to make a payment in respect of such Hedging Obligation and such payment is not made within 10 business days.

        For avoidance of doubt, Indebtedness shall not include

          (1)   any liability for federal, state or local taxes or other taxes or by such Person; or

          (2)   obligations of such Person with respect to performance and surety bonds and completion guarantees in the ordinary course of business.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the liability determined in accordance with GAAP, of any contingent obligations at such date; provided, however, that the amount outstanding at any time of any Indebtedness Incurred with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement entered into in the ordinary course of business and not for speculative purposes.

        "Investment" in any Person means any direct or indirect advance (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), loan or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments," "Investment" shall include the portion (proportionate to Scotsman's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Scotsman at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that (1) upon a redesignation of such Subsidiary as a Restricted Subsidiary, Scotsman shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) Scotsman's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Scotsman's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

        "IPO" means the consummation of the initial public offering of common stock of Williams Scotsman International as described in "Refinancing Transactions."

        "Issue Date" means the first date the notes are issued under the indenture.

        "Lenders" has the meaning specified in the Credit Agreement.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, all broker's and finder's fees and expenses, fees and expenses for consultants, placement agents and accountants, all investment banking fees and expenses, employee severance and termination costs, and trade payable and similar liabilities solely related to the assets sold or otherwise disposed of and required to be paid by the seller as a result thereof), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (2) all relocation expenses relating to any Rental Equipment incurred as a result thereof, (3) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (4) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to the holders of a beneficial interest (other than Williams Scotsman International and its Subsidiaries) in the assets subject to the Asset Disposition as a result of such Asset Disposition, (5) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any adjustment in the sale price of such property or assets or any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by Scotsman or any Restricted Subsidiary after such Asset Disposition, including tax liabilities, pensions or other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition and (6) payments of unassumed liabilities (not constituting Indebtedness) relating to assets sold at the time of, or within 30 days after the date of, such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Pari Passu Indebtedness" means any Indebtedness of Scotsman or any Guarantor that is not subordinated in right of payment to any other Indebtedness of Scotsman or such Guarantor, as the case may be, and, in the case of the Subordinated Guarantor, any Indebtedness of the Subordinated Guarantor that ranks senior or equal in right of payment to the Subordinated Guarantee.

        "Permitted Business" means (1) all or any part of the business of selling and leasing mobile offices, modular structures and storage containers or any other equipment sold or leased to a similar customer base, (2) any other business conducted by Scotsman or its Restricted Subsidiaries on the Issue Date, (3) any business or services related, ancillary or complementary to such businesses or any reasonable extension of such business and (4) any unrelated business to the extent it is not material in size as compared with Scotsman's business as a whole.

        "Permitted Holders" means (a) (1) The Cypress Group L.L.C., Cypress Merchant Banking Partners L.P., Cypress Offshore Partners L.P., Keystone, Inc., Oak Hill Strategic Partners, L.P., Scotsman Partners, L.P. and any Person who is an Affiliate of any of the foregoing, (2) any Person who is a member of the senior management of Scotsman or Williams Scotsman International and a stockholder of Williams Scotsman International on the Issue Date and (3) Odyssey Partners, L.P., (b) any Person who is an Affiliate on the Issue Date of any Person identified in clause (a)(1) or (a)(3) and (c) William Scotsman International or any Wholly-Owned Subsidiary of William Scotsman International.

        "Permitted Investment" means an Investment by Scotsman or any Restricted Subsidiary in (1) Scotsman or a Restricted Subsidiary, as applicable, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary, (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Scotsman or a Restricted Subsidiary; (3) cash or Temporary Cash Investments; (4) Investments existing on the Issue Date; (5) receivables owing to Scotsman or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Scotsman or any such Restricted Subsidiary deems reasonable under the circumstances; (6) payroll, travel, commission, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (7) loans or advances to employees made in the ordinary course of business consistent with past practices of Scotsman or such Restricted Subsidiary, (8) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Scotsman or any Restricted Subsidiary or in satisfaction of judgments, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; (9) a Person made in connection with any Asset Disposition or other sale, lease, transfer or other disposition permitted under the indenture; (10) any Securitization Subsidiary in connection with a Permitted Units Financing; (11) any acquisition of assets solely in exchange for the Issuance of Capital Stock (other than Disqualified Stock) of Scotsman; (12) Hedging Obligations; (13) lease, utility and other similar deposits in the ordinary course of business; (14) guarantees of Indebtedness by Scotsman or any Restricted Subsidiary of Scotsman, to the extent Scotsman or such Restricted Subsidiary is otherwise permitted to Incur such Indebtedness under the Indenture; (15) loans and advances to suppliers, licensees, franchisees or customers or Scotsman or any of its Restricted Subsidiaries made in the ordinary course of business; provided that the amount of Investments made in cash pursuant to this clause (15) shall be no greater than $10 million in the aggregate at any time outstanding; (16) prepaid expenses, negotiable instruments held for collection and workers' compensation, performance and other similar deposits in the ordinary course of business; (17) additional Investments in an aggregate amount which, together with all other Investments (measured on the date each such Investment was made and without giving effect to subsequent changes in value) made pursuant to this clause that are then outstanding, does not exceed the greater of (a) $20.0 million and (b) 2% of Consolidated Net Tangible Assets; (18) Investments in Williams Scotsman International, any Subsidiary of Scotsman or Williams Scotsman International or

any Unrestricted Subsidiary to the extent used to fund Investments in Persons in a Permitted Business that conduct their principal operations outside of the United States and Canada in an aggregate amount, in any calendar year (together with the aggregate amount of dividends, distributions or other payments made under clause (12) of the "Limitation on Restricted Payments" covenant in such calendar year) not to exceed (measured on the date each such Investment was made and without giving effect to subsequent changes in value) $40 million (it being understood that to the extent that the maximum amount of Investments permitted to be made pursuant to this clause (18) in any calendar year exceeds the sum of (i) aggregate Investments actually made pursuant to this clause (18) in such calendar year and (ii) the aggregate dividends, distributions or other payments actually made under clause (12) of the "Limitation on Restricted Payments" covenant in such calendar year, such excess may be carried forward and used in the following two calendar years); provided that not more than $15 million of (i) Investments permitted by this clause (18) and (ii) the dividends, distributions or other payments permitted under clause (12) of the "Limitation on Restricted Payments" covenant in any calendar year may be made in Persons which are not Subsidiaries of Scotsman or Williams Scotsman International or do not become Subsidiaries of Scotsman or Williams Scotsman International as a result of such Investments; and (19) Investments in Williams Scotsman International, any Subsidiary of Scotsman or Williams Scotsman International or any Unrestricted Subsidiary in the form of modular space or storage units which will be contributed or transferred to any Foreign Subsidiary of Scotsman or Williams Scotsman International operating in Mexico in an aggregate amount in any calendar year (together with the aggregate dividends, distributions or other payments actually made under clause (13) of the "Limitation on Restricted Payments" covenant in such calendar year) not to exceed (measured on the date each such Investment was made and without giving effect to subsequent changes in value) $5 million. In determining whether any Investment is a Permitted Investment, Scotsman may allocate or reallocate, among clauses (1) through (19) above, all or any portion of such Investment and all or any portion of any Investment previously allocated; provided that, after giving effect to such allocation or re-allocation, all such Investments (or allocated portions of such Investments) would be Permitted Investments under this definition.

        "Permitted Liens" means (a) Liens of Scotsman and its Restricted Subsidiaries securing (x) Indebtedness of Scotsman or any of its Restricted Subsidiaries Incurred under any Credit Facility (including Bank Products) to the extent permitted to be Incurred under clause (b)(1) or (b)(16) of the description of the "Limitation on Indebtedness" covenant below and (y) other obligations and liabilities (not constituting Indebtedness) of Scotsman or any of its Restricted Subsidiaries incurred or owing under or with respect to any Credit Facility or any Bank Products; (b) Liens in favor of Scotsman or its Wholly Owned Restricted Subsidiaries or any Guarantor or the Subordinated Guarantor; (c) Liens on property of a person existing at the time such person becomes a Restricted Subsidiary of Scotsman or is merged into or consolidated with Scotsman or any Restricted Subsidiary of Scotsman; provided that such Liens were not incurred in connection with, or in contemplation of, such transaction and such Liens do not extend to or cover any property other than such property, improvements thereon and any proceeds therefrom; (d) Liens of Scotsman or any Restricted Subsidiary securing Indebtedness incurred under clause (b)(2) or (b)(8) of the description of the "Limitation on Indebtedness" covenant below; (e) Liens of Scotsman and its Restricted Subsidiaries securing Indebtedness of Scotsman or any of its Restricted Subsidiaries (including under a Sale/Leaseback Transaction) permitted to be Incurred under clause (b)(9) or (b)(11) of the description of the "Limitation on Indebtedness" covenant below so long as the Capital Stock, property (real or personal) or equipment to which such Lien attaches solely consists of the Capital Stock, property or equipment which is the subject of such acquisition, purchase, lease, improvement, Sale/Leaseback transaction and additions and improvements thereto (and the proceeds therefrom); (f) Liens on property existing at the time of acquisition thereof by Scotsman or any Restricted Subsidiary of Scotsman; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and such Liens do not extend to or cover any property other than such property, additions and improvements thereon and any proceeds therefrom; (g) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety or appeal bonds, government contracts, performance and return of money bonds or other obligations of a like nature incurred in the ordinary course of business; (h) Liens existing on the Issue Date and any additional Liens created under the terms of the agreements relating to such Liens existing on the Issue Date (other than any Liens described in any other clause of this definition of "Permitted Liens") and Liens securing the Existing Secured Notes; (i) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (j) Liens incurred in the ordinary course of business of Scotsman or any Restricted Subsidiary with respect to obligations that do not exceed $20.0 million in the aggregate at any one time outstanding and that (1) are not incurred in connection with or in contemplation of the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (2) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the business by Scotsman or such Restricted Subsidiary; (k) statutory Liens of landlords and warehousemen's, carrier's, mechanics', suppliers', materialmen's, repairmen's or other like Liens (including contractual landlords' Liens) arising in the ordinary course of business of Scotsman and its Restricted Subsidiaries; (l) Liens incurred or deposits made in the ordinary course of business of Scotsman and its Restricted Subsidiaries in connection with workers' compensation, unemployment insurance and other types of social security; (m) easements, rights of way, restrictions, minor defects or irregularities in title, covenants and other similar charges or encumbrances not interfering in any material respect with the business of Scotsman or any of its Restricted Subsidiaries; (n) Liens securing reimbursement obligations with respect to letters of credit permitted under the covenant entitled "Limitation on Indebtedness" which encumber only cash and marketable securities and documents and other property relating to such letters of credit and the products and proceeds thereof; (o) judgment and attachment Liens not giving rise to an Event of Default; (p) any interest or title of a lessor in the property subject to any Capital Lease Obligations permitted under paragraph (b) of the covenant entitled "Limitation on Indebtedness"; (q) Liens encumbering the residual interest of Scotsman or any of its Restricted Subsidiaries under any lease of mobile office units, modular structures or similar equipment to third parties (i) that is accounted for as a sale of such units, structures or equipment and (ii) the interest in which lease is sold to a third party financing source on a nonrecourse basis; (r) leases or subleases of mobile office units, modular structures or similar equipment granted to others in the ordinary course of business and consistent with the past practice of Scotsman and its Restricted Subsidiaries and any other lease or sublease not interfering in any material respect with the business of Scotsman and its Restricted Subsidiaries; (s) Liens securing any Hedging Obligations permitted under the covenant entitled "Limitation on Indebtedness"; (t) Liens securing Refinancing Indebtedness to the extent such Liens do not extend to or cover any property of Scotsman or any Restricted Subsidiary not previously subjected to Liens relating to the Indebtedness being refinanced; (u) Liens to secure Indebtedness incurred in a developmental financing provided by a governmental entity which is on terms more favorable than those available (at the time of such financing) from third-party sources; provided that such Liens do not cover any property other than the property subject to such financing, any additions and improvements thereon and the proceeds therefrom; (v) Liens on, pledges of the capital stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary; (w) Liens on Units and Related Assets securing Indebtedness permitted to be incurred pursuant to a Permitted Units Financing completed pursuant to clause (b)(12)(1) of the description of "Limitation on Indebtedness" covenant below; (x) Liens upon specific items of inventory or other goods and proceeds of Scotsman or any Restricted Subsidiary securing Scotsman's or such Restricted Subsidiary's obligations in respect of bankers' acceptances issued or created for the account of Scotsman or such Restricted Subsidiary to facilitate the purchase, shipment or storage of such inventory or other goods; (y) any Liens securing Indebtedness Incurred pursuant to (A) clause (a) of "Certain Covenants—Limitation on Indebtedness" or (B) clause (b)(12)(2) of "Certain Covenants—Limitation on

Indebtedness," so long as immediately after giving effect to the granting of such Lien and the Incurrence of such Indebtedness (and the application of the proceeds therefrom), the Senior Secured Leverage Ratio is less than 3.5 to 1.0; (z) Liens securing the notes and Guarantees and, so long as the notes and Guarantees are equally and ratably secured as required therein, other Indebtedness described in clause (d)(2) or (e)(2) of the covenant described in "—Certain Covenants—Limitation on Indebtedness"; (aa) bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by Scotsman or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness; (bb) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (cc) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and (dd) Liens securing Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor or Subordinated Guarantor permitted to be incurred under the indenture; provided that such Liens extend only to the assets of such Subsidiary.

        "Permitted Secured Indebtedness" means Indebtedness of Scotsman or any Restricted Subsidiary, permitted to be incurred or outstanding under the indenture which is secured by a Permitted Lien.

        "Permitted Units Financing" means a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a Securitization Subsidiary purchases Units and Related Assets from Scotsman or any Restricted Subsidiary and finances such Units and Related Assets through the issuance of indebtedness or equity interests or through the sale of the Units and Related Assets or a fractional undivided interest in the Units and Related Assets; provided that (1) all sales of Units and Related Assets to or by the Securitization Subsidiary are made at fair market value (as determined in good faith by the Board of Directors of Scotsman); (2) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to Scotsman or any Restricted Subsidiary (other than (a) recourse of customary representations, warranties, covenants and indemnities relating solely to title, use or condition of the Units and Related Assets subject thereto and the Capital Stock of the Securitization Subsidiary and (b) as permitted under clause (b)(10)(B) of the description of the "Limitation on Indebtedness" covenant below); and (3) neither Scotsman nor any Restricted Subsidiary has any obligation to maintain or preserve the Securitization Subsidiary's financial condition (except as permitted by clause (2) of this definition).

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "principal" of a note means the principal of the note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

        "Public Equity Offering" means an underwritten primary public offering of common stock or common equity of Scotsman, Williams Scotsman International or any other Person that directly or indirectly owns 100% of the common stock of Scotsman pursuant to an effective registration statement under the Securities Act to one or more Persons that are not Subsidiaries of Scotsman, Williams Scotsman International or any other such Person.

        "Qualified Equity Offering" means any public or private sale of any Capital Stock (other than Disqualified Capital Stock) of Scotsman, Williams Scotsman International or any other Person that directly or indirectly owns 100% of the common stock of Scotsman to one or more Persons that are not Subsidiaries of Scotsman, Williams Scotsman International or any other such Person.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Scotsman or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the indenture including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees, discounts and commissions and expenses, including any premium and defeasance costs and accrued and unpaid interest and preferred dividends on the Indebtedness being refinanced) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that Refinances Indebtedness of Scotsman or another Guarantor or (y) Indebtedness of Scotsman or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

        "Rental Equipment" means all mobile office units or other equipment held for rental (or at the time being rented) or sale by Scotsman and its Restricted Subsidiaries in the ordinary course of business.

        "Representative" means, for any issue of Subordinated Guarantor Senior Indebtedness, the agent, trustee or similar representative for the holders of the respective issue of such Indebtedness or, in the absence of any such representative, the holders of a majority of the outstanding amount of such Subordinated Guarantor Senior Indebtedness.

        "Restricted Payment" with respect to any Person means (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any such payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to Scotsman or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Scotsman or Williams Scotsman International held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Scotsman (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Scotsman that is not Disqualified Stock), (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (4) the making of any Investment (other than a Permitted Investment) in any Person.

        "Restricted Subsidiary" means any Subsidiary of Scotsman that is not an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Scotsman or a Restricted Subsidiary transfers such property to a Person and Scotsman or a Restricted Subsidiary leases it from such Person.

        "Scotsman Group" means the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which Williams Scotsman International is the common parent.

        "SEC" means the Securities and Exchange Commission or any successor entity.

        "Secured Indebtedness" means any Indebtedness of Scotsman or a Restricted Subsidiary secured by a Lien.

        "Securitization Subsidiary" means a Subsidiary all the Voting Stock (other than directors qualifying shares) of which is owned by Scotsman or one or more Wholly Owned Subsidiaries which is established for the limited purpose of acquiring and financing Units and Related Assets and engaging in activities ancillary thereto; provided, however, that the Subordinated Guarantor shall not be a Securitization Subsidiary.

        "Senior Secured Indebtedness" means, as of any date, the consolidated unsubordinated Indebtedness of Scotsman and its Restricted Subsidiaries as of such date that is secured by a Lien, determined in accordance with GAAP; provided that any Indebtedness incurred pursuant to a Permitted Units Financing shall be deemed Senior Secured Indebtedness.

        "Senior Secured Leverage Ratio" means, as of any date of determination, the ratio of (i) the Senior Secured Indebtedness as of such date, after giving pro forma effect to all Incurrences and repayments of Indebtedness to be made on such date (provided that in determining the amount of Senior Secured Indebtedness (1) the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness (and any Indebtedness under a revolving credit facility replaced by such Indebtedness) during the most recently completed four fiscal quarters of Scotsman or such shorter period when such facility and any replaced facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness (and any Indebtedness under a revolving credit facility replaced by such Indebtedness) during the period from the date of creation of such facility to the date of the calculation and (2) all Indebtedness of the Subordinated Guarantor that is secured by a Lien and is not subordinated in right of payment to the Subordinated Guarantee shall be considered Senior Secured Indebtedness) to (ii) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available prior to such date; provided, however, that such EBITDA shall be calculated in the same manner as it would be calculated if the Consolidated Coverage Ratio were being determined as of such date.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Scotsman within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to a mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Subordinated Guarantee" means the subordinated guarantee of the Notes by the Subordinated Guarantor.

        "Subordinated Guarantor" means Willscot Equipment, LLC or any successor thereto.

        "Subordinated Guarantor Senior Indebtedness" means (1) all Indebtedness and other obligations (including Bank Products) of the Subordinated Guarantor Incurred pursuant to the Credit Agreement (whether Incurred pursuant to clause (b)(1) or (b)(16) as described below under "—Certain Covenants—Limitation on Indebtedness"), and all Indebtedness and other obligations under any guarantee by the Subordinated Guarantor of Indebtedness described above incurred by Scotsman or any Guarantor, and all expenses, fees, reimbursements, indemnities, unpaid drawings, interest (including interest at the contract rate accruing on or after the filing of any petition in bankruptcy or reorganization relating to Scotsman or the Subordinated Guarantor whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts owing in respect thereof or in respect of any Bank Products and (2) all Indebtedness of the Subordinated Guarantor Incurred pursuant to clause (b)(2) or (b)(8) or incurred pursuant to clause (b)(7) in respect of Indebtedness Incurred pursuant to clause (b)(2) or (b)(8) described below under "—Certain Covenants—Limitation on Indebtedness," and all Indebtedness under any guarantee thereof by the Subordinated Guarantor, and all expenses, fees, reimbursements, indemnities and other amounts owing with respect thereto; provided that Subordinated Guarantor Senior Indebtedness will not be deemed to include (a) any Indebtedness, guarantee or obligation of the Subordinated Guarantor which is expressly subordinate or junior by its terms in right of payment to any other Indebtedness, guarantee or obligations of the Subordinated Guarantor or (b) that portion of any Indebtedness incurred in violation of the "Limitation on Indebtedness" covenant; provided, further, that clause (b) of the immediately preceding proviso shall not apply to any Indebtedness which the respective lenders believed, at the time of the extension thereof, was permitted to be incurred in accordance with the "Limitation on Indebtedness" covenant so long as Scotsman or its Subsidiary which was the direct obligor thereon represented, at the time of such extension of credit, that such extension did not violate the provisions of the indenture. For the avoidance of doubt, the subordinated guarantee of the Existing Notes by the Subordinated Guarantor does not constitute Subordinated Guarantor Senior Indebtedness.

        "Subordinated Indebtedness" means any Indebtedness of Scotsman, any Guarantor or the Subordinated Guarantor (whether outstanding on the Issue Date or thereafter Incurred), as the case may be, which is subordinate or junior in right of payment to the Notes or in the case of a Guarantor to such Guarantor's Guarantee or in the case of the Subordinated Guarantor, to the Subordinated Guarantee, as the case may be, pursuant to a written agreement to that effect.

        "Subsidiary" means, in respect of any Person, any corporation, limited liability company, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership or limited liability company interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.

        "Subsidiary Guarantors" means, initially, Space Master International, Inc., Evergreen Mobile Company, Trucks & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. and any other Restricted Subsidiary of Scotsman (other than the Subordinated Guarantor) that guarantees the notes under the Indenture.

        "Tax Sharing Agreement" means the existing tax sharing agreement (titled "Tax Sharing Agreement" and dated as of June 28, 2005) currently in effect between Scotsman and Williams Scotsman International (the "Existing Tax Sharing Agreement") and any future tax sharing agreement; provided that the amount of payment under such tax sharing agreement shall not exceed the amount of taxes for which Scotsman and its Restricted Subsidiaries would have been liable for under the Existing Tax Sharing Agreement.

        "Temporary Cash Investments" means any of the following:

          (1)   any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

          (2)   investments in demand and time deposit accounts, certificates of deposit or acceptance and money market deposits maturing within one year of the date of acquisition thereof issued by a financial institution which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which financial institution has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker-dealer or mutual fund distributor,

          (3)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a financial institution meeting the qualifications described in clause (2) above,

          (4)   investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a Person (other than an Affiliate of Scotsman) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-l" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Rating Services,

          (5)   investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Rating Services or "A" by Moody's Investors Service, Inc., and

          (6)   investments in money market or other mutual funds, substantially all of the assets of which comprise items described in (1), (2), (4) and/or (5) above.

        "Tender Offers" means the tender offers and consent solicitations with respect to the Existing Notes, as described in this prospectus under "Refinancing Transactions."

        "Transactions" means (i) the issuance and sale of the notes on the Issue Date, (ii) the borrowings under the Credit Agreement to occur on the Issue Date, (iii) the IPO, (iv) the consummation of the Tender Offers and (v) the payment of fees and expenses with respect to the foregoing, all as described in this prospectus.

        "Units and Related Assets" means mobile office units, modular structures or other equipment leased or sold to a similar customer base, leases, general intangibles and other similar assets, in each case, relating to such mobile office units, modular structures or other equipment, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all of the foregoing.

        "Unrestricted Subsidiary" means (1) any Subsidiary of Scotsman that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary; provided, however, that the Subordinated Guarantor shall not be, or be designated as, an Unrestricted Subsidiary. Williams Scotsman Europe, S.L., Williams Scotsman Mexico S. de R.L. de C.V. and W S Servicios de Mexico, S.de R.L. de C.V. are Unrestricted Subsidiaries as of the Issue Date. The Board of Directors may designate any Subsidiary of Scotsman (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of any other Subsidiary of

Scotsman that is not a Subsidiary of the Subsidiary to be so designated; provided however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments" or as a Permitted Investment. The Board of Directors may designate any Unrestricted Subsidiary (other than a Guarantor) to be a Restricted Subsidiary; provided, however that immediately after giving effect to such designation no Default shall have occurred and be continuing (or would result therefrom). Any such designation by the Board of Directors shall be by Scotsman to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors qualifying shares) is owned by Scotsman or one or more Wholly Owned Subsidiaries.

        "Williams Scotsman International" means Williams Scotsman International, Inc. and its successors.

Certain Covenants

        The indenture contains covenants including, among others, the following:

        Limitation on Indebtedness.    (a) Scotsman shall not, and shall not permit its Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness; provided, however, that Scotsman or any Subsidiary Guarantor or the Subordinated Guarantor may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

        (b)   Notwithstanding the foregoing paragraph (a), Scotsman and its Restricted Subsidiaries may Incur any or all of the following Indebtedness:

          (1)   Indebtedness Incurred pursuant to any Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of (A) $650 million and (B) the sum of (x) 85% of the net book value of the accounts receivable of Scotsman and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet in accordance with GAAP and (y) 75% of the net book value of Rental Equipment of Scotsman and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet in accordance with GAAP (provided that the amount of Indebtedness permitted to be Incurred at any time under this clause (b)(1) shall be reduced by (a) the aggregate amount of gross proceeds which have been raised in connection with a Permitted Units Financing at or prior to such time (it being understood that such reduction shall apply only to the extent of any outstanding balance on such financing and for so long as such Permitted Units Financing is in effect) and (b) the aggregate principal amount of the outstanding Existing Secured Notes at such time);

          (2)   Indebtedness of Scotsman Incurred pursuant to an Interest Rate Agreement or Currency Agreement related to Indebtedness Incurred pursuant to the Credit Agreement;

          (3)   Indebtedness owed to and held by Scotsman or a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted

  Subsidiary ceasing to be a Restricted Subsidiary, or any subsequent transfer of such Indebtedness (other than to Scotsman or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

          (4)   the notes issued on the Issue Date and the Exchange Notes and the Guarantees and Subordinated Guarantee;

          (5)   Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (b)(1), (2), (3), (4) or (15) of this covenant);

          (6)   Indebtedness or Preferred Stock of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Scotsman (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transaction pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Scotsman (including Refinancing Indebtedness)), if, on the date of such acquisition and after giving effect thereto, (x) Scotsman would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (a) above or (y) if the condition in immediately preceding clause (x) is not satisfied at the time of incurrence of such Indebtedness or Preferred Stock, the aggregate principal amount of all Indebtedness Incurred at a time when such condition is not so satisfied shall not exceed $20.0 million at any time outstanding;

          (7)   Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to clause (a) or pursuant to clause (b)(2), (4), (5), (6)(x) or (8) or this clause (b)(7); provided however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Restricted Subsidiary that is not a Guarantor described in clause (b)(6), such Refinancing Indebtedness shall be Incurred only by a Restricted Subsidiary that is not a Guarantor;

          (8)   Hedging Obligations consisting of Interest Rate Agreements related to Indebtedness permitted to be Incurred by Scotsman and its Restricted Subsidiaries pursuant to the indenture and Currency Agreements Incurred in the ordinary course of business;

          (9)   Indebtedness (including Capitalized Lease Obligations) of Scotsman or any Restricted Subsidiary financing the purchase, lease or improvement of property (real or personal), whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in each case Incurred no more than 180 days after such purchase, lease or improvement of such property, and any Refinancing Indebtedness in respect of such Indebtedness; provided however, that at the time of the Incurrence of such Indebtedness and after giving effect thereto, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (b)(9) and then outstanding shall not exceed the greater of $40 million and 5% of Adjusted Consolidated Assets;

          (10) (A) Any guarantee or coissuance by Scotsman or any Restricted Subsidiary of Indebtedness of any other Restricted Subsidiary or Scotsman, as the case may be, so long as the Incurrence of such Indebtedness is otherwise permitted under the terms of the indenture and (B) any guarantee of Scotsman or a Restricted Subsidiary of Indebtedness of an Unrestricted Subsidiary or a Securitization Subsidiary provided that such guarantee is recourse only to the Capital Stock of such Unrestricted Subsidiary or Securitization Subsidiary (and the proceeds therefrom);

          (11) Indebtedness of Scotsman or any Subsidiary Guarantor or Subordinated Guarantor Incurred in connection with the acquisition of a Permitted Business and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that the aggregate amount of Indebtedness Incurred pursuant to this clause (b)(11) and then outstanding shall not exceed $20 million;

          (12) Indebtedness of a Securitization Subsidiary pursuant to a Permitted Units Financing, provided that after giving effect to the Incurrence thereof, either (1) the amount of net proceeds to be received in such Permitted Units Financing and any net proceeds for all previous Permitted Units Financing (only to the extent of any outstanding balance on such financing and for so long as any such Permitted Units Financings is in effect) does not exceed the greater of (A) $650 million and (B) the sum of (x) 85% of the net book value of the accounts receivable of Scotsman and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet in accordance with GAAP and (y) 75% of the net book value of Rental Equipment of Scotsman and its Restricted Subsidiaries as set forth on their most recent consolidated balance sheet in accordance with GAAP (provided that the amount of Indebtedness permitted to be Incurred by this clause (b)(12)(1) at any time shall be reduced by the aggregate principal amount of Existing Secured Notes outstanding at such time and all amounts outstanding under clause (b)(1) of this covenant) or (2) Scotsman could Incur at least $1.00 of Indebtedness under clause (a) of this covenant;

          (13) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds or endorsements of instruments of deposit in the ordinary course of business;

          (14) Indebtedness representing deferred or contingent payment of a purchase price or indemnification obligations relating to the acquisition of any assets to be used in a Permitted Business or any Asset Disposition permitted by the indenture;

          (15) the Existing Notes (if any) and any guarantees thereof; provided any Existing Unsecured Notes remaining outstanding following the consummation of the Tender Offers shall be redeemed within 60 days after the Issue Date pursuant to Section 3.03(a) of the indenture governing the Existing Unsecured Notes;

          (16) Indebtedness of Scotsman or any Restricted Subsidiary (which may be but need not be Incurred pursuant to a Credit Facility) in an aggregate principal amount which, together with all other Indebtedness of Scotsman and any Restricted Subsidiary outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (b)(1) through (15), above, (b)(17) below or paragraph (a)) does not exceed $50 million; provided that no more than $30 million of Indebtedness Incurred in reliance on this clause (16) may be Incurred by a Restricted Subsidiary that is not a Guarantor or the Subordinated Guarantor; and

          (17) Indebtedness of Scotsman or any Restricted Subsidiary of Scotsman to the extent the net proceeds thereof are promptly deposited following Incurrence thereof to defease or discharge the notes or the Existing Secured Notes.

        (c)   For purposes of determining compliance with the foregoing covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above (including subclauses of different types of Indebtedness in clause (b) above), Scotsman, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses (or subclauses), (2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above (including subclauses of different types of Indebtedness in clause (b) above) and (3) Scotsman may later reclassify an item of Indebtedness, in whole or in part, in Scotsman's sole discretion in any manner that complies with this covenant.

        (d)   Notwithstanding paragraphs (a) and (b) above, Scotsman shall not Incur (1) any Indebtedness if such Indebtedness is expressly by its terms subordinate or junior in ranking in right of payment to any other Indebtedness of Scotsman, unless such Indebtedness is expressly subordinated in right of payment to the notes and the Exchange Notes to the same or greater extent as such Indebtedness is expressly by its terms subordinated in right of payment to such other Indebtedness or (2) any Secured

Indebtedness (other than Permitted Secured Indebtedness) unless contemporaneously with such Incurrence effective provision is made to secure the notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

        (e)   Notwithstanding paragraphs (a) and (b) above, a Subsidiary Guarantor shall not Incur (1) any Indebtedness if such Indebtedness is expressly by its terms subordinate or junior in ranking in right of payment to any other Indebtedness of such Subsidiary Guarantor, unless such Indebtedness is expressly subordinated in right of payment to such Subsidiary Guarantor's Guarantee of the notes and the Exchange Notes to the same or greater extent as such Indebtedness is expressly by its terms subordinated in right of payment to such other Indebtedness or (2) any Secured Indebtedness (other than Permitted Secured Indebtedness) unless contemporaneously with such Incurrence effective provision is made to secure such Subsidiary Guarantor's Guarantee of the notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

        (f)    Notwithstanding paragraphs (a) and (b) above, the Subordinated Guarantor shall not incur (1) any Indebtedness if such Indebtedness is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Subordinated Guarantor and senior in right of payment to the Subordinated Guarantee; or (2) any Indebtedness other than Subordinated Guarantor Senior Indebtedness and Indebtedness permitted to be Incurred by a Restricted Subsidiary pursuant to paragraph (a) or (b) above.

        For the avoidance of doubt, for the purposes of clause (1) of each of the three preceding paragraphs, no Indebtedness of Scotsman, any Subsidiary Guarantor or the Subordinated Guarantor within the meaning of clause (1) of each of the three preceding paragraphs shall be deemed to be expressly by its terms subordinate or junior in ranking or in right of payment in any respect to any other Indebtedness of Scotsman, such Guarantor or the Subordinated Guarantor, as the case may be, solely because such Indebtedness is unsecured or is secured by a junior priority Lien or by virtue of the fact that the holders of such Indebtedness (or any agent, trustee or other representative therefor) have entered into intercreditor agreements or other arrangements giving one or more holders thereof priority over the other holders thereof in the collateral securing such Indebtedness.

        Liens.    The indenture provides that neither Scotsman nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset of Scotsman or any Restricted Subsidiary whether now owned or hereafter acquired, or on any income or profits therefrom or assign or otherwise convey any right to receive income or profits therefrom except, in each case, Permitted Liens.

        Limitation on Restricted Payments.    (a) Scotsman shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to, make a Restricted Payment if, at the time Scotsman or such Restricted Subsidiary makes such Restricted Payment or immediately after giving effect thereto, (1) a Default shall have occurred and be continuing (or would result therefrom); (2) Scotsman is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of

          (A)  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter ending after the Issue Date to the end of the most recent fiscal quarter for which financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

          (B)  the aggregate Net Cash Proceeds and 100% of the fair market value at the time of receipt of assets other than cash received by Scotsman from the issuance or sale of its Capital Stock (other than Disqualified Stock) and, without duplication of the foregoing, the aggregate cash and fair market value of assets other than cash received by Scotsman as a capital contribution from its shareholders, in each case subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of Scotsman and other than an issuance or sale to an employee stock ownership plan or to a trust established by Scotsman or any of its Subsidiaries for the benefit of its employees);

          (C)  the amount by which Indebtedness of Scotsman or any Restricted Subsidiary is reduced on Scotsman's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of Scotsman) subsequent to the Issue Date, of any Indebtedness of Scotsman or Restricted Subsidiary for Capital Stock (other than Disqualified Stock) of Scotsman (less the amount of any cash, or the fair value of any other property (other than such Capital Stock), distributed by Scotsman upon such conversion or exchange); and

          (D)  an amount equal to the sum of (1) the net reduction in Investments in any Person resulting from dividends, repayments of loans or advances or other transfers of assets (including any sale of such Investment), in each case to Scotsman or any Restricted Subsidiary, and (2) the portion (proportionate to Scotsman's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary occurring in each case after the Issue Date; provided, however, that the foregoing sum shall not exceed, in the case of any Person (including any Unrestricted Subsidiary), the amount of Investments previously made in such Person (and treated as a Restricted Payment) by Scotsman and the Restricted Subsidiaries.

        (b)   The provisions of the foregoing paragraph (a) shall not prohibit

          (1)   any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, or capital contribution in respect of, Capital Stock of Scotsman (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Scotsman or an employee stock ownership plan or to a trust established by Scotsman or any of its Subsidiaries for the benefit of its employees); provided, however, that (A) each such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant and (B) if applicable, the Net Cash Proceeds of each such sale of Capital Stock or capital contribution in respect of Capital Stock shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (2)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness or Capital Stock of Scotsman which is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant;

          (3)   dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such, dividend shall be included in the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant;

          (4)   the repurchase of shares of, or options to purchase shares of, common stock of Williams Scotsman International, Scotsman or any of their respective Subsidiaries from employees, former employees, directors or former directors of Williams Scotsman International, Scotsman or any of their Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the board of directors of Williams Scotsman International or Scotsman under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock (or any Restricted Payment made to Williams Scotsman International solely to fund such payments); provided, however, that the aggregate amount of such repurchases or Restricted Payments shall not exceed $5,000,000 in any calendar year (and, to the extent that $5,000,000 exceeds the amount of such repurchases or Restricted Payments made in any calendar year, such excess from such calendar year may be carried forward to the next calendar year); provided, further, however, that such repurchases or Restricted Payments shall be excluded from the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant;

          (5)   following the IPO, dividends or Common Stock buybacks by Williams Scotsman International, Scotsman or another issuer in an aggregate amount in any year not to exceed 6% of the aggregate Net Cash Proceeds received by Scotsman in connection with the IPO and any subsequent Public Equity Offering (or any Restricted Payment made to Williams Scotsman International or such other issuer solely to fund such payments); provided, however, that at the time of such payment, no Default shall have occurred and be continuing (or result therefrom); provided, further, however, that such dividends or common stock buybacks or Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant;

          (6)   repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such repurchase shall be excluded from the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant;

          (7)   any payment by Scotsman to Williams Scotsman International pursuant to any Tax Sharing Agreement; provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant;

          (8)   dividends or payments to Williams Scotsman International to the extent required to pay for general corporate and overhead expenses incurred by Williams Scotsman International, any expenses of Williams Scotsman International as a public company and any costs and expenses of Williams Scotsman International relating to offerings of securities, debt financings and/or acquisition or disposition transactions; provided, however, that such dividends and payments shall not exceed $10,000,000 in any calendar year; provided, further, however, that such dividends and payments shall be excluded from the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant;

          (9)   Restricted Payments made on the Issue Date to consummate the Transactions; provided, however, that such repurchase shall be excluded from the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant;

          (10) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness upon a Change of Control or in connection with an Asset Disposition to the extent required by the agreement governing such Subordinated Indebtedness but only if Scotsman shall have first complied with the covenants described under "—Change of Control" and "—Limitations on Sales of Assets and Subsidiary Stock";

          (11) the dividend or other transfer of the Capital Stock of Williams Scotsman Mexico S. de R.L. de C.V., W S Servicios de Mexico, S.de R.L. de C.V. and Williams Scotsman Europe, S.L. to Williams Scotsman International, so long as Scotsman shall then be a Wholly-Owned Subsidiary of William Scotsman International; provided that such dividend or transfer shall be excluded from the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant;

          (12) dividends, distributions or other payments to Williams Scotsman International or any Subsidiary of Scotsman or Williams Scotsman International to the extent used to fund Investments in Persons in a Permitted Business that conduct their principal operations outside of the United States and Canada in an aggregate amount in any calendar year (together with the aggregate amount of the Permitted Investments made under clause (18) of the definition of Permitted Investments in such calendar year) not to exceed (measured on the date each such dividends or payments were made and without giving effect to subsequent changes in value) $40 million (it being understood that to the extent that the maximum amount of dividends, distributions or other payments permitted to be made pursuant to this clause (12) in any calendar year exceeds the sum of (i) the aggregate dividends, distributions or payments actually made pursuant to this clause (12) in such calendar year and (ii) the aggregate amount of the Permitted Investments actually made under clause (18) of the definition of Permitted Investments in such calendar year, such excess may be carried forward and used in the following two calendar years); provided that no more than $15 million of (i) dividends, distributions or other payments permitted by this clause (12) and (ii) the Permitted Investments made under clause (18) of the definition of Permitted Investments in any calendar year may be made in Persons which are not Subsidiaries of Scotsman or Williams Scotsman International or do not become Subsidiaries of Scotsman or Williams Scotsman International as a result of such Investments; provided, further, that such dividends, distributions or payments shall be excluded from the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant;

          (13) dividends, distributions or other payments to Williams Scotsman International or any Subsidiary of Scotsman or Williams Scotsman International in the form of modular space or storage units which will be contributed or transferred to any Foreign Subsidiary of Scotsman or Williams Scotsman International operating in Mexico in an aggregate amount (together with the aggregate amount of the Permitted Investments made under clause (19) of the definition of Permitted Investments in any calendar year) not to exceed (measured on the date each such dividends, distributions or other payments were made and without giving effect to subsequent changes in value) $5 million in any calendar year; provided, however, such contribution shall be excluded from the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant; and

          (14) additional Restricted Payments not to exceed $20 million in the aggregate; provided, however, that at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom); provided, further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments made pursuant to clause (a) of this "Limitation on Restricted Payments" covenant.

        In determining whether any payment is permitted by the foregoing covenant, Scotsman may allocate or reallocate, among the foregoing clauses (1) through (14) of the preceding paragraph or among such clauses and the first paragraph of this covenant, all or any portion of such payment and all or any portion of any payment previously allocated; provided that, after giving effect to such allocation or reallocation, all such payments (or allocated portions of such payments) would be permitted under the provisions of this covenant.

        If Scotsman makes a Restricted Payment or Permitted Investment that, at the time of the making of such Restricted Payment or Permitted Investment, would in the good faith determination of Scotsman be permitted under the requirements of this covenant, such Restricted Payment or Permitted Investment will be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments or restatements made in good faith to Scotsman's financial statements for any period which adjustments or restatements affect any of the financial data used to make the calculations with respect to such Restricted Payment or Permitted Investment.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    Scotsman shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to Scotsman or a Restricted Subsidiary or pay any Indebtedness owed to Scotsman, (b) to make any loans or advances to Scotsman or (c) to transfer any of its property or assets to Scotsman, except

          (1)   any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including the Credit Agreement and Existing Notes);

          (2)   any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Scotsman (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Scotsman) and outstanding on such date;

          (3)   any such encumbrance or restriction consisting of customary nonassignment or subletting provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

          (4)   restrictions contained in security agreements or mortgages securing Indebtedness of Scotsman or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages or related to any Lien permitted under the indenture;

          (5)   any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or any assets of such Restricted Subsidiary pending the closing of such sale or disposition;

          (6)   any encumbrance or restriction pursuant to an agreement entered into after the Issue Date governing Indebtedness incurred in compliance with the covenant described under "Limitation on Indebtedness"; provided, however, that the encumbrances and restrictions with respect to any Restricted Subsidiary contained in any such agreement are no more restrictive, taken as a whole, than the encumbrances and restrictions with respect to such Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

          (7)   any encumbrance or restriction pursuant to an agreement with a governmental entity providing for developmental financing on terms which are more favorable (at the time such agreement is entered into) than those available from third party financing sources;

          (8)   with respect to a Securitization Subsidiary, an agreement relating to Indebtedness of a Securitization Subsidiary which is permitted under "—Limitation on Indebtedness" above or pursuant to an agreement relating to a Permitted Units Financing by a Securitization Subsidiary;

          (9)   any encumbrance or restriction pursuant to the indenture, the notes and the Guarantees;

          (10) any encumbrance or restriction pursuant to applicable law or any rule, regulation or order of a governmental authority;

          (11) any encumbrance or restriction pursuant to purchase money obligations for any property acquired in the ordinary course of business that impose restrictions on such property (but no other property of Scotsman or a Restricted Subsidiary) of the nature described in clause (c) above;

          (12) provisions with respect to the disposition or distribution of assets or property or the transfer of ownership interests in joint venture agreements, partnership, limited liability and other similar agreements;

          (13) any encumbrance or restriction pursuant to an agreement entered into after the Issue Date governing Indebtedness Incurred by a Restricted Subsidiary that is not organized in a jurisdiction that is the United States, any state thereof or the District of Columbia in reliance upon, and in compliance with, clauses (9) and (16) of the covenant described under "Limitation on Indebtedness";

          (14) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

          (15) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; or

          (16) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (1) to (15) above, to the extent applicable; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive, taken as a whole, than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements.

        Limitation on Sales of Assets and Subsidiary Stock.    (a) In the event and to the extent that the Net Available Cash received by Scotsman or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Issue Date in any period of 12 consecutive months exceeds the greater of $40 million or 10% of Adjusted Consolidated Assets as of the beginning of such 12-month period, then Scotsman shall (1) no later than 360 days after the date such Net Available Cash so received exceeds such $40 million or 10% of Adjusted Consolidated Assets (A) apply an amount equal to such excess Net Available Cash to repay any Applicable Indebtedness (and, in the case of repayment of any such Applicable Indebtedness under any revolving credit facility or arrangement, effect a permanent reduction in the availability thereunder, whether or not such reduction in availability is required, owing to a Person other than Williams Scotsman International, Scotsman or any Subsidiary of either of them, or (B) invest or commit to invest an equal amount, or the amount not so applied pursuant to clause (A), in Additional Assets; provided, however that in the case of any commitment to invest, such investment must be made within six months thereafter, and any amount not so invested shall be treated as Excess Proceeds (as defined below); and (2) apply such excess Net Available Cash (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of the covenant described hereunder. The amount of such excess Net Available Cash required to be applied during the applicable period and not applied pursuant to clause (1) of this paragraph by the end of such period shall constitute "Excess Proceeds." Pending the final application of any Net Available Cash, Scotsman may temporarily reduce Applicable Indebtedness or otherwise temporarily invest the Net Available Cash in any manner that is not prohibited by the indenture.

        If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $20 million, Scotsman must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 100% of the principal amount of such notes, plus, in each case, accrued interest, (if any) to the date of purchase (the "Excess Proceeds Payment"); provided that if Scotsman so elects (or is required to pursuant to the terms of any Pari Passu Indebtedness), such Excess Proceeds Offer may be made ratably to purchase the notes and such Pari Passu Indebtedness. If any Excess Proceeds remain after consummation of an Excess Proceeds Offer, Scotsman may use those proceeds for any purpose not otherwise prohibited by the indenture. Upon completion of each Excess Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

        Scotsman will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that such Excess Proceeds are received by Scotsman under the covenant described hereunder and Scotsman is required to repurchase notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Scotsman shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

        (b)   In the event of the transfer of substantially all (but not all) the property and assets of Scotsman as an entirety to a Person in a transaction permitted by the covenant described under "—Merger and Consolidation," the Successor Issuer (as defined therein) shall be deemed to have sold the properties and assets of Scotsman not so transferred for purposes of the covenant described hereunder, and shall comply with the provisions of the covenant described hereunder with respect to such deemed sale as if it were an Asset Disposition, and the Successor Company shall be deemed to have received Net Available Cash in an amount equal to the fair market value (as determined in good faith by the Board of Directors) of the properties and assets not so transferred or sold.

        Limitation on Affiliate Transactions.    (a) Scotsman shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of Scotsman (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to Scotsman or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $5.0 million, have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $17.5 million, have been determined by a nationally recognized accounting, appraisal, valuation or investment banking firm (an "Independent Financial Advisor") to be fair, from a financial standpoint, to Scotsman and its Restricted Subsidiaries. Notwithstanding clause (2) above, in the event that there are no members of the Board of Directors not having a personal stake in any Affiliate Transaction, such Affiliate Transaction shall be permitted to exist so long as an Independent Financial Advisor has determined the terms of such Affiliate Transaction to be fair, from a financial standpoint, to Scotsman and its Restricted Subsidiaries.

        (b)   The provisions of the foregoing paragraph (a) shall not prohibit (1) any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" or any Permitted Investment, (2) any issuance of securities, or other payments, benefits, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (3) the grant of stock options or similar rights to employees and directors of Scotsman pursuant to plans approved by the Board of Directors and the entering into of agreements relating thereto, (4) loans or advances to employees in the ordinary course of business in accordance with the past practices of Scotsman or its Restricted Subsidiaries, but in any event not to exceed $2.5 million in the aggregate outstanding at any one time, (5) the payment of reasonable fees to directors of Scotsman and its Restricted Subsidiaries who are not employees of Scotsman or its Restricted Subsidiaries, (6) any Tax Sharing Agreement, (7) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of Scotsman and its Restricted Subsidiaries, in each case in the ordinary course of business, (8) any employment, deferred compensation, consulting, noncompetition, confidentiality or similar agreement entered into by Scotsman and its Restricted Subsidiaries with its employees or directors in the ordinary course of business, (9) payments by Scotsman or any of its Restricted Subsidiaries to the Permitted Holders (described in clause (1) of such definition) and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement, or in respect of other investment banking activities, in each case as determined by the Board of Directors in good faith, (10) any Affiliate Transaction between Scotsman and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (11) any Affiliate Transaction between Scotsman and a Restricted Subsidiary or between Restricted Subsidiaries, (12) the pledge of any Capital Stock of Unrestricted Subsidiaries to support the Indebtedness thereof, (13) sales or issuances of Capital Stock (other than Disqualified Capital Stock) to Affiliates of Scotsman (or any transaction where the only consideration paid is such Capital Stock), (14) transactions in connection with a Permitted Units Financing (as to which the Board approval requirements, in the definition of Permitted Units Financing will apply), (15) transactions and payments contemplated by any agreement in effect on the date of the indenture or any amendment thereto or any replacement agreement therefor, so long as any such amendment or replacement agreement, taken as a whole, is not more disadvantageous to Scotsman or such Restricted Subsidiary as the original agreement as in effect on the date of the indenture, (16) entering into an agreement that provides registration rights to the shareholders of Scotsman, Williams Scotsman International or amending any such agreement with such shareholders, as well as the performance of such agreements, (17) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because Scotsman or a Restricted Subsidiary owns any Capital Stock in or otherwise controls such joint venture or similar entity; provided that no Affiliate of Scotsman or any of its Subsidiaries other than Scotsman or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity and (18) subject to compliance the other provisions of the indenture (including, without limitation, the covenants described under "—Merger and Consolidation," and "—Limitation on Indebtedness"), any merger, consolidation or reorganization of Scotsman with (x) an Affiliate that has no material operations or assets, solely for the purposes of (a) forming a holding company or (b) reincorporating Scotsman in a new jurisdiction (so long as such jurisdiction is in the United States) or (y) Williams Scotsman International.

        Change of Control.    (a) Upon a Change of Control, if Scotsman does not redeem the notes as described in "Optional Redemption," Scotsman will be required to make an offer to repurchase the notes (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof together with accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date), in accordance with the terms contemplated in paragraph (b) below.

        (b)   Within 30 days following any Change of Control (unless Scotsman has mailed a redemption notice with respect to all the outstanding Notes in connection with such Change of Control), Scotsman shall mail or cause to be mailed a notice to each Holder with a copy to the trustee stating (1) that a Change of Control has occurred and that such Holder has the right to require Scotsman to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by Scotsman, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

        (c)   Scotsman shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Scotsman shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

        Scotsman will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Scotsman and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

        The Change of Control purchase feature is a result of negotiations between Scotsman and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Scotsman would decide to do so in the future. Subject to the limitations discussed below, Scotsman could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Scotsman's capital structure or credit ratings. Restrictions on the ability of Scotsman to incur additional Indebtedness are contained in the covenant described under "—Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture does not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

        The Credit Agreement prohibits us from purchasing any Notes, and also provides that some Change of Control events would constitute a default thereunder. Future indebtedness of Scotsman may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require Scotsman to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Scotsman. Finally, Scotsman's ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by Scotsman's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The provisions under the indenture relative to Scotsman's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

        Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries.    Scotsman shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except (1) to Scotsman or a Wholly Owned Subsidiary or to any director of a Restricted Subsidiary to the extent required as director's qualifying shares, (2) if, immediately after giving effect to such issuance, sale or other disposition, neither Scotsman nor any of its Restricted Subsidiaries owns any Capital Stock of such Restricted Subsidiary, (3) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "—Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition, (4) any sale of Capital Stock in connection with a Permitted Units Financing, (5) to Scotsman, a Restricted Subsidiary or the minority shareholders of any Restricted Subsidiary, on a pro rata basis or (6) to the extent such shares are required by applicable law to be held by a Person other than Scotsman or a Wholly Owned Subsidiary.

        Notwithstanding the foregoing, this covenant shall not prohibit the issuance or sale of Capital Stock of any Restricted Subsidiary in connection with (a) the formation or capitalization of a Restricted Subsidiary or (b) a single transaction or series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of Scotsman by reason of acquisition of securities or assets from another Person.

        Merger and Consolidation.    Scotsman shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person (including Williams Scotsman International), unless (1) the resulting, surviving or transferee Person (the "Successor Issuer") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Issuer (if not Scotsman) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of Scotsman under the notes and the indenture; (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any Subsidiary as a result of such transaction as having been Incurred by such Successor Issuer or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction, the Successor Issuer would (x) be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness" or (y) have a Consolidated Coverage Ratio that would be equal to or greater than the Consolidated Coverage Ratio of Scotsman immediately prior to such transaction; and (4) Scotsman shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture. Notwithstanding clause (3) above (but subject to each other provision of the indenture), a Subsidiary Guarantor or a Wholly Owned Subsidiary (other than the Subordinated Guarantor) may be consolidated with or merged into Scotsman and Scotsman may consolidate with or merge with or into, (A) another Person, if such Person is a single purpose corporation that has not conducted any business or Incurred any Indebtedness or other liabilities and such transaction is being consummated solely to change the state of incorporation of Scotsman or to form a holding company whose only asset is 100% of the Capital Stock of Scotsman and (B) Williams Scotsman International; provided, however, that immediately after giving effect to such consolidation or merger, the Successor Company shall have a pro forma Consolidated Coverage Ratio that is not less than Consolidated Coverage Ratio of Scotsman immediately prior to such consolidation or merger; provided, further, that the Subordinated Guarantor may be consolidated with, may be merged into or may transfer all or substantially all its assets to Scotsman with the prior written consent of the requisite holders or Representative or Representatives of all Subordinated Guarantor Senior Indebtedness outstanding without complying with the requirements of the first sentence of this paragraph (in which case, if such consent has been given, the Subordinated Guarantee (including, the subordination provisions described above) shall terminate and be extinguished).

        The Successor Company shall be the successor to Scotsman and shall succeed to, and be substituted for, and may exercise every right and power of, Scotsman under the indenture, but the predecessor Company in the case of a lease shall not be released from the obligation to pay the principal of and interest on the notes.

        Each Guarantor shall not and Scotsman shall not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person (other than, in the case of a Subsidiary Guarantor, Scotsman or any other Subsidiary Guarantor), unless (1) the resulting, surviving or transferee Person (the "Successor Guarantor") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Guarantor (if not Scotsman) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of the Guarantor on the Guarantee and in the indenture; and (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

        Except in connection with a transaction permitted by the first paragraph of this covenant, Scotsman shall not permit the Subordinated Guarantor, and the Subordinated Guarantor shall not, consolidate with or merge into or with, or convey, transfer or lease, in any transaction or a series of related transactions, all or substantially all of its assets to any Person; provided that the Subordinated Guarantor may be consolidated with, merged with or into, or transfer all or substantially all its assets to, Scotsman or any Subsidiary Guarantor with the prior written consent of the requisite holders or Representative or Representatives of all Subordinated Guarantor Senior Indebtedness outstanding (in which case, if such consent has been given, the subordination provisions described above with respect to the Subordinated Guarantee shall terminate and be extinguished). Notwithstanding the above provisions, the Subordinated Guarantor may lease any or all of its assets to Scotsman or any Wholly Owned Subsidiary of Scotsman at any time.

        SEC Reports.    Notwithstanding that Scotsman may not be, or may not be required to remain, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Scotsman shall file or continue to file with the SEC and provide the trustee and any Noteholder (upon the request of such Noteholder) with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections. To the extent that a Person that owns directly or indirectly the majority of the Voting Stock of Scotsman and has guaranteed the notes has complied with the reporting requirements described in the preceding sentence by filing reports relating to such Person, Scotsman and its Subsidiaries on a consolidated basis then Scotsman shall be deemed to have complied with such requirements.

        Activities of Scotsman and Its Restricted Subsidiaries.    Scotsman shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than developing, owning, engaging in and dealing with a Permitted Business.

        Additional Guarantees.    Scotsman will cause each Subsidiary which becomes a Subsidiary Guarantor after the Issue Date (1) to execute and deliver to the trustee a supplemental indenture, in form reasonably satisfactory to the trustee, pursuant to which such Subsidiary shall unconditionally guarantee all of Scotsman's obligations under the notes and the indenture on the terms set forth in the indenture and (2) to deliver to the trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary, subject to customary exceptions for bankruptcy, fraudulent conveyance, equitable principles, remedies and waivers. Thereafter, such Subsidiary shall be a Subsidiary Guarantor for all purposes of this indenture until it ceases to be such pursuant to the definition of Subsidiary Guarantor contained herein.

        Activities of Subordinated Guarantor.    Scotsman shall not permit the Subordinated Guarantor to, and the Subordinated Guarantor shall not (1) engage in any activity other than acquiring, owning, holding, managing, marketing, maintaining, leasing, selling or disposing of Rental Equipment and activities directly incidental thereto (including leasing such Rental Equipment to Scotsman or any of its Subsidiaries) or (2) incur any Indebtedness other than Indebtedness incurred in compliance with the covenant described under "—Limitations on Indebtedness."

        Neither Scotsman nor any of the Restricted Subsidiaries will sell, transfer or otherwise convey to the Subordinated Guarantor any of its or their respective assets other than Rental Equipment (and related leases) which Rental Equipment, at the time of transfer, (x) is not evidenced by a certificate of title under applicable motor vehicle registration, certificate of title and other applicable state laws or (y) if evidenced by a certificate of title as described in preceding clause (x), where counsel to Scotsman is unable to conclude that the notation of a security interest thereon (or another similar procedure) is effective under applicable state law to create a fully perfected security interest therein.

        All Rental Equipment (and related leases) sold, transferred or otherwise conveyed by Scotsman or any of the Restricted Subsidiaries to the Subordinated Guarantor shall be transferred or otherwise conveyed only by way of a capital contribution to the common equity of the Subordinated Guarantor.

        The Subordinated Guarantor is not permitted to have any Subsidiaries.

Defaults

        An Event of Default is defined in the indenture as (1) a default in the payment of interest on the notes when due, continued for 30 days, (2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (including the failure to make a payment to purchase notes tendered pursuant to Change of Control or an Excess Proceeds Payment), (3) the failure by Scotsman to comply with its obligations under "—Certain Covenants—Merger and Consolidation" above, (4) the failure by Scotsman to comply for 30 days after notice with any of its obligations in the covenants described above under "—Certain Covenants" under "—Limitation on Indebtedness," "—Limitation on Restrictions on Distributions from Restricted Subsidiaries," "—Limitation on Restricted Payments," "Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase notes), "—Limitation on Affiliate Transactions," "—Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "—Change of Control" (other than a failure to purchase notes), "—SEC Reports," or "—Activities of Subordinated Guarantor," (5) the failure by Scotsman to comply for 60 days after notice with its other agreements contained in the indenture, (6) Indebtedness of Scotsman or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million (the "cross acceleration provision"), (7)(a) certain events of bankruptcy, insolvency or reorganization of Scotsman or (b) certain events of bankruptcy, insolvency or reorganization of a Significant Subsidiary (the "bankruptcy provisions"), (8) any judgment or decree for the payment of money in excess of $25.0 million (net of applicable insurance coverage provided that the insurance carriers have acknowledged coverage) is rendered against Scotsman or any Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice or an enforcement proceeding is commenced upon such judgment or decree (the "judgment default provision") or (9) any of the Guarantees or the Subordinated Guarantee ceases to be in full force and effect or any of the Guarantees or the Subordinated Guarantee is declared to be null and void and unenforceable or any of the Guarantees or the Subordinated Guarantee is found to be invalid, in each case by a court of competent jurisdiction in a final non-appealable judgment, or any of the Guarantors or the Subordinated Guarantor denies its liability under its Guarantee or the Subordinated Guarantee (other than by reason of release of a Guarantor or the Subordinated Guarantor in accordance with the terms of the indenture). However, a default under clauses (4), (5) or (8) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify Scotsman of the default and Scotsman does not cure such default within the time specified after receipt of such notice.

        If an Event of Default (other than pursuant to clause (7)(a) of the immediately preceding paragraph) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Scotsman occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the Notes and its consequences.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless (1) such holder has previously given the trustee notice that an Event of Default is continuing, (2) holders of at least 25% in principal amount of the outstanding Notes have requested the trustee to pursue the remedy, (3) such holders have offered the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense, (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

        The indenture provides that if a Default or Event of Default occurs and is continuing and is known to a trust officer of the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after obtaining knowledge thereof. Except in the case of a Default or Event of Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as its board of directors, the executive committee of its board of directors or a committee of its board of directors or trust officers determines that withholding notice is in the interest of the holders of the notes. In addition, Scotsman is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. Scotsman also is required to deliver to the trustee, within 30 days after becoming aware thereof, written notice of any Default or Event of Default.

Amendments and Waivers

        Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, no amendment may, among other things, (1) reduce the amount of notes whose holders must consent to an amendment, (2) reduce the rate of or extend the time for payment of interest on any note, (3) reduce the principal of or extend the Stated Maturity of any note, (4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "—Optional Redemption" above (other than, except from and after the time that a Change of Control has occurred until the relevant Change of Control Offer shall have been consummated, as described under "—Optional Redemption—Optional Redemption Upon Change of Control"), (5) make any note payable in money other than that stated in the note, (6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or (8) release any Guarantor that is a Significant Subsidiary or the Subordinated Guarantor from any of its obligations under its Guarantee or Subordinated Guarantee, as the case may be, otherwise than in accordance with the terms of the indenture.

        Without the consent of any holder of the notes, Scotsman, the Guarantors, the Subordinated Guarantor and the trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor issuer or guarantor of the obligations of Scotsman, the Guarantor or the Subordinated Guarantor under the indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the notes, to secure the Notes or to provide for the release of the Subordinated Guarantee as described in the definition of Guarantor, to release any Guarantor or the Subordinated Guarantor from its obligations under its Guarantee and the Indenture to the extent permitted by the Indenture, to add to the covenants of Scotsman, Guarantors or the Subordinated Guarantor for the benefit of the holders of the notes or to surrender any right or power conferred upon Scotsman, Guarantors or the Subordinated Guarantor, to make any change that does not adversely affect the rights of any holder of the notes, to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act and to conform the text of the indenture, the Guarantees and the notes to any provision of this "Description of Notes" to the extent that such provision in this "Description of Notes" was intended to be a verbatim recitation of a provision of the indenture, the Guarantees or the Notes.

        An amendment to the indenture may not make any change that adversely affects the rights of any holder of Subordinated Guarantor Senior Indebtedness then outstanding without the prior written consent of the requisite holders of such Subordinated Guarantor Senior Indebtedness or their representatives.

        The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the indenture becomes effective, Scotsman is required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

        The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. Scotsman may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when

          (1)   either

            (A)  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Scotsman or discharged from the trust, have been delivered to the trustee for cancellation; or

            (B)  all notes that have not been delivered to the trustee for cancellation have (1) become due and payable by reason of the mailing of a notice of redemption or otherwise, (2) will become due and payable within one year or (3) are to be called for redemption within

    12 months under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the reasonable expense of Scotsman, and Scotsman, any Guarantor or the Subordinated Guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable direct obligations of the United States maturing within one year or less ("Eligible Obligations"), or a combination of cash in U.S. dollars and Eligible Obligations, in amounts as will be sufficient to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and liquidated damages on the notes, if any, and accrued interest to the date of maturity or redemption, as the case may be;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of or constitute a default under, any other material instrument to which Scotsman, any Guarantor or the Subordinated Guarantor is a party or by which Scotsman, any Guarantor or the Subordinated Guarantor are bound;

          (3)   Scotsman, each Guarantor and the Subordinated Guarantor have paid or caused to be paid all sums payable by them under the indenture; and

          (4)   Scotsman has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, Scotsman must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge of the indenture with respect to the notes have been satisfied.

        Upon satisfaction of the above conditions, the Guarantees and the Subordinated Guarantee shall be released and Scotsman, the Guarantors and the Subordinated Guarantor will be entitled to releases of any asset of property constituting Collateral from the liens securing the notes, the Guarantees and the Subordinated Guarantee.

Defeasance

        Scotsman may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors and the Subordinated Guarantor discharged with respect to the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. Scotsman at any time may terminate its obligations under the covenants described under "—Certain Covenants" (other than the covenant described under "—Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the Subordinated Guarantor and the judgment default provision described under "—Defaults" above, the Events of Default specified in clause (4) under "—Defaults" above and the limitations contained in clause (3) in the first sentence of the first paragraph or the first proviso in the second sentence of the first paragraph under "—Certain Covenants—Merger and Consolidation" above ("covenant defeasance"). Upon satisfaction of the conditions set forth below for legal defeasance or covenant defeasance, as the case may be, the Guarantees and the Subordinated Guarantee shall be released and Scotsman, the Guarantors and the Subordinated Guarantor will be entitled to releases of any asset of property constituting Collateral from the Liens securing the notes, the Guarantees and the Subordinated Guarantee.

        Scotsman may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Scotsman exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If Scotsman exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "—Defaults" above or because of the failure of Scotsman to comply with clause (3) in the first sentence of the first paragraph or the first proviso in the second sentence of the first paragraph under "—Certain Covenants—Merger and Consolidation" above.

        In order to exercise either defeasance option, Scotsman must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, (1) such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law and (2) such Opinion of Counsel shall not be required to be delivered if such legal defeasance occurs within one year of the Stated Maturity or optional redemption of the notes or the earliest possible optional redemption date for the notes (October 1, 2010).

Concerning the Trustee

        The Bank of New York is the trustee under the indenture and has been appointed by Scotsman as Registrar and Paying Agent with regard to the notes. The trustee was also the trustee for the Existing Unsecured Notes.

        The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

Governing Law

        The indenture provides that it, the notes, the Guarantees and the Subordinated Guarantee will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

BOOK-ENTRY, DELIVERY AND FORM

        Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.

Depository Trust Company Procedures

        For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company, the Euroclear System and Clearstream Banking, S.A. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

        The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company's system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

        The Depository Trust Company has also advised us that, in accordance with its procedures,

          (1)   upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and

          (2)   it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

        Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. Investors in the global notes may also hold their interests in the notes through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. and The Chase Manhattan Bank, N.A., as operators of Clearstream. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

        The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

        Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

        Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of Williams Scotsman, the trustee or any of our agents, or the trustee's agents has or will have any responsibility or liability for:

          (1)   any aspect of The Depository Trust Company's records or any direct or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company's records or any direct or indirect participant's records relating to the beneficial ownership interests in any global note or

          (2)   any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

        The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

        Neither we nor the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes and Williams Scotsman and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

        Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

        Although The Depository Trust Company, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of Williams Scotsman, the trustee or any of our or the trustee's respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note will be exchangeable for definitive notes in registered certificated form if:

  (1)
  The Depository Trust Company notifies us that it is unwilling or unable to continue as depository for the global notes and we fail to appoint a successor depository within 90 days, or

  (2)
  a default or an event of default under the indenture for the notes has occurred and is continuing.

        In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

Same Day Settlement

        We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company's Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company's settlement date.

Payment

        The indenture requires that payments in respect of the notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to notes in certificated form, if any, we will make all payments of principal and interest on the notes at our office or agency maintained for that purpose within the city and state of New York. This office will initially be the office of the Paying Agent maintained for that purpose. At our option however, we may make these installments of interest by

          (1)   check mailed to the holders of notes at their respective addresses provided in the register of holder of notes or

          (2)   transfer to an account maintained by the payee.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes material U.S. federal income tax consequences of the exchange of initial notes for exchange notes in accordance with the exchange offer as well as the ownership and disposition of the exchange notes by U.S. and Non-U.S. holders, each as defined below. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations promulgated and proposed thereunder, and current administrative pronouncements and judicial decisions. All of the foregoing is subject to change (possibly with retroactive effect) and any such change may result in U.S. federal income tax consequences to a holder that are materially different from those described below. No rulings from the United States Internal Revenue Service ("IRS") have been or are expected to be sought with respect to the matters described below, and consequently, the IRS may not take a similar view of the consequences described below. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, foreign or other tax laws and possible changes in the tax laws.

        The following discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may be relevant to a holder in light of such holder's particular circumstances and only addresses holders who hold exchange notes as capital assets within the meaning of Section 1221 of the Code. Furthermore, this discussion does not address the U.S. federal income tax considerations applicable to holders subject to special rules, such as certain financial institutions, tax-exempt entities, real estate investment trusts, regulated investment companies, insurance companies, partnerships or other pass-through entities or investors in such entities, persons who have ceased to be U.S. citizens or to be taxed as resident aliens, persons subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting, individual retirement accounts or tax-deferred accounts, dealers in securities or currencies, persons holding notes in connection with a hedging or conversion transaction, a straddle or a constructive sale and holders whose functional currency is not the U.S. dollar. In addition, this discussion does not include any description of any alternative minimum tax consequences, or estate and gift tax consequences, or the tax laws of any state, local or foreign government that may be applicable to the exchange notes.

        As used in this prospectus, a "U.S. holder" means a beneficial owner of an exchange note who or that is, for U.S. federal income tax purposes:

  •
  an individual that is a citizen or resident of the United States;

  •
  a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any of its political subdivisions;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if either (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more "U.S. persons" within the meaning of the Code have the authority to control all substantial decisions of the trust, or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a "U.S. person" within the meaning of the Code.

        As used in this prospectus, a "Non-U.S. holder" means a beneficial owner of a note who is, for U.S. federal income tax purposes, a nonresident alien individual, or a corporation, estate or trust that is not a U.S. holder.

        If a partnership, or other entity taxable as a partnership for U.S. federal income tax purposes, holds a note, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Prospective purchasers of notes that are partnerships or who would hold the notes through a partnership or similar pass-through entity should consult their tax advisors regarding the U.S. federal income tax consequences to them of holding and disposing of the notes.

        THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

Tax Considerations Applicable to U.S. Holders and Non-U.S. Holders

Exchange of Notes for Exchange Notes

        The exchange of an initial note for an exchange note pursuant to the registration rights agreement should not constitute a taxable exchange for U.S. federal income tax purposes. In such case, a holder will not recognize any gain or loss upon the receipt of an exchange note pursuant to the registration rights agreement. A holder's holding period for an exchange note should include the holding period for the original note exchanged pursuant to the registration rights agreement and the holder's initial basis in an exchange note should be the same as the adjusted basis of such holder in the initial note at the time of the exchange. The U.S. federal income tax consequences of holding and disposing of an exchange note generally should be the same as the U.S. federal income tax consequences of holding and disposing of an initial note.

U.S. Holders

Payments of Interest

        Interest on an exchange note generally will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes. In certain circumstances (see "Description of Notes—Optional Redemption;" and "—Optional Redemption Upon Change of Control"), we may be obligated to pay a holder additional amounts in excess of stated interest or principal on the exchange notes. According to Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount, timing or character of interest income to be currently recognized by a holder if there is only a remote chance as of the date the exchange notes were issued that any of the circumstances that would give rise to the payment of such additional amounts (considered individually and in the aggregate) will occur. Because we believe the likelihood that we will be obligated to make any such payments is remote, we do not intend to treat the potential payment of any such amounts as part of the yield to maturity of any exchange notes. In the event such a contingency occurs, it would affect the amount and timing of the income that a holder must recognize. Our determination that these contingencies are remote is binding on a holder unless such holder discloses a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, a holder might be required to accrue income on the exchange notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies.

Sale, Exchange or Disposition of the Notes

        Upon the sale, exchange, retirement or other taxable disposition of an exchange note (other than the exchange of a note pursuant to the Registration Rights Agreement, as discussed in "Tax Considerations Applicable to U.S. Holders and Non-U.S. Holders—Exchange of Notes for Exchange Notes"), a U.S. holder will generally recognize capital gain or loss in an amount equal to the difference between:

  •
  the amount of cash plus the fair market value of any property received (other than any amount received attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary income); and

  •
  such holder's adjusted tax basis in the exchange note.

        A U.S. holder's tax basis in an exchange note will generally be the cost of such note to the U.S. holder. Such gain or loss will be long-term capital gain or loss if at the time of sale, exchange, retirement or other taxable disposition of the exchange note, the holder held the exchange note for more than one year. In the case of a non-corporate U.S. holder, any such long-term capital gain will be subject to tax at a reduced rate. Subject to limited exceptions, capital losses cannot be used to offset ordinary income.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to certain payments of principal of, and interest on, an exchange note, and the proceeds of disposition (including a redemption) of an exchange note before maturity, to U.S. holders other than certain exempt recipients such as corporations and certain tax-exempt organizations. In general, backup withholding at the then applicable rate (currently 28%) will be applicable to a U.S. holder that is not an exempt recipient, such as a corporation, if such U.S. holder:

  •
  fails to provide a correct taxpayer identification number (which, for an individual, would generally be his or her Social Security Number);

  •
  is notified by the IRS that it is subject to backup withholding because it has failed to report interest income in full;

  •
  fails to certify that the holder is exempt from withholding; or

  •
  otherwise fails to comply with applicable requirements of the backup withholding rules.

        Any amount withheld from payment to a holder under the backup withholding rules will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS. U.S. holders of exchange notes should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Non-U.S. Holders

        The rules governing U.S. federal income taxation of Non-U.S. holders are complex. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the exchange notes, including any reporting requirements.

Payments of Interest

        Subject to the discussion below concerning backup withholding, payments of interest on the exchange notes by us or our paying agent to a Non-U.S. holder, that are not effectively connected with the conduct of a U.S. trade or business, will generally not be subject to U.S. federal income tax or withholding tax, if:

  •
  the Non-U.S. holder does not own directly or indirectly, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of our voting stock;

  •
  the Non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership under applicable rules of the Code;

  •
  the Non-U.S. holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

  •
  the certification requirement, as described below, has been fulfilled with respect to the beneficial owner.

        The certification requirement referred to above will be fulfilled if either (A) the Non-U.S. holder provides to us or our paying agent an IRS Form W-8BEN (or successor form), signed under penalties of perjury, that includes such holder's name and address and a certification as to its Non-U.S. status, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the note on behalf of the beneficial owner and provides a statement to us or our paying agent, signed under penalties of perjury, in which the organization, bank or financial institution certifies that it has received an IRS Form W-8BEN (or successor form) from the Non-U.S. holder or from another financial institution acting on behalf of such holder and furnishes us or our paying agent with a copy thereof and otherwise complies with the applicable IRS requirements. Other methods might be available to satisfy the certification requirements described above, depending on the circumstances applicable to the Non-U.S. holder.

        The gross amount of payments of interest that do not qualify for the exception from withholding described above (the "portfolio interest exemption") will be subject to U.S. federal withholding tax at a rate of 30% unless (A) the Non-U.S. holder provides a properly completed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. holder and such holder provides us with a properly completed IRS Form W-8ECI (or successor form).

        If a Non-U.S. holder is engaged in a trade or business in the United States and if interest on the exchange note or gain realized on the disposition of the exchange note is effectively connected with the conduct of such trade or business, the Non-U.S. holder generally will be subject to regular U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. holder, unless an applicable treaty provides otherwise. In addition, if the Non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30% on its earnings and profits for the taxable year, subject to certain adjustments, unless reduced or eliminated by an applicable tax treaty. Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Non-U.S. holder satisfies the certification requirements described above.

        As more fully described above under "Description of Notes—Optional Redemption," and "—Change of Control," upon the occurrence of certain enumerated events we may be required to make payments of liquidated damages to holders of the exchange notes. We believe that the likelihood that we will be obligated to make any such payments is remote. If any such payments are made, they may be treated as interest, subject to the rules described above or as other income subject to U.S. federal withholding tax. Although the matter is not free from doubt, we intend to treat such payments made to Non-U.S. holders as subject to U.S. federal withholding tax at a rate of 30% subject to reduction or exemption (a) by an applicable treaty if the Non-U.S. holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI from a Non-U.S. holder claiming that such payments are effectively connected with the conduct of a trade or business in the U.S.

Sale, Exchange or Disposition of the Notes

        Subject to the discussion below concerning backup withholding, a Non-U.S. holder of an exchange note generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other taxable disposition of such note unless:

  •
  such holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met (in which case, the Non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources);

  •
  such gain represents accrued but unpaid interest not previously included in income, in which case the rules regarding interest would apply; or

  •
  such gain is effectively connected with the conduct by such Non-U.S. holder of a trade or business in the U.S. and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment maintained by such Non-U.S. Holder (in which case, the Non-U.S. holder will generally be taxed on its net gain derived from the disposition at the regular graduated U.S. federal income tax rates and in much the same manner applicable to U.S. persons and, if the Non-U.S. holder is a foreign corporation, the "branch profits tax" described above may also apply).

Information Reporting and Backup Withholding

        Unless certain exceptions apply, we must report annually to the IRS and to each Non-U.S. holder any interest paid to the Non-U.S. holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. holder resides.

        Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on an exchange note if the certifications described above under "Non-U.S. Holders—Payments of Interest" are received, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. person.

        Payments on the sale, exchange or other disposition of an exchange note made to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of payment of on the sale, exchange or other disposition of the exchange notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. person or otherwise establishes an exemption.

        Backup withholding is not an additional tax: any amounts withheld from a payment to a Non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders of exchange notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

        The foregoing discussion is for general information only and is not tax advice. Accordingly, you should consult your tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of the exchange notes, including the applicability and effect of any state, local, or non-U.S. tax laws and any tax treaty and any recent or prospective changes in any applicable tax laws or treaties.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. The issuer, the guarantors and the subordinated guarantor have agreed that, for a period of 120 days after the expiration date, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                        , 2005, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        The issuer, the guarantors and the subordinated guarantor will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to-such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 120 days after the expiration date the issuer, the guarantors and the subordinated guarantor will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The issuer, the guarantors and the subordinated guarantor have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the exchange notes, the guarantees and the subordinated guarantee offered hereby. Stites & Harbison, PCCL will pass on certain legal matters of Georgia law relating to the guarantee by Space Master International, Inc. Blackwell Sanders Peper Martin LLP will pass on certain legal matters of Missouri law relating to the guarantee by Truck & Trailer Sales, Inc. Hillis Clark Martin & Peterson, P.S. will pass on certain legal matters of Washington law relating to the guarantee by Evergreen Mobile Company. Whitford, Taylor & Preston L.L.P. will pass on certain legal matters of Maryland law relating to the exchange notes of Williams Scotsman, Inc. Davies Ward Phillips & Vineberg LLP will pass on certain legal matters of Ontario law relating to the guarantee of Williams Scotsman of Canada, Inc. Paul, Weiss, Rifkind, Wharton & Garrison LLP has relied upon the opinions of these other firms as to matters of state law and Canadian law in the indicated jurisdictions. Paul, Weiss, Rifkind, Wharton & Garrison LLP has represented Scotsman Partners, L.P. and its related parties from time to time.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, as set forth in their reports included in the prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        Williams Scotsman International is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports and other information with the Commission. We have also filed with the Commission a registration statement on Form S-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Commission at the Commission's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports and information may be obtained at prescribed rates from the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the Commission maintains a web site that contains reports and other information regarding registrants, such as us, that file electronically with the Commission. The address of this web site is http://www.sec.gov.

        Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to the General Counsel, at Williams Scotsman International, Inc., 8211 Town Center Drive, Baltimore, Maryland 21236, telephone (410) 931-6000.

Williams Scotsman International, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30, 2005	December 31, 2004
	(Unaudited)
Assets
Cash	$702	$939
Trade accounts receivable, net of allowance for doubtful accounts of $745 in 2005 and $606 in 2004	86,972	76,579
Prepaid expenses and other current assets	41,339	38,330
Rental equipment, net of accumulated depreciation of $266,686 in 2005 and $253,892 in 2004	910,638	880,723
Property and equipment, net of accumulated depreciation of $58,420 in 2005 and $53,935 in 2004	80,027	79,951
Deferred financing costs, net	17,192	16,667
Goodwill	170,705	170,423
Other intangible assets	3,105	2,894
Other assets	19,223	18,105

	$1,329,903	$1,284,611

Liabilities and stockholders' equity
Accounts payable	$45,437	$42,225
Accrued expenses	29,032	27,622
Accrued interest	10,398	12,341
Rents billed in advance	22,536	21,375
Revolving credit facility	206,523	102,130
Long-term debt, net	852,184	907,356
Deferred income taxes	147,604	150,415

Total liabilities	1,313,714	1,263,464

Stockholders' equity:
Common stock, $.01 par value. Authorized 200,000,000 shares; issued 36,156,653 shares	362	362
Additional paid-in capital	241,941	240,474
Cumulative foreign currency translation adjustment	11,158	14,079
Accumulated deficit	58,666	62,170

	312,127	317,085
Less treasury stock, -12,597,848 common shares in 2005 and 2004, at cost	(295,938)	(295,938)

Total stockholders' equity	16,189	21,147

	$1,329,903	$1,284,611

See accompanying notes.

Williams Scotsman International, Inc. and Subsidiaries

Consolidated Statements of Operations

Three and six months ended June 30, 2005 and 2004

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	(In thousands except share and per share amounts)
Revenues
Leasing	$60,297	$54,838	$119,080	$107,665
Sales:
New units	24,046	24,715	46,537	43,806
Rental equipment	8,532	5,798	15,565	11,010
Delivery and installation	31,764	28,832	59,599	49,246
Other	10,376	10,051	20,335	19,418

Total revenues	135,015	124,234	261,116	231,145

Costs of sales and services
Leasing:
Depreciation and amortization	12,834	11,988	25,367	23,768
Other direct leasing costs	14,486	12,927	26,968	24,015
Sales:
New units	19,626	21,360	38,544	36,876
Rental equipment	6,492	4,701	12,171	8,798
Delivery and installation	27,043	24,502	51,546	42,886
Other	2,356	2,607	4,563	4,837

Total costs of sales and services	82,837	78,085	159,159	141,180

Gross profit	52,178	46,149	101,957	89,965

Selling, general and administrative expenses	22,772	20,142	45,733	40,924
Other depreciation and amortization	4,032	3,680	7,942	7,094
Interest, including amortization of deferred financing costs	25,032	22,818	49,259	45,445
Loss on early extinguishment of debt	5,182	—	5,182	—

Total operating expenses	57,018	46,640	108,116	93,463

Loss before income taxes	(4,840)	(491)	(6,159)	(3,498)
Income tax benefit	(2,154)	(186)	(2,655)	(1,328)

Net loss	$(2,686)	$(305)	$(3,504)	$(2,170)

Loss per common share	$(0.11)	$(0.01)	$(0.15)	$(0.09)

Loss per common share, assuming dilution	$(0.11)	$(0.01)	$(0.15)	$(0.09)

See accompanying notes.

Williams Scotsman International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30,
	2005	2004
Cash flows from operating activities
Net loss	$(3,504)	$(2,170)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	36,612	34,289
Loss on early extinguishment of debt	5,182	—
Bond discount amortization	179	178
Provision for bad debts	1,428	1,251
Deferred income tax benefit	(2,811)	(1,610)
Non-cash stock option compensation expense	538	454
Gain on sale of rental equipment	(3,393)	(2,212)
Gain on sale of fixed assets	—	(5)
Increase in trade accounts receivable	(11,733)	(14,471)
Increase in accounts payable and accrued expenses	2,836	14,395
Other	(5,805)	(2,209)

Net cash provided by operating activities	19,529	27,890

Cash flows from investing activities
Rental equipment additions	(65,364)	(30,237)
Proceeds from sales of rental equipment	15,564	11,010
Purchases of property and equipment, net	(5,282)	(3,425)
Acquisition of businesses, net of cash acquired	(4,616)	—
Fleet acquisitions	—	(43,470)

Net cash used in investing activities	(59,698)	(66,122)

Cash flows from financing activities
Proceeds from debt	641,320	266,941
Repayment of debt	(592,276)	(228,464)
Increase in deferred financing costs	(9,015)	(57)

Net cash provided by financing activities	40,029	38,420

Net effect of change in exchange rates	(97)	(178)

Net (decrease) increase in cash	(237)	10
Cash at beginning of period	939	387

Cash at end of period	$702	$397

Supplemental cash flow information:
Cash paid for income taxes	$367	$526

Cash paid for interest	$47,747	$42,098

See accompanying notes.

Williams Scotsman International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

(in thousands, except share and per share amounts)

June 30, 2005

(1)    Organization and Basis of Presentation

        Williams Scotsman International, Inc., formerly known as Scotsman Holdings, Inc. ("Holdings" or when including Williams Scotsman Inc., "the Company") was organized in November 1993 for the purpose of acquiring Williams Scotsman, Inc. ("Scotsman"). Holdings conducts business solely as a holding company, the only significant asset of which is the capital stock of Scotsman. Therefore, any cash dividends to be paid on Holdings' common stock, or cash interest to be paid on the debt of the Company are dependent upon the cash flow of Scotsman.

        The operations of the Company consist primarily of the leasing and sale of mobile offices, modular buildings and storage products (equipment) and their delivery and installation throughout the United States, Canada, and certain parts of Mexico.

(2)    Financial Statements

        In the opinion of management, the unaudited financial statements contain all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the Company's financial position as of June 30, 2005, the consolidated statements of operations for the three and six month periods ended June 30, 2005 and 2004, and the consolidated statements of cash flows for the six months ended June 30, 2005 and 2004. The results of operations for the period ended June 30, 2005 are not necessarily indicative of the operating results expected for the full year.

        The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K. Certain prior year amounts have been reclassified to conform to the current year presentation.

(3)    Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No.123 (revised 2004), "Share-Based Payment" ("SFAS No. 123-R"), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. Generally, the approach in SFAS No. 123-R is similar to the approach described in SFAS No. 123. In April 2005, the Securities and Exchange Commission provided for a phased-in implementation of SFAS No. 123-R. Under this revised guidance, the effective date for application of SFAS No. 123-R has been postponed until no later than the beginning of the first fiscal year after June 15, 2005, or January 1, 2006 for the Company. The Company intends to elect the modified prospective method of adopting SFAS No. 123-R, which requires the recognition of expense over the remaining vesting period for the portion of awards not fully vested as of January 1, 2006. As the Company currently applies the fair value method under SFAS No. 123, the Company does not anticipate that the adoption of SFAS No. 123-R will have a material impact on its financial statements.

(4)    Acquisition of Mobile Space Inc.

        On February 24, 2005, the Company acquired Mobile Space Inc., a Chicago-based company that leased and sold modular space units. This purchase resulted in the acquisition of approximately 640 units and the related customer base. The transaction was accounted for under the purchase method of accounting with a purchase price of $4.8 million. The acquisition was financed with borrowings under the Company's credit facility.

(5)    Revolving Credit Facility and Long-Term Debt

        Debt consists of the following:

	June 30, 2005	December 31, 2004
Borrowings under revolving credit facility	$206,523	$102,130
Term loan	150,000	206,307
Capital lease obligations	2,838	1,882
9.875% senior notes, net of unamortized discount of $654 in 2005 and $833 in 2004	549,346	549,167
10.0% senior secured notes	150,000	150,000

	$1,058,707	$1,009,486

        On June 28, 2005, the Company entered into an amended and restated credit agreement. The amended and restated credit agreement provides for a $500.0 million revolving credit facility and a $150.0 million term loan, both maturing on and due in lump sum on June 28, 2010. Interest on borrowings under the revolver and term loan is payable at a rate of either prime plus 1% or the Eurodollar rate plus 2.5%. The interest rate margin is subject to pricing adjustments after October 1, 2005 based on excess availability and a ratio defined in the credit agreement. In accordance with SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction, $3.0 million (net of tax of approximately $2.2 million) in deferred financing costs related to the prior credit facility was amortized immediately for the three months ended June 30, 2005 and included in loss on early extinguishment of debt.

        Borrowings under the amended and restated credit facility, which are based upon a borrowing base calculation, are secured by a first priority lien on and security interest in the Company's rental equipment, accounts receivable, property and equipment, and other assets. The amended and restated credit agreement contains affirmative and negative covenants customary for such financings including restrictions on the amount of dividends that Scotsman can pay to Holdings. In addition, if the Company does not meet certain excess availability requirements, it will be required to comply with a senior secured leverage ratio, a consolidated interest coverage ratio and a minimum utilization test. As of June 30, 2005, the Company met the excess availability requirements and did not have to comply with the financial covenants.

(6)    Offering Transactions

        On April 29, 2005, the Company filed a Registration Statement on Form S-1 (the "Form S-1") with the Securities and Exchange Commission for an initial public offering of $250 million of its common stock. In addition, the Company expects to issue new senior unsecured notes ("New Notes"). The Company intends to use the net proceeds of the initial public offering, together with the proceeds from the offering of the New Notes to repurchase or redeem the 9.875% senior notes due 2007 (the "9.875% Notes"), repurchase the 10% senior secured notes due 2008 (the "10% Notes" together with the 9.875 Notes, the "Notes"), and pay premium costs, accrued interest and transaction fees and expenses.

        On June 23, 2005, the Company commenced a tender offer and consent solicitation for any and all of the outstanding Notes. The Company amended the tender offer on July 5, 2005. The total consideration, which includes a consent payment in connection with the offers of $20.00 per $1,000 principal amount, is $1,005.00 per $1,000 principal amount for the 9.875% Notes and $1,101.68 per $1,000 principal amount for the 10% Notes unless otherwise amended. In conjunction with the tender offer, the Company is soliciting the consent of holders of the Notes to eliminate substantially all of the restrictive covenants and certain events of default under the indentures governing the Notes. On July 21, 2005, the Company executed and delivered the supplemental indentures setting forth the amendments to the indentures governing the 9.875% and 10.0% Notes which eliminate substantially all of the restrictive covenants in such indentures. The supplemental indentures became effective upon execution and delivery by the parties thereto. However, the amendments to the indentures governing the 9.875% and 10.0% Notes will only become operative when validly tendered 9.875% and 10.0% Notes representing a majority of the applicable outstanding Notes are accepted for purchase. The tender offer will expire on August 24, 2005 unless extended and is subject to certain conditions. In the event that 100% of the Notes are tendered, the Company would pay total consideration, including the consent payment, in excess of the carrying value of the Notes of approximately $18.0 million plus accrued and unpaid interest unless otherwise amended.

        The timing and completion of the initial public offering, offering of the New Notes and the tender offer of the 9.875% Notes and 10% Notes are subject to market conditions and other contingencies.

(7)    Comprehensive Loss

        Total comprehensive loss was $(4,555) and $(2,175) for the three months ended June 30, 2005 and 2004, respectively, and ($6,425) and $(4,736) for the six months ended June 30, 2005 and 2004, respectively, which includes net loss and the change in the foreign currency translation adjustment. A summary of the components of comprehensive loss for the three and six month periods ended June 30, 2005 and 2004 is presented below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net loss	$(2,686)	$(305)	$(3,504)	$(2,170)
Change in currency translation	(1,869)	(1,870)	(2,921)	(2,566)

Comprehensive loss	$(4,555)	$(2,175)	$(6,425)	$(4,736)

(8)    Earnings and Dividends Per Share

        Earnings per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the periods. The following table sets forth the components of the weighted-average shares outstanding for the basic and diluted earnings per share computations:

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Weighted-average shares—basic earnings per share	23,558,805	23,558,805	23,558,805	23,558,805
Effect of employee stock options	—	—	—	—

Weighted-average shares—diluted earnings per share	23,558,805	23,558,805	23,558,805	23,558,805

        Common stock equivalents of 1,399,618 and 1,260,044 were excluded from the weighted average shares-diluted total for the three months ended June 30, 2005 and 2004, respectively, and common stock equivalents of 1,402,207 and 1,260,044 were excluded from the weighted average shares-diluted total for the six months ended June 30, 2005 and 2004, respectively due to their anti-dilutive nature, which resulted from the Company's net loss for such periods.

(9)    Contingencies

        Currently, the Company is involved in various lawsuits and claims arising out of the normal course of its business. The nature of the Company's business is such that disputes occasionally arise with vendors, including suppliers and subcontractors, and customers over warranties, contract specifications and contract interpretations among other things. The Company assesses these matters on a case-by-case basis as they arise. Reserves are established, as required, based on the Company's assessment of its exposure. As noted above, the Company has insurance policies to cover general liability and workers compensation related claims. In the opinion of management, the ultimate amount of liability not covered by insurance, if any, under pending litigation and claims will not have a material adverse effect on the financial position or operating results of the Company.

        In May 2002, the Company brought an action against a customer to recover approximately $0.2 million owed to the Company on a construction project. In December 2002, this customer counterclaimed against the Company and filed claims against various subcontractors and suppliers to the project alleging breach of various warranties and negligence among other things. The customer has asserted that it is seeking to recover its direct losses related to this $2.6 million project as well as other damages. The case is currently in discovery. The Company believes that it is reasonably possible that the customer will be awarded some damages from the dispute; however, the amount of such damages cannot be determined at this time. To the extent that the Company is ultimately liable to the customer, the Company believes it has adequate insurance coverage to apply to its portion of the claim. The Company, with its insurance carriers, continues to vigorously defend itself in this matter.

        In January 2003, the Company was awarded a contract to construct and renovate classrooms in an elementary school located in New Jersey. The Company contracted with various subcontractors for certain components of the project. During the course of the construction, the modular units were impacted by weather conditions, including torrential rains, from which the units were not properly protected by the subcontractors performing the work. As a result, damage to the units resulted. In order to ensure that these damages would be repaired and completed in advance of the school term, the Company promptly repaired the damage. As of June 30, 2005, the Company expects to be reimbursed for damages totaling approximately $1.6 million. These costs are included in prepaid expenses and other current assets in the Company's consolidated balance sheet. The Company and its legal counsel have determined that the subcontractors are responsible for the damages, and are currently seeking full recovery for costs incurred from the parties involved. In addition, the Company has builders risk insurance to cover some portion of the claim. The Company is pursuing these claims vigorously and believes that recovery of these amounts is probable and will be received in the next 12 months.

(10)    Subsequent Event

        Effective September 12, 2005, the Company amended its certificate of incorporation to authorize the issuance of 200 million shares of common stock and 20 million shares of preferred stock, $0.01 par value per share. The Board of Directors also approved a 3.803 for 1 stock split. All share and per share amounts have been retroactively restated in the accompanying financial statements to reflect the stock split.

(11)    Supplemental Condensed Consolidating Financial Information

        On September 29, 2005, Scotsman issued $350.0 million of 8.5% Senior Notes due 2015. The 8.5% Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company and Scotsman's 100% owned subsidiaries, Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. Willscot, a 100% owned subsidiary, has fully and unconditionally guaranteed the 8.5% senior notes on a subordinated basis. These 100% owned subsidiaries (Guarantor Subsidiaries), act as joint and several guarantors of the Senior Notes.

        The following presents condensed consolidating financial information for the Company, Scotsman and the Guarantor Subsidiaries. Space Master International, Inc., Evergreen Mobile Company and Truck & Trailer Sales, Inc. do not have any assets or operations.

	As of June 30, 2005
	Parent	Williams Scotsman Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Balance Sheet
Assets:
Rental equipment, at cost	$—	369,569	$807,755	$—	$1,177,324
Less accumulated depreciation	—	(81,398)	(185,288)	—	(266,686)

Net rental equipment		288,171	622,467	—	910,638
Property and equipment, net	—	77,503	2,524	—	80,027
Investment in subsidiaries	—	544,043	—	(544,043)	—
Other assets	(11,556)	368,311	20,625	(38,142)	339,238

Total assets	$(11,556)	$1,278,028	$645,616	$(582,185)	$1,329,903

Liabilities:
Accounts payable and accrued expenses	$1	$78,736	$6,130	$—	$84,867
Debt	—	1,058,707	—	—	1,058,707
Other liabilities	(5,551)	164,300	61,121	(49,730)	170,140

Total liabilities	(5,550)	1,301,743	67,251	(49,730)	1,313,714

Equity:	(6,006)	(23,715)	578,365	(532,455)	16,189

Total liabilities and stockholder's equity	$(11,556)	$1,278,028	$645,616	$(582,185)	$1,329,903

	As of December 31, 2004
	Parent	Williams Scotsman, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Balance Sheet
Assets:
Rental equipment, at cost	$—	$359,175	$775,440	$—	$1,134,615
Less accumulated depreciation	—	(78,076)	(175,816)	—	(253,892)

Net rental equipment	—	281,099	599,624	—	880,723
Property and equipment, net	—	77,619	2,332	—	79,951
Investment in subsidiaries	—	522,483	—	(522,483)	—
Other assets	(8,038)	352,366	15,368	(35,759)	323,937

Total assets	$(8,038)	$1,233,567	$617,324	$(558,242)	$1,284,611

Liabilities:
Accounts payable and accrued expenses	$1	$76,433	$5,754	$—	$82,188
Debt	—	1,009,486	—	—	1,009,486
Other liabilities	(5,536)	164,827	56,300	(43,801)	171,790

Total liabilities	(5,535)	1,250,746	62,054	(43,801)	1,263,464

Equity:	(2,503)	(17,179)	555,270	(514,441)	21,147

Total liabilities and stockholder's equity	$(8,038)	$1,233,567	$617,324	$(558,242)	$1,284,611

	For the Six Months Ended June 30, 2005
	Parent	Williams Scotsman, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Results of Operations
Total revenues	$—	$241,627	$55,288	$(35,799)	$261,116
Gross profit	—	93,474	31,777	(23,294)	101,957
Other expenses	3,504	102,069	26,659	(26,771)	105,461
Net (loss) income	$(3,504)	$(8,595)	$5,118	$3,477	$(3,504)

	For the Six Months Ended June 30, 2004
	Parent	Williams Scotsman, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Results of Operations
Total revenues	$—	$218,462	$47,490	$(34,807)	$231,145
Gross profit	—	84,574	28,171	(22,780)	89,965
Other expenses	2,170	89,355	25,529	(24,919)	92,135
Net (loss) income	$(2,170)	$(4,781)	$2,642	$2,139	$(2,170)
	For the Six Months Ended June 30, 2005
	Parent	Williams Scotsman, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows
Cash provided by operating activities	$(42)	$5,306	$14,265	$—	$19,529
Cash used in investing activities	—	(39,393)	(20,305)	—	(59,698)
Cash provided by financing activities	70	39,959	—	—	40,029
Effect of change in translation rates	—	(6,037)	5,940	—	(97)

Net change in cash	28	(165)	(100)	—	(237)
Cash at beginning of period	4	828	107	—	939

Cash at end of period	$32	$663	$7	$—	$702

	For the Six Months Ended June 30, 2004
	Parent	Williams Scotsman, Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows
Cash provided by operating activities	$(53)	$8,935	$19,008	$—	$27,890
Cash used in investing activities	—	(46,995)	(19,127)	—	(66,122)
Cash provided by financing activities	70	38,350	—	—	38,420
Effect of change in translation rates	—	(302)	124	—	(178)

Net change in cash	17	(12)	5	—	10
Cash at beginning of period	—	386	1	—	387

Cash at end of period	$17	$374	$6	$—	$397

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Williams Scotsman International, Inc.

        We have audited the accompanying consolidated balance sheets of Williams Scotsman International, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Williams Scotsman International, Inc. and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2 to the consolidated financial statements, effective January 1, 2003 the Company changed its method of accounting for stock-based compensation.

/s/ Ernst & Young LLP

Baltimore, Maryland
February 24, 2005, except as to Note 14, as to which the date is September 12, 2005 and Note 15, as to which the date is October 17, 2005.

Williams Scotsman International, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2004	2003
	(In thousands except share amounts)
Assets
Cash	$939	$387
Trade accounts receivable, net of allowance for doubtful accounts of $606 in 2004 and $862 in 2003	76,579	55,841
Prepaid expenses and other current assets	38,330	34,315
Rental equipment, net of accumulated depreciation of $253,892 in 2004 and $224,794 in 2003	880,723	828,078
Property and equipment, net	79,951	80,750
Deferred financing costs, net	16,667	22,868
Goodwill	170,423	169,913
Other intangible assets, net	2,894	2,575
Other assets	18,105	10,958

Total assets	$1,284,611	$1,205,685

Liabilities and stockholders' equity
Accounts payable	$42,225	$29,505
Accrued expenses and other current liabilities	39,963	29,951
Rents billed in advance	21,375	18,295
Revolving credit facility	102,130	54,940
Long-term debt, net	907,356	907,238
Deferred income taxes	150,415	147,392

Total liabilities	1,263,464	1,187,321

Stockholders' equity:
Common stock, $0.01 par value. Authorized 200,000,000 shares; issued 36,156,653 in 2004 and 2003	362	362
Additional paid-in capital	240,474	239,738
Retained earnings	62,170	65,581
Cumulative foreign currency translation adjustment	14,079	8,621

	317,085	314,302
Less treasury stock—12,597,848 common shares in 2004 and 2003, at cost	(295,938)	(295,938)

Total stockholders' equity	21,147	18,364

Total liabilities and stockholders' equity	$1,284,611	$1,205,685

See accompanying notes.

Williams Scotsman International, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year ended December 31,
	2004	2003	2002
	(In thousands except per share amounts)
Revenues
Leasing	$222,867	$213,976	$227,106
Sales:
New units	86,344	71,635	98,927
Rental equipment	29,355	20,734	23,951
Delivery and installation	116,106	91,318	101,034
Other	43,253	37,980	41,429

Total revenues	497,925	435,643	492,447

Cost of sales and services
Leasing:
Depreciation and amortization	48,888	49,097	45,834
Other direct leasing costs	51,777	45,731	43,684
Sales:
New units	72,885	59,411	82,564
Rental equipment	22,896	16,361	18,164
Delivery and installation	101,061	78,856	84,540
Other	9,605	8,274	9,901

Total costs of sales and services	307,112	257,730	284,687

Gross profit	190,813	177,913	207,760

Selling, general and administrative expenses	83,407	76,297	85,779
Other depreciation and amortization	14,787	13,869	13,438
Interest, including amortization of deferred financing costs of $6,959, $8,789 and $7,948	92,444	87,174	85,208
Held for sale impairment charge	—	19,386	—

Total operating expenses	190,638	196,726	184,425

Income (loss) before income taxes	175	(18,813)	23,335
Income tax expense (benefit)	3,586	(7,131)	8,137

Net (loss) income	$(3,411)	$(11,682)	$15,198

(Loss) earnings per common share—basic	$(0.14)	$(0.50)	$0.65

(Loss) earnings per common share—assuming dilution	$(0.14)	$(0.50)	$0.61

See accompanying notes.

Williams Scotsman International, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

	Common Stock			Retained Earnings Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income
			Additional Paid-in Capital			Treasury Stock	Total Stockholders' Equity
	Shares	Amount
	(In thousands)
Balance at January 1, 2002	23,566	$362	$233,659	$62,065	$(1,505)	$(295,860)	$(1,279)
Comprehensive income:
Net income	—	—	—	15,198	—	—	15,198
Foreign currency translation adjustment	—	—	—	—	119	—	119

Comprehensive income							15,317
Non-cash stock option compensation expense	—	—	5,313	—	—	—	5,313
Purchase of 6,845 shares of treasury shares	(7)	—	—	—	—	(78)	(78)

Balance at December 31, 2002	23,559	362	238,972	77,263	(1,386)	(295,938)	19,273
Comprehensive loss:
Net loss	—	—	—	(11,682)	—	—	(11,682)
Foreign currency translation adjustment	—	—	—	—	10,007	—	10,007

Comprehensive loss							(1,675)
Non-cash stock option compensation expense	—	—	766	—	—	—	766

Balance at December 31, 2003	23,559	362	239,738	65,581	8,621	(295,938)	18,364
Comprehensive income:
Net loss	—	—	—	(3,411)	—	—	(3,411)
Foreign currency translation adjustment	—	—	—	—	5,458	—	5,458

Comprehensive income							2,047
Non-cash stock option compensation expense	—	—	736	—	—	—	736

Balance at December 31, 2004	23,559	$362	$240,474	$62,170	$14,079	$(295,938)	$21,147

See accompanying notes.

Williams Scotsman International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year ended December 31,
	2004	2003	2002
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(3,411)	$(11,682)	$15,198
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	70,634	71,755	66,614
Amortization of bond discount	357	357	327
Provision for bad debts	2,248	2,286	3,692
Deferred income tax expense (benefit)	3,137	(7,640)	7,759
Non-cash stock option compensation expense	736	766	5,313
Gain on insurance recovery	(3,373)	—	—
Non-cash held for sale impairment charge	—	19,386	—
Gain on sale of rental equipment	(6,459)	(4,373)	(5,787)
Gain (loss) on sale of fixed assets	(7)	(810)	50
(Increase) decrease in net trade accounts receivable	(22,375)	6,881	6,695
Increase in accounts payable and accrued expenses and other current liabilities	22,261	6,161	2,103
Other	(6,885)	(8,871)	(6,685)

Net cash provided by operating activities	56,863	74,216	95,279

Cash flows from investing activities
Rental equipment additions	(79,867)	(53,307)	(40,814)
Proceeds from sales of rental equipment	29,355	20,734	23,951
Proceeds from insurance recovery	5,000	—	—
Acquisition of businesses, net of cash acquired	(5,791)	(3,434)	(7,308)
Purchase of California classroom fleet	(43,572)	—	—
Purchase of property and equipment, net	(8,062)	(7,632)	(11,948)

Net cash used in investing activities	(102,937)	(43,639)	(36,119)

Cash flows from financing activities
Proceeds from debt	553,937	597,378	1,123,473
Repayment of debt	(506,987)	(619,903)	(1,162,427)
Increase in deferred financing costs	(757)	(8,041)	(20,263)
Payments to acquire treasury stock	—	—	(78)

Net cash provided by (used in) financing activities	46,193	(30,566)	(59,295)

Effect of exchange rate changes	433	(53)	(22)

Net increase (decrease) in cash	552	(42)	(157)
Cash at beginning of period	387	429	586

Cash at end of period	$939	$387	$429

Supplemental cash flow information:
Cash paid for income taxes	$665	$451	$573

Cash paid for interest	$84,903	$74,608	$76,744

See accompanying notes.

Williams Scotsman International, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)
December 31, 2004

1.    Organization and Basis of Presentation

        Williams Scotsman International, Inc. (Williams Scotsman International) was organized in November 1993 for the purpose of acquiring Williams Scotsman Inc. (Scotsman). The operations of Williams Scotsman International and its subsidiary (collectively "the Company"), consist of the leasing and sale of mobile offices, storage products, and their delivery and installation. The Company's operations include Scotsman's 100% owned subsidiaries, Willscot Equipment, LLC (Willscot), Williams Scotsman of Canada, Inc., Williams Scotsman Mexico S. de R.L. de C.V., and Williams Scotsman Europe S.L. Willscot, a special purpose subsidiary, was formed in May 1997; its operations are limited to the leasing of its mobile office units to the Company under a master lease. Additionally, Willscot has entered into a management agreement with the Company whereby it pays a fee to the Company in an amount equal to the rental and other income (net of depreciation expense) it earns from the Company. Therefore, Willscot earns no net income.

        The operations of the Company consist primarily of the leasing and sale of mobile offices, modular buildings and storage products (equipment) and their delivery and installation throughout the United States, Canada, and certain parts of Mexico.

        On May 25, 2005, the Company filed with the Secretary of State of the State of Delaware, a Certificate of Amendment of its Certificate of Incorporation. The amendment changed the name of the Company from Scotsman Holdings, Inc. to Williams Scotsman International, Inc.

2.    Summary of Significant Accounting Policies

(a)    Use of Estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

(b)    Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of Williams Scotsman International and Scotsman's 100% owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

(c)    Fair Value of Financial Instruments

        Because of their short-term nature, the amounts reported in the consolidated balance sheet for cash, receivables, the revolving credit facility and accounts payable approximate fair value. The investment in Wiron is not readily marketable and it is not practicable to estimate its fair value. The fair value of long-term debt is based on quoted market prices. As of December 31, 2004 and 2003, the fair market value and cost of the Company's long-term debt, net were $933,689 and $928,178, and $907,356 and $907,238, respectively. The Company does not have a significant amount of credit risk associated with the fair value of its assets and liabilities.

(d)    Accounts Receivable and Allowance for Doubtful Accounts

        The Company's accounts receivable consist of amounts due from customers throughout the United States, Canada, and certain parts of Mexico. Collateral is generally not required. The Company provides for the allowance for doubtful accounts receivable through a charge to operations in amounts equal to the estimated losses expected to be incurred in collection of the accounts. The estimated losses are based on historical collection experience, days sales outstanding trends, and a review of specific past due receivables. Customer accounts are written-off against the allowance for doubtful accounts when an account is determined to be uncollectible.

(e)    Leasing Operations

        Equipment is leased generally under operating leases and, occasionally, under sales-type lease arrangements. Operating lease terms generally range from 3 months to 60 months, and contractually averaged approximately 13 months at December 31, 2004. Rents billed in advance are initially deferred and recognized as revenue over the term of the operating leases. Rental equipment is depreciated by the straight-line method using an estimated economic useful life of generally 20 years and an estimated residual value of typically 50%.

        Costs of improvements and betterments are capitalized, whereas costs of replacement items, repairs and maintenance are expensed as incurred. Costs incurred for equipment to meet particular lease specifications are capitalized and depreciated over the lease term. However, costs aggregating less than $1 per unit are generally expensed as incurred.

(f)    Property and Equipment

        Property and equipment is stated at cost. Depreciation is computed by the straight-line method over estimated useful lives ranging from 15 to 40 years for buildings and improvements and 3 to 10 years for furniture and equipment. Maintenance and repairs are charged to expense as incurred.

(g)    Deferred Financing Costs

        Direct and incremental costs of obtaining debt are capitalized and amortized using the straight-line method, which approximates the effective interest rate method, over the term of the related debt.

(h)    Goodwill

        Goodwill is initially measured as the excess of the cost of an acquired business over the fair value of the identifiable net assets acquired. The Company does not amortize goodwill, but rather reviews its carrying value for impairment annually, and whenever an impairment indicator is identified.

        The goodwill impairment test involves a two-step approach. Under the first step, the Company determines the fair value of each reporting unit to which goodwill has been assigned. The geographically based operating segments of the Company are the reporting units for the impairment test. The Company compares the fair value of the reporting unit to its carrying value, including goodwill. The Company estimates the fair value of its reporting unit by utilizing market operating data multiples of similar publicly traded companies. If the estimated fair value exceeds the carrying value, no impairment loss is recognized. If the carrying value exceeds the fair value, goodwill is considered potentially impaired and the second step is completed in order to measure the impairment loss. Under the second step, the Company calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets, including any unrecognized intangible assets, of the reporting unit from the fair value of the reporting unit as determined in the first step. The Company then compares the implied fair value of goodwill to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, the Company recognizes an impairment loss equal to the difference.

(i)    Other Intangible Assets

        Intangible assets consist principally of non-compete agreements and customer relationships acquired in business combinations. These intangible assets are amortized using the straight-line method over their estimated useful lives ranging from 24 months to 228 months.

(j)    Impairment of Long-Lived Assets

        Long-lived assets, including amortizable intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. These events or changes in circumstances may include a significant deterioration of operating results, changes in business plans, or changes in anticipated future cash flows. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. Assets are grouped at the lowest level for which there is identifiable cash flows that are largely independent of the cash flows generated by other asset groups. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. Fair value is generally determined by estimates of discounted cash flows. The discount rate used in any estimate of discounted cash flows would be the rate required for a similar investment of like risk.

        Assets to be disposed of are reported at the lower of carrying value or fair values, less estimated costs of disposal.

(k)    Stock-based Compensation

        Prior to 2003, the Company accounted for stock options using variable plan accounting and the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25) and related interpretations. Stock-based employee compensation expense for stock options of $5,313 was recorded in 2002 as a result of a modification made for the continuation of certain employees' options after their termination of employment.

        Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. The Company selected the modified prospective method of adoption described in SFAS No. 148, Accounting for Stock—Compensation-Transition and Disclosure (SFAS No. 148). Gross compensation cost recognized in 2004 and 2003 of $736 and $766, respectively, is the same as that which would have been recognized had the fair value method of SFAS No. 123 been applied from its original effective date. In accordance with the modified prospective method of adoption, results for years prior to 2003 have not been restated.

        Pro forma information required by SFAS No. 123 has been determined as if the Company had accounted for its employee stock options under the fair value method during each year presented in the financial statements. The stock compensation expense for each period presented was determined using a straight-lined attribution method over the vesting period.

	Year Ended December 31,
	2004	2003	2002
Net (loss) income, as reported	$(3,411)	$(11,682)	$15,198
Add: Stock compensation—net of tax, as reported	447	476	3,460
Deduct: Stock compensation—net of tax	(447)	(476)	(939)

Pro forma net (loss) income	$(3,411)	$(11,682)	$17,719

(Loss) earnings per share:
As Reported—basic	$(0.14)	$(0.50)	$0.65

Pro forma	$(0.14)	$(0.50)	$0.75

As Reported—fully diluted	$(0.14)	$(0.50)	$0.61

Pro forma	$(0.14)	$(0.50)	$0.71

        The weighted average fair value of options granted in 2004, 2003, and 2002 were $5.11, 5.46, and 5.72, respectively. The following assumptions were used to compute these fair values using the Cox Ross Rubinstein binomial model at each grant date in accordance with SFAS No. 148 adoption standards:

	2004	2003	2002
Risk-free interest rate	3.85%	2.97%	3.80%
Expected life in years	5.00	5.00	5.00
Volatility	42.9%	45.2%	46.2%
Dividend yield	0%	0%	0%

        During 2004 and 2003, a modification was made for the continuation of certain employees' options after their termination from the Company. The weighted average fair value of their modified options, risk free interest rate at the modification date, expected life and volatility (as estimated based upon a historical average of comparable stock indices) was $7.93, 2.78%, 3.11 years, and 39.9% for 2004 and $9.23, 2.06%, 3.81 years, and 45.3% for 2003, respectively.

(l)    Income Taxes

        Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in net income in the period that includes the enactment date.

(m)    Advertising costs

        Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2004, 2003, and 2002 was $4,345, $3,935, and $4,189, respectively, and is included in selling, general, and administrative expenses in the consolidated statements of operations.

(n)    Earnings Per Share

        The following table sets forth the components of the weighted-average shares outstanding for the basic and diluted earnings per share computations:

	2004	2003	2002
Weighted-average shares-basic	23,558,805	23,558,805	23,560,269
Effect of employee stock options	—	—	1,322,592

Weighted-average shares-diluted	23,558,805	23,558,805	24,882,861

        Common stock equivalents of approximately 1,296,823 and 1,350,065 were excluded from the weighted average shares-diluted total for the years ended December 31, 2004 and 2003, respectively, due to their anti-dilutive nature, which resulted from the Company's net loss for such periods.

(o)    Revenue Recognition

        The Company earns revenue from leasing, sales of new and used rental equipment, and delivery and installation services. Where applicable, the Company's revenue recognition policy takes into consideration the guidance of Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables.

        Revenue from delivery and installation services associated with rental activities is generally recognized upon their completion, as the Company has objective evidence of the fair value of the remaining equipment leasing element of the arrangements. This evidence consists of rental rates associated with units leased without corresponding delivery and installation services. Leasing revenue is recognized ratably over the lease term. Billings in excess of earned revenue is recorded as deferred revenue in the balance sheet caption, "rents billed in advance."

        Revenue from the sale of new units and used rental equipment, including delivery and installation revenue, is generally recognized at the time the units are installed. Certain arrangements to sell units under long-term construction-type sales contracts are recognized under the percentage of completion method. Under this method, income is recognized in proportion to the incurred costs to date under the contract compared to estimated total costs.

        Sales of new units are typically covered by warranties provided by the manufacturer of products sold. The Company provides a limited 30-day warranty for certain sales of rental equipment. The Company's warranty expense is estimated and accrued at the time of sale. Warranty expense was not material for the years ended December 31, 2004, 2003 and 2002.

        Other revenue consists principally of revenue from the rental or sale of ancillary items associated with the rental or sale of related equipment. These items typically consist of steps, ramps and other products, insurance waivers and other miscellaneous revenue. If these items are associated with equipment under operating leases, revenue is recognized over the related lease term. Otherwise, revenue is recognized when the item is delivered or the service is performed.

(p)    Foreign Currency Translation

        The financial statements of Scotsman's foreign subsidiaries for which the local currency is the functional currency have been translated into U.S. dollars in accordance SFAS No. 52, Foreign Currency Translation. Assets and liabilities have been translated using the exchange rate in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rates during the year. Translation gains and losses resulting from the changes in exchange rates from year-to-year have been reported in other comprehensive income. The effect on the consolidated statements of operations of all transaction gains and losses is insignificant for all years presented.

(q)    Business Segment

        The Company manages its operations on a geographic basis. Financial results of geographic regions are aggregated into one reportable segment since their operations have similar economic characteristics. These characteristics include similar products and services, processes for delivering these services, type or class of customer, and long-term average gross margins.

(r)    Recent Accounting Pronouncements

        On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123 (revised 2004), Share-Based Payment (SFAS No. 123(R)), which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Generally, the approach in SFAS No. 123 (R) is similar to the approach described in SFAS No. 123, except that, among other things, it requires (1) that the fair value method be employed for measuring employee compensation from stock options rather than the intrinsic value method allowed under SFAS No. 123, (2) that forfeitures be estimated upon the grant date of employee stock options, and (3) that any excess tax benefits on stock compensation be recognized as a financing activity rather than an operating activity within the statement of cash flows. As the Company currently applies the fair value method under SFAS No. 123, the Company does not anticipate that the adoption of SFAS No. 123 (R) will have a material impact on its financial statements. The Company intends to elect the modified prospective method of adopting the provisions of SFAS No. 123(R) during the third quarter of 2005.

(s)    Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year presentation. The effect of these reclassifications is not material to the consolidated financial statements.

3.    Acquisitions

Minority Investment in Wiron Construcciones Modulares, SA

        On July 28, 2004, the Company, through Scotsman's 100% owned subsidiary, Williams Scotsman Europe, S.L., acquired an 8.5% minority interest in Wiron Construcciones Modulares, SA., (Wiron) headquartered in Parla, Spain and secured a right of first refusal to acquire any or all of the shares of Wiron in the future. Wiron is one of the largest modular space providers in Spain with branches located in all major cities throughout the country. The Company acquired its 8.5% minority interest for approximately $4.7 million, which includes acquisition related costs and is included in other assets in the consolidated balance sheet. The Company accounts for this minority investment using the cost method.

Purchase of California Classroom Units

        On March 26, 2004, the Company acquired nearly 3,800 relocatable DSA classroom units located in the state of California from Transport International Pool, Inc. (d/b/a GE Modular Space) for approximately $43.5 million. The assets were acquired using available funds under the Company's revolving credit facility.

        The acquisition included the purchase of units, equipment associated with these classroom units as well as rights under all outstanding leases related to these classroom units and certain other assets. The Company did not acquire employees, physical facilities, sales force, or other business related items. In addition, the customer base, which is primarily related to public and private educational institutions in the State of California, is similar to, and in many cases duplicative of, the Company's existing customer base. As a result, the Company considers the purchase of these assets an asset purchase rather than an acquisition of a business.

Acquisition of AFA Locations Inc.

        On May 29, 2003, the Company acquired AFA Locations Inc. (AFA), a privately-held, Montreal, Canadian-based company that was involved in the leasing of mobile offices built by the manufacturing operations of AFA's consolidated entity. The purchase of the leasing business resulted in the acquisition of approximately 300 units at a value of approximately $2.6 million and the related customer base. The transaction was accounted for under the purchase method of accounting with a net purchase price of approximately $3.2 million and $0.6 million of goodwill. The acquisition was financed with borrowings under the Company's credit facility.

Acquisition of Northgate Industries Ltd.

        On July 31, 2002 the Company acquired the mobile office and storage product fleet of Northgate Industries Ltd., an Edmonton, Alberta-based Canadian company that was involved in the leasing of mobile offices to industrial markets. The transaction was accounted for under the purchase method of accounting with a net purchase price of approximately $7.0 million being allocated to the identifiable net assets acquired of approximately $6.6 million with the excess of $0.4 million representing goodwill. The purchase price allocation was based upon estimates of the fair value of the net assets acquired. The acquisition, which added over 500 units at a value of approximately $6.3 million, was financed with borrowings under the Company's credit facility.

4.    Property and Equipment

        Property and equipment consist of the following:

	December 31,
	2004	2003
Land	$19,286	$19,286
Buildings and improvements	40,229	33,231
Furniture and equipment	74,371	73,373

	133,886	125,890
Less accumulated depreciation	53,935	45,140

Net property and equipment	$79,951	$80,750

        Depreciation expense, including that of capital leases, related to property and equipment was $9,112, $8,229, and $7,206 for the years ended December 31, 2004, 2003, and 2002, respectively.

5.    Other Intangible Assets

        The following table summarizes the balances of other intangible assets:

	December 31, 2004			December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Amortizable:
Non-compete agreements	$4,505	$2,988	$1,517	$3,514	$2,421	$1,093
Customer relationships	2,000	623	1,377	2,000	518	1,482

	$6,505	$3,611	$2,894	$5,514	$2,939	$2,575

        Amortization expense was approximately $0.7 million in both 2004 and 2003. Covenants not-to-compete and customer relationships are being amortized on a straight-line basis over periods of 24 to 228 months. The weighted average remaining life of these identified intangible assets is 86 months. Amortization expense relating to these identified intangibles for each of the next five years is as follows:

2005	$741
2006	408
2007	330
2008	284
2009	167
Thereafter	964

6.    Revolving Credit Facility and Long-Term Debt

        Debt consists of the following:

	December 31,
	2004	2003
Borrowings under revolving credit facility	$102,130	$54,940
Term loan	206,307	208,428
9.875% senior notes, due June 2007 net of unamortized discount of $833 in 2004 and $1,189 in 2003	549,167	548,810
10.0% senior secured notes due August 2008	150,000	150,000
Capital lease obligations	1,882	—

	$1,009,486	$962,178

        In August 2003, the Company issued $150.0 million aggregate principal amount of 10.0% senior secured notes due in 2008. The Company used the net proceeds of $145.4 million received from that offering to repay $27.5 million of the term loan under its credit agreement and repay $117.9 million of borrowings and terminate commitments under its revolving credit facility. In accordance with SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction, $1.5 million (net of tax of approximately $1 million) in deferred financing costs related to the extinguished debt was immediately amortized in 2003 and included in interest expense. The impact of the debt extinguishment to earnings per share basic and earnings per share diluted was $0.06 and $0.06, respectively for 2003.

        The 10.0% senior secured notes are fully and unconditionally guaranteed on a senior secured second lien basis by the following 100% owned subsidiaries of Scotsman: Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. Willscot, also a 100% owned subsidiary of Scotsman, has fully and unconditionally guaranteed the senior secured notes on a subordinated secured second lien basis. These 100% owned subsidiaries of Scotsman act as joint and several guarantors of the senior secured notes. The 10.0% senior secured notes are due August 15, 2008 with interest payable semi-annually on February 15 and August 15 of each year. On August 15, 2006, the 10.0% senior secured notes will become redeemable at the option of the Company, at a redemption price of 105.0% of the principal amount thereof plus interest during the 12-month period beginning August 15, 2006 and 102.5% beginning August 15, 2007.

        The Company's 9.875% senior notes are fully and unconditionally guaranteed on a senior unsecured basis by the following 100% owned subsidiaries of Scotsman, Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. Willscot has fully and unconditionally guaranteed the 9.875% senior notes on a subordinated basis. These 100% owned subsidiaries of Scotsman, act as joint and several guarantors of the 9.875% senior notes. The 9.875% senior notes are due June 1, 2007 with interest payable semi-annually on June 1 and December 1 of each year. The 9.875% senior notes are currently redeemable at the option of the Company at a redemption price of 100% of the principal amount thereof plus accrued interest.

        On March 26, 2002, the Company entered into its credit facility, the net proceeds from which were used to refinance its then existing credit facility. This credit agreement provided for a $460.0 million revolving credit facility, a $210.0 million term loan, both maturing on December 31, 2006, and up to an additional $30.0 million in term or revolver commitments. In accordance with SFAS No. 145, $1.0 million (net of tax of approximately $0.6 million) in deferred financing costs related to this refinancing was amortized immediately in 2002 and included in interest expense, resulting in an impact to earnings per share basic and earnings per share diluted of $0.04 and $0.04 respectively. As of December 31, 2004 and 2003, the total revolving credit facility commitment was $300.0 million and $342.1 million, respectively.

        Interest on borrowings under the revolver is payable at a rate of either prime plus 1.75% or the Eurodollar rate plus 3.0%. The weighted average interest rates of the revolver under the credit agreement were 5.55% and 4.50% at December 31, 2004 and 2003, respectively. Principal payments due on the term loan are equal to 1% per year payable quarterly through September 30, 2006, with the balance due on December 31, 2006. Interest on the term loan is payable at a rate of either prime plus 1.75% or the Eurodollar rate plus 3.00%. The weighted average interest rates of the term loan under the credit agreement were 5.18% and 4.24% at December 31, 2004 and 2003, respectively.

        Borrowings under the credit facility are secured by a first priority lien on and security interest in the Company's rental equipment, accounts receivable and property and equipment and other assets. The credit agreement contains restrictions on the amount of dividends that Scotsman can pay to Williams Scotsman International and requires compliance with certain financial covenants including capital expenditures, interest coverage, and leverage and fleet utilization levels. The Company is currently in compliance with all financial covenants.

        The Company's unused line of revolving credit at December 31, 2004 and 2003 was $197.9 million and $287.1 million, respectively. Excess borrowing base (collateral) availability calculated in accordance with the credit agreement was $187.2 million and $231.4 million at December 31, 2004 and 2003, respectively; however, consolidated leverage ratio covenant restrictions further limited the Company's excess borrowing availability at December 31, 2004 and 2003 to $65.1 million and $57.9 million, respectively. In order to meet future cash requirements, the Company intends to use internally generated funds and to borrow under its credit facility. The Company believes it will have sufficient liquidity under its revolving line of credit and from cash generated from operations to fund its operations for at least the next 12 months.

        Letter of credit obligations at December 31, 2004 and 2003 were approximately $10,670 and $8,098, respectively.

        Maturities of debt during the years subsequent to December 31, 2004 are $2,342 in 2005, $306,554 in 2006, $549,424 in 2007, $150,276 in 2008, $198 in 2009, and $690 thereafter.

7.    Income Taxes

        Deferred income taxes related to temporary differences between the tax bases of assets and liabilities and the respective amounts reported in the financial statements are summarized as follows:

December 31,
	2004	2003
Deferred tax liabilities:
Cost basis in excess of tax basis of assets and accelerated tax depreciation:

Rental equipment	$267,761	$256,329
Property and equipment	2,682	737
Other	1,081	977

Total deferred tax liabilities	271,524	258,043

Deferred tax assets:
Allowance for doubtful accounts	244	338
Rents billed in advance	8,608	7,296
Stock option compensation	4,566	4,206
Deferred compensation	453	521
Net operating loss carryovers	109,380	100,719
Alternative minimum tax credit carryovers	1,760	1,759
Other	1,330	614

	126,341	115,453
Less: valuation allowance	(5,232)	(4,802)

Total deferred tax assets	121,109	110,651

Net deferred tax liabilities	$150,415	$147,392

        At December 31, 2004, the Company had net operating loss carryovers available for federal and foreign income tax purposes of approximately $275.0 million. These net operating loss carryovers expire at various dates from 2005 to 2024.

        During 2003, a valuation allowance of $3,400 related to pre-recapitalization loss carryover limitations was reversed pursuant to changes in published IRS guidance. Net operating loss carryovers in the amount of $774 and $371 expired in 2003 and 2004, respectively. A valuation allowance of $5,232 was recorded based on the potential expiration of additional net operating loss carryovers. Alternative minimum tax credit carryovers of approximately $1,760 are available without expiration limitations.

        Income tax expense (benefit) consists of the following:

	Year ended December 31,
	2004	2003	2002
Current
Federal	$—	$—	$—
State	412	400	292
Foreign	150	109	86

	562	509	378

Deferred
Federal	562	(8,178)	6,459
State	117	(1,357)	1,078
Foreign	2,345	1,895	222

	3,024	(7,640)	7,759

Total income taxes	$3,586	$(7,131)	$8,137

        The provision for income taxes is reconciled to the amount computed by applying the Federal statutory corporate tax rate of 35% to income before income taxes as follows:

	Year ended December 31,
	2004	2003	2002
Income tax at statutory rate	$61	$(6,585)	$8,167
State income taxes, net of federal tax benefit	344	(654)	889
Amortization of intangible assets	—	47	70
Change in valuation allowance	430	—	—
Cumulative change in deferred taxes from increase in estimated effective U.S. state tax rate	2,549	—	—
Other (including effect of foreign operations)	202	61	(989)

	$3,586	$(7,131)	$8,137

        During 2004, the income tax expense increased by $2,549 related to a change in the estimate of the future effects of state income taxes on cumulative temporary differences, resulting from a change in the estimated income apportionment among states in which the Company does business.

        The components of income (loss) from consolidated operations before income taxes is as follows:

	Year ended December 31,
	2004	2003	2002
United States	$(5,759)	$(23,700)	$19,470
Foreign	5,934	4,887	3,865

	$175	$(18,813)	$23,335

8.    Commitments and Contingencies

        The Company is obligated under noncancelable leases of certain equipment, vehicles and parcels of land. At December 31, 2004 approximate future minimum rental payments are as follows:

	Operating Leases	Capital Leases
2005	$9,640	$374
2006	6,846	374
2007	4,619	374
2008	2,789	374
2009	1,703	278
Thereafter	2,446	1,090

	28,043	2,864
Less Amounts representing interest	—	(982)

Total minimum future lease payments	$28,043	$1,882

        Rent expense was $12,869, in 2004, $13,155, in 2003, and $12,901, in 2002.

        The Company maintains insurance coverage for its operations and employees with appropriate aggregate, per occurrence and deductible limits as the Company reasonably determines is necessary or prudent with current operations and historical experience. The majority of these coverages have large deductible amounts which allow for potential improved cash flow benefits based on the Company's loss control efforts. The current per incident deductibles are $125 for employee group health insurance and $500 for worker's compensation, auto, and general liability, respectively.

        The Company expenses the deductible portion of the individual claims. However, the Company generally does not know the full amount of its exposure to a deductible in connection with any particular claim during the fiscal period in which the claim is incurred and for which the Company must make an accrual for the deductible expense. The Company makes these accruals based on a combination of the claims review by its staff and insurance companies, and, periodically, the accrual is reviewed and adjusted based on the Company's loss experience. A high degree of judgment is required in developing these estimates of amounts to be accrued, as well as in connection with the underlying assumptions. In addition, the Company's assumptions will change as its loss experience is developed. All of these factors have the potential for significantly impacting the amounts the Company has previously reserved in respect of anticipated deductible expenses, and the Company may be required in the future to increase or decrease amounts previously accrued.

        Currently, the Company is involved in various lawsuits and claims arising out of the normal course of its business. The nature of the Company's business is such that disputes occasionally arise with vendors, including suppliers and subcontractors, and customers over warranties, contract specifications and contract interpretations among other things. The Company assesses these matters on a case-by-case basis as they arise. Reserves are established, as required, based on the Company's assessment of its exposure. As noted above, the Company has insurance policies to cover general liability and workers compensation related claims. In the opinion of management, the ultimate amount of liability not covered by insurance, if any, under pending litigation and claims will not have a material adverse effect on the financial position or operating results of the Company.

        In May 2002, the Company brought action against a customer to recover approximately $0.2 million owed to the Company on a construction project. In December 2002, this customer counterclaimed against the Company and filed claims against various subcontractors and suppliers to the project alleging breach of various warranties and negligence among other things. The customer has asserted that it is seeking to recover its direct losses related to this $2.6 million project as well as other damages. The case is currently in discovery. The Company believes that it is reasonably possible that the customer will be awarded some damages from the dispute; however, the amount of such damages cannot be determined at this time. To the extent that the Company is ultimately liable to the customer, the Company believes it has adequate insurance coverage to apply to its portion of the claim. The Company, with its insurance carriers, continues to vigorously defend itself in this matter.

        In January 2003, the Company was awarded a contract to construct and renovate classrooms in an elementary school located in New Jersey. The Company contracted with various subcontractors for certain components of the project. During the course of the construction, the modular units were impacted by weather conditions, including torrential rains, from which the units were not properly protected by the subcontractors performing the work. As a result, damage to the units resulted. In order to ensure that these damages would be repaired and completed in advance of the school term, the Company promptly repaired the damage. As of December 31, 2004, the Company expects to be reimbursed for damages totaling approximately $1.6 million. These costs are included in prepaid expenses and other current assets in the Company's consolidated balance sheet. The Company and its legal counsel have determined that the subcontractors are responsible for the damages, and are currently seeking full recovery for costs incurred from the parties involved. In addition, the Company has builders risk insurance to cover some portion of the claim. The Company is pursuing these claims vigorously and believes that recovery of these amounts is probable and will be received in the next 12 months.

9.    Employee Benefit Plans

        The Company has adopted a defined contribution plan (the 401(k) Plan) which is intended to satisfy the tax qualification requirements of Sections 401(a), 401(k), and 401(m) of the Internal Revenue Code of 1986 (the Code). The 401(k) Plan covers substantially all employees and permits participants to contribute up to the dollar limit described in Section 402(g) of the Code ($13 in 2004). All amounts deferred under this salary reduction feature are fully vested. In accordance with the Economic Growth and Tax Relief Act of 2001, the Plan also allows employees over the age of 50 to contribute an additional $3 as a "catch-up contribution."

        The 401(k) Plan has a "matching" contribution feature under which the Company may contribute a percentage of the amount deferred by each participant, excluding the "catch-up contribution." Such percentage, if any, is determined by Company management at its discretion. The Plan also has a "profit sharing" feature, under which the Company may contribute, at its discretion, an additional amount allocable to the accounts of active participants meeting the aforementioned eligibility requirements. Company contributions to the 401(k) Plan participant vest ratably during the first five years of a participant's employment and 100% thereafter. Matching contributions by the Company to the 401(k) Plan were approximately $315 in 2004, $261 in 2003, and $668 in 2002. The Company temporarily eliminated the 401(k) employer match in April 2003 as part of a cost reduction initiative. On January 1, 2004, the Company reinstated the employer match program for 401(k) contributions. No contributions have been made by the Company under the profit-sharing feature.

        The Company has adopted a Deferred Compensation Plan for Executives which is meant to be an unfunded deferred compensation plan maintained for a select group of management within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. This plan allows key employees to defer a specified amount of their compensation until termination or upon the occurrence of other specified events. All amounts credited to participants' accounts are deemed invested in the investment vehicles of the employee's choice. As of December 31, 2004 and 2003, the total amount deferred under this plan, including earnings, was approximately $541 and $726, respectively.

        Williams Scotsman International has adopted stock option plans for certain key employees of the Company. In 2003 the Company adopted the 2003 Employee Stock Option Plan (the "2003 plan") which allowed for up to 874,690 options to be granted. Under the 1997 Employee Stock Option Plan (the "1997 Plan"), up to 1,823,538 options to purchase Williams Scotsman International's outstanding common stock could be granted. The 1997 plan was subsequently amended and restated in 1998 (the "Amended and Restated 1997 Employee Stock Option Plan"). Prior to the 1997 Recapitalization, the Company had adopted the 1994 Employee Stock Option Plan (the "1994 plan") for certain key employees. All options outstanding under the 1994 plan became fully vested in conjunction with the 1997 Recapitalization. The three stock option plans are referred to collectively as the "Stock Option Plans."

        The options under the Stock Option Plans are granted with an exercise price equal to the estimated fair value of the shares as of the date of grant. Fifty percent of the options granted vest ratably over five years, and fifty percent vest based on the Company meeting certain financial goals over the same five periods. All options expire 10 years from the date of grant. The options were granted with an exercise price equal to the fair value of the shares as of the date of grant.

        A summary of stock option activity and related information for the years ended December 31 follows:

	2004		2003		2002
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Beginning balance	4,797,826	$7.23	4,255,519	$6.28	4,278,907	$6.28
Granted	269,442	13.32	747,099	13.32	23,958	13.32
Forfeited	(128,160)	(12.78)	(204,792)	(9.63)	(47,346)	(9.89)

Ending balance	4,939,108	7.42	4,797,826	7.23	4,255,519	6.28

Exercisable at end of year	3,802,825	5.74	3,726,799	5.57	3,751,659	5.44

        Exercise prices for options outstanding as of December 31, 2004 are detailed in the following table.

Exercise Price	Shares Outstanding at December 31, 2004	Shares Exercisable at December 31, 2004	Weighted Average Remaining Life
$ 1.21	273,816	273,816	0.2 years
$ 2.52	1,044,494	1,044,494	1.2 years
$ 4.84	1,013,461	1,013,461	2.2 years
$ 8.02	1,212,016	1,063,943	3.0 years
$13.32	1,395,321	407,111	4.8 years

        At December 31, 2004, the Company had approximately 5,103,626 shares of common stock reserved for the exercise of outstanding stock options and additional stock options authorized for granting under existing stock option plans.

10.    Related Party Transactions

        During 2004, 2003 and 2002, Scotsman paid dividends to Williams Scotsman International of approximately $86, $55, and $133, respectively, primarily to fund normal operating expenses.

11.    Assets Held for Sale

        In December 2003, the Company implemented a strategic initiative to dispose of selected units in its rental fleet which the Company had determined no longer merit further investment. The Company planned to sell to one or more buyers approximately 2,900 units. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, the Company recorded a $19.4 million impairment charge in the fourth quarter of 2003 to reflect the write-down of these assets to their estimated fair value (less costs to sell). These units were removed from rental equipment and reclassified separately in other assets in the consolidated balance sheet. As of December 31, 2004 and 2003, assets classified as held for sale related to the strategic initiative were $39 and $394, respectively. The effect on the net loss for the year ended December 31, 2004 of disposing of these units was not material.

12.    Hurricane Damage and Recovery

        During the third quarter of 2004, approximately 500 mobile office and storage units, the majority of which were not on rent, with a book value of approximately $3.4 million were destroyed as a result of several hurricanes experienced in the southeast region of the United States. In addition, approximately 200 units as well as certain other Company assets were damaged. The total costs related to these storms approximate $4.6 million. As of December 31, 2004, the Company has agreed to a preliminary settlement with its insurance companies of approximately $7.9 million to cover losses from these storms, of which $5.0 million was received as of December 31, 2004. The Company believes that the remaining $2.9 million of the preliminary settlement is probable of collection and will be received during 2005. During the fourth quarter of 2004, the Company recorded in other revenues approximately $3.3 million, representing the realized gain from the involuntary conversion of these assets.

13.    Prepaid Expenses and Other Current Assets and Accrued Expenses and Other Current Liabilities

        Prepaid expenses and other current assets consists of the following as of December 31:

	2004	2003
Cost in excess of billings on modular construction	$8,132	$12,401
Steps, ramps and other parts	16,558	13,036
Prepaid expenses	13,640	8,878

Prepaid expenses and other current assets	$38,330	$34,315

        Accrued expenses and other current liabilities consists of the following as of December 31:

	2004	2003
Payroll and employee benefits	$9,273	$9,423
Accrued interest	12,341	11,454
Billings in excess of cost on modular construction	4,188	574
Other liabilities	14,161	8,500

Accrued expenses and other current liabilities	$39,963	$29,951

14.    Subsequent Events

        On February 24, 2005, the Company acquired Mobile Space Inc., a Chicago-based company that leased and sold mobile office units. This purchase resulted in the acquisition of approximately 640 units and the related customer base. The transaction was accounted for under the purchase method of accounting with a purchase price of $4.8 million. The acquisition was financed with borrowings under the Company's credit facility.

        Effective September 12, 2005, the Company amended its certificate of incorporation to authorize the issuance of 200 million shares of common stock and 20 million shares of preferred stock, $0.01 par value per share. The Board of Directors also approved a 3.803 for 1 stock split. All share and per share amounts have been retroactively restated in the accompanying financial statements to reflect the stock split.

15.    Supplemental Condensed Consolidating Financial Information

        On September 29, 2005, Scotsman issued $350.0 million of 8.5% Senior Notes due 2015. The 8.5% Senior Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company and Scotsman's 100% owned subsidiaries, Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. Willscot, a 100% owned subsidiary, has fully and unconditionally guaranteed the 8.5% senior notes on a subordinated basis. These 100% owned subsidiaries (Guarantor Subsidiaries), act as joint and several guarantors of the Senior Notes.

        The following presents condensed consolidating financial information for the Company, Scotsman and the Guarantor Subsidiaries. Space Master International, Inc., Evergreen Mobile Company and Truck & Trailer Sales, Inc. do not have any assets or operations.

	As of December 31, 2004
	Parent	Williams Scotsman Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Balance Sheet
Assets:
Rental equipment, at cost	$—	$359,175	$775,440	$—	$1,134,615
Less accumulated depreciation	—	78,076	175,816	—	253,892

Net rental equipment	—	281,099	599,624	—	880,723
Property and equipment, net	—	77,619	2,332	—	79,951
Investment in Willscot	—	522,483	—	(522,483)	—
Other assets	(8,037)	352,366	15,368	(35,760)	323,937

Total assets	$(8,037)	$1,233,567	$617,324	$(558,243)	$1,284,611

Liabilities:
Accounts payable and accrued expenses	$2	$76,433	$5,754	$(1)	$82,188
Long-term debt and revolving credit facility	—	1,009,486	—	—	1,009,486
Other liabilities	(5,536)	164,827	56,300	(43,801)	171,790

Total liabilities	(5,534)	1,250,746	62,054	(43,802)	1,263,464
Stockholder's (deficit) equity:	(2,503)	(17,179)	555,270	(514,441)	21,147

Total liabilities and stockholder's equity	$(8,037)	$1,233,567	$617,324	$(558,243)	$1,284,611

	As of December 31, 2003
	Parent	Williams Scotsman Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Balance Sheet
Assets:
Rental equipment, at cost	$—	$285,649	$767,223	$—	$1,052,872
Less accumulated depreciation	—	59,237	165,557	—	224,794

Net rental equipment		226,412	601,666	—	828,078
Property and equipment, net	—	79,217	1,533	—	80,750
Investment in Willscot	—	546,750	—	(546,750)	—
Other assets	(4,591)	329,376	9,461	(37,389)	296,857

Total assets	$(4,591)	$1,181,755	$612,660	$(584,139)	$1,205,685

Liabilities:
Accounts payable and accrued expenses	$13	$56,102	$3,342	$(1)	$59,456
Long-term debt and revolving credit facility	—	962,178	—	—	962,178
Other liabilities	(5,512)	171,197	41,981	(41,979)	165,687

Total liabilities	(5,499)	1,189,477	45,323	(41,980)	1,187,321
Stockholder's (deficit) equity:	908	(7,722)	567,337	(542,159)	18,364

Total liabilities and stockholder's equity	$(4,591)	$1,181,755	$612,660	$(584,139)	$1,205,685
	For the Year Ended December 31, 2004
	Parent	Williams Scotsman Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Results of Operations
Total revenues	$—	$468,462	$99,030	$(69,567)	$497,925
Gross profit	—	178,525	57,926	(45,638)	190,813
Other expenses	3,411	188,634	51,182	(49,003)	194,224

Net (loss) income	$(3,411)	$(10,109)	$6,744	$3,365	$(3,411)

	For the Year Ended December 31, 2003
	Parent	Williams Scotsman Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Results of Operations
Total revenues	$—	$413,415	$92,772	$(70,544)	$435,643
Gross profit	—	169,161	54,216	(45,464)	177,913
Other expenses	11,682	185,589	49,434	(57,110)	189,595

Net (loss) income	$(11,682)	$(16,428)	$4,782	$11,646	$(11,682)

	For the Year Ended December 31, 2002
	Parent	Williams Scotsman Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Results of Operations
Total revenues	$—	$474,869	$90,496	$(72,918)	$492,447
Gross profit	—	201,329	53,035	(46,604)	207,760
Other expenses	(15,198)	189,865	49,264	(31,369)	192,562

Net income	$15,198	$11,464	$3,771	$(15,235)	$15,198

	For the Year Ended December 31, 2004
	Parent	Williams Scotsman Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows
Cash provided by operating activities	$(82)	$23,850	$33,094	$1	$56,863
Cash used in investing activities	—	(68,032)	(34,905)	—	(102,937)
Cash used in financing activities	86	46,108	—	(1)	46,193
Effect of change in translation rates	—	(1,484)	1,917	—	433

Net change in cash	4	442	106	—	552
Cash at beginning of period	—	387	—	—	387

Cash at end of period	$4	$829	$106	$—	$939

	For the Year Ended December 31, 2003
	Parent	Williams Scotsman Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows
Cash provided by operating activities	$(57)	$38,821	$35,452	$—	$74,216
Cash used in investing activities	—	(7,108)	(36,531)	—	(43,639)
Cash used in financing activities	55	(30,621)	—	—	(30,566)
Effect of change in translation rates	—	(84)	31	—	(53)

Net change in cash	(2)	1,008	(1,048)	—	(42)
(Overdraft)/cash at beginning of period	2	(621)	1,048	—	429

Cash at end of period	$—	$387	$—	$—	$387

	For the Year Ended December 31, 2002
	Parent	Williams Scotsman Inc.	Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows
Cash provided by operating activities	$(55)	$61,629	$33,705	$—	$95,279
Cash used in investing activities	—	(2,336)	(33,783)	—	(36,119)
Cash used in financing activities	55	(59,350)	—	—	(59,295)
Effect of change in exchange rates	—	(29)	7	—	(22)

Net change in cash	—	(86)	(71)	—	(157)
(Overdraft)/cash at beginning of period	2	(535)	1,119	—	586

(Overdraft)/cash at end of period	$2	$(621)	$1,048	$—	$429

Williams Scotsman, Inc.

Exchange Offer for

$350,000,000

8 1/2% Senior Notes due 2015

PROSPECTUS
                    , 2005

        No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Williams Scotsman, Inc. since the date of this prospectus.

        Until                        , 2005, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses, (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

        The amended and restated certificate of incorporation of Williams Scotsman International, Inc. provides that it shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was at any time a director or officer of the corporation or, while a director or officer of the corporation, is or was at any time serving at the written request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person; provided, however, that Williams Scotsman International, Inc. is required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the commencement of such proceeding (or part thereof) was authorized by Williams Scotsman International, Inc.'s board of directors.

        Section 102 of the DGCL permits the limitation of directors' personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

        Williams Scotsman International, Inc.'s amended and restated amended and restated certificate of incorporation limits the personal liability of our directors to the fullest extent permitted by section 102 of the DGCL.

        Williams Scotsman International, Inc. maintains directors' and officers' liability insurance for our officers and directors.

        Williams Scotsman, Inc. is a Maryland corporation. Section 2-418 of the Maryland General Corporation Law contains detailed provisions on indemnification of directors and officers of a Maryland corporation. In general, indemnification is permitted against judgments, penalties, fines, settlements, and reasonable expenses actually incurred in connection with a proceeding if a director acted in good faith, reasonably believed his conduct to be in the best interests of the corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, indemnification may, unless limited by the corporation's charter, include reasonable expenses incurred by a director in connection with a proceeding in which the director's defense was successful, on the merits or otherwise. Indemnification may be required under certain other circumstances as well, upon application to a court of appropriate jurisdiction. Unless limited by a corporation's charter, officers are required to be indemnified to the same extent that directors are required to be indemnified.

        Williams Scotsman, Inc.'s articles of incorporation, as amended, provides that the company shall indemnify its directors and officers to the full extent permitted by the laws of the State of Maryland.

        Willscot Equipment, LLC is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act (the "LLCA") grants a Delaware limited liability company the power, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        Willscot's limited liability company agreement provides that Willscot shall indemnify any member, any executive committee member, any affiliate of the member or executive committee member or any shareholders, partners, members, employees, representatives or agents of the member or executive committee member or their respective affiliates, any officer or any employee or agent of Willscot (each a "Covered Person") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against Willscot or otherwise, whether civil, criminal, administrative or investigative, including, without limitation, any action by or in the right of Willscot to procure a judgment in its favor, by reason of the fact that such Covered Person is or was the member, executive committee member, officer, employee or agent of Willscot, or that such Covered Person is or was serving at the request of Willscot as a partner, member, director, officer, trustee, employee or agent of another person, against all expenses, including attorneys' fees and disbursements, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Covered Person if a judgment or other form of adjudication adverse to such Covered Person establishes that his or her acts constituted intentional misconduct or gross negligence.

        The charter or by-laws or similar documents of Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. contain similar provisions.

        Williams Scotsman, Inc.'s directors' and officers' liability and reimbursement insurance policies are designed to reimburse the company and the applicable subsidiary for any payments made by it pursuant to the indemnification provisions described above.

        Pursuant to Section 5 of the registration rights agreement relating to the initial notes, the holders of the initial notes have agreed to indemnify the directors, officers and controlling persons of the registrants against certain liabilities, costs and expenses that may be incurred in connection with the registration of the initial notes, to the extent that such liabilities, costs and expenses that may be incurred in connection with the registration of the initial notes to the extent that such liabilities, costs and expenses arise from an omission or untrue statement contained in information provided to the registrant by the holders of the initial notes.

        The Purchase Agreements, each dated as of September 20, 2005, among Williams Scotsman, Inc., the Guarantors, the Subordinated Guarantor and the purchasers of the initial notes named therein, contain provisions by which the purchasers of the initial notes agree to indemnify Williams Scotsman and its affiliates (including its officers, directors, employees, agents and controlling persons) against certain liabilities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Williams Scotsman International, Inc. (Incorporated by reference to Exhibit 3.1 of the Form 8-K filed on October 4, 2005 (Commission file no. 000-51521)).
3.2	Amended and Restated By-laws of Williams Scotsman International, Inc. (Incorporated by reference to Exhibit 3.2 of the Form 8-K filed on September 23, 2005 (Commission file no. 000-51521)).
3.3
Certificate of Incorporation of Williams Scotsman, Inc., as amended (Incorporated by reference to Exhibit 3(i) of Form 8-K dated November 27, 1996 of The Scotsman Group, Inc. (Commission file no. 033-68444)).
3.4	By-laws of Williams Scotsman, Inc. (Incorporated by reference to Exhibit 3.3 of Williams Scotsman Inc.'s Registration Statement on Form S-l (Commission file no. 33-68444)).
3.5	Amended and Restated Limited Liability Company Agreement of Willscot Equipment, LLC dated as of June 28, 2005.**
3.6	Articles of Incorporation of Space Master International, Inc. (Incorporated by reference to Exhibit 3.4 of Williams Scotsman Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
3.7	By-laws of Space Master International, Inc. (Incorporated by reference to Exhibit 3.5 of Williams Scotsman Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
3.8
Amended and Restated Articles of Incorporation of Evergreen Mobile Company (Incorporated by reference to Exhibit 3.6 of Williams Scotsman Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
3.9	Restated By-laws of Evergreen Mobile Company (Incorporated by reference to Exhibit 3.7 of Williams Scotsman Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
3.10
Amended Articles of Incorporation of Truck & Trailer Sales, Inc. (Incorporated by reference to Exhibit 3.8 of Williams Scotsman Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).

3.11	By-laws of Truck & Trailer Sales, Inc. (Incorporated by reference to Exhibit 3.9 of Williams Scotsman Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
3.12
Articles of Incorporation of Williams Scotsman of Canada, Inc. (Incorporated by reference to Exhibit 3.10 of Williams Scotsman Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
3.13	By-laws of Williams Scotsman of Canada, Inc. (Incorporated by reference to Exhibit 3.11 of Williams Scotsman Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
4.1	Form of Exchange Note (Included as Exhibit B of Exhibit 4.7 of this Registration Statement).
4.2
Indenture, dated as of August 18, 2003, among Williams Scotsman, Inc., the Guarantors named therein, the Subordinated Guarantor named therein and the U.S. Bank National Association as trustee, including exhibits thereto, the form of the initial note and the form of the exchange note. (Incorporated by reference to Exhibit 4.3 to the Form S-4 filed on October 3, 2003 by Williams Scotsman, Inc. (Commission file no. 333-109448)).
4.2.1
First Supplemental Indenture, dated as of July 21, 2005, among Williams Scotsman, Inc., the guarantors named therein and U.S. Bank National Association as trustee. (Incorporated by reference to Exhibit 4.3.1 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on August 17, 2005 (Commission file no. 333-124459).
4.3
Amended and Restated U.S. Pledge Agreement, dated as of March 26, 2002 and amended and restated as of August 18, 2003, among the Williams Scotsman International, Inc., Williams Scotsman, Inc., the Guarantors named therein, the Subordinated Guarantor named therein and Deutsche Bank Trust Company Americas, as Collateral Agent, and acknowledged by U.S. Bank National Association as the trustee. (Incorporated by reference to Exhibit 4.4 to the Form S-4 filed on October 3, 2003 by Williams Scotsman, Inc. (Commission file no. 333-109448)).
4.4
Amended and Restated U.S. Security Agreement, dated as of March 26, 2002, and amended and restated as of August 18, 2003, among Williams Scotsman International, Inc., Williams Scotsman, Inc., the Guarantors named therein, Deutsche Bank Trust Company Americas, as the Collateral Agent and acknowledged by the U.S. Bank National Association, as Trustee. (Incorporated by reference to Exhibit 4.5 to the Form S-4 filed on October 3, 2003 by Williams Scotsman, Inc. (Commission file no. 333-109448)).
4.5
Amended and Restated Canadian Security Agreement, dated as of August 18, 2003, among Williams Scotsman of Canada Inc. and Deutsche Bank Trust Company America, as Collateral Agent. (Incorporated by reference to Exhibit 4.6 to the Form S-4 filed on October 3, 2003 by Williams Scotsman, Inc. (Commission file no. 333-109448)).
4.6
Intercreditor Agreement among Deutsche Bank Trust Company Americas and U.S. Bank National Association. (Incorporated by reference to Exhibit 4.7 to the Form S-4 filed on October 3, 2003 by Williams Scotsman, Inc. (Commission file no. 333-109448)).
4.7
Indenture, dated as of September 29, 2005, among Williams Scotsman, Inc., Williams Scotsman International, Inc., Evergreen Mobile Company, Space Master International, Inc., Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. as Guarantors, Willscot Equipment, LLC, as Subordinated Guarantor and The Bank of New York as Trustee, including exhibits thereto, the form of the initial note and the form of the exchange note.**

4.8
Registration Rights Agreement, dated as of September 29, 2005, among Williams Scotsman, Inc., Williams Scotsman International, Inc., Evergreen Mobile Company, Space Master International, Inc., Truck & Trailer Sales, Inc., Williams Scotsman of Canada, Inc., Willscot Equipment, LLC, and Deutsche Bank Securities Inc.**
4.9
Indenture, dated as of May 15, 1997, among Williams Scotsman, Inc., Mobile Field Office Company, Willscot Equipment, LLC and The Bank of New York, as trustee. (Incorporated by reference to Exhibit 4.1 of Williams Scotsman, Inc.'s Registration Statement on Form S-4 filed on September 25, 1997 by Williams Scotsman, Inc.) (Commission file no. 333-30753).
4.9.1
First Supplemental Indenture, dated as of September 1, 1998. (Incorporated by reference to Exhibit 4.1.1 of Williams Scotsman, Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
4.9.2
Second Supplemental Indenture, dated as of February 4, 1999. (Incorporated by reference to Exhibit 4.1.2 of Williams Scotsman, Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
4.9.3	Third Supplemental Indenture, dated as of June 29, 2001. (Incorporated by reference to Exhibit 4.1.3 of Williams Scotsman, Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
4.9.4	Fourth Supplemental Indenture, dated as of March 26, 2002. (Incorporated by reference to Exhibit 4.1.4 of Williams Scotsman, Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
4.9.5
Fifth Supplemental Indenture, dated as of July 21, 2005, among Williams Scotsman, Inc., the guarantors named therein and The Bank of New York as trustee. (Incorporated by reference to Exhibit 4.2.5 of Williams Scotsman International, Inc.'s Registration Statement on Form S-1 filed on August 17, 2005 (Commission file no. 333-124459)).
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the securities being registered.**
5.2	Opinion of Stites & Harbison, PCCL regarding the securities being registered.**
5.3	Opinion of Blackwell Sanders Peper Martin LLP regarding the securities being registered.**
5.4	Opinion of Hillis Clark Martin & Peterson, P.S. relating to the securities being registered.**
5.5	Opinion of Whitford, Taylor & Preston L.L.P. regarding the securities being registered.**
5.6	Opinion of Davies Ward Phillips & Vineberg LLP regarding the securities being registered.**
8.1	Legal Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.**
10.1
Williams Scotsman International, Inc. 2005 Omnibus Award Plan. (Incorporated by reference to Exhibit 10.1 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on September 12, 2005 (Commission file no. 333-124459).
10.2
Investor Stockholders Agreement, dated as of May 22, 1997, among the Company, Scotsman Partners, L.P., Cypress Merchant Banking Partners, L.P., Cypress Offshore Partners, L.P., Odyssey Partners, L.P., Barry P. Gossett, BT Investment Partners, Inc. and certain other stockholders. (Incorporated by reference to Exhibit 10.3 of Williams Scotsman, Inc.'s Registration Statement on Form S-4 (Commission file no. 333-30753)).

10.3
Amendment No. 1 to Investor Stockholders Agreement, dated as of September 1, 1998, among the Company, Cypress Merchant Banking Partners, L.P., Cypress Offshore Partners, L.P., Odyssey Partners, L.P., Scotsman Partners, L.P., Barry P. Gossett and BT Investment Partners, Inc. (Incorporated by reference to Exhibit 10.3 of Williams Scotsman, Inc.'s 1998 Form 10-K).
10.4
Management Stockholders' and Optionholders' Agreement, dated as of September 14, 1998, among the Company, Cypress Merchant Banking Partners, L.P., Cypress Offshore Partners, L.P., Scotsman Partners, L.P and certain management stockholders of the Company. (Incorporated by reference to Exhibit 10.4 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 1998).
10.5
Amendment No. 1 to Management Stockholders' and Optionholders' Agreement, dated as of September 23, 2005 among the Company, Cypress Merchant Banking Partners L.P., Cypress Offshore Partners, L.P., Scotsman Partners, L.P and certain management stockholders of the Company.**
10.6
Williams Scotsman, Inc. Executive Deferred Compensation Plan. (Incorporated by reference to Exhibit 10.6 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on July 8, 2005 (Commission file no. 333-124459).
10.7	Scotsman Holdings, Inc. 1994 Employee Stock Option Plan. (Incorporated by reference to Exhibit 10.11 of the Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 1994).
10.8
Scotsman Holdings, Inc. Amended and Restated 1997 Employee Stock Option Plan. (Incorporated by reference to Exhibit 10.7 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 1998).
10.9
Credit Agreement, dated as of March 26, 2002, by and among Williams Scotsman International, Inc., Williams Scotsman, Inc., various financial institutions named therein, Bankers Trust Company, as administrative agent, Fleet Capital Corporation and Congress Financial Corporation as Co-Syndication Agents, Bank of America, N.A. and GMAC Business Credit, LLC as Co-Documentation Agents, and Deutsche Banc Alex Brown Inc. as Sole Lead Arranger and Sole Book Manager. (Incorporated by reference to Exhibit 10.1 to Williams Scotsman, Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
10.10	First Amendment dated as of February 27, 2003 among Williams Scotsman International, Inc., Williams Scotsman, Inc., the lenders from time to time party to the credit agreement and Deutsche Bank Trust Company Americas, as Administrative Agent. (Incorporated by reference to Exhibit 10.12 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 2002).
10.11	Second Amendment dated as of August 11, 2003, among the Company, Williams Scotsman, Inc., the lenders from time to time party to the credit agreement and Deutsche Bank Trust Company Americas, as Administrative Agent. (Incorporated by reference to Exhibit 10.1 of Williams Scotsman, Inc.'s current report on Form 8-K dated August 27, 2003).
10.12	Third Amendment dated as of December 22, 2003, among Williams Scotsman International, Inc., Williams Scotsman, Inc., the lenders from time to time party to the credit agreement and Deutsche Bank Trust Company Americas, as Administrative Agent. (Incorporated by reference to Exhibit 10.12 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 2003).

10.13	Fourth Amendment dated as of September 24, 2004, among Williams Scotsman International, Inc., Williams Scotsman, Inc., the lenders from time to time party to the credit agreement and Deutsche Bank Trust Company Americas, as Administrative Agent. (Incorporated by reference to Exhibit 10.2 of Williams Scotsman, Inc.'s quarterly report on Form 10-Q for the three and nine months ended September 30, 2004).
10.14	Fifth Amendment dated as of April 15, 2005, among Williams Scotsman International, Inc., Williams Scotsman, Inc., the lenders from time to time party to the credit agreement and Deutsche Bank Trust Company Americas, as Administrative Agent. (Incorporated by reference to Exhibit 99.1 of the Company's current report on Form 8-K dated April 15, 2005).
10.15	Severance Agreement and General Release for Gerard E. Keefe dated October 11,2002. (Incorporated by reference to Exhibit 10.13 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 2002).
10.16	Severance Agreement and General Release for J. Collier Beall dated June 3, 2002. (Incorporated by reference to Exhibit 10.14 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 2002).
10.17	Scotsman Holdings, Inc. 2003 Employee Stock Option Plan. (Incorporated by reference to Exhibit 10.13 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 2003).
10.18	Severance Agreement and General Release for Shalom M. Taragin dated January 21, 2005. (Incorporated by reference to Exhibit 10.14 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 2004).
10.19	Employment Agreement for Robert C. Singer dated March 25, 2005. (Incorporated by reference to Exhibit 10.15 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 2004).
10.20	Form agreement of Stock Option Plan Grant. (Incorporated by reference to Exhibit 10.16 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 2004).
10.21	Option Extension Amendment, dated March 25, 2005. (Incorporated by reference to Exhibit 10.1 of the Company's quarterly report on Form 10Q for the period ended March 31, 2005).
10.22	Amended and Restated Credit Agreement, dated as of June 28, 2005, among the Company, Williams Scotsman, Inc., the lenders party thereto from time to time, Bank of America, N.A., as Administrative Agent, Deutsche Bank Trust Company Americas, as Syndication Agent, Citicorp USA, Inc., Wells Fargo Bank, N.A. and Lehman Commercial Paper Inc., as Co-Documentation Agents, and Banc of America Securities LLC and Deutsche Bank Securities Inc., as Co-Lead Arrangers and Joint Book Runners. (Incorporated by reference to Exhibit 10.1 of Williams Scotsman, Inc.'s quarterly report on Form 10-Q for the quarter ended June 30, 2005).
10.23	Amended and Restated U.S. Subsidiaries Guaranty dated as of March 26, 2002 and restated as of June 28, 2005, made by Willscot Equipment LLC, Space Master International, Inc., Truck & Trailer Sales, Inc. and Evergreen Mobile Company. (Incorporated by reference to Exhibit 10.23 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on July 8, 2005 (Commission file no. 333-124459)).

10.24	Amended and Restated U.S. Pledge Agreement dated as of March 26, 2002, amended and restated as of August 18, 2003, and amended and restated as of June 28, 2005, made by Williams Scotsman International, Inc., Williams Scotsman, Inc., Willscot Equipment LLC, Space Master International, Inc., Truck & Trailer Sales, Inc. and Evergreen Mobile Company to Bank of America, N.A., as collateral agent and acknowledged and agreed to by U.S. Bank National Association, as trustee. (Incorporated by reference to Exhibit 10.3 of Williams Scotsman, Inc.'s quarterly report on Form 10-Q for the quarterly period ended June 30, 2005).
10.25	Amended and Restated U.S. Security Agreement dated as of March 26, 2002, amended and restated as of August 18, 2003, and amended and restated as of June 28, 2005, made by Williams Scotsman International, Inc., Williams Scotsman, Inc., Willscot Equipment LLC, Space Master International, Inc., Truck & Trailer Sales, Inc. and Evergreen Mobile Company in favor of Bank of America, N.A., as Collateral Agent and acknowledged and agreed to by U.S. Bank National Association, as trustee. (Incorporated by reference to Exhibit 10.4 of Williams Scotsman, Inc.'s quarterly report on Form 10-Q for the quarterly period ended June 30, 2005).
10.26	Amended and Restated Canadian Security Agreement dated as of March 26, 2002, amended and restated as of August 18, 2003 and amended and restated as of June 28, 2005, made by Williams Scotsman of Canada, Inc. to and in favor of Bank of America, N.A., as Collateral Agent for the benefit of the Secured Creditors named therein. (Incorporated by reference to Exhibit 10.5 of Williams Scotsman, Inc.'s quarterly report on Form 10-Q for the quarterly period ended June 30, 2005).
10.27	Amended and Restated Canadian Subsidiary Guarantee dated as of March 26, 2002, amended and restated as of June 28, 2005, made by Williams Scotsman of Canada, Inc., to and in favor of the Secured Creditors named therein and Bank of America, N.A., as Collateral Agent. (Incorporated by reference to Exhibit 10.6 of Williams Scotsman, Inc.'s quarterly report on Form 10-Q for the quarterly period ended June 30, 2005).
10.28	Bond Pledge Agreement dated as of June 28, 2005 by Williams Scotsman of Canada, Inc. in favour of the Collateral Agent and the Secured Creditors therein defined. (Incorporated by reference to Exhibit 10.28 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on July 8, 2005 (Commission file no. 333-124459)).
10.29	Employment Agreement among Gerard E. Holthaus, Williams Scotsman International, Inc. and Williams Scotsman, Inc., dated as of September 23, 2005.**
10.30	Employment Agreement among Joseph F. Donegan, Williams Scotsman International, Inc. and Williams Scotsman, Inc., dated as of September 23, 2005.**
10.31	Employment Agreement among William C. LeBuhn, Williams Scotsman International, Inc. and Williams Scotsman, Inc., dated as of September 23, 2005.**
10.32	Employment Agreement among Robert C. Singer, Williams Scotsman International, Inc. and Williams Scotsman, Inc., dated as of September 23, 2005.**
10.33	Employment Agreement among John B. Ross, Williams Scotsman International, Inc. and Williams Scotsman, Inc., dated as of September 23, 2005.**
10.34	Form of Nonqualified Stock Option Agreement for grants under the Williams Scotsman International, Inc. 2005 Omnibus Award Plan. (Incorporated by reference to Exhibit 10.34 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on August 25, 2005 (Commission file no. 333-124459)).

10.35	Form of Restricted Stock Unit Agreement for awards under the Williams Scotsman International, Inc. 2005 Omnibus Award Plan. (Incorporated by reference to Exhibit 10.35 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on August 25, 2005 (Commission file no. 333-124459)).
10.36	Williams Scotsman International, Inc. 2005 Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.36 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on August 25, 2005 (Commission file no. 333-124459)).
10.37	Form of Option Exercise Notice for Gerard E. Holthaus, Joseph F. Donegan, William C. LeBuhn and John B. Ross. (Incorporated by reference to Exhibit 10.37 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on September 12, 2005 (Commission file no. 333-124459)).
10.38	Purchase Agreement, dated as of September 20, 2005, among Williams Scotsman, Inc., Williams Scotsman International, Inc., Evergreen Mobile Company, Space Master International, Inc., Truck & Trailer Sales, Inc., Williams Scotsman of Canada, Inc., Willscot Equipment, LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Lehman Brothers Inc. and CIBC World Markets Corp.**
10.39	Purchase Agreement, dated as of September 20, 2005, among Williams Scotsman, Inc., Williams Scotsman International, Inc., Evergreen Mobile Company, Space Master International, Inc., Truck & Trailer Sales, Inc., Williams Scotsman of Canada, Inc., Willscot Equipment, LLC, and Deutsche Bank Securities Inc.**
12.1	Statement of Computation of Ratios of Earnings of Fixed Charges.**
21.1	Subsidiaries of the Company (Incorporated by reference to Exhibit 21.1 of William Scotsman International, Inc.'s annual report on Form 10-K for the year ended December 31, 2004).
23.1	Consent of Ernst & Young LLP.*
23.2	Consents of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 and Exhibit 8.1).
24.1	Powers of Attorney (included on signature pages of this Part II).**
25.1	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture.**
99.1	Form of Letter of Transmittal.**
99.2	Form of Notice of Guaranteed Delivery.**

*
Filed herewith.

**
Previously filed.

(b)
Financial Statement Schedules:

Report of Ernst & Young LLP, independent registered public accounting firm on financial statement schedules of Williams Scotsman International, Inc.	S-1
Schedule I—Condensed Financial Information to Registrant	S-2
Schedule II—Valuation and Qualifying Accounts	S-4

        The financial information included in the financial statement schedules should be read in conjunction with the consolidated financial statements.

ITEM 22. UNDERTAKINGS.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on November 4, 2005.

WILLIAMS SCOTSMAN INTERNATIONAL, INC.
/s/ ROBERT C. SINGER
Name:	Robert C. Singer
Title:	Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 4th day of November, 2005.

Signature	Titles

* Gerard E. Holthaus	President and Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)
/s/ ROBERT C. SINGER Robert C. Singer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* James N. Alexander	Director
* Michael F. Finley	Director
* Steven B. Gruber	Director
* James A. Flick Jr.	Director
* James L. Singleton	Director
*By	/s/ ROBERT C. SINGER Robert C. Singer Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on November 4, 2005.

WILLIAMS SCOTSMAN, INC.
/s/ ROBERT C. SINGER
Name:	Robert C. Singer
Title:	Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 4th day of November, 2005.

Signature	Titles

* Gerard E. Holthaus	Director (Chairman of the Board of Directors) and President and Chief Executive Officer (Principal Executive Officer)
/s/ ROBERT C. SINGER Robert C. Singer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* James N. Alexander	Director
* Michael F. Finley	Director
* Steven B. Gruber	Director
* James L. Singleton	Director
*By:	/s/ ROBERT C. SINGER Robert C. Singer Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on November 4, 2005.

EVERGREEN MOBILE COMPANY
/s/ ROBERT C. SINGER
Name:	Robert C. Singer
Title:	Director and Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 4th day of November, 2005.

Signature	Titles

* Gerard E. Holthaus	Director (Chairman of the Board of Directors) and President and Chief Executive Officer (Principal Executive Officer)
/s/ ROBERT C. SINGER Robert C. Singer	Director and Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* John B. Ross	Director and Vice President, General Counsel and Secretary
*By:	/s/ ROBERT C. SINGER Robert C. Singer Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on November 4, 2005.

SPACE MASTER INTERNATIONAL, INC.
By:	/s/ ROBERT C. SINGER
	Name:	Robert C. Singer
	Title:	Director and Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 4th day of November, 2005.

Signature	Titles

* Gerard E. Holthaus	Director (Chairman of the Board of Directors) and President and Chief Executive Officer (Principal Executive Officer)
/s/ ROBERT C. SINGER Robert C. Singer	Director and Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* John B. Ross	Director and Vice President, General Counsel and Secretary
*By:	/s/ ROBERT C. SINGER Robert C. Singer Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on November 4, 2005.

TRUCK & TRAILER SALES, INC.
/s/ ROBERT C. SINGER
Name:	Robert C. Singer
Title:	Director and Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 4th day of November, 2005.

Signature	Titles

* Gerard E. Holthaus	Director and President and Chief Executive Officer (Principal Executive Officer)
/s/ ROBERT C. SINGER Robert C. Singer	Director and Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* John B. Ross	Director and Vice President, General Counsel and Secretary
*By:	/s/ ROBERT C. SINGER Robert C. Singer Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on November 4, 2005.

WILLIAMS SCOTSMAN OF CANADA, INC.
/s/ ROBERT C. SINGER
Name:	Robert C. Singer
Title:	Executive Vice President and Chief Financial Officer and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 4th day of November, 2005.

Signature	Titles

* Gerard E. Holthaus	Director and President and Chief Executive Officer (Principal Executive Officer)
/s/ ROBERT C. SINGER Robert C. Singer	Executive Vice President, Chief Financial Officer and Treasurer and Authorized Representative in the United States (Principal Financial and Accounting Officer)
* J. Alec McDonald	Director and Vice President and General Manager
*By:	/s/ ROBERT C. SINGER Robert C. Singer Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on November 4, 2005.

WILLSCOT EQUIPMENT, LLC
/s/ ROBERT C. SINGER
Name:	Robert C. Singer
Title:	Chief Financial Officer, Williams Scotsman, Inc., Sole Member and Chief Financial Executive, Willscot Equipment, LLC

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the following capacities and on this 4th day of November, 2005.

Signature	Titles

* Gerard E. Holthaus	Chief Executive (Principal Executive Officer)
/s/ ROBERT C. SINGER Robert C. Singer	Chief Financial Executive (Principal Financial and Accounting Officer)
*By:	/s/ ROBERT C. SINGER Robert C. Singer Attorney-in-fact

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM ON FINANCIAL STATEMENT SCHEDULES OF
WILLIAMS SCOTSMAN INTERNATIONAL, INC.

The Board of Directors and Shareholders
Williams Scotsman International, Inc.

        We have audited the consolidated financial statements of Williams Scotsman International, Inc. (the Company) as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and have issued our report thereon dated February 24, 2005, except as to Note 14, as to which the date is September 12, 2005 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Baltimore, Maryland
February 24, 2005, except as to Note 1 to the accompanying condensed balance sheets, as to which the date is September 12, 2005.

WILLIAMS SCOTSMAN INTERNATIONAL, INC. AND SUBSIDIARIES

Schedule I—Condensed Financial Information of Registrant

	December 31,
Condensed Balance Sheets
	2004	2003
	(in thousands)
Assets
Cash	$4	$—
Investment in subsidiary	(8,041)	(4,591)
Deferred income taxes	5,536	5,512

	$(2,501)	$921

Liabilities and Stockholders' (Deficit) Equity
Accrued expenses	$2	$13

Stockholders' deficit:
Common stock--Note 1	362	362
Additional paid-in capital--Note 1	228,834	228,834
Retained earnings	64,239	67,650

	293,435	296,846
Treasury stock	(295,938)	(295,938)

	(2,503)	908

	$(2,501)	$921

	Year Ended December 31,
Condensed Statements of Operations
	2004	2003	2002
	(in thousands)
Revenue	$—	$—	$—
Selling, general and administrative expenses	71	56	57
Interest	—	—	—

	71	56	57

Loss before income taxes	(71)	(56)	(57)
Income tax benefit	25	20	20

Loss before equity in earnings of subsidiary and extraordinary item	(46)	(36)	(37)
Equity in (loss) earnings of subsidiary	(3,365)	(11,646)	15,235

Net (loss) income	$(3,411)	$(11,682)	$15,198

Note 1 --As retroactively restated for a 3.803 for 1 stock split effective on September 12, 2005.

	Year Ended December 31,
Statement of Cash Flows
	2004	2003	2002
	(in thousands)
Cash flows from operating activities:
Net (loss) income	$(3,411)	$(11,682)	$15,198
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Deferred income tax benefit	(25)	(20)	(20)
Undistributed loss (earnings) of subsidiary	3,365	11,646	(15,235)
Other	(11)	(1)	2

Net cash used in operating activities	(82)	(57)	(55)

Cash flows from financing activities:
Dividends received from subsidiary	86	55	133
Payments to acquire treasury stock	(—)	(—)	(78)

Net cash provided by financing activities	86	55	55

Net increase (decrease) in cash	4	(2)	(—)
Cash at beginning of period	—	2	2

Cash at end of period	$4	$—	$2

WILLIAMS SCOTSMAN INTERNATIONAL, INC. AND SUBSIDIARIES

Schedule II—Valuation and Qualifying Accounts

	Year ended December 31,
	2004	2003	2002
	(in thousands)
Allowance for doubtful accounts:
Balance at beginning of the period	$862	$1,071	$1,298
Provision charged to expense	1,946	2,286	3,692
Accounts receivable written-off, net of recoveries	(2,202)	(2,495)	(3,919)

Balance at end of the period	$606	$862	$1,071

Valuation allowance for deferred tax assets:
Balance at beginning of year	$4,802	$3,400	$3,400
Provision charged to expense	430	1,402	—

Balance at end of year	$5,232	$4,802	$3,400

EXHIBIT INDEX

Exhibit Number	Description	Page
3.1	Amended and Restated Certificate of Incorporation of Williams Scotsman International, Inc. (Incorporated by reference to Exhibit 3.1 of the Form 8-K filed on October 4, 2005 (Commission file no. 000-51521)).
3.2	Amended and Restated By-laws of Williams Scotsman International, Inc. (Incorporated by reference to Exhibit 3.2 of the Form 8-K filed on September 23, 2005 (Commission file no. 000-51521)).
3.3
Certificate of Incorporation of Williams Scotsman, Inc., as amended (Incorporated by reference to Exhibit 3(i) of Form 8-K dated November 27, 1996 of The Scotsman Group, Inc. (Commission file no. 033-68444)).
3.4	By-laws of Williams Scotsman, Inc. (Incorporated by reference to Exhibit 3.3 of Williams Scotsman Inc.'s Registration Statement on Form S-l (Commission file no. 33-68444)).
3.5	Amended and Restated Limited Liability Company Agreement of Willscot Equipment, LLC dated as of June 28, 2005.**
3.6	Articles of Incorporation of Space Master International, Inc. (Incorporated by reference to Exhibit 3.4 of Williams Scotsman Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
3.7	By-laws of Space Master International, Inc. (Incorporated by reference to Exhibit 3.5 of Williams Scotsman Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
3.8
Amended and Restated Articles of Incorporation of Evergreen Mobile Company (Incorporated by reference to Exhibit 3.6 of Williams Scotsman Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
3.9	Restated By-laws of Evergreen Mobile Company (Incorporated by reference to Exhibit 3.7 of Williams Scotsman Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
3.10
Amended Articles of Incorporation of Truck & Trailer Sales, Inc. (Incorporated by reference to Exhibit 3.8 of Williams Scotsman Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
3.11	By-laws of Truck & Trailer Sales, Inc. (Incorporated by reference to Exhibit 3.9 of Williams Scotsman Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
3.12
Articles of Incorporation of Williams Scotsman of Canada, Inc. (Incorporated by reference to Exhibit 3.10 of Williams Scotsman Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
3.13	By-laws of Williams Scotsman of Canada, Inc. (Incorporated by reference to Exhibit 3.11 of Williams Scotsman Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
4.1	Form of Exchange Note (Included as Exhibit B of Exhibit 4.7 of this Registration Statement).

4.2
Indenture, dated as of August 18, 2003, among Williams Scotsman, Inc., the Guarantors named therein, the Subordinated Guarantor named therein and the U.S. Bank National Association as trustee, including exhibits thereto, the form of the initial note and the form of the exchange note. (Incorporated by reference to Exhibit 4.3 to the Form S-4 filed on October 3, 2003 by Williams Scotsman, Inc. (Commission file no. 333-109448)).
4.2.1
First Supplemental Indenture, dated as of July 21, 2005, among Williams Scotsman, Inc., the guarantors named therein and U.S. Bank National Association as trustee. (Incorporated by reference to Exhibit 4.3.1 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on August 17, 2005 (Commission file no. 333-124459).
4.3
Amended and Restated U.S. Pledge Agreement, dated as of March 26, 2002 and amended and restated as of August 18, 2003, among the Williams Scotsman International, Inc., Williams Scotsman, Inc., the Guarantors named therein, the Subordinated Guarantor named therein and Deutsche Bank Trust Company Americas, as Collateral Agent, and acknowledged by U.S. Bank National Association as the trustee. (Incorporated by reference to Exhibit 4.4 to the Form S-4 filed on October 3, 2003 by Williams Scotsman, Inc. (Commission file no. 333-109448)).
4.4
Amended and Restated U.S. Security Agreement, dated as of March 26, 2002, and amended and restated as of August 18, 2003, among Williams Scotsman International, Inc., Williams Scotsman, Inc., the Guarantors named therein, Deutsche Bank Trust Company Americas, as the Collateral Agent and acknowledged by the U.S. Bank National Association, as Trustee. (Incorporated by reference to Exhibit 4.5 to the Form S-4 filed on October 3, 2003 by Williams Scotsman, Inc. (Commission file no. 333-109448)).
4.5
Amended and Restated Canadian Security Agreement, dated as of August 18, 2003, among Williams Scotsman of Canada Inc. and Deutsche Bank Trust Company America, as Collateral Agent. (Incorporated by reference to Exhibit 4.6 to the Form S-4 filed on October 3, 2003 by Williams Scotsman, Inc. (Commission file no. 333-109448)).
4.6
Intercreditor Agreement among Deutsche Bank Trust Company Americas and U.S. Bank National Association. (Incorporated by reference to Exhibit 4.7 to the Form S-4 filed on October 3, 2003 by Williams Scotsman, Inc. (Commission file no. 333-109448)).
4.7
Indenture, dated as of September 29, 2005, among Williams Scotsman, Inc., Williams Scotsman International, Inc., Evergreen Mobile Company, Space Master International, Inc., Truck & Trailer Sales, Inc. and Williams Scotsman of Canada, Inc. as Guarantors, Willscot Equipment, LLC, as Subordinated Guarantor and The Bank of New York as Trustee, including exhibits thereto, the form of the initial note and the form of the exchange note.**
4.8
Registration Rights Agreement, dated as of September 29, 2005, among Williams Scotsman, Inc., Williams Scotsman International, Inc., Evergreen Mobile Company, Space Master International, Inc., Truck & Trailer Sales, Inc., Williams Scotsman of Canada, Inc., Willscot Equipment, LLC, and Deutsche Bank Securities Inc.**

4.9
Indenture, dated as of May 15, 1997, among Williams Scotsman, Inc., Mobile Field Office Company, Willscot Equipment, LLC and The Bank of New York, as trustee. (Incorporated by reference to Exhibit 4.1 of Williams Scotsman, Inc.'s Registration Statement on Form S-4 filed on September 25, 1997 by Williams Scotsman, Inc.) (Commission file no. 333-30753).
4.9.1
First Supplemental Indenture, dated as of September 1, 1998. (Incorporated by reference to Exhibit 4.1.1 of Williams Scotsman, Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
4.9.2
Second Supplemental Indenture, dated as of February 4, 1999. (Incorporated by reference to Exhibit 4.1.2 of Williams Scotsman, Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
4.9.3	Third Supplemental Indenture, dated as of June 29, 2001. (Incorporated by reference to Exhibit 4.1.3 of Williams Scotsman, Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
4.9.4	Fourth Supplemental Indenture, dated as of March 26, 2002. (Incorporated by reference to Exhibit 4.1.4 of Williams Scotsman, Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
4.9.5
Fifth Supplemental Indenture, dated as of July 21, 2005, among Williams Scotsman, Inc., the guarantors named therein and The Bank of New York as trustee. (Incorporated by reference to Exhibit 4.2.5 of Williams Scotsman International, Inc.'s Registration Statement on Form S-1 filed on August 17, 2005 (Commission file no. 333-124459)).
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the securities being registered.**
5.2	Opinion of Stites & Harbison, PCCL regarding the securities being registered.**
5.3	Opinion of Blackwell Sanders Peper Martin LLP regarding the securities being registered.**
5.4	Opinion of Hillis Clark Martin & Peterson, P.S. relating to the securities being registered.**
5.5	Opinion of Whitford, Taylor & Preston L.L.P. regarding the securities being registered.**
5.6	Opinion of Davies Ward Phillips & Vineberg LLP regarding the securities being registered.**
8.1	Legal Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.**
10.1
Williams Scotsman International, Inc. 2005 Omnibus Award Plan. (Incorporated by reference to Exhibit 10.1 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on September 12, 2005 (Commission file no. 333-124459).
10.2
Investor Stockholders Agreement, dated as of May 22, 1997, among the Company, Scotsman Partners, L.P., Cypress Merchant Banking Partners, L.P., Cypress Offshore Partners, L.P., Odyssey Partners, L.P., Barry P. Gossett, BT Investment Partners, Inc. and certain other stockholders. (Incorporated by reference to Exhibit 10.3 of Williams Scotsman, Inc.'s Registration Statement on Form S-4 (Commission file no. 333-30753)).

10.3
Amendment No. 1 to Investor Stockholders Agreement, dated as of September 1, 1998, among the Company, Cypress Merchant Banking Partners, L.P., Cypress Offshore Partners, L.P., Odyssey Partners, L.P., Scotsman Partners, L.P., Barry P. Gossett and BT Investment Partners, Inc. (Incorporated by reference to Exhibit 10.3 of Williams Scotsman, Inc.'s 1998 Form 10-K).
10.4
Management Stockholders' and Optionholders' Agreement, dated as of September 14, 1998, among the Company, Cypress Merchant Banking Partners, L.P., Cypress Offshore Partners, L.P., Scotsman Partners, L.P and certain management stockholders of the Company. (Incorporated by reference to Exhibit 10.4 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 1998).
10.5
Amendment No. 1 to Management Stockholders' and Optionholders' Agreement, dated as of September 23, 2005, among the Company, Cypress Merchant Banking Partners L.P., Cypress Offshore Partners, L.P., Scotsman Partners, L.P and certain management stockholders of the Company.**
10.6
Williams Scotsman, Inc. Executive Deferred Compensation Plan. (Incorporated by reference to Exhibit 10.6 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on July 8, 2005 (Commission file no. 333-124459).
10.7	Scotsman Holdings, Inc. 1994 Employee Stock Option Plan. (Incorporated by reference to Exhibit 10.11 of the Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 1994).
10.8
Scotsman Holdings, Inc. Amended and Restated 1997 Employee Stock Option Plan. (Incorporated by reference to Exhibit 10.7 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 1998).
10.9
Credit Agreement, dated as of March 26, 2002, by and among Williams Scotsman International, Inc., Williams Scotsman, Inc., various financial institutions named therein, Bankers Trust Company, as administrative agent, Fleet Capital Corporation and Congress Financial Corporation as Co-Syndication Agents, Bank of America, N.A. and GMAC Business Credit, LLC as Co-Documentation Agents, and Deutsche Banc Alex Brown Inc. as Sole Lead Arranger and Sole Book Manager. (Incorporated by reference to Exhibit 10.1 to Williams Scotsman, Inc.'s Registration Statement on Form S-4 (Commission file no. 333-86482)).
10.10
First Amendment dated as of February 27, 2003 among Williams Scotsman International, Inc., Williams Scotsman, Inc., the lenders from time to time party to the credit agreement and Deutsche Bank Trust Company Americas, as Administrative Agent. (Incorporated by reference to Exhibit 10.12 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 2002).
10.11
Second Amendment dated as of August 11, 2003, among the Company, Williams Scotsman, Inc., the lenders from time to time party to the credit agreement and Deutsche Bank Trust Company Americas, as Administrative Agent. (Incorporated by reference to Exhibit 10.1 of Williams Scotsman, Inc.'s current report on Form 8-K dated August 27, 2003).
10.12
Third Amendment dated as of December 22, 2003, among Williams Scotsman International, Inc., Williams Scotsman, Inc., the lenders from time to time party to the credit agreement and Deutsche Bank Trust Company Americas, as Administrative Agent. (Incorporated by reference to Exhibit 10.12 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 2003).

10.13
Fourth Amendment dated as of September 24, 2004, among Williams Scotsman International, Inc., Williams Scotsman, Inc., the lenders from time to time party to the credit agreement and Deutsche Bank Trust Company Americas, as Administrative Agent. (Incorporated by reference to Exhibit 10.2 of Williams Scotsman, Inc.'s quarterly report on Form 10-Q for the three and nine months ended September 30, 2004).
10.14
Fifth Amendment dated as of April 15, 2005, among Williams Scotsman International, Inc., Williams Scotsman, Inc., the lenders from time to time party to the credit agreement and Deutsche Bank Trust Company Americas, as Administrative Agent. (Incorporated by reference to Exhibit 99.1 of the Company's current report on Form 8-K dated April 15, 2005).
10.15
Severance Agreement and General Release for Gerard E. Keefe dated October 11,2002. (Incorporated by reference to Exhibit 10.13 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 2002).
10.16
Severance Agreement and General Release for J. Collier Beall dated June 3, 2002. (Incorporated by reference to Exhibit 10.14 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 2002).
10.17	Scotsman Holdings, Inc. 2003 Employee Stock Option Plan. (Incorporated by reference to Exhibit 10.13 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 2003).
10.18
Severance Agreement and General Release for Shalom M. Taragin dated January 21, 2005. (Incorporated by reference to Exhibit 10.14 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 2004).
10.19
Employment Agreement for Robert C. Singer dated March 25, 2005. (Incorporated by reference to Exhibit 10.15 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 2004).
10.20	Form agreement of Stock Option Plan Grant. (Incorporated by reference to Exhibit 10.16 of Williams Scotsman, Inc.'s annual report on Form 10-K for the year ended December 31, 2004).
10.21	Option Extension Amendment, dated March 25, 2005. (Incorporated by reference to Exhibit 10.1 of the Company's quarterly report on Form 10Q for the period ended March 31, 2005).
10.22
Amended and Restated Credit Agreement, dated as of June 28, 2005, among the Company, Williams Scotsman, Inc., the lenders party thereto from time to time, Bank of America, N.A., as Administrative Agent, Deutsche Bank Trust Company Americas, as Syndication Agent, Citicorp USA, Inc., Wells Fargo Bank, N.A. and Lehman Commercial Paper Inc., as Co-Documentation Agents, and Banc of America Securities LLC and Deutsche Bank Securities Inc., as Co-Lead Arrangers and Joint Book Runners. (Incorporated by reference to Exhibit 10.1 of Williams Scotsman, Inc.'s quarterly report on Form 10-Q for the quarter ended June 30, 2005).
10.23
Amended and Restated U.S. Subsidiaries Guaranty dated as of March 26, 2002 and restated as of June 28, 2005, made by Willscot Equipment LLC, Space Master International, Inc., Truck & Trailer Sales, Inc. and Evergreen Mobile Company. (Incorporated by reference to Exhibit 10.23 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on July 8, 2005 (Commission file no. 333-124459)).

10.24
Amended and Restated U.S. Pledge Agreement dated as of March 26, 2002, amended and restated as of August 18, 2003, and amended and restated as of June 28, 2005, made by Williams Scotsman International, Inc., Williams Scotsman, Inc., Willscot Equipment LLC, Space Master International, Inc., Truck & Trailer Sales, Inc. and Evergreen Mobile Company to Bank of America, N.A., as collateral agent and acknowledged and agreed to by U.S. Bank National Association, as trustee. (Incorporated by reference to Exhibit 10.3 of Williams Scotsman, Inc.'s quarterly report on Form 10-Q for the quarterly period ended June 30, 2005).
10.25
Amended and Restated U.S. Security Agreement dated as of March 26, 2002, amended and restated as of August 18, 2003, and amended and restated as of June 28, 2005, made by Williams Scotsman International, Inc., Williams Scotsman, Inc., Willscot Equipment LLC, Space Master International, Inc., Truck & Trailer Sales, Inc. and Evergreen Mobile Company in favor of Bank of America, N.A., as Collateral Agent and acknowledged and agreed to by U.S. Bank National Association, as trustee. (Incorporated by reference to Exhibit 10.4 of Williams Scotsman, Inc.'s quarterly report on Form 10-Q for the quarterly period ended June 30, 2005).
10.26
Amended and Restated Canadian Security Agreement dated as of March 26, 2002, amended and restated as of August 18, 2003 and amended and restated as of June 28, 2005, made by Williams Scotsman of Canada, Inc. to and in favor of Bank of America, N.A., as Collateral Agent for the benefit of the Secured Creditors named therein. (Incorporated by reference to Exhibit 10.5 of Williams Scotsman, Inc.'s quarterly report on Form 10-Q for the quarterly period ended June 30, 2005).
10.27
Amended and Restated Canadian Subsidiary Guarantee dated as of March 26, 2002, amended and restated as of June 28, 2005, made by Williams Scotsman of Canada, Inc., to and in favor of the Secured Creditors named therein and Bank of America, N.A., as Collateral Agent. (Incorporated by reference to Exhibit 10.6 of Williams Scotsman, Inc.'s quarterly report on Form 10-Q for the quarterly period ended June 30, 2005).
10.28
Bond Pledge Agreement dated as of June 28, 2005 by Williams Scotsman of Canada, Inc. in favour of the Collateral Agent and the Secured Creditors therein defined. (Incorporated by reference to Exhibit 10.28 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on July 8, 2005 (Commission file no. 333-124459)).
10.29	Employment Agreement among Gerard E. Holthaus, Williams Scotsman International, Inc. and Williams Scotsman, Inc., dated as of September 23, 2005.**
10.30	Employment Agreement among Joseph F. Donegan, Williams Scotsman International, Inc. and Williams Scotsman, Inc., dated as of September 23, 2005.**
10.31	Employment Agreement among William C. LeBuhn, Williams Scotsman International, Inc. and Williams Scotsman, Inc., dated as of September 23, 2005.**
10.32	Employment Agreement among Robert C. Singer, Williams Scotsman International, Inc. and Williams Scotsman, Inc., dated as of September 23, 2005.**
10.33	Employment Agreement among John B. Ross, Williams Scotsman International, Inc. and Williams Scotsman, Inc., dated as of September 23, 2005.**
10.34
Form of Nonqualified Stock Option Agreement for grants under the Williams Scotsman International, Inc. 2005 Omnibus Award Plan. (Incorporated by reference to Exhibit 10.34 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on August 25, 2005 (Commission file no. 333-124459)).

10.35
Form of Restricted Stock Unit Agreement for awards under the Williams Scotsman International, Inc. 2005 Omnibus Award Plan. (Incorporated by reference to Exhibit 10.35 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on August 25, 2005 (Commission file no. 333-124459)).
10.36
Williams Scotsman International, Inc. 2005 Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.36 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on August 25, 2005 (Commission file no. 333-124459)).
10.37
Form of Option Exercise Notice for Gerard E. Holthaus, Joseph F. Donegan, William C. LeBuhn and John B. Ross. (Incorporated by reference to Exhibit 10.37 of Williams Scotsman International Inc.'s Registration Statement on Form S-1 filed on September 12, 2005 (Commission file no. 333-124459)).
10.38
Purchase Agreement, dated as of September 20, 2005, among Williams Scotsman, Inc., Williams Scotsman International, Inc., Evergreen Mobile Company, Space Master International, Inc., Truck & Trailer Sales, Inc., Williams Scotsman of Canada, Inc., Willscot Equipment, LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Lehman Brothers Inc. and CIBC World Markets Corp.**
10.39
Purchase Agreement, dated as of September 20, 2005, among Williams Scotsman, Inc., Williams Scotsman International, Inc., Evergreen Mobile Company, Space Master International, Inc., Truck & Trailer Sales, Inc., Williams Scotsman of Canada, Inc., Willscot Equipment, LLC, and Deutsche Bank Securities Inc.**
12.1	Statement of Computation of Ratios of Earnings of Fixed Charges.**
21.1	Subsidiaries of the Company (Incorporated by reference to Exhibit 21.1 of William Scotsman International, Inc.'s annual report on Form 10-K for the year ended December 31, 2004).
23.1	Consent of Ernst & Young LLP.*
23.2	Consents of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 and Exhibit 8.1).
24.1	Powers of Attorney (included on signature pages of this Part II).**
25.1	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture.**
99.1	Form of Letter of Transmittal.**
99.2	Form of Notice of Guaranteed Delivery.**

*
Filed herewith.

**
Previously filed.

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TABLE OF ADDITIONAL REGISTRANTS
TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
Total Sources and Uses of Funds (dollars in thousands)
Summary of The Exchange Offer
Summary of Terms of the Exchange Notes
Information About the Company
Summary Historical and Unaudited Pro Forma Consolidated Financial Data
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
REFINANCING TRANSACTIONS
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
WILLIAMS SCOTSMAN INTERNATIONAL, INC. UNAUDITED PRO FORMA CONDENSED BALANCE SHEET As of June 30, 2005
WILLIAMS SCOTSMAN INTERNATIONAL, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (in thousands, except per share amounts)
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Option Grants in Last Fiscal year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
BOOK-ENTRY, DELIVERY AND FORM
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Williams Scotsman International, Inc. and Subsidiaries Consolidated Balance Sheets
Williams Scotsman International, Inc. and Subsidiaries Consolidated Statements of Operations Three and six months ended June 30, 2005 and 2004 (Unaudited)
Williams Scotsman International, Inc. and Subsidiaries Consolidated Statements of Cash Flows (Unaudited)
Williams Scotsman International, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Unaudited) (in thousands, except share and per share amounts) June 30, 2005
Report of Independent Registered Public Accounting Firm
Williams Scotsman International, Inc. and Subsidiaries Consolidated Balance Sheets
Williams Scotsman International, Inc. and Subsidiaries Consolidated Statements of Operations
Williams Scotsman International, Inc. and Subsidiaries Consolidated Statements of Changes in Stockholders' Equity
Williams Scotsman International, Inc. and Subsidiaries Consolidated Statements of Cash Flows
Williams Scotsman International, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Dollars in thousands, except per share amounts) December 31, 2004
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 22. UNDERTAKINGS.
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON FINANCIAL STATEMENT SCHEDULES OF WILLIAMS SCOTSMAN INTERNATIONAL, INC.
WILLIAMS SCOTSMAN INTERNATIONAL, INC. AND SUBSIDIARIES Schedule I—Condensed Financial Information of Registrant
WILLIAMS SCOTSMAN INTERNATIONAL, INC. AND SUBSIDIARIES Schedule II—Valuation and Qualifying Accounts
EXHIBIT INDEX